UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

NEOFORMA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, $0.001 par value per share, of Neoforma, Inc.

(2)	Aggregate number of securities to which transaction applies: 13,563,840 shares of Neoforma common stock, which consist of (i) 12,481,904 shares of Neoforma common stock issued and outstanding as of October 31, 2005 (consisting of 20,723,423 shares of Neoforma common stock outstanding as of October 31, 2005 minus 8,241,519* of the 10,741,519 shares in the aggregate held by Neoforma’s two largest stockholders, VHA Inc. (“VHA”) and University HealthSystem Consortium (“UHC”)), and (ii) 1,081,936 shares of Neoforma common stock underlying outstanding options as of October 31, 2005 with an exercise price below $10.00 per share.

* These 8,241,519 shares of Neoforma’s common stock are being exchanged by VHA and UHC for membership interests in Global Healthcare Exchange, LLC (“GHX”) prior to the consummation of the merger.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined by multiplying 0.0001177 by the underlying value of the transaction of $126,809,803, which has been calculated as the sum of (a) the product of (i) the 12,481,904 shares of Neoforma common stock issued and outstanding as of October 31, 2005 that are being converted into the right to receive cash in the merger and (ii) the cash merger consideration of $10.00 per share, plus (b) the product of (i) 1,081,936 shares of Neoforma common stock underlying outstanding options as of October 31, 2005 with an exercise price below $10.00 per share and (ii) the difference between $10.00 per share and the weighted-average exercise price of such options of $8.16 per share.

(4)	Proposed maximum aggregate value of transaction: $126,809,803

(5)	Total fee paid: $14,926

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT

Dear Neoforma stockholder:

I am writing to you regarding the proposed sale of our company to Global Healthcare Exchange, LLC, or GHX, in a cash transaction pursuant to an agreement and plan of merger, dated as of October 10, 2005, by and among Neoforma, GHX and Leapfrog Merger Corporation, a wholly owned subsidiary of GHX established for the purpose of the merger. Pursuant to the merger agreement, Leapfrog Merger Corporation will merge with and into Neoforma and, as a result, Neoforma will become a wholly owned subsidiary of GHX. If the merger is completed, our stockholders will have the right to receive $10.00 in cash, without interest and less any applicable withholding tax, for each share of Neoforma common stock owned by them immediately prior to the completion of the merger. If the merger is completed, VHA Inc., or VHA, and University HealthSystem Consortium, or UHC, which respectively owned 8,611,217 and 2,130,302 shares of our common stock as of October 31, 2005, representing approximately 41.6% and 10.3% of our outstanding common stock as of such date, will have the right to receive $10.00 per share in cash, without interest and any applicable withholding tax, for 2,004,190 and 495,810 of their shares of our common stock. The remainder of the shares that they currently hold will be exchanged, immediately prior to the merger, pursuant to exchange agreements for membership interests in GHX representing approximately an 11.6% ownership interest in GHX for VHA and a 2.9% ownership interest in GHX for UHC.

In the enclosed proxy statement, you are being asked to consider and vote for the adoption of the merger agreement at an annual meeting of our stockholders, which will be held on                     ,                     , 2006, starting at         a.m., Pacific Standard Time, at our corporate offices at 3061 Zanker Road, San Jose, California 95134.

After careful consideration, our board of directors, based in part on the recommendation of the special committee of our board of directors (comprised of independent directors that supervised our evaluation of our strategic alternatives to maximize value to our stockholders (other than VHA, UHC and their respective affiliates) and our negotiation of the terms of the merger), unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Neoforma and our stockholders, and unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Therefore, our board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Our board of directors and the special committee of our board of directors considered a number of factors in evaluating the merger, in consultation with their legal and financial advisors. Included in the enclosed proxy statement is the full text of the written opinion of the special committee’s financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, as of October 10, 2005, and based upon and subject to the considerations set forth in its opinion, the $10.00 per share in cash to be received by our stockholders (other than VHA, UHC and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such stockholders. The enclosed proxy statement provides detailed information about the merger agreement and the merger. We encourage you to read this information carefully.

Your vote is very important, regardless of the number of shares you own. The adoption of the merger agreement must be approved by both (1) a majority of the voting power of the shares of our common stock outstanding on the record date for the annual meeting and (2) a majority of the voting power of the shares of our common stock voting on the proposal at the annual meeting that are not beneficially owned by VHA, UHC or their respective affiliates and associates.

VHA and UHC, which collectively owned approximately         % of the outstanding shares of our common stock as of the record date for the annual meeting, and each of our executive officers and directors, who collectively owned approximately         % of the outstanding shares of our common stock as of the record date and         % of the outstanding shares of our common stock that are not beneficially owned by VHA, UHC or

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their respective affiliates as of the record date, have each entered into voting agreements with GHX granting an irrevocable proxy to officers of GHX to vote his or its shares of our common stock in favor of adoption of the merger agreement.

Also as part of the annual meeting, you are being asked to vote upon the election of two Class III directors to our board of directors.

On behalf of the board of directors, I urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the annual meeting. It is important that your shares be represented and voted at the annual meeting. If you attend the annual meeting, you may vote in person as you wish, even though you have previously returned your proxy card. If you have any questions about the proposed merger or about how to vote your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 888-750-5834 (banks and brokers may call collect at 212-750-5833).

Thank you for your support of our company. I look forward to seeing you at the annual meeting.

Sincerely,

Robert J. Zollars

Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger or determined if this proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement is dated                     , 2006, and is first being sent to our stockholders on or about                     , 2006.

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NEOFORMA, INC.

3061 Zanker Road

San Jose, California 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on                     ,                     , 2006

To the stockholders of Neoforma, Inc.:

Notice is hereby given that an annual meeting of stockholders of Neoforma, Inc. will be held                     ,                     , 2006, starting at         a.m., Pacific Standard Time, at Neoforma’s corporate offices at 3061 Zanker Road, San Jose, California 95134. At the annual meeting, we will ask you to consider and vote upon the following proposals:

1.  ADOPTION OF THE MERGER AGREEMENT WITH GLOBAL HEALTHCARE EXCHANGE, LLC.    The adoption of the Agreement and Plan of Merger, dated as of October 10, 2005, by and among Neoforma, Inc., Global Healthcare Exchange, LLC, or GHX, a Delaware limited liability company, and Leapfrog Merger Corporation, a Delaware corporation and a wholly owned subsidiary of GHX, pursuant to which we will become a wholly owned subsidiary of GHX.

2.  ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING.    To approve the adjournment or postponement of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

3.  ELECTION OF CLASS III DIRECTORS.    The election of two Class III directors, each for a term of three years or until his successor has been elected or appointed and qualified or until his earlier resignation, death or removal. At the meeting, our board of directors intends to present the following nominees for election as Class III directors:

C. Thomas Smith

Robert J. Zollars

4.  OTHER MATTERS.    To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Our board of directors has fixed the close of business on                     , 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of it. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of it. At the close of business on the record date, there were                      shares of our common stock outstanding and entitled to vote.

Your vote is very important, regardless of the number of shares you own. The adoption of the merger agreement must be approved by both (1) a majority of the voting power of the shares of our common stock outstanding on the record date for the annual meeting, which we sometimes refer to as the majority of outstanding shares vote requirement, and (2) a majority of the voting power of the shares of our common stock voting on the proposal at the annual meeting that are not beneficially owned by VHA, UHC or their respective affiliates and associates, which we sometimes refer to as the majority of the minority vote requirement. The proposal to approve the adjournment or postponement of the annual meeting, if necessary or appropriate, to

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solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting. Each Class III director will be elected by the votes of a plurality of the shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote at the annual meeting.

All stockholders are cordially invited to attend the annual meeting in person. Even if you plan to attend the annual meeting in person, we request that you complete, sign, date and return the enclosed proxy, and thus ensure that your shares will be represented at the annual meeting if you are unable to attend. If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve the adjournment or postponement of the annual meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the election of each of the two Class III directors. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the annual meeting. Such failure to return the proxy card by stockholders will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement with respect to the majority of outstanding shares vote requirement, but will have no effect on the majority of the minority vote requirement. In addition, failure to return the proxy card by stockholders will not have any effect on the other two proposals.

Please carefully read the proxy statement and other materials concerning our company, the merger and the other proposals enclosed with this notice for a more complete statement regarding the matters to be acted upon at the annual meeting. This notice also constitutes notice of appraisal rights under Delaware law in connection with the merger, as described in the proxy statement and Annex D to the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Andrew L. Guggenhime

Chief Financial Officer and Corporate Secretary

San Jose, California

                    , 2006

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SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement with respect to the merger and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, including the annexes, and the documents we refer to or incorporate by reference herein. See “Where You Can Find More Information” and “Incorporation by Reference.” We encourage you to read each of these documents, in particular the merger agreement, a copy of which is attached as Annex A to this proxy statement, as it is the legal document that governs the merger.

Except as otherwise specifically noted in this proxy statement, “Neoforma,” the “company,” “we,” “our,” “us” and similar words in this proxy statement refer to Neoforma, Inc. and its subsidiaries, “GHX” refers to Global Healthcare Exchange, LLC, “merger sub” refers to Leapfrog Merger Corporation, “merger agreement” refers to the Agreement and Plan of Merger, dated as of October 10, 2005, by and among Neoforma, GHX and merger sub, a copy of which is attached as Annex A to this proxy statement, and all references to the “merger” refer to the merger contemplated by the merger agreement.

•	The Parties to the Merger Agreement (Page 67).

Neoforma, Inc.

3061 Zanker Road

San Jose, California 95134

Telephone: (408) 468-4000

Neoforma is a leading provider of supply chain management solutions for the healthcare industry. Through a combination of technology, information and services, Neoforma’s supply chain management solutions are designed to enable efficient collaboration among hospitals and their suppliers, helping them to reduce operational inefficiencies, lower costs and improve their financial health.

Global Healthcare Exchange, LLC

11000 Westmoor Circle, Suite 400

Westminster, Colorado 80021

Telephone: (720) 887-7000

GHX is a Delaware limited liability company that provides an open and neutral electronic trading exchange, along with complementary products and services, through which buyers and sellers can collaborate to improve efficiencies in the healthcare supply chain.

Leapfrog Merger Corporation

c/o Global Healthcare Exchange, LLC

11000 Westmoor Circle, Suite 400

Westminster, Colorado 80021

Telephone: (720) 887-7000

Leapfrog Merger Corporation, a Delaware corporation and wholly owned subsidiary of GHX, was organized solely for the purpose of entering into the merger agreement with Neoforma and completing the merger. Leapfrog Merger Corporation was incorporated on September 15, 2005 and has not conducted any business operations.

•	The Merger (Page 72). You are being asked to vote to adopt the merger agreement which provides for the acquisition of Neoforma by GHX. Pursuant to the merger agreement, merger sub will merge with and into Neoforma and Neoforma will continue as the surviving corporation and a wholly owned subsidiary of GHX. Upon completion of the merger, Neoforma will no longer be a public company and its shares will no longer be traded on the Nasdaq National Market.

•	Merger Consideration (Page 72). Upon completion of the merger, our stockholders will receive $10.00 in cash in exchange for each share of our common stock that they own, without interest and less any applicable withholding tax. For example, if you own 100 shares of our common stock, you will have the right to receive $1,000.00 in cash, without interest and less any applicable withholding tax, in exchange for your shares.

If the merger is completed, VHA Inc., or VHA, and University HealthSystem Consortium, or UHC, which respectively owned 8,611,217 and 2,130,302 shares of our common stock as of the record date, representing approximately         % and         % of our outstanding common stock as of such date, will have the right to receive $10.00 per share in cash, without interest and less any applicable withholding tax, for 2,004,190 and 495,810 of their shares of our common stock. The remainder of the shares that they currently hold will be exchanged immediately prior to the completion of the merger, for membership interests in GHX, representing approximately an 11.6% ownership interest in GHX for VHA and a 2.9% ownership interest in GHX for UHC, pursuant to exchange agreements.

After the merger is completed, our stockholders will have the right to receive the merger consideration, but will no longer have any rights as Neoforma stockholders and (other than VHA and UHC) will have no rights as GHX members. Our stockholders will receive the merger consideration after exchanging their share certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after completion of the merger. Please do NOT enclose or return your stock certificate(s) with your proxy.

•	Treatment of Outstanding Neoforma Stock Options and Restricted Common Stock (Page 78). Immediately prior to the effective time of the merger, all outstanding unvested options to purchase shares of our common stock and outstanding unvested shares of our restricted common stock will accelerate and become fully vested. Each outstanding and unexercised option to purchase shares of our common stock with an exercise price below $10.00 per share, including the unvested options whose vesting is accelerated in full in connection with the merger, will be converted into the right to receive an amount of cash equal to the difference between the $10.00 per share in cash to be paid by GHX in the merger and the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding tax. Each outstanding and unexercised option to purchase shares of our common stock with an exercise price equal to or greater than $10.00 per share will be cancelled and no consideration will be paid for such options. All shares of restricted common stock will be transferred to GHX in consideration for the right to receive $10.00 per share in cash, without interest and less any applicable withholding tax.

•	Reduction in Service Fees Payable by Novation (Page 90). Neoforma currently provides certain Internet e-commerce services related to the healthcare industry to Novation, LLC, or Novation, which is wholly owned collectively by VHA and UHC, pursuant to a current outsourcing agreement with Neoforma. Upon consummation of the merger, Novation will obtain similar services from GHX pursuant to a new outsourcing agreement with GHX. Although the current outsourcing agreement with Neoforma is not identical to the new outsourcing agreement with GHX, and therefore, not totally comparable, the annual service fees to be paid by Novation to GHX for such Internet e-commerce services (excluding a possible annual fee of $975,000 for certain additional related services) will be reduced from the annual service fees paid by Novation to Neoforma by the following amounts: $13,000,000 for the first twelve months after the merger, $19,000,000 for the next twelve months and $27,000,000 for each subsequent twelve-month period thereafter until the scheduled termination of the current outsourcing agreement in March 2010. VHA and UHC believe that, had the merger not been negotiated, the annual service fees payable by Novation to Neoforma would have been reduced in a similar manner as a result of the benchmarking process provided for in the current outsourcing agreement with Neoforma.

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Special Committee of Our Board of Directors.    Our board of directors formed a special committee of independent directors in October 2004. This committee supervised our evaluation of our strategic alternatives to maximize stockholder value and our negotiation of the terms of the merger, and recommended to our board of directors that it approve the merger. For a description of our evaluation of our strategic alternatives and the process leading to the proposed merger with GHX, see “Special Factors—Background of the Merger.”

•	Recommendation of Our Board of Directors to Our Stockholders (Page 71). After careful consideration, our board of directors, based in part on the recommendation of the special committee of our board of directors, unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Neoforma and our stockholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

•	Reasons for the Merger (Page 25). In making its recommendation that you vote “FOR” the proposal to adopt the merger agreement, our board of directors considered a number of factors, including the cash consideration to be received by our stockholders in the merger and the current and historical market prices of our common stock, the financial analyses and written opinion of the special committee’s financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, our board of directors’ assessment of a number of strategic, financial and operational considerations, the terms of the merger agreement, including our ability to furnish information to, and conduct negotiations with, a third party should we receive a superior offer, and the recommendation of the special committee.

•	Opinion of Our Financial Advisor (Page 33). In connection with the proposed merger, Merrill Lynch delivered to the special committee its written opinion, dated October 10, 2005, as to the fairness as of the date of the opinion, from a financial point of view, to our stockholders (other than VHA, UHC and their respective affiliates) of the consideration to be paid in the merger to such holders. The full text of Merrill Lynch’s written opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Merrill Lynch in connection with its opinion, is attached as Annex C to this proxy statement. We encourage you to read the Merrill Lynch opinion carefully and in its entirety. The Merrill Lynch opinion was provided for the information and use of the special committee and our board of directors in connection with their evaluation of the merger consideration and it does not address any other aspect of the proposed merger and does not constitute a recommendation as to how any stockholder should vote with respect to the adoption of the merger agreement.

•	Information Provided by Financial Advisor to VHA and UHC (Page 43). In connection with the proposed merger, VHA’s and UHC’s financial advisor, Lazard Frères & Co. LLC, or Lazard, provided to the boards of directors of VHA and UHC an overview of the proposed merger, including the consideration to be received by VHA and UHC for their equity interests in Neoforma, a financial overview of the proposed new outsourcing agreement and other financial data pertaining to GHX and Neoforma. Lazard did not render any opinion with respect to the fairness, from a financial point of view, of the merger consideration to VHA or UHC or to any other stockholder of Neoforma. Lazard also did not perform any independent valuation or appraisal of any of the assets or liabilities of Neoforma.

•	Information Provided by Financial Advisor to GHX. In connection with the proposed merger, GHX’s financial advisor, William Blair & Company, LLC, or William Blair, provided to the board of directors of GHX a compilation of certain market data. William Blair did not provide any findings, recommendation or opinion to GHX as to the fairness of the $10.00 per share offer price, any valuation of Neoforma for the purpose of assessing the fairness of such offer price or any valuation of GHX for the purpose of assessing the value of its membership interests. See “Special Factors—Purposes, Reasons and Plans for Neoforma after the Merger.”

•	“Going Private” Transaction—Affiliates Engaged in the Merger and Filing Persons. For purposes of this “going private” transaction, each of Neoforma, GHX, VHA and UHC are “filing persons” and have concurrently with this proxy statement filed a Schedule 13E-3 with the SEC. Each of GHX, VHA and UHC believes that the merger is substantively and procedurally fair to Neoforma stockholders (other than VHA, UHC and their respective affiliates). See “Special Factors—Position of VHA and UHC as to Fairness” and “Special Factors—Position of GHX as to Fairness.”

•	Stockholder Vote Required to Adopt the Merger Agreement. The affirmative vote of both (1) a majority of the voting power of the shares of our common stock outstanding on the record date for the annual meeting, which we sometimes refer to as the majority of outstanding shares vote requirement, and (2) a majority of the voting power of the shares of our common stock voting on the proposal at the annual meeting that are not beneficially owned by VHA, UHC or their respective affiliates and associates, which we sometimes refer to as the majority of the minority vote requirement, are required to approve the adoption of the merger agreement.

•	Voting Agreements (Page 88). As a condition of, and an inducement to, GHX and Leapfrog Merger Corporation entering into the merger agreement, VHA and UHC, which collectively owned approximately % of the outstanding shares of our common stock as of the record date, and each of our executive officers and directors, who collectively owned approximately % of the outstanding shares of our common stock as of the record date and % of the outstanding shares of our common stock that are not beneficially owned by VHA, UHC or their respective affiliates as of the record date, each entered into a voting agreement with GHX to vote their shares of our common stock in favor of the merger agreement. As a result, the majority of outstanding shares vote requirement will be satisfied with respect to the adoption of the merger agreement.

Pursuant to the voting agreements, these stockholders granted an irrevocable proxy to GHX and irrevocably appointed Mike Mahoney and Greg Nash of GHX as his or its attorney and proxy to vote his or its shares of our common stock in favor of the adoption of the merger agreement and against certain other matters, each as set forth in the voting agreements.

Each voting agreement, and the stockholder’s obligations thereunder, shall terminate upon the earlier to occur of the consummation of the merger, the termination of the merger agreement and any amendment to any pricing term of the merger agreement that is adverse to the stockholder or any amendment to or waiver of any other term of the merger agreement in a manner materially adverse to the stockholder.

The forms of voting agreements and irrevocable proxy entered into by VHA and UHC and by our executive officers and directors are included as Annexes B-1 and B-2 to this proxy statement, respectively.

•	Interests of Our Executive Officers and Directors in the Merger (Page 54). When considering the recommendation of our board of directors in favor of the adoption of the merger agreement, you should be aware that the members of our board of directors and our executive officers have interests in the merger in addition to their interests as Neoforma stockholders generally. These interests may be different from, or in addition to, your interests as Neoforma stockholders. These interests include acceleration of vesting of their stock options and restricted stock, the payment of benefits upon the consummation of the merger and the maintenance of indemnification rights and insurance coverage.

The table below quantifies certain of the benefits to be received by our directors and executive officers as a result of the merger, which amounts do not take into account deductions for income taxes and other withholdings:

Name	Total payment from vested options and options that will vest as a result of the merger	Total payment from shares that will vest and become unrestricted as a result of the merger	Total payments under employment agreements	Total
Robert J. Zollars	$328,200	$979,500	$2,000,000	$3,307,700
Daniel A. Eckert	132,350	241,500	787,500	1,161,350
Andrew L. Guggenhime	206,438	204,500	540,000	950,938
Herbert C. Cross	14,438	84,500	151,667	250,605
Edward A. Blechschmidt	48,200	—	—	48,200
Jeffrey H. Hillebrand	112,200	—	—	112,200
Wayne B. Lowell	48,200	—	—	48,200
Michael J. Murray	112,200	—	—	112,200
C. Thomas Smith	112,200	—	—	112,200

The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and the members of the special committee were aware of these additional interests, and considered them, when they recommended that the board approve and authorize the merger agreement, the merger and the other transactions contemplated by the merger agreement.

•	Material United States Federal Income Tax Consequences of the Merger (Page 64). The exchange of shares of our common stock for the cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes. With respect to stock owned by each stockholder, the amount, character and timing of any gain or loss generally will be determined separately.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We strongly urge you to consult your own tax advisor to fully understand the tax consequences of the merger to you.

•	Financing (Page 52). In order to enable it to consummate the merger, GHX entered into a financing commitment letter with General Electric Capital Corporation, or GECC, under which GECC has committed to provide GHX with up to $110 million of debt financing, consisting of a $25 million revolving credit facility and an $85 million term loan, which we refer to as the Financing. This commitment is subject to certain conditions, including the negotiation of definitive documentation and maintenance by GHX of a specified ratio of pro forma debt to EBITDA as of the closing of the merger. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the commitment letter, GHX has agreed in the merger agreement to use its reasonable best efforts to arrange to obtain alternative financing from alternative sources (on terms and conditions substantially the same as the terms and conditions as set forth in the commitment letter) in an amount sufficient to consummate the merger as promptly as practicable following the occurrence of such event.

The merger agreement provides that, under certain circumstances, GHX will pay Neoforma a termination fee of $4,375,000 if the merger agreement is terminated by Neoforma or GHX because the merger is not consummated due to the failure of GHX to obtain the Financing. See “Proposal One—Adoption of the Merger Agreement—Termination of the Merger Agreement.”

•	Regulatory Approvals Required to Complete the Merger (Page 66). The merger is subject to review by the Antitrust Division of the U.S. Department of Justice, which we refer to as the DOJ, and the U.S. Federal Trade Commission, which we refer to as the FTC, to determine whether it is in compliance with applicable antitrust laws. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, prohibits us from completing the merger until GHX and we furnish the required information and materials to the Antitrust Division of the DOJ and the FTC and the initial 30-day waiting period, or any extended waiting period, expires or is terminated early. GHX and we filed the required notification report forms with the Antitrust Division of the DOJ and the FTC on October 19, 2005, and the initial 30-day waiting period expired on November 18, 2005.

•	Conditions to the Closing of the Merger (Page 83). The obligations of both Neoforma and GHX to complete the merger are subject to the satisfaction of certain conditions. These conditions include (1) the receipt by GHX of the Financing and (2) the satisfaction of the majority of outstanding shares vote requirement and the majority of the minority vote requirement.

•	Limitation on Soliciting, Discussing or Negotiating Other Acquisition Proposals (Page 81). We have agreed that prior to the consummation of the merger we will not, and we will ensure that our representatives, our subsidiaries and our subsidiaries’ representatives do not, directly or indirectly:

•	solicit, initiate or knowingly encourage, induce or facilitate the making, submission or announcement of any acquisition proposal;

•	furnish any information (including non-public information) regarding Neoforma to any person in connection with or in response to an acquisition proposal;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal; or

•	enter into any contract contemplating or providing for any acquisition transaction.

The merger agreement provides that, at any time prior to obtaining stockholder approval of the adoption of the merger agreement, we are permitted to furnish information (including non-public information) regarding Neoforma to, and enter into discussions and negotiations with, any person in response to an acquisition proposal made after the date of the merger agreement that constitutes, or has a reasonable likelihood of resulting in, an offer superior to the terms of the merger from a financial point of view if:

•	neither we nor any of our directors, officers, agents, attorneys, accountants, advisors and other representatives have breached any of the “no solicitation” provisions contained in the merger agreement;

•	the special committee of our board of directors concludes in good faith, after having consulted with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; and

•	prior to furnishing any information regarding Neoforma to any person, such person has entered into a confidentiality agreement with us on terms with respect to confidentiality and any standstill obligations that are substantially similar to and no more favorable to such person than those contained in the non-disclosure agreement in place between us and GHX.

•	Change of Board Recommendation (Page 80). Subject to certain exceptions, our board of directors may withdraw or modify its recommendation in support of the adoption of the merger agreement. In the event that our board of directors withdraws or modifies its recommendation in a manner adverse to GHX and the merger agreement is terminated, we may be required to pay a termination fee of $4,375,000 to GHX.

•	Termination of the Merger Agreement (Page 85). The merger agreement provides that either GHX or Neoforma can terminate the merger agreement under certain circumstances, which would prevent the merger from being consummated.

•	Expenses and Termination Fees (Page 86). The merger agreement provides that, subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses; provided, however, that GHX and Neoforma will share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (1) the filing, printing and mailing of this proxy statement and any amendments or supplements to the proxy statement and (2) the filing by the parties of the pre-merger notification and report forms relating to the merger under the HSR Act.

A termination fee of $4,375,000 and/or the payment of certain expenses incurred by GHX in connection with the merger may be payable by us to GHX upon the termination of the merger agreement under several circumstances. In addition, a termination fee of $4,375,000 may be payable by GHX to us upon the termination of the merger agreement under certain circumstances in connection with the failure of GHX to obtain the Financing.

•	Appraisal Rights (Page 93). Under Delaware law, if you do not vote in favor of adopting the merger agreement, you will have the right to have the “fair value” of your shares of our common stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation, but only if you comply with all requirements of Delaware law, which are summarized in this proxy statement. The ultimate amount that you receive as a dissenting stockholder in an appraisal proceeding may be more than, less than, or the same as, the amount you would have received under the merger agreement. If you intend to exercise appraisal rights, among other things, you must:

•	send a written demand to us for appraisal in compliance with Delaware law before the vote on adopting the merger agreement at the annual meeting;

•	not vote in favor of the adoption of the merger agreement; and

•	continuously hold your shares of our common stock, from the date you make the demand for appraisal through the effective date of the merger.

If you vote for the adoption of the merger agreement, you will waive your rights to seek appraisal of your shares of our common stock under Delaware law. Also, merely voting against the adoption of the merger agreement will not protect your rights to an appraisal. Failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. Delaware law requirements for exercising appraisal rights are described in further detail in this proxy statement and the relevant section of Delaware law regarding appraisal rights is reproduced and attached as Annex D to this proxy statement.

•	Related Agreements

•	Exchange Agreements (Page 89).

As a condition of, and an inducement to, GHX and merger sub entering into the merger agreement, GHX entered into separate exchange agreements, dated as of October 10, 2005, with each of VHA and UHC. Pursuant to the exchange agreements, effective immediately prior to the merger:

•	VHA will transfer 6,607,027 shares of our common stock beneficially owned by VHA to GHX and, in exchange therefor, GHX will issue to VHA 42,585,609 membership units of GHX; and

•	UHC will transfer 1,634,492 shares of our common stock beneficially owned by UHC to GHX and, in exchange therefor, GHX will issue to UHC 10,535,116 membership units of GHX.

Following these issuances, VHA and UHC will hold approximately 11.6% and 2.9%, respectively, of the outstanding membership interests of GHX.

The exchange agreements contain representations and warranties from each of VHA and UHC regarding, among other things, their ownership of shares of our common stock to be exchanged and their investment intent. In addition, the exchange agreements contain representations and warranties from GHX regarding, among other things, its capitalization, business, assets and liabilities.

The exchange agreements also contain covenants that obligate GHX to provide VHA and UHC with access during the pre-closing period to GHX’s personnel and books and records and to provide notice of certain events. In addition, GHX is obligated to conduct its business in all material respects in the ordinary course and in accordance with past practices and to not take certain actions specified in the exchange agreements, including changes to its capitalization, its accounting methods or tax elections. Finally, each party to an exchange agreement is obligated to consult and coordinate with the other party to the exchange agreement with respect to regulatory filings under the merger agreement and GHX is required to provide notice to VHA and UHC of any comments or requests from governmental officials in connection with regulatory filings under the merger agreement.

The consummation of the transactions contemplated by the exchange agreements is subject to the satisfaction or waiver of a number of conditions, including the satisfaction of the conditions to the consummation of the merger described in “Proposal One—Adoption of the Merger Agreement—Conditions to the Merger” (other than the condition to the consummation of the merger relating to the consummation of the exchanges between GHX and each of VHA and UHC).

•	Waiver regarding VHA and UHC Voting Agreements and Exchange Agreements (Page 89).

Neoforma, VHA and UHC entered into an agreement providing for the waiver by Neoforma of (1) certain specified provisions of certain agreements containing voting and/or transfer restrictions applicable to our common stock owned by VHA and UHC and (2) any other obligations that VHA, UHC and their respective affiliates have with respect to Neoforma or its affiliates, solely to the extent that such other obligations would otherwise be violated or breached by VHA and UHC entering into, or performing their obligations under, the exchange agreements or their voting agreements. Such waivers by Neoforma are effective for the period commencing on October 10, 2005 and ending on the earlier of the date the merger is consummated or the date the merger agreement is terminated by Neoforma or GHX pursuant to its terms.

•	New Outsourcing Agreement (Page 90).

The current Fourth Amended and Restated Outsourcing and Operating Agreement, dated as of August 13, 2003, by and among Neoforma, VHA, UHC, Novation and Healthcare Purchasing Partners International, LLC, or HPPI, will be terminated upon the consummation of the merger. On October 10, 2005, GHX, VHA, UHC, Novation and HPPI entered into an outsourcing agreement, which we refer to as the new outsourcing agreement, in a separate transaction that will become effective as of the consummation of the merger. Pursuant to the new outsourcing agreement, effective as of the consummation of the merger, GHX will provide to such other parties Internet e-commerce services facilitating the sale, rental, lease and license of new and used equipment, products, supplies, services, information and other content related to the healthcare industry, by allowing electronic orders to be placed and received for the foregoing and by providing online information and analytic capabilities regarding the foregoing. The initial term of the new outsourcing agreement will expire December 31, 2011. Pursuant to the new outsourcing agreement, effective as of the consummation of the merger, Novation will make the following monthly payments to GHX for the services described above: $4,000,000 per month for the first twelve months; $3,500,000 per month for the next twelve months; and $2,833,333 per month thereafter. Novation shall also make a yearly payment to GHX of $975,000 for the provision of certain additional related services unless and until Novation elects, with at least six months advance notice to GHX, to no longer receive such additional services.

•	Neoforma Waiver Permitting VHA and UHC to Work Together (Page 90).

On January 7, 2005, Neoforma, VHA and UHC entered into an agreement pursuant to which we granted VHA and UHC a limited waiver of certain provisions of Delaware law applicable to business combinations and a limited waiver of standstill agreements that VHA and UHC had each entered into with us in 2000, in each case solely to permit VHA and UHC to work together in the evaluation of their strategic alternatives with respect to Neoforma. The term of such limited waiver agreement was originally set to expire on April 7, 2005; however, such term was subsequently extended on several occasions, ultimately to January 7, 2006. Each of the officers and senior level employees that had received change in control arrangements also executed waivers on December 22, 2004 to clarify that a change of control would not be triggered by VHA and UHC working together to evaluate their strategic alternatives with respect to Neoforma.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETING

The following questions and answers are intended to address some commonly asked questions regarding the merger and the annual meeting. These questions and answers may not address all questions that may be important to you as a Neoforma stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the date time and place of the annual meeting?

A:	The annual meeting of stockholders of Neoforma, Inc. will be held , , 2006, starting at a.m., Pacific Standard Time, at Neoforma’s corporate offices at 3061 Zanker Road, San Jose, California 95134.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the following proposals:

•	to adopt the merger agreement;

•	to approve the adjournment or postponement of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	to elect two Class III directors to our board of directors.

Q:	How does our board of directors recommend I vote?

A:	Our board of directors recommends that you vote:

•	“FOR” the proposal to adopt the merger agreement;

•	“FOR” the proposal to approve the adjournment or postponement of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	“FOR” each of the two Class III director nominees.

Q:	What vote of our stockholders is required to approve the proposals?

A:	The vote requirements to approve the proposals are as follows:

•	The proposal to approve the adoption of the merger agreement requires the affirmative vote of both (1) a majority of the voting power of the shares of our common stock outstanding on the record date for the annual meeting and (2) a majority of the voting power of the shares of our common stock voting on the proposal at the annual meeting that are not beneficially owned by VHA, UHC or their respective affiliates and associates.

•	The proposal to approve the adjournment or postponement of the annual meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting.

•	The proposal to elect the two Class III directors requires the votes of a plurality of the shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote at the annual meeting.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, but we cannot predict the exact timing. We expect to complete the merger in early 2006. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the receipt of regulatory approvals. See “Proposal One—Adoption of the Merger Agreement—Conditions to the Merger.”

Q:	Should I send in my Neoforma share certificates now?

A:	No. After the merger is completed, you will receive written instructions, including a letter of transmittal, for exchanging your shares of our common stock for the merger consideration of $10.00 in cash, without interest and less any applicable withholding tax.

Q:	When will I receive the cash consideration for my shares of Neoforma common stock and in-the-money stock options?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares and stock options with an exercise price below $10.00 per share for the cash consideration paid in the merger. When you properly complete and return the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the cash consideration for your shares and stock options with an exercise price below $10.00 per share.

Q:	Why are we being asked to elect Class III directors when we are also being asked to approve the adoption of the merger agreement which will result in Neoforma becoming a wholly owned subsidiary of GHX?

A:	We were engaged throughout 2005 in the evaluation of our strategic alternatives, which we knew could result in a business combination transaction that would require the approval of our stockholders, although we were unable to predict the timing of such a transaction. Because we did not want to incur unnecessary expenses in holding an annual meeting in the second quarter of the year, as has been our historical practice, potentially followed shortly thereafter by a separate special meeting of stockholders to approve a merger transaction, we elected to delay our annual meeting for 2005 until we completed our evaluation of our strategic alternatives. Because provisions of Delaware corporate law and the rules and regulations of The Nasdaq Stock Market require us to have an annual meeting of stockholders, we are conducting certain business at the annual meeting that we would have conducted in the absence of the merger, namely asking you to vote upon the election of two Class III directors whose terms are set to expire at the annual meeting. In addition, in the event that our stockholders do not approve the adoption of the merger agreement, either GHX or we will have the right to terminate the merger agreement and, in such event, we will continue as an independent company and will continue to be subject to the requirements of Delaware corporate law and the rules and regulations of The Nasdaq Stock Market, including the requirement to hold an annual meeting.

Q:	What will happen to the Class III directors who are up for election, and our other directors, if the merger agreement is adopted?

A:	If the merger agreement is adopted by our stockholders and the merger is completed, each of our directors, including the Class III directors being elected at the annual meeting, will no longer be directors of the surviving corporation in the merger. Our current directors, including the Class III directors being elected at the annual meeting, will serve only until the merger is completed.

Q:	What do I need to do now? How do I vote?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then return your completed, signed and dated proxy card in the enclosed envelope as soon as possible, so that your shares can be voted at the annual meeting of our stockholders. Please do NOT send in your share certificates at this time.

If your shares of our common stock are held in “street name” by your broker, be sure to give your broker instructions on how you want to vote your shares because your broker will not be able to vote on the merger proposal without instructions from you. See the question below “If my broker holds my shares in ‘street name,’ will my broker vote my shares for me?”

Q:	Why is it important for me to vote?

A:	Your vote is important. The failure to return your proxy card will mean that your shares will not be counted for purposes of determining whether a quorum is present at the annual meeting and will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement with respect to the majority of outstanding shares vote requirement, but will have no effect on the majority of the minority vote requirement. In addition, failure to return your proxy card will have no effect on the other proposals.

Q:	How are votes counted?

For the proposal relating to the adoption of the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast on the proposal relating to adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. As a result, if you “ABSTAIN,” it has the same effect as if you vote “AGAINST” the adoption of the merger agreement with respect to the majority of outstanding shares vote requirement, but will have no effect on the majority of the minority vote requirement.

For the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast on the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. If you “ABSTAIN,” it will have no effect on this proposal.

For the election of Class III directors, you may vote “FOR” each of the nominees or you may “WITHHOLD” your vote for one or both of the nominees. Withheld votes will not count as votes cast for the nominee, but will count for the purpose of determining whether a quorum is present. As a result, if you “WITHHOLD” your vote, it will have no effect on the outcome of the vote to elect our Class III directors.

If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve the adjournment or postponement of the annual meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the election of each of the two Class III director nominees. If you hold your shares in “street name,” follow the instructions from your broker on how to vote your shares. Please do NOT send in your share certificates with your proxy.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares with regard to the adoption of the merger agreement without instructions from you, but will be able to vote with respect to the other proposals. You should instruct your broker to vote your shares following the procedures provided by your broker. Without instructions, your shares will be considered present at the annual meeting for purposes of determining a quorum, but will have the same effect as being voted “AGAINST” the adoption of the merger agreement with respect to the majority of outstanding shares vote requirement, but will have no effect on the majority of the minority vote requirement.

Q:	Who is entitled to vote at the annual meeting?

A:	Only stockholders of record as of the close of business on , 2006 are entitled to receive notice of the annual meeting and to vote their shares of our common stock that they held at that time at the annual meeting, or at any adjournments or postponements of the annual meeting. You will have one vote at the annual meeting for each share of our common stock you owned at the close of business on the record date. There are shares of our common stock entitled to be voted at the annual meeting.

Q:	How many shares must be present or represented at the annual meeting in order to conduct business?

A:

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum is present at the annual meeting if a majority of the shares of our common stock entitled to vote on the record date are present in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	May I vote in person?

A:	Yes. If your shares are held directly in your name and not in “street name” through a broker or bank, you may attend the annual meeting and vote your shares in person. If your shares are held in “street name,” you must get a proxy card from your broker or bank in order to attend the annual meeting and vote in person.

We urge you to sign, date and return the enclosed proxy card as soon as possible, even if you plan to attend the annual meeting, as it is important that your shares be represented and voted at the annual meeting. If you attend the annual meeting, you may vote in person as you wish, even though you have previously returned your proxy card. See the question below “May I change my vote after I have mailed my signed proxy card?”

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before the shares of our common stock reflected on your proxy card are voted at the annual meeting. If your shares are registered in your name, you can do this in one of three ways:

•	first, you can deliver to our Corporate Secretary a written notice stating that you would like to revoke your proxy; the written notice should bear a date later than the proxy card;

•	second, you can complete, execute and deliver to our Corporate Secretary a new, later-dated proxy card for the same shares, provided the new proxy card is received before the polls close at the annual meeting; or

•	third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

Any written notice of revocation should be delivered to our Corporate Secretary at or before the taking of the vote at the annual meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. You cannot vote shares held in “street name” by returning a proxy card directly to Neoforma or by voting in person at the annual meeting, unless you obtain a proxy card from your bank or broker.

Q:	Who will bear the cost of this solicitation?

A:	The expense of soliciting proxies in the enclosed form will be borne by Neoforma. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the annual meeting at a cost of approximately $40,000 plus expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of Neoforma common stock before the annual meeting?

A:

The record date for the annual meeting is earlier than the date of the annual meeting and the date that the merger is expected to be completed. If you transfer your shares of Neoforma common stock after the record date but before the annual meeting, you will retain your right to vote at the annual meeting, but will have transferred the right to receive the $10.00 per share in cash to be received by our stockholders in the merger.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Section 262 of Delaware General Corporation Law, or DGCL, our stockholders are entitled to appraisal rights with respect to the merger. Any Neoforma stockholder who does not wish to accept the consideration provided in the merger agreement and who does not vote in favor of the adoption of the merger agreement has the right to demand appraisal of, and to be paid the fair market value for, his or her shares of our common stock. See “Appraisal Rights” for a description of how Neoforma stockholders may perfect appraisal rights. In addition, a copy of Section 262 of the DGCL is attached to this proxy statement as Annex D.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact Innisfree M&A Incorporated toll-free at 888-750-5834 (banks and brokers may call collect at 212-750-5833).

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should” and similar expressions. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, among other things, the risk that the merger may not be consummated in a timely manner, if at all, the risk that the merger agreement may be terminated in circumstances which require our payment to GHX of a termination fee of $4,375,000, risks regarding a termination of or substantial decrease in the use of our solutions by our customers, risks regarding employee retention and other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-K or Form 10-Q. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances other than as required by applicable law. The safe harbor protections afforded to forward-looking statements pursuant to Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933 do not apply to forward-looking statements made in connection with a going private transaction. We thus disclaim for purposes of this going private transaction any references to Sections 21E and 27A contained in the documents incorporated by reference into this proxy statement.

SPECIAL FACTORS

Background of the Merger

A key portion of our long-term business strategy has been to expand Neoforma outside of our relationship with VHA, UHC and Novation, which is wholly owned by VHA and UHC, through selective acquisitions and alliances with healthcare-related organizations. In furtherance of this strategy, we have from time to time explored potential strategic transactions with, or acquisitions of, third parties.

In the summer of 2003, we engaged in discussions with a large private equity firm initially focusing on the firm acquiring a block of Neoforma common stock, most likely by purchasing shares from VHA and UHC. Robert Zollars, our Chairman and Chief Executive Officer, and Curt Nonomaque, VHA’s President and Chief Executive Officer, spoke on December 8, 2003 to discuss a potential sale by VHA of a portion of its Neoforma shares to the private equity firm. Mr. Zollars and Mr. Nonomaque also discussed Neoforma’s potential strategic alternatives, including: (1) pursuing strategic acquisitions to grow our business, (2) merging with a similar sized entity, (3) selling Neoforma to a larger entity and (4) VHA and UHC acquiring all outstanding shares of our common stock that they did not own.

Mr. Zollars met with a representative from the private equity firm on December 19, 2003 during which meeting the firm expressed an interest in exploring a potential acquisition by Neoforma of GHX and in which the firm offered to act as an intermediary to advance such discussions. During the first half of 2004, we, GHX and the private equity firm held several discussions, both in person and by phone, regarding a potential business combination. Our board considered the merits of a potential merger with GHX during its regularly scheduled February 12, 2004 meeting, as well as other strategic alternatives, including reducing VHA’s and UHC’s ownership interests in Neoforma, pursuing other acquisitions to grow our business and selling Neoforma. In late June 2004, the early-stage discussions regarding a potential merger involving Neoforma and GHX ceased due primarily to the failure of the parties to reach an agreement regarding whether the surviving entity would be a publicly or privately held company.

In August 2003, we entered into a fourth amended and restated outsourcing agreement with VHA, UHC, Novation and HPPI to: (1) simplify the basis on which we earn fees from Novation under the agreement; (2) increase our responsibility for managing relationships with suppliers that use our solutions; and (3) clarify the rights to data collected by us through our solutions. The outsourcing agreement, which was originally entered into in March 2000, has been amended from time to time, most recently in August 2003, to address changes in market conditions and the objectives of the parties to the agreement.

From time to time in 2004 and early 2005, as part of our strategy to expand Neoforma outside of our relationship with VHA, UHC and Novation, we engaged in discussions with several healthcare information technology companies regarding our potential acquisition of these companies. However, in each case we either decided not to pursue an acquisition transaction or, in one case, the other company entered into an agreement to be acquired by a third party. At its regularly scheduled meeting on October 18, 2004, our board of directors and management discussed one such potential acquisition, but ultimately concluded that we should not pursue it. Our board of directors again reviewed some of the central assumptions regarding our long-term business strategy, including: (1) the difficulties encountered in growing our company outside of our relationship with VHA, UHC and Novation; (2) the challenges posed by our capital structure in which VHA and UHC together own a majority of our common stock; (3) the lack of suitable acquisition candidates to help grow our business by acquisition; and (4) the increasing competition in our business areas. Following an extensive discussion, our board of directors decided that we should review all of our strategic alternatives to maximize stockholder value, including a possible sale of Neoforma, and retain outside financial advisors to assist us in such evaluation. The board believed at that time that a number of strategic alternatives might be available to Neoforma, but did not consider any particular strategic alternative to be more likely than any other to be the best outcome for our stockholders. The following day, Mr. Zollars informed Mr. Nonomaque and Robert Baker, UHC’s Chief Executive Officer, of

our board’s decision to evaluate our strategic alternatives to maximize stockholder value. Neither VHA nor UHC had been advised in advance that our board might make a decision to consider our strategic alternatives.

On October 20, 2004, the board created a special committee of the board of directors, initially composed of Ed Blechschmidt, Jeffrey Hillebrand, Wayne Lowell and Michael Murray, as chairman, each of whom was an independent director under the rules of The Nasdaq Stock Market, to supervise our exploration of our strategic alternatives. Although VHA and UHC beneficially own more than 51% of our common stock, neither company has had any representatives on our board of directors since April 2003.

At its October 29, 2004 meeting, our board of directors reviewed our process for evaluating strategic alternatives and also discussed the advisability of providing change in control arrangements to certain of our officers and senior level employees to assist in retaining them during our evaluation of strategic alternatives. The board, based upon the recommendation of the compensation committee of the board of directors, approved these change in control arrangements at its December 13, 2004 meeting. See “Special Factors—Interests of Our Executive Officers and Directors in the Merger” for information regarding these agreements. Our board did not at that time discuss any particular strategic alternative as being a more likely outcome than any other possibility.

Members of our management held discussions in late October through early November with representatives from Merrill Lynch, Pierce, Fenner & Smith Incorporated and two other investment banks to consider the engagement of one of the banks as an advisor in Neoforma’s evaluation of its strategic alternatives. Following meetings held with Merrill Lynch and one of the other two investment banks on November 12, 2004, the special committee recommended the engagement of Merrill Lynch as financial advisor and instructed management to negotiate an engagement letter with Merrill Lynch.

On November 22, 2004, Mr. Zollars and Andrew Guggenhime, our Chief Financial Officer, together with a representative from Merrill Lynch, participated in a conference call with Robert Chapel, VHA’s Chief Financial Officer, Dr. Stuart Baker, VHA’s Executive Vice President, and Marcea Lloyd, VHA’s General Counsel. Mr. Zollars reiterated Neoforma’s intention to explore its strategic alternatives to maximize stockholder value and requested that VHA determine whether it would sell its Neoforma shares in a sale transaction or if it would be interested in acquiring Neoforma.

On December 3, 2004, we executed an engagement letter with Merrill Lynch, which then began contacting companies other than VHA and UHC to gauge their interest in pursuing a strategic or acquisition transaction with Neoforma. Merrill Lynch contacted approximately 40 potential acquirors and strategic partners other than VHA and UHC that we considered to be the most likely potential acquirors of our company and distributed an informational booklet containing publicly available information regarding Neoforma to those parties that expressed preliminary interest in exploring a transaction with us. During the remainder of December 2004 and into mid-2005, Merrill Lynch held discussions with these potential acquirors and strategic partners, resulting in 15 parties entering into non-disclosure agreements with us to receive non-public information concerning our company and participate in more detailed transaction discussions.

In a conversation between Mr. Zollars and Mark McKenna, Novation’s Chief Executive Officer, on December 5, 2004, Mr. McKenna informed Mr. Zollars that Novation might invoke the benchmarking process set forth in the outsourcing agreement. Benchmarking would require the use of an independent third party to, among other things, review and measure the technology, services and pricing we provide to Novation under the outsourcing agreement and our costs in performing our obligations under the agreement, and would be based on a comparison of “like-for-like” items, including relative service levels, term, amount of investments made and other material terms and conditions. If, after completion of the benchmarking process, the independent third party determined that services received by Novation are not “best in class,” we and Novation would be required to negotiate in good faith to determine whether there should be an adjustment to the services, pricing, technology or service levels. In addition, the outsourcing agreement provides for benchmarking with respect to the percentages of transaction volume to be paid as a fee by Novation to determine if they are “market competitive,” and if the benchmarking process indicates they are not market competitive, we and Novation are required to adjust them so that they are market competitive. The fees payable by Novation under the outsourcing agreement are currently capped at $61 million per year, and were paid at that maximum level in 2004 and the first nine months of 2005. Accordingly, a benchmarking process could not result in an increase in fees payable to us, and could result in a decrease in such fees. The agreement provides for a mediation and arbitration process in the event of a dispute in the results of the benchmarking process, or if we and Novation cannot reach agreement with respect to the results of the benchmarking.

On December 10, 2004, Stuart Baker informed Mr. Zollars by phone that VHA would explore all of its options with respect to Neoforma, including evaluating the alternatives of selling its Neoforma shares in a potential transaction or acquiring all of our outstanding shares not currently held by it, and that VHA intended to engage an investment banking firm to assist it in this evaluation.

At its December 13, 2004 meeting, our board of directors discussed our short-term and long-term strategic alternatives, including the potential benefits and risks of pursuing a sale transaction versus remaining an independent company. Members of our management and representatives from Merrill Lynch provided our board with an update on the evaluation of strategic alternatives, including the responses Merrill Lynch had received from their initial inquiries to potential acquirors and strategic partners. In addition, our board discussed the prospect of Novation invoking the benchmarking provisions of the outsourcing agreement and the impact it could have on our business. Following the board meeting, the special committee met to discuss the presentations given by management and Merrill Lynch during the full board meeting.

On December 13, 2004, Mr. McKenna informed Mr. Zollars by phone that Novation would continue its due diligence process regarding the appropriate level of fees it should be paying Neoforma based on the standards articulated under the outsourcing agreement, which could ultimately lead to Novation invoking benchmarking. On December 15, 2004, Mr. McKenna informed Mr. Zollars by fax that Novation would invoke benchmarking.

On December 15, 2004, during a phone conversation among Mr. Zollars, Stuart Baker, Robert Baker and Ms. Lloyd, Mr. Zollars was advised that: (1) VHA intended to hire an investment banker to assist it in actively exploring its strategic options with respect to Neoforma and (2) VHA and UHC were concerned that Neoforma was initiating a sales process with third parties before it knew whether VHA and UHC were going to either submit an acquisition proposal for Neoforma or decline to bid. The special committee met on December 15, 2004 to discuss these topics with management and representatives from Merrill Lynch and Fenwick & West LLP, our outside counsel. On December 16, 2004, representatives from Neoforma, VHA and UHC participated in telephone calls in which the representatives from VHA and UHC agreed that, notwithstanding its earlier indications, Novation would rescind its benchmarking notice from December 15, but reserved the right to invoke benchmarking in the future. Following these calls, Mr. Zollars informed the special committee of this development.

On December 21, 2004, Steve Phillips, our General Counsel, Jason Somer, our Associate General Counsel, and a representative of Fenwick & West participated in a telephone call with Ms. Lloyd, representatives of Skadden, Arps, Slate, Meagher & Flom LLP, VHA’s outside counsel and which we sometimes refer to as Skadden, Karin Lindgren, UHC’s General Counsel, and a representative of McDermott Will & Emery LLP, UHC’s outside counsel. The representatives from VHA and UHC advised us that VHA and UHC intended to work together to evaluate their strategic alternatives with respect to Neoforma and that such cooperation could result in VHA and UHC being deemed to have beneficial ownership over the other’s shares of our common stock. As a result and solely to permit VHA and UHC to work together in this manner, VHA and UHC requested that: (1) we grant VHA and UHC a limited waiver of certain provisions of Delaware law applicable to business combinations and a limited waiver of standstill agreements VHA and UHC had each entered into with Neoforma in 2000 and (2) each of the officers and senior level employees that had received change in control arrangements execute waivers to clarify that a change of control would not be triggered by VHA and UHC working together to evaluate their strategic alternatives with respect to Neoforma. On December 22, 2004, each of these officers and senior level employees signed such waiver agreements.

On January 5, 2005, the special committee authorized Neoforma to enter into an agreement with VHA and UHC pursuant to which Neoforma granted VHA and UHC a limited waiver of certain provisions of Delaware law applicable to business combinations and a limited waiver of standstill agreements VHA and UHC had each entered into with Neoforma in 2000, in each case solely to permit VHA and UHC to work together in the evaluation of their strategic alternatives with respect to Neoforma. On January 7, 2005, Neoforma, VHA and UHC entered into such limited waiver agreement for a term expiring on April 7, 2005, which term was subsequently extended on several occasions, ultimately to January 7, 2006.

On January 7, 2005, Merrill Lynch updated the special committee regarding their discussions with potential acquirors and strategic partners.

On January 11, 2005, after the market closed, Neoforma issued a press release announcing that it had retained Merrill Lynch to assist Neoforma in evaluating strategic alternatives, including a possible sale or merger transaction, to achieve greater stockholder value. On January 12, 2005, VHA filed with the SEC an amendment to its Schedule 13D stating that it had engaged Lazard Frères & Co. LLC as its investment banker in connection with its consideration of alternatives involving Neoforma. UHC filed with the SEC an amendment to its Schedule 13D on January 18, 2005 stating that it planned to retain a financial advisor to assist it in its consideration of alternatives involving Neoforma. On March 21, 2005, the terms of VHA’s engagement of Lazard were amended to add UHC as a party being advised by Lazard.

On January 14, 2005, representatives from Neoforma, VHA and their respective legal counsel participated in a telephone call to discuss their respective viewpoints regarding the process we were undertaking to evaluate our strategic alternatives to maximize stockholder value. VHA requested that we modify this process to allow them sufficient time to evaluate their options because VHA had just retained its own investment banker who would need to conduct due diligence in order to be able to advise VHA and UHC of their alternatives. Furthermore, VHA stated it was retaining an independent consultant to assess the technology, information, services and pricing provided by Neoforma to Novation, VHA and UHC and their member hospitals under the outsourcing agreement so that it and UHC could act on a more informed basis in exercising their rights under the outsourcing agreement. Mr. Phillips and Mr. Somer discussed the events of this call with Mr. Zollars and Mr. Guggenhime and representatives from Fenwick & West and Merrill Lynch on January 18, 2005.

Mr. Zollars and Dr. Stuart Baker held telephone discussions on January 18 and January 19, 2005, during which Dr. Baker informed Mr. Zollars that VHA would need six to seven weeks to determine if it wished to sell its shares in a potential sale of our company or acquire all of our outstanding shares not currently held by it, and stressed the importance of a reduction in the outsourcing agreement fees. Dr. Baker indicated that VHA and UHC needed a reasonable period of time for their investment banker and consultant to conduct their review. The parties also discussed GHX as a potential purchaser of Neoforma.

As a result of our discussions with VHA, UHC and Novation regarding their intention to retain an independent consultant, we engaged our own independent consultant to assess the technology, information, services and pricing we provide to Novation, VHA and UHC and their member hospitals under the outsourcing agreement.

During a telephone call on January 21, 2005, Ms. Lloyd and representatives of Skadden reiterated to Mr. Phillips, Mr. Somer and a representative of Fenwick & West their belief that the outsourcing agreement fees were not market competitive and would be significantly reduced in the event of a benchmarking process pursuant to the terms of the outsourcing agreement, and stated that VHA expected this belief to be supported by the finding of the independent consultant that it intended to retain shortly.

On January 23, 2005, the special committee held a telephonic meeting to discuss, among other things, the prospect of Novation invoking the benchmarking provisions of the outsourcing agreement and VHA’s and Novation’s retention of an independent consultant.

On January 26, 2005, Neoforma issued a press release announcing that in connection with its decision to evaluate strategic alternatives, Neoforma and Novation each had engaged independent consultants to assess the technology, information, services and pricing provided by Neoforma to Novation, VHA and UHC and their member hospitals under the outsourcing agreement. The release stated our belief that the current quarterly maximum payment from Novation under the outsourcing agreement is reasonable, but that Novation had advised us that the assessment undertaken by its independent consultant could result in a formal request by Novation to reduce the quarterly maximum payment required to made by Novation. The release further stated that although none of the parties to the outsourcing agreement had invoked benchmarking at that time, benchmarking could be invoked by either Neoforma or Novation at a later date.

On January 27, 2005, representatives from Merrill Lynch spoke with Mike Mahoney, GHX’s Chief Executive Officer, and Greg Nash, GHX’s Chief Financial Officer, by phone to discuss a potential transaction involving Neoforma and GHX.

Throughout February 2005, we engaged the services of a litigation partner from Latham & Watkins LLP for legal advice on the implications of, specifically, a potential benchmarking dispute and, more generally, a contract dispute with Novation under the outsourcing agreement.

From mid-February through early May 2005, our management team held meetings with seven potential acquirors to provide these parties with additional financial, operational, technical and market strategy information regarding Neoforma. These meetings included a meeting on February 15, 2005 at Fenwick & West among Mr. Zollars, Mr. Guggenhime, Daniel Eckert, our President and Chief Operating Officer, Matt Yost, our Vice President of Corporate Development, Mr. Mahoney, Mr. Nash, Leigh Anderson, GHX’s Chief Technology Officer, and representatives from Merrill Lynch and William Blair & Company, LLC, GHX’s financial advisor.

On February 16, 2005, our board of directors and the special committee held meetings at which they discussed, among other things, the status of our evaluation of strategic alternatives, with a focus on pursuing a strategic transaction such as a merger with or a sale to a third party. In addition, the special committee discussed the alternatives to pursuing a strategic transaction, which included both preparing for a renegotiation of, or benchmarking process under, the outsourcing agreement and a stand-alone business strategy that would involve reducing our operating costs (and the significant implications on our work force level and the possible departures of key management and board members in the event we elected to pursue such a stand-alone strategy).

On March 29, 2005, our board of directors received a letter from QVT Financial LP, which held approximately 5.5% of our shares according to the amendment to its Schedule 13D filed with the SEC on April 22, 2005, relating to recent events and the future direction of Neoforma and requesting a meeting with our board of directors to discuss such concerns. Mr. Phillips spoke with representatives from QVT by phone that day to acknowledge receipt of its letter.

In early April, our independent consultant began providing us with its determination regarding the technology, information, services and pricing provided by us to Novation, VHA and UHC and their member hospitals under the outsourcing agreement. On April 14, 2005, Messrs. Blechschmidt, Zollars, Eckert, Guggenhime and Phillips, together with our financial and legal advisors, Merrill Lynch and Fenwick & West, participated in a meeting with Dr. Stuart Baker and VHA’s financial and legal advisors, Lazard and Skadden, along with Robert Baker and Mr. McKenna in which the parties’ respective independent consultants were scheduled to present their findings. Stuart Baker stated that VHA and UHC had two principal objectives regarding their relationship with Neoforma: (1) to significantly reduce the fees paid by Novation under the outsourcing agreement either through renegotiation of the agreement or through a benchmarking process under the terms of the outsourcing agreement described above and (2) to announce the revised fee terms before we engage in a sale or merger transaction. In addition, Dr. Baker informed us that VHA and UHC intended to sell their Neoforma shares in a merger, but that VHA and UHC would not approve such a transaction unless the outsourcing agreement was revised to significantly reduce the fees paid by Novation. Dr. Baker then stated that

Novation had the right to terminate the outsourcing agreement upon a Neoforma “change in control.” Dr. Baker further stated that VHA and UHC would not approve a Neoforma “change of control” or vote their shares in favor of a merger unless the terms of the outsourcing agreement were amended to recognize what he stated as being market reality. The independent consultant retained by VHA and Novation then presented an analysis and its conclusion that in its view, based upon the responses to the Request For Information, or RFI, document they had received from third parties, including GHX, the fees Novation pays to us under the outsourcing agreement were higher than the market rate and should be significantly reduced. Subsequent to this presentation, Stuart Baker stated that VHA and UHC wanted to immediately begin renegotiation of the outsourcing agreement to significantly reduce the fees and modify certain other terms, and would require such a renegotiation before consenting to a sale of Neoforma. Dr. Baker also informed us that, absent such a renegotiation, VHA and UHC would invoke the benchmarking provisions of the outsourcing agreement so that VHA and UHC could discharge their fiduciary duties to their not-for-profit hospital members. Our independent consultant then presented its findings with respect to the fees paid by Novation under the outsourcing agreement, which we believe supported our position that the fees in 2005, and over the remainder of the contract, were reasonable and fair. The parties ultimately agreed to immediately commence further discussions with interested acquirors and to renegotiate the outsourcing agreement in connection with a sale or merger of our company without the pre-condition of a resolution of the outsourcing agreement and other terms.

On April 18, 2005, our board of directors and the special committee held meetings where they discussed, among other things, the status of our discussions with potential acquirors and alternatives to pursuing a strategic transaction, which included preparing for a renegotiation of, or benchmarking process under, the outsourcing agreement and a stand-alone business strategy that would involve significantly reducing our operating costs. The board concluded that a strategic transaction should continue to be pursued, but if an acceptable transaction could not be consummated, that renegotiation of the outsourcing agreement would be the best alternative. In addition, our board and the special committee discussed the meeting that had occurred on April 14 and the contents of the amendments to Schedules 13D that VHA and UHC intended to file that day.

On April 18, 2005, each of VHA and UHC filed with the SEC amendments to their respective Schedules 13D stating their intention to support our evaluation of strategic alternatives, including a possible sale or merger transaction, and to sell their shares of Neoforma common stock in a transaction on terms acceptable to them. VHA and UHC also stated that their support of any such transaction, which may be withheld under the terms of the outsourcing agreement, would be conditioned upon renegotiating the outsourcing agreement with a potential acquiror, with such renegotiation to be based on terms, including service levels and pricing, that are market competitive. VHA and UHC reiterated that based upon the advice of their independent consultant, they believed that a market competitive price of the services provided by Neoforma under the outsourcing agreement should be significantly less than what Novation is currently paying to Neoforma. VHA and UHC further stated that Novation has the right to terminate the outsourcing agreement upon a change in control of Neoforma, and VHA and UHC stated that they might request Novation to invoke such termination right if Neoforma were to consummate a transaction that was not acceptable to VHA, UHC and Novation. That afternoon, we issued a press release announcing that in light of the statements made by VHA and UHC in their respective Schedules 13D regarding their intention to sell their shares of our common stock in a transaction on terms acceptable to them, Neoforma and its advisors intended to accelerate our investigation of strategic alternatives for enhancing stockholder value, and to enter into negotiations with prospective parties for that purpose.

On April 21, 2005, our board of directors received a second letter from QVT in which QVT requested, among other things, that our board consider all viable strategic alternatives in the interest of maximizing stockholder value and avoid actions that may have the effect of discouraging competing bids or proposals. QVT also stated that it had met with GHX in late January 2005 and that GHX then indicated that it was considering a transaction proposal at a substantial premium to the then market price of our common stock (which traded at between $8.30 and $10.00 in late January 2005).

On April 24, 2005, Mr. Hillebrand resigned from the special committee. Although Mr. Hillebrand was an independent director under rules promulgated by The Nasdaq Stock Market and never served on the board of directors or as an officer or other employee of VHA or UHC, he was also serving as the Chief Operating Officer of Evanston Northwestern Healthcare, a VHA member hospital, and Mr. Hillebrand wished to avoid any appearance of impropriety in the special committee’s process. Evanston Northwestern Healthcare is one of approximately 2,200 community-owned hospitals and health care providers in the VHA alliance.

On April 25, 2005, the special committee retained Wachtell, Lipton, Rosen & Katz as its outside counsel.

On May 1, 2005, the special committee held a meeting to receive an update from management and representatives of Merrill Lynch regarding the status of the discussions with prospective acquirors.

In early May, following preliminary discussions between the parties’ respective financial advisors, Mr. Zollars and Mr. Mahoney discussed the possibility of GHX acquiring Neoforma and the terms Neoforma would require to engage in exclusive discussions with GHX regarding a merger. On May 9, 2005, GHX provided to Merrill Lynch an indication of interest regarding a potential acquisition of Neoforma. GHX’s indication of interest stated that they would be willing to pay $10.00 per share in cash for all outstanding shares of our common stock other than shares held by VHA and UHC. The outstanding shares of our common stock held by VHA and UHC were to be exchanged for membership interests in GHX that would give VHA and UHC a combined 25% ownership stake in GHX. In addition, GHX indicated that it would enter into a new outsourcing agreement on terms consistent with the responses to the RFI document it had previously submitted to the independent consultant retained by VHA, UHC and Novation.

On May 13, 2005, the special committee held a meeting to discuss the GHX indication of interest, as well as the other parties that had expressed general interest in acquiring Neoforma, and the detailed set of procedures to govern the auction process that were being developed. The special committee also discussed the alternatives to pursuing a strategic transaction, including preparing for a renegotiation of, or benchmarking process under, the outsourcing agreement and a stand-alone business strategy that would involve significantly reducing our operating costs. The special committee concluded that it would not be appropriate for Neoforma to abandon the auction process and enter into exclusive negotiations with GHX at that time, but the special committee believed it was in our and our stockholders’ best interests to continue our efforts to pursue a strategic transaction. Merrill Lynch informed GHX on May 16, 2005 that Neoforma intended to continue discussions with other potential acquirors and that it would not enter into an exclusivity agreement with GHX with respect to a potential transaction at that time.

From late April until May 20, 2005, Neoforma, VHA, UHC and Novation jointly developed a detailed set of procedures to govern the auction process, which were designed to define and limit the involvement of VHA, UHC and Novation in the process in order to ensure the special committee could discharge its duties while giving VHA and UHC reasonable input into the process. We agreed that we would share information regarding the bids received from potential acquirors with VHA, UHC and Novation, except that we would not disclose any valuations, pricing and related information to them. In the course of negotiating these procedures, Lazard informed Merrill Lynch that VHA and UHC were only interested in supporting a transaction if VHA and UHC received the same consideration for all of their shares of our common stock as all of our other stockholders. Subsequent to finalizing the governing procedures, Merrill Lynch provided to Lazard a list identifying the seven remaining companies that had expressed interest in acquiring Neoforma.

On May 26, 2005, Mr. Zollars reviewed by phone with Stuart Baker and Robert Baker the list of potential acquirors, discussed the need to provide the potential acquirors with a term sheet setting forth expectations with regard to a new outsourcing agreement and discussed scheduling meetings at Novation’s headquarters in Dallas, Texas with each of the potential acquirors. VHA and UHC agreed to meet with all parties mentioned by Mr. Zollars.

In June 2005, Merrill Lynch provided the seven potential acquirors with a scope of services document prepared by VHA, UHC and Novation which detailed the desired terms of a new outsourcing agreement. Mr. Zollars and Mr. Nonomaque discussed the potential acquirors and the auction process by phone on June 13 and 14, 2005.

On June 14 and June 16, 2005, respectively, two of the potential acquirors withdrew from the process. Each of the five remaining potential acquirors met with our management to discuss the scope of services document and receive assistance in preparing for their meetings with VHA, UHC and Novation. Each of the potential acquirors subsequently met with representatives from VHA, UHC and Novation, Mr. Zollars and Robert Flury, our Vice President of Alliances, along with representatives from Merrill Lynch and Lazard, during individual meetings held on June 20, 28 and 29, 2005 at Novation’s headquarters, during which the potential acquirors made presentations regarding their ability to serve as a potential e-commerce partner and conducted preliminary due diligence.

On July 1, 2005, Merrill Lynch sent a bid process letter to the five potential acquirors that detailed the specific requirements with respect to their bid, including required information regarding a new outsourcing agreement. That day, the special committee held a meeting to receive an update regarding the meetings that had occurred in Dallas, review the five remaining potential acquirors and discuss next steps in the auction process. In addition, the special committee discussed the terms of a form merger agreement drafted by Fenwick & West, with input from our management and Wachtell, Lipton, Rosen & Katz, as well as VHA and UHC and their respective legal counsel, that would be provided to the potential acquirors.

On July 5, 2005, we provided each of the five potential acquirors with access to an electronic data room containing due diligence materials on Neoforma.

Between July 11 and July 22, 2005, our management met with four of the potential acquirors at our corporate headquarters to enable the potential acquirors to conduct further due diligence with respect to Neoforma, which included meetings with GHX on July 12 and 13, 2005. Throughout this time period, VHA, UHC, Novation and Lazard also met with these four potential bidders to assist in facilitating the best bid for Neoforma.

On July 19, 2005, our board of directors and the special committee held meetings at which they discussed the status of Neoforma’s evaluation of strategic alternatives, specifically the sale of Neoforma to a third party. Our board and the special committee also reviewed in greater detail the implications of preparing for a renegotiation of, or benchmarking process under, the outsourcing agreement and possible plans for a stand-alone business strategy that would involve significantly reducing operating costs, including the possibility of a significant reduction in our work force and the likely departure of key management and directors as a result of our change in strategy and its negative impact on our growth prospects. In addition, the special committee reviewed and discussed the terms of the form merger agreement.

On July 20, 2005, Merrill Lynch sent the form merger agreement to the four potential acquirors that had previously met with our management.

On July 21, 2005, Lazard sent a letter to Merrill Lynch which stated, “As [we] made clear to you at our meeting at Lazard on May 3, VHA and UHC are only interested in pursuing a transaction with a potential buyer of Neoforma in which all shares, including all of the shares owned by VHA, UHC and the public stockholders, are treated on a pari passu basis. VHA and UHC expect to receive for their shares the same amount and form of consideration to be received by every other shareholder of Neoforma at the consummation of a transaction. Based on the meeting with GHX and on the conversation you arranged for us with [another prospective purchaser] earlier this week, we believe that potential buyers have not been made aware of this requirement. We respectfully request that you expressly advise each of the potential buyers that VHA and UHC are participating in this process based on the understanding and expectation that all shareholders, including VHA and UHC, will be treated on a pari passu basis.”

On July 25, 2005, one of the potential bidders withdrew from the bid process.

On July 29, 2005, Neoforma received bids from GHX and a second potential acquiror. GHX offered (1) $10.00 per share in cash for all of our outstanding shares other than those held by VHA and UHC, (2) $10.00 per share in cash for one million of our shares held by VHA and UHC and (3) 21% of GHX’s membership interests in exchange for the remainder of our outstanding shares held by VHA and UHC. GHX’s bid also included proposed fees to be paid by Novation under a new outsourcing agreement of $50 million in 2006, $45 million in 2007 and $37 million per year through 2011, less than the current maximum fees paid to us by Novation of $61 million per year. GHX also provided detailed comments on the form of merger agreement. In addition, GHX provided a commitment letter from General Electric Capital Corporation, or GECC, committing to provide a credit facility under which GHX could borrow up to $110.0 million to finance the merger and related expenses, which commitment would have expired on December 31, 2005. The other bidder, which was a private equity firm, offered (1) $7.75 per share in cash for all of our outstanding shares other than those held by VHA and UHC and (2) $2.75 per share in cash for all shares held by VHA and UHC. The other bidder also stated its intention to negotiate a new ten-year outsourcing agreement with Novation, VHA and UHC, with an escalating annual fee to be based upon gross transaction dollar volume, although it did not provide a response to the scope of services document that was as detailed as the response from GHX. Another potential acquiror withdrew from the bid process on August 3, 2005, stating the transaction would not be economical given the scope of services and lower fees requested under a new outsourcing agreement and the overall complexity and multi-party nature of the deal. None of the potential acquirors other than GHX and the second bidder submitted a final offer with respect to an acquisition of Neoforma.

On August 2, 4 and 5, 2005, the special committee met to discuss the bids submitted by GHX and the second potential acquiror. At the August 5, 2005 meeting, representatives of Merrill Lynch gave a preliminary presentation reviewing the key economic terms of the two offers, which included a more detailed analysis of GHX’s offer because it was the higher bid. Representatives from Fenwick & West also discussed the major issues raised by GHX’s detailed comments to the form merger agreement. The special committee discussed at length the merits of the bids and the potential benefits and risks of Neoforma remaining as an independent company in the absence of an acquisition transaction. The special committee also discussed a stand-alone business strategy, including what expense reduction measures Neoforma might implement if a transaction on acceptable terms could not be consummated.

On August 8, 2005, representatives from Merrill Lynch and Lazard discussed by telephone the two bids. Lazard informed Merrill Lynch that VHA and UHC were still actively considering GHX’s proposal, but they would not support a transaction with the other bidder. VHA and UHC informed us that this was primarily due to the other bidder’s failure to adequately respond in a comprehensive manner to the “scope of services” request submitted to all bidders which stated Novation’s requirements for an outsourcing agreement. Other than as described in the preceding sentence, neither VHA nor UHC considered alternative means to accomplish the purposes of the merger stated in the sections of this proxy statement entitled “Special Factors—Background of the Merger,” “Special Factors—Reasons for the Merger” and “Special Factors—Purposes, Reasons and Plans for Neoforma after the Merger.”

On August 17, 2005, Curt Selquist, the chairman of GHX’s board of directors, Mr. Mahoney, Mr. Nash, and a representative from William Blair met with Stuart Baker, Robert Baker, Mr. McKenna and Mr. Zollars, along with representatives from Merrill Lynch and Lazard, at Novation’s corporate headquarters regarding GHX’s offer, issues with respect to the form merger agreement and the scope of services expected by Novation under the new outsourcing agreement. Stuart Baker and Robert Baker informed GHX that it would need to revise its bid to increase the number of our shares held by VHA and UHC that GHX would purchase for cash in the merger at the same price as our public stockholders and reduce the fees under a new outsourcing agreement. Following the meeting, Mr. Zollars met with Stuart Baker and Robert Baker and informed them that although we preferred to pursue an acquisition transaction under the right terms, we were prepared, in the alternative, to go through a benchmarking process under the outsourcing agreement and a stand-alone business strategy that would involve significantly reducing our operating costs.

On August 24, 2005, GHX submitted a revised bid in which it offered (1) $10.00 per share in cash for all of our outstanding shares other than those held by VHA and UHC, (2) $10.00 per share in cash for two million of our shares held by VHA and UHC and (3) 16% of GHX’s membership interests in exchange for the remainder of our outstanding shares held by VHA and UHC. In addition, GHX reduced the fees that Novation would pay under the new outsourcing agreement to $48 million in 2006, $42 million in 2007 and $34 million per year through 2011, but with a reduction in the scope of services that GHX would provide to Novation under the new outsourcing agreement. This arrangement would result in an average annual cost per year of approximately $39 million under the new outsourcing agreement. The special committee held a meeting on August 24, 2005 to discuss the revised bid from GHX and the next steps in the auction process, receive a status update from management and Merrill Lynch and to discuss certain terms of the merger agreement. The special committee held another meeting the next day at which it authorized management to proceed with further discussions with GHX.

Mr. Zollars and Mr. Nonomaque discussed GHX’s revised bid on August 25, 2005. Mr. Nonomaque reiterated that VHA and UHC wanted the same $10.00 per share consideration that all other stockholders were offered in the transaction, but indicated that, for the transaction to be acceptable to it, at minimum GHX needed to purchase more of our shares held by VHA and UHC for that cash consideration such that VHA and UHC would receive at least $5-$10 million additional cash in the deal.

On August 29, 2005, the special committee met to discuss the revised bid submitted by GHX. At the meeting, management presented a summary of the operating environment and representatives of Merrill Lynch presented a detailed preliminary financial analysis, including our stand-alone valuation, utilizing a discounted cash flow analysis based on different management-provided scenarios regarding renewal and revision of the outsourcing agreement and using different revenue assumptions. Counsel to Neoforma and the special committee also reviewed the legal aspects of a transaction with GHX. The special committee discussed at length the merits of GHX’s bid as well as the future prospects of Neoforma as a stand-alone company in the absence of an acquisition transaction.

Mr. Zollars and Mr. Nonomaque spoke by phone on August 30, 2005 to discuss making a counter-proposal to GHX requesting that GHX increase the number of shares held by VHA and UHC that would be converted into the right to receive cash in the merger and thereby increasing the amount of cash that VHA and UHC would receive by $5-$10 million in the aggregate (with no decrease in the consideration to be paid to our other stockholders), and that if GHX accepted such counterproposal, Neoforma would enter into a short-term exclusivity agreement with GHX to facilitate the consummation of a merger transaction. Mr. Nonomaque emphasized during this call that VHA and UHC would prefer all cash, but if that were not possible, more cash would be desirable because VHA and UHC would otherwise be receiving illiquid equity interests in a privately held company with virtually no prospect of going public. Mr. Zollars updated the special committee regarding this conversation at its August 30, 2005 meeting, and the special committee advised Mr. Zollars regarding how best to advance the discussions amongst the parties. In a subsequent conversation that day, Mr. Zollars and Stuart Baker discussed strategy in communicating the terms of the counter-proposal to GHX, and on August 31, 2005, they informed Mr. Mahoney that they would proceed with a transaction if GHX would increase the number of shares held by VHA and UHC that would be converted into the right to receive cash in the merger by an amount that would increase the amount of cash that VHA and UHC would receive by $5-$10 million in the aggregate.

On August 31, 2005, GHX submitted a revised bid to acquire Neoforma. GHX offered (1) $10.00 per share in cash for all our outstanding shares other than shares held by VHA and UHC, (2) $10.00 per share in cash for 2.5 million of our outstanding shares held by VHA and UHC and (3) 16% of GHX’s membership interests in exchange for the remainder of our outstanding shares held by VHA and UHC. The fees that Novation would pay under the new outsourcing agreement remained at $48 million in 2006, $42 million in 2007 and $34 million per year through 2011.

Upon extensive review and analysis of the most recent bid received from GHX, on August 31, 2005, the special committee authorized Neoforma to enter into an exclusivity agreement with GHX to facilitate negotiation of a definitive merger agreement. GHX and Neoforma entered into an exclusivity agreement that day, which required Neoforma to not solicit offers from, or engage in negotiations with, other companies with respect to an alternative acquisition transaction until September 12, 2005. Merrill Lynch subsequently advised the other bidder that we would not proceed with further negotiations with them at this time.

On September 2, 2005, after input from the special committee and its counsel, Fenwick & West provided GHX and its legal counsel, Sidley Austin Brown & Wood LLP, which we sometimes refer to as Sidley, with a revised merger agreement based on GHX’s comments. On September 7 and 8, 2005, Messrs. Zollars, Guggenhime, Flury, Phillips and Somer, together with a representative from Fenwick & West, met with Messrs. Mahoney and Nash and representatives from Sidley, as well as representatives from Skadden, at Sidley’s offices in Chicago, Illinois to begin negotiating the merger agreement.

On September 9, 2005, our board of directors held a meeting at which Mr. Zollars provided the board with an update of the meetings held in Chicago. The board reviewed the open merger agreement issues and discussed the current proposed timeline for signing the definitive agreements. The board also discussed the alternatives if an acceptable transaction could not be negotiated with GHX, including proceeding as a stand-alone entity and possibly re-engaging with other potential third party acquirors. The special committee then met to discuss these matters. The special committee determined that the exclusivity agreement with GHX that was to expire on September 12, 2005 should be extended.

During the remainder of September and early October, Neoforma, GHX and their respective legal advisors continued to negotiate the merger agreement, with input with regard to certain provisions from VHA, UHC and their respective legal advisors. GHX, VHA, UHC and Novation, together with their legal advisors, also negotiated the terms of a new outsourcing agreement, the exchange agreements pursuant to which VHA and UHC would exchange certain of their shares of our common stock for membership interests in GHX, certain terms of GHX’s organizational documents governing such interests and the voting agreements pursuant to which VHA and UHC would agree to vote the shares of our common stock held by them in favor of the adoption of the merger agreement. The negotiations of each of these agreements continued, both in person and by telephone, involving at various times and depending on the agreements being negotiated, members of management of Neoforma, GHX, VHA, UHC and Novation. During the course of these negotiations, GHX informed VHA and UHC that the percentage of GHX membership interests that they would receive in the exchange for their shares of our common stock would be 14.5% to reflect the increase in the number of shares with respect to which they would receive cash in the merger from 2,000,000 to 2,500,000.

On September 26, 2005, the special committee met to discuss the remaining unresolved merger agreement issues with its legal and financial advisors and management and our legal counsel. The special committee also discussed the status of the outsourcing agreement negotiations among GHX and VHA and UHC as communicated to us, the current proposed timeline for signing definitive agreements and the retention of a proxy solicitation firm to assist us in securing stockholder approval of the merger.

On October 3, 2005, the special committee met with its legal and financial advisors and management and our legal counsel to discuss the respective parties’ latest positions with respect to unresolved issues in the merger agreement. The special committee also instructed management and its financial and legal advisors to conduct further diligence with respect to GHX’s ability to meet its obligations under its commitment letter with GECC to provide comfort to the special committee that GHX would receive the necessary funding to consummate the merger.

On October 10, 2005, Dr. Stuart Baker of VHA sent a letter to Mr. Zollars stating, “As we and members of our team have repeatedly stated in writing, over the phone and at “in person” meetings, we wish to confirm that we would much prefer to receive the same consideration being paid to all Neoforma stockholders in the merger—$10 per share in cash—than the consideration we are currently scheduled to receive if the transaction is approved (a minority equity stake in GHX and $10 per share for approximately 2 million of our 8.6 million Neoforma shares).”

The parties continued to negotiate the merger agreement through October 10, 2005. VHA and UHC ultimately indicated that, contrary to the position that they had taken throughout the negotiations, they would agree to accept a requirement that a majority of the stockholders of Neoforma voting at the annual meeting, other than VHA, UHC and their respective affiliates and associates, vote to approve the merger, referred to as the majority of the minority vote requirement. At this time, GHX provided an amended commitment letter from GECC, extending the term of the commitment to April 30, 2006, and Neoforma, VHA and UHC indicated that they would agree to accept the financing contingency. On October 10, 2005, our board of directors held a special meeting to consider approval of the merger agreement. At this meeting, representatives of Fenwick & West discussed the board’s fiduciary duties, the terms of the merger agreement and the resolution of the outstanding merger agreement issues. Representatives of Merrill Lynch provided their financial analysis of the proposed transaction, including our stand-alone valuation, utilizing, among other methodologies, a discounted cash flow analysis based on different management-provided scenarios regarding renegotiation and renewal of the outsourcing agreement and using different revenue assumptions. Members of our management then provided our board with an analysis of the consideration to be received by VHA and UHC. In addition, the board reviewed the letter from VHA confirming that VHA would have greatly preferred receiving the same cash consideration for all of their shares of our common stock as our other stockholders and that it was not VHA’s preference to receive illiquid GHX equity. The special committee then met in executive session with its financial and legal advisors. The special committee’s legal counsel reviewed its previous advice concerning the legal standard applicable to the special committee’s decisions and actions with respect to its evaluation of alternatives. Merrill Lynch then delivered its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the considerations set forth in its opinion, the $10.00 per share in cash to be received by our stockholders (other than VHA, UHC and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such stockholders (a copy of the full text of the written opinion of Merrill Lynch is attached to this proxy statement as Annex C, and you should read the opinion for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of Merrill Lynch’s review in rendering its opinion). See “Special Factors—Opinion of Our Financial Advisor.” After discussion of and deliberation on the proposed transaction, and after considering the interests of certain of our executive officers and directors in the merger, as described in “Special Factors—Interests of Our Executive Officers and Directors in the Merger,” the special committee unanimously recommended to our board of directors that the board should approve and authorize the merger agreement, the merger and the other transactions contemplated by the merger agreement. Our board of directors reconvened following the completion of the special committee’s meeting. Based in part on the recommendation of the special committee, as well as the presentations from Fenwick and Merrill Lynch and the other factors described in the “Reasons for the Merger” section below, our board of directors unanimously (1) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Neoforma and its stockholders, (2) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and authorized the execution and delivery of the merger agreement, and (3) resolved to recommend that our stockholders approve the adoption of the merger agreement.

On the evening of October 10, 2005, following the approvals of, as applicable, the merger agreement, the merger and the other transactions contemplated by the merger agreement by the respective boards of directors of Neoforma, GHX, VHA and UHC, we and GHX each executed the merger agreement and VHA, UHC and each of our directors and executive officers executed voting agreements in favor of GHX granting proxies to Messrs. Mahoney and Nash to vote their respective shares of our common stock in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement. In addition, GHX, VHA, UHC, Novation and HPPI executed the new outsourcing agreement and GHX, VHA and UHC executed the exchange agreements. Early in the morning on October 11, 2005, we and GHX issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger

The following describes material reasons, factors and information taken into account by the special committee, and which formed the basis of its decision, to recommend to our board of directors that it approve the merger agreement and the transactions contemplated thereby and the material reasons, factors and information taken into account by our board of directors in deciding to approve the merger agreement and the transactions contemplated thereby and to recommend that our stockholders adopt the merger agreement.

Our extensive process

•	the extensive and thorough process that Merrill Lynch and we conducted under the direction of the special committee, which included the following:

•	we issued a press release in January 2005 announcing our engagement of Merrill Lynch to assist in evaluating strategic alternatives, including a possible sale or merger of our company;

•	Merrill Lynch and we contacted approximately 40 companies from a wide range of industries, including healthcare supply chain participants, information technology vendors, consulting firms and private equity firms, that Merrill Lynch and we considered to be the most likely potential acquirors of our company;

•	in addition to the companies Merrill Lynch and we contacted, other parties contacted us and we responded to such inquiries;

•	of all of these parties, 15 requested, and received, non-public information after executing non-disclosure agreements with us for the purpose of exploring a possible strategic transaction with us;

•	of the 15 parties that received this additional information, seven continued to express interest at the beginning of June 2005;

•	of these seven parties, five elected to pursue further discussions, and we (1) facilitated and participated in meetings among VHA, UHC and Novation and each of them, (2) provided to each of them access to our management and an electronic data room for conducting additional due diligence and (3) distributed bid instructions to each of them;

•	of these five parties, GHX and one other party submitted bids; and

•	of the two bids received, GHX’s per share offer was materially higher to our stockholders (other than VHA and UHC) than the competing bid’s per share offer, our special committee determined that GHX’s bid was superior to our stockholders (other than VHA and UHC) to the bid from the other party, and, independently, the financial advisor to VHA and UHC advised us that VHA and UHC would not support the bid from the other party primarily because its response to the “scope of services” request submitted to all bidders which stated Novation’s requirements for an outsourcing agreement was not as comprehensive as the response from GHX.

The value of the GHX bid to our stockholders

•	the financial terms of the GHX bid with respect our stockholders other than VHA and UHC, including the following:

•	the fact that GHX’s $10.00 per share in cash offer to our stockholders other than VHA and UHC was materially higher than the competing bid’s per share offer to those stockholders (which was also all cash);

•	the fact that GHX’s offer will be paid in cash, providing certainty, immediate value and liquidity to our stockholders other than VHA and UHC;

•	the premium to the current and historical closing trading prices of shares of our common stock and to our current and historical enterprise value (calculated as fully-diluted equity value minus net cash) represented by the $10.00 per share in cash to be received by our stockholders other than VHA and UHC. See “Special Factors—Opinion of Our Financial Advisor;”

•	the premiums to our stock price of 43.5% to our closing price on the day we announced our evaluation of strategic alternatives (which we announced after the close of trading) and 20.5% to our average closing price over the one month before we announced entry into the merger agreement with GHX, were both deemed by us to be particularly relevant due to the fact that these closing prices reflect a market value of our stock prior to the material disclosure released on each of the days following the announcements;

•	the financial analyses reviewed by Merrill Lynch at the special committee meetings on August 29, 2005, October 3, 2005 and October 10, 2005 and our board meeting on October 10, 2005, and the October 10, 2005 Merrill Lynch opinion that, as of that date and based upon and subject to the considerations set forth in its opinion, the $10.00 per share in cash to be received by our stockholders other than VHA and UHC was fair, from a financial point of view, to such stockholders; and

•	the $10.00 per share price paid is higher in virtually every circumstance than the high end of the range of fair values for our common stock as set forth in the Merrill Lynch analysis. See “Special Factors—Opinion of Our Financial Advisor.”

•	the financial terms of the GHX bid with respect to VHA and UHC, including the following:

•	our belief that the per share consideration to be received by our stockholders other than VHA and UHC is greater in value than the aggregate consideration to be received by VHA and UHC pursuant to the merger agreement, based upon the following factors:

•	the illiquid, private company equity VHA and UHC will receive upon closing of the transactions in partial consideration for their shares of our common stock;

•	the declaration in GHX’s limited liability company agreement that members do not intend to engage in an initial public offering and GHX’s requirement of a 95% vote of its members to authorize such an offering;

•	our understanding of GHX’s business model, which is designed to reduce supply-chain costs to its participants rather than to generate excess revenues and profits for distribution to its members;

•	the requests that VHA and UHC repeatedly made during the negotiating process to receive, for all of their Neoforma shares, the same merger consideration that the other stockholders were to receive; and

•	GHX’s revisions to its proposal, over the course of the negotiations, at the insistence of VHA and UHC, to reduce the GHX equity that it would issue to VHA and UHC from a combined 25.0% to 14.5% of GHX and to increase the number of shares of our common stock held by VHA and UHC with respect to which they would receive $10.00 in cash in the merger from 0 to a combined 2.5 million, resulting in the payment of $25 million in aggregate cash consideration;

•	the fees payable by Novation under the terms of the new outsourcing agreement among it, VHA, UHC, HPPI and GHX (which provides for average annual fees of $39 million) and the fees payable to us under our current outsourcing agreement (which are currently capped at $61 million and represented more than 80% of our total fees in 2004 and the first nine months of 2005), and the possibility of a substantial reduction in those fees through renegotiation or benchmarking (as discussed below);

•	the limitations on the right of VHA and UHC to sell their shares of our common stock to a third party in a transaction that was not approved by our board of directors, under the terms of the amended and restated common stock and warrant agreements, each dated as of May 24, 2000, between us and VHA and between us and UHC (each as amended), and additional limitations on the ability of VHA to sell its shares of our common stock to a third party in a transaction that was not approved by our board of directors under Section 203 of the DGCL, which limits the right of any purchaser in such an unapproved transaction to acquire additional shares of our common stock; and

•	VHA’s and UHC’s indication that the terms and conditions of the GHX bid, including terms relating to the new outsourcing agreement among GHX, Novation, VHA, UHC and HPPI, were acceptable to them (despite VHA’s and UHC’s prior indication that they would only support a transaction in which they received the same consideration for all of their shares of our common stock as our other stockholders), which led us to believe that the proposed transaction with GHX would be supported by VHA and UHC; such support was critical because VHA and UHC had the right as stockholders to vote against a proposed transaction and had the right, under the terms of the current outsourcing agreement, to terminate that agreement upon a Neoforma change of control.

The increasing challenges faced by us as an independent company

•	the challenges that we face as an independent company pursuing organic growth and/or growth through acquisitions of other companies, including:

•	Acceleration by VHA, UHC and Novation of their efforts to lower costs and expand their service offering in order to serve their members. Our perception that VHA, UHC and Novation have continued and accelerated their efforts to (1) lower their cost structure and (2) expand their service offering, which we believe is a result of increasing competition in their industry. We believe that both of these changes have a negative impact on our future prospects as an independent company, as described below.

•	Lowering their operating costs

•	As a means to reduce their overall costs, VHA, UHC and Novation have indicated their intent to reduce their fees under the outsourcing agreement, referring to their benchmarking rights and stating that based on reports by their consultant, a market competitive price of the services provided by Novation is significantly less than the current outsourcing agreement fee. Absent a transaction with GHX, VHA, UHC and Novation have indicated to us that they immediately would seek to reduce their payments to us either through a renegotiation of the outsourcing agreement or benchmarking.

•	Expanding their service offering and competing with our company

•	Under the outsourcing agreement, we must obtain the consent from Novation to offer certain products or services to the members of VHA and UHC and, to a lesser extent, to other hospitals. We believe that this consent will be more difficult to obtain given the increasing competition between our company and them;

•	In September 2005, VHA announced the formation of a supply chain analytics division to develop, among other things, their own spend intelligence capability, which we believe will be directly competitive with our spend intelligence offering, our primary initiative for non-Novation revenue growth and which we believe decreases the likelihood that VHA would seek to work with us in providing other services to its members; and

•	The increasing level of competition between our company and Novation, VHA and UHC reduces the value of these organizations and the member hospitals of VHA and UHC as a channel for our future growth.

•	Novation’s intention to significantly reduce the fees they pay under the outsourcing agreement if we remained an independent company

•	Our fees under the outsourcing agreement, which expires in March 2010, constituted more than 80% of the total amount of fees that we received from all of our customers in 2004 and the first nine months of 2005, and a significant reduction in the outsourcing agreement fee would have a material impact on our business and future prospects;

•	A renegotiation of the outsourcing agreement with VHA, UHC and Novation would likely result in a significant reduction in the annual fee through the end of the initial term of the agreement in March 2010;

•	We believe that if we did not agree to a reduction in fees in a renegotiation of the outsourcing agreement, Novation would invoke the benchmarking provisions of the agreement to seek to lower their fees, which would entail the following risks:

•	the fee could be significantly reduced from the date of the benchmarking request through the remainder of the initial term of the agreement (which expires in March 2010); and

•	the process could be lengthy, distracting and acrimonious and also could irreparably harm our relationship with VHA, UHC and Novation and result in ongoing employee, customer and investor uncertainty;

•	We do not believe Novation, VHA and UHC would allow us to migrate to member-based pricing (which would require payments directly by participating hospitals) as a means to offset a reduction in our annual fee from Novation under either a renegotiation or benchmarking scenario;

•	If a benchmarking process resulted in our fees remaining at or near current levels, we believe that it is unlikely that Novation, VHA and UHC would agree to extend the outsourcing agreement beyond its expiration in March 2010; and

•	If we were able to extend the outsourcing agreement beyond March 2010, we believe that substantial further reductions in our fees would be the cost of such an extension.

•	Other factors. In addition to the foregoing, the following additional factors increase the challenges we would face if we remained an independent company:

•	declines in our operating results from fiscal year 2003 to fiscal year 2004 and during the first three quarters of 2005;

•	our continued challenges in generating new business and revenue from customers unaffiliated with VHA, UHC and Novation, including challenges resulting from the fact that the majority of our common stock is owned by VHA and UHC and more than 80% of our total fees in 2004 and the first nine months of 2005 were from VHA, UHC and Novation, which are competitors of such potential new customers, and Novation’s contractual rights under the outsourcing agreement to withhold its consent to our offering certain products or services to the members of VHA and UHC and, to a lesser extent, to other hospitals;

•	the risk that members of our management team and key employees would terminate their employment with us and seek alternative employment with companies with higher growth rates and better potential financial returns, employment terms and career opportunities;

•	the significant general and administrative costs of remaining a publicly-traded company as a percentage of our other costs;

•	difficulties in achieving growth through acquisitions in view of:

•	the lack of suitable acquisition candidates; and

•	the anticipated lack of support from VHA, UHC and Novation for an acquisition strategy even with suitable targets; and

•	our expectation that, in addition to new competitive pressures from VHA and UHC, we would continue to face vigorous competition from a number of companies in a wide range of areas, including from:

•	online marketplaces, exchanges and connectivity vendors providing solutions to the healthcare supply chain (such as GHX, GXS Corporation and Sterling Commerce, Inc., a subsidiary of SBC Communications Inc.);

•	group purchasing organizations, or GPOs, that are offering supply chain management services beyond traditional GPO services (such as Broadlane, Inc. and MedAssets, Inc.);

•	enterprise software and service vendors that offer applications, including procurement, to the healthcare market (such as Ariba, Inc., Lawson Software, Inc., McKesson Corporation, Oracle Corporation, and SAP AG);

•	suppliers that have created their own offerings to provide supply chain management services to their customers (such as AmerisourceBergen Corporation, Cardinal Health, Inc., McKesson Corporation and Owens & Minor, Inc.);

•	companies that provide information solutions or services or data management solutions or services to participants in the healthcare supply chain (such as IMS Health Incorporated and NDCHealth Corporation); and

•	information technology services and consulting firms (such as Accenture Ltd., Computer Sciences Corporation, First Consulting Group, Inc., International Business Machines Corporation and Perot Systems Corporation).

The terms of the merger agreement

•	Our board of directors’ and the special committee’s consideration of the terms of the merger agreement, by themselves and in comparison to the terms of agreements in other similar transactions, including:

•	the right of our board of directors under certain circumstances described below and in the merger agreement, in connection with the discharge of its fiduciary duties to our stockholders, to consider unsolicited acquisition proposals, to change its recommendation with respect to the merger and to terminate the merger agreement should we receive an unsolicited proposal that our board of directors determines to be a superior offer;

•	the likelihood that GHX would obtain the financing to consummate the merger set forth in the commitment letter with General Electric Capital Corporation and, in particular, the likelihood that the conditions to funding set forth in the commitment letter would be satisfied;

•	the other conditions to GHX’s obligations to complete the merger, in particular, the likelihood of obtaining the necessary regulatory and stockholder approvals and the likelihood that the merger would be completed;

•	the fact that the merger agreement included, as a condition to each party’s obligations to complete the merger, a requirement that the merger agreement be adopted by a majority of the voting power of the shares of our common stock voting on the proposal at the stockholders’ meeting that are not beneficially owned by VHA or UHC, giving our stockholders other than VHA and UHC or their respective affiliates and associates the right to disapprove of the merger; and

•	the right of the special committee to approve selected actions by our company under the merger agreement, including amendments to the merger agreement, waivers of the merger agreement provisions and the termination of the merger agreement under selected circumstances.

In addition, the special committee and our board of directors believe that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the special committee and our board of directors to represent effectively the interests of our stockholders other than VHA, UHC and their affiliates and our executive officers and directors. These procedural safeguards include the following:

•	the fact that our board of directors established a special committee, the members of which are each independent directors under the rules of The Nasdaq Stock Market and are not employees of Neoforma;

•	the fact that, as discussed above, the merger agreement must be adopted by a majority of the voting power of the shares of our common stock voting on the proposal at the special meeting of our stockholders that are not owned by VHA or UHC and their respective affiliates and associates;

•	the fact that Merrill Lynch and Wachtell, Lipton, Rosen & Katz were retained as financial and legal advisors to advise the special committee with respect to the merger;

•	the fact that the special committee provided instructions to its legal and financial advisors regarding the negotiation of the terms of the merger agreement, including the amount of the merger consideration;

•	the fact that the opinion of Merrill Lynch addresses the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock other than VHA, UHC or their respective affiliates;

•	the fact that we developed with VHA, UHC and Novation a detailed set of procedures to govern the auction process that were designed to define and limit the involvement of VHA, UHC and Novation in the process, which procedures provided that we would not disclose any valuation, pricing and related information to VHA, UHC and Novation;

•	the fact that, other than the acceleration of vesting of stock options and restricted stock, the payment of benefits upon the consummation of the merger and maintenance of indemnification rights and insurance coverage, as discussed in further detail in “Special Factors—Interests of Our Executive Officers and Directors in the Merger,” our executive officers and directors will not receive any consideration in connection with the merger that is different from that received by any of our other stockholders;

•	the fact that our board of directors and special committee have retained its right to change its recommendation of the merger;

•	the fact that we are permitted under certain circumstances to respond to inquiries regarding acquisition proposals and to terminate the merger agreement in order to complete a superior proposal upon payment of a $4.375 million termination fee; and

•	the fact that under Delaware law, our stockholders have the right to demand appraisal of their shares.

In light of the procedural safeguards discussed above, the special committee and our board of directors did not believe it was necessary to retain an unaffiliated representative to act solely on behalf of our stockholders other than VHA, UHC and their affiliates and our executive officers and directors.

In the course of their deliberations, the special committee and our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that our stockholders (except for VHA and UHC) will not participate in any potential future growth of Neoforma or GHX;

•	the impact of the announcement and pendency of the merger, including the impact of the merger on our employees, customers, and our relationships with other third parties and the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to negotiate and close the merger with GHX, which could impair our prospects as an independent company if the merger is not consummated;

•	the risk that the transaction might not be consummated in the event that GHX is unable to obtain financing notwithstanding its covenants in the merger agreement or we or GHX are unable to satisfy one or more of the other closing conditions;

•	the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to GHX a termination fee of $4,375,000 if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our stockholders than the merger;

•	the fact that the gain realized by our stockholders as a result of the merger generally will be taxable to our stockholders for U.S. federal income tax purposes; and

•

the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

In addition, our board of directors and the special committee of the board also considered VHA’s and UHC’s relationship with our company, including their combined majority voting position in our company and their attendant ability to block any merger or sale of our company, VHA’s and UHC’s combined 100% ownership of Novation, the largest customer of our company, and VHA’s and UHC’s statements that they would not consent to any sale of our company until the outsourcing agreement was renegotiated on terms acceptable to them.

The special committee and our board of directors were aware that the high end of the range for the “Upside Case” generated by the discounted cash flow analysis, as discussed below in “Special Factors—Opinion of Our Financial Advisor,” was above the cash merger price of $10.00 per share, but the special committee and our board of directors did not believe that such value, which was based on certain assumed terminal value multiples and discount rates, was a countervailing factor, particularly because the high end of the ranges generated by the discounted cash flow analysis for the other three scenarios were significantly below $10.00 per share. Merrill Lynch provided the special committee and our board of directors with a chart depicting our historical stock prices for the 52 weeks ended October 5, 2005, which included the intraday high and low trading prices of $4.76 and $9.94, as well as our stock price over specific historical trading periods, such as the closing price over the one-month period ended October 5, 2005. The special committee and our board of directors reviewed this information, and as discussed above, deemed of particular relevance the premiums to our stock price of 43.5% to our closing price on the day we announced our evaluation of strategic alternatives and 20.5% to our average closing price over the one month before we announced entry into the merger agreement with GHX. The special committee and our board of directors, however, did not believe that our stock price on any particular day, such as the highest trading price during the period presented of $9.94, constituted a countervailing factor because such prices were isolated facts within a large body of data that was analyzed by Merrill Lynch in determining that the cash merger price was fair and because no party contacted by Merrill Lynch, including the other party that submitted a bid to acquire Neoforma, indicated a willingness to pay an amount equal to or greater than the cash merger price of $10.00 per share.

In analyzing the transaction, the special committee and our board of directors relied on the analyses and methodologies used by Merrill Lynch as a whole to evaluate the going concern value of Neoforma, thereby adopting Merrill Lynch’s analyses and conclusions with respect to its methodologies. Merrill Lynch’s analyses were based upon certain management-provided scenarios and assumptions related to the renegotiation of the outsourcing agreement, but did not include an independent analysis of the liquidation value or book value of Neoforma. The special committee and our board of directors did not consider liquidation value as a factor because Neoforma is a viable going concern business and the trading history of our common stock is an indication of our value as such. The liquidation value would be significantly lower than Neoforma’s value as a viable going concern and, due to the fact that Neoforma is being sold as a going concern, the liquidation value of Neoforma is irrelevant to a determination as to whether the merger is fair to Neoforma and our stockholders other than VHA, UHC and their affiliates and our executive officers and directors. Further, the special committee and our board of directors did not consider net book value, which is not a material indicator of the value of Neoforma because it understates its value as a going concern, but is instead indicative of historical costs. Our net book value per share as of September 30, 2005 was $2.55, which is substantially below the $10.00 per share cash merger consideration.

Our board of directors and the special committee carefully considered these factors as a whole in reaching their respective determinations and recommendations. Our board of directors and the special committee concluded that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger. In addition, our board of directors and the special committee considered the interests that certain of our directors and executive officers may have with respect to the merger, in addition to their interests as stockholders of Neoforma generally, as described in the section of this proxy statement entitled “Special Factors—Interests of Our Executive Officers and Directors in the Merger.”

The foregoing discussion of factors considered by our board of directors and the special committee is not meant to be exhaustive but includes the material factors considered by the special committee in reaching, (1) its determination that the merger agreement is advisable and fair to, and in the best interests of, Neoforma and its stockholders (other than VHA, UHC and their respective affiliates) and (2) its recommendation that our board of directors approve the merger agreement and the transactions contemplated thereby, and the material factors considered by our board of directors (1) in declaring that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Neoforma and its stockholders (other than our executive officers and directors and VHA, UHC and their respective affiliates), (2) in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement and (3) in recommending that Neoforma’s stockholders adopt the merger agreement. In view of the wide variety of factors considered by our board of directors and the special committee in connection with the evaluation of the merger and the complexity of these matters, our board of directors and special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations and recommendations. Rather, the directors made their determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of our board of directors and special committee may have been influenced to a greater or lesser degree by different factors.

Recommendation of Our Board of Directors

After careful consideration, our board of directors unanimously recommends that you vote “FOR” the proposal to approve the adoption of the merger agreement.

Opinion of Our Financial Advisor

Merrill Lynch acted as financial advisor in connection with the merger, under the direction of the special committee of our board of directors. At the meeting of the special committee on October 10, 2005, Merrill Lynch rendered its oral opinion, subsequently confirmed in writing as of the same date, that as of that date, and subject to and based on the various assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth therein, the consideration of $10.00 in cash per share of our common stock (other than the shares of common stock held by VHA, UHC and their respective affiliates) was fair from a financial point of view to holders of our common stock other than VHA, UHC and their respective affiliates.

The full text of the opinion of Merrill Lynch, dated October 10, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Merrill Lynch, is attached as Annex C to this proxy statement and is incorporated herein by reference. You should read the opinion carefully and in its entirety.

The Merrill Lynch opinion is for the use and benefit of the special committee and our board of directors and addressed only the fairness, as of the date of the opinion, from a financial point of view, of the cash consideration to the stockholders of Neoforma other than VHA, UHC and their respective affiliates.

The opinion of Merrill Lynch does not address the merits of the underlying decision by Neoforma to engage in the merger, the merits of the new outsourcing agreement, the merits of the merger as compared to other alternatives potentially available to us (including other indications of interest to acquire us) or the relative effects of any alternative transaction in which we might engage, nor does it constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed merger or any matter related thereto. In addition, we did not ask Merrill Lynch to address, and the opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Neoforma, other than the holders of our common stock (other than VHA, UHC and their respective affiliates). The opinion does not in any manner constitute an opinion regarding the consideration received by VHA, UHC and their respective affiliates, including the cash consideration received by VHA, UHC and their respective affiliates and the GHX equity consideration, or an opinion regarding the new outsourcing agreement.

In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Neoforma that it deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Neoforma furnished to it by us;

•	conducted discussions with members of our senior management;

•	reviewed the market prices and valuation multiples for our common stock and compared them with those of certain publicly traded companies that it deemed to be relevant;

•	reviewed our results of operations and compared them with those of certain publicly traded companies that it deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that it deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of Neoforma and GHX and their financial and legal advisors;

•	reviewed a draft of the merger agreement, dated October 8, 2005, including all schedules and exhibits thereto (including drafts of the voting agreements, dated October 8, 2005, drafts of the exchange agreements, dated October 8, 2005, a draft of the new outsourcing agreement, dated October 6, 2005 (excluding schedules and exhibits), and certain other documents related to the financing of the merger); and

•	reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of our assets or liabilities or has been furnished with any such evaluation or appraisal, nor has Merrill Lynch evaluated the solvency or fair value of Neoforma under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of our properties or facilities. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by us, Merrill Lynch has assumed that such information has been reasonably prepared and reflect the best then currently available estimates and judgment of our management as to the expected future financial performance of Neoforma, including, without limitation, any information related to payments from any of our customers. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it.

Merrill Lynch’s opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to it as of, the date of the opinion.

Financial Analyses.    At the October 10, 2005 meeting of the special committee and our board of directors, and in connection with preparing its opinion for the special committee, Merrill Lynch made a presentation of certain financial analyses of the proposed merger. The October 10, 2005 presentation revised previous presentations to reflect certain assumptions and projections provided by management.

The following is a summary of the material analyses contained in the presentation that was delivered to the special committee and our board of directors. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

The fact that any specific analysis has been referred to in the summary below and in this proxy statement is not meant to indicate that such analysis was given more weight than any other analysis; in reaching its conclusion, Merrill Lynch arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and performed by Merrill Lynch in connection with its opinion operated collectively to support its determinations as to the fairness of the cash consideration from a financial point of view. Merrill Lynch did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

In arriving at its opinion, Merrill Lynch made its determination as to the fairness, from a financial point of view, as of the date of the opinion, of the cash consideration to our stockholders (other than VHA, UHC and their respective affiliates) on the basis of the multiple financial and comparative analyses described below. The following summary is not a complete description of all of the analyses performed and factors considered by Merrill Lynch in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by Merrill Lynch. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis.

With respect to the analysis of publicly traded companies and the analyses of transactions summarized below, such analyses reflect selected companies and transactions, and not necessarily all companies or transactions, that may be considered relevant in evaluating Neoforma or the merger. Further, none of the companies reviewed possessed characteristics identical to ours, and none of the companies reviewed demonstrated a reliance on a single source of revenue similar to our reliance on the annual fee under the current outsourcing agreement. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The estimates of future performance of Neoforma provided by our management in or underlying Merrill Lynch’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond our control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which such companies actually may be sold.

The cash consideration to be paid per share of our common stock (to all stockholders other than VHA, UHC and their respective affiliates) was determined through negotiation between Neoforma and GHX and the decision to enter into the merger was solely that of GHX and Neoforma. The opinion and financial analyses of Merrill Lynch were only one of many factors that we considered in our evaluation of the merger and should not be viewed as determinative of the views of Neoforma, our board of directors or the special committee of the board of directors with respect to the merger or the per share cash consideration.

In order to derive a range of values for Neoforma on a going-forward basis if we did not enter into the merger, Merrill Lynch utilized a range of possible outcomes relating to the existing outsourcing agreement. The annual fee paid by VHA and UHC to us under the existing outsourcing agreement comprised more than 80% of our annual fees in 2004 and the first nine months of 2005 and is subject to adjustment through a benchmarking process that could potentially result in a substantial reduction of the annual fee. Both VHA and UHC had indicated they would seek such a reduction in the annual fee in the absence of a strategic transaction involving Neoforma, either through renegotiation or by invoking benchmarking. Because the annual fee was subject to likely renegotiation or benchmarking, Merrill Lynch primarily utilized estimates provided by our management, rather than historical or current figures, to derive a range of values for Neoforma. Merrill Lynch performed a discounted cash flow analysis under four possible scenarios relating to the outcome of the renegotiation of the outsourcing agreement through its current term, which expires in March 2010. Following this expiration, it is likely that VHA and UHC would engage in a competitive bidding process in the open market, possibly reducing the fees paid to us for the services currently provided in connection with an extension of the outsourcing agreement, or resulting in a termination of the outsourcing agreement in March 2010, and accordingly the four scenarios also relate to potential outcomes of this bidding process after March 2010. For all four scenarios, Merrill used a standard set of assumptions for our other sources of revenue. In addition, Merrill Lynch applied the Base Case scenario (as defined below) to certain other analyses.

Merrill Lynch utilized the following four scenarios for its discounted cash flow analysis based upon projections and estimates developed by our management: (1) a case, referred to as the “Base Case,” which assumes negotiations between Neoforma and VHA and UHC relating to the outsourcing agreement result in a $45 million annual fee paid to Neoforma through March 2010, with Neoforma securing an extension of the outsourcing agreement (or entering into a new outsourcing agreement) providing for an annual fee after March 2010 of $25 million, (2) a more positive case, referred to as the “Upside Case,” which assumes a $45 million fee through March 2010 and thereafter, (3) a more negative case, referred to as the “Downside Case,” which assumes Neoforma receives a lower annual fee of $40 million through 2010 and is subsequently unsuccessful in securing the right to provide any services to VHA and UHC in a competitive bidding process, and (4) a case, referred to as the “‘Win’ Benchmarking Case,” which assumes that we succeed in retaining the current $61 million annual fee through March 2010 and are subsequently unsuccessful in securing the right to provide any services thereafter to VHA and UHC in a competitive bidding process.

The projections for 2005 through 2008 utilized in the “Win” Benchmarking Case were consistent in all material respects with those described below under “Special Factors—Certain Projections,” except that the “Win” Benchmarking Case projections for 2006 through 2008 (1) assumed the divestiture or abandonment of our materials management solution for both providers and suppliers, (2) reflected slightly higher levels of gross adjusted operating expenses and (3) reflected lower levels of capitalized software development costs. In addition, the projections utilized by Merrill Lynch included two additional years (2009 and 2010). The projections for those years in the “Win” Benchmarking Case reflected the following management assumptions: (1) annual growth in non-related party revenue of 20% per year, (2) annual expense growth of 4% for general and administrative expenses until the related party revenue is eliminated, at which time these expenses decrease by 15%, (3) annual expense growth of 5% for expenses associated with related party revenue until the related party revenue is eliminated, at which time these expenses are eliminated, and (4) expenses associated with non-related party revenue as a percentage of such non-related party revenue of 72% in 2009 and 70% in 2010. Other assumptions for 2009 and 2010 generally represented a continuation of the same trends that are reflected in the preceding years.

The projections utilized in the Base Case, Upside Case and Downside Case reflected the different assumptions described above with regard to related party revenue under the outsourcing agreement. For 2005 through 2008, the projections utilized in the Base Case, Upside Case and Downside Case, other than the related party revenue projections, were consistent in all material respects with those in the “Win” Benchmarking Case, except that the expenses associated with related party revenue as a percentage of related party revenue for the Base Case and the Upside Case were 47%, 45% and 48% for 2006, 2007 and 2008, respectively, and for the Downside Case were 52%, 50% and 52% for 2006, 2007 and 2008, respectively. For 2009 and 2010, in the Base Case, when related party revenue decreases to $25 million after March 2010, the projection assumed a decline in general and administrative expenses by 5% and assumed that expenses associated with related party revenue would also decline so that they would represent 70% of such related party revenue. In the Upside Case, the projections generally represented a continuation of the same trends that are reflected in the preceding years. In the Downside Case, when related party revenue is eliminated after March 2010, the projections assumed that general and administrative expenses would decline by 15% and that expenses associated with related party revenue would be eliminated.

Summary of Imputed Share Values.    Merrill Lynch assessed the fairness of the per share cash consideration to the stockholders other than VHA, UHC and their respective affiliates by assessing the value of Neoforma using several methodologies, including an analysis of historical stock prices, a comparable premium analysis, a comparable companies analysis, a comparable transactions analysis and certain discounted cash flow analyses, each of which is described in more detail in the summaries set forth below. Each of these methodologies was used to generate imputed valuation ranges that were then compared to the per share cash consideration.

The following table shows the ranges of imputed valuation per share of Neoforma common stock derived under each of these methodologies. The table should be read together with the more detailed summary of each of these valuation analyses as set forth below.

	Imputed Valuation Per Ordinary Share
Valuation Methodology	Minimum	Maximum
Comparable Premiums Analysis	$8.36	$9.76
Minority Shareholder Premiums Analysis	$7.67	$8.71
Comparable Transactions Analysis
2006 Estimated Revenue(1)	$7.03	$9.59
2006 Estimated EBITDA(1)	$7.14	$8.88
Comparable Companies Analysis
2006 Estimated Revenue	$7.13	$8.62
2006 Estimated EBITDA	$6.98	$8.00
Discounted Cash Flow Analysis
Base Case	$5.68	$6.53
Upside Case	$9.42	$11.32
Downside Case	$3.05	$3.32
“Win” Benchmarking Case	$5.87	$6.24

(1)	Represents value implied by taking value at December 31, 2006, discounting that value back to October 1, 2005 at 13%, adding cash as of October 1, 2005, and dividing that total by the total number of outstanding shares.

Historical Stock Price Analysis.    Merrill Lynch reviewed the intraday high and intraday low stock prices of Neoforma on Nasdaq for the 52 weeks ended October 5, 2005, which were $9.94 and $4.76, respectively, as well as prices on specified dates, such as January 11, 2005, and over specific historical trading periods, such as the average closing price over the one month ending October 5, 2005. The stock price as of October 5, 2005 was $8.52.

Comparable Premiums Analysis.    Merrill Lynch analyzed the offer prices and historical stock price information for merger transactions with equity offer values between $100 million and $400 million since January 2002. The review focused on acquisitions in the healthcare industry and the Internet and software industry, as well as transactions in which minority shareholders sold their interests to majority shareholders. None of these transactions were identical to the merger and none of the acquiring companies nor the target companies had the same management, size, prospects or reliance on a single source of revenue as Neoforma has. Merrill Lynch computed the average and median premium of the per share consideration received by the target’s stockholders to the closing share price one day prior to the date the transaction was announced. The results were as follows:

Healthcare Acquisitions.    Merrill Lynch reviewed 29 transactions in the healthcare industry. The analysis showed a mean premium of 28.5% and a median premium of 23.9% paid over the per share price one day prior to the date the transaction was announced.

Internet and Software Acquisitions.    Merrill Lynch reviewed 40 transactions in the Internet and software industry. The analysis showed a mean premium of 33.9% and a median premium of 27.4% paid over the per share price one day prior to the date the transaction was announced.

Based in part on the foregoing premiums, Merrill Lynch applied a range of premiums from 20.0% to 40.0% to the price per share on January 11, 2005, the date of Neoforma’s announcement that it was considering strategic alternatives, and the resulting range of value was $8.36 to $9.76 per share, as compared to the cash consideration of $10.00 per share.

Minority Shareholder Premiums Analysis.    Merrill Lynch reviewed 64 transactions in which minority shareholders sold their interests to majority shareholders. The analysis showed a mean initial premium paid over the per share price to the pre-announcement per share price of 24.2% and a mean final premium paid over the per share price to the pre-announcement per share price of 20.9%. The median premiums were 14.3% and 12.0%, respectively.

Based in part on the foregoing premiums, Merrill Lynch applied a range of premiums from 10.0% to 25.0%, and the resulting range of value was $7.67 to $8.71 per share, as compared to the cash consideration of $10.00 per share.

Comparable Transactions Analysis.    Using publicly available information, Merrill Lynch reviewed the multiples exhibited in certain transactions involving companies participating in industries deemed comparable to Neoforma’s by Merrill Lynch. Merrill Lynch based its analysis in part on projections and estimates provided by our management. The review focused on transactions between 2002 and 2005. Below is a list of the transactions:

Date Announced	Target Name	Acquiror Name
09/29/05	IDX Systems Corporation	GE Healthcare
08/29/05	NDCHealth Corporation	Per-Se Technologies, Inc./Wolters Kluwer N.V.
07/10/05	IMS Health Incorporated	VNU N.V.
01/18/05	IMPAC Medical Systems, Inc.	Elekta AB
01/18/05	Cedara Software Corp.	Merge Technologies, Inc.
12/17/04	Superior Consultant Holdings Corporation	Affiliated Computer Services, Inc.
11/16/04	VitalWorks, Inc.	Cerner Corporation
07/12/04	ViPS, Inc.	WebMD Corp.
12/08/03	PlanVista Solutions, Inc.	Proxymed Incorporated
10/22/03	MediFAX-EDI, Inc.	WebMD Corp.
07/21/03	Practiceworks, Inc.	Eastman Kodak Company
06/16/03	Advanced Business Fulfillment, Inc.	WebMD Corp.
04/21/03	Synavant, Inc.	Dendrite International, Inc.
05/02/02	ALI Technologies, Inc.	McKesson Corporation

Merrill Lynch performed this analysis to understand the range of multiples of revenue and earnings before interest, taxes, depreciation and amortization (or EBITDA) of these comparable transactions and estimate the comparable value of Neoforma. No selected comparable company or transaction identified above is identical to Neoforma, GHX or the merger. Accordingly, an analysis of the resulting multiples of the selected transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and the selected transactions and other factors that may have affected the selected transactions and/or affect the merger.

The analysis showed that the mean multiple of enterprise value (using market value plus outstanding debt less cash and cash equivalents to measure enterprise value) to revenue in the twelve months prior to the announcement of the transaction for the comparable transactions listed above was 2.9x and the median multiple of enterprise value to revenue in the last twelve months was 2.7x. The mean multiple of enterprise value to EBITDA for the twelve months prior to the announcement of the transaction for the comparable transactions was 15.0x and the median multiple of enterprise value to EBITDA was 13.6x. Based in part on the foregoing multiples and qualitative judgments concerning differences between the characteristics of these transactions and the merger, Merrill Lynch derived indicative aggregate values of Neoforma by applying multiples ranging from 2.0x to 3.0x to Neoforma’s 2006 estimated Base Case revenue, discounting that value back to October 1, 2005 at 13%, and adding cash as of October 1, 2005, and multiples ranging from 12.0x to 16.0x to Neoforma’s 2006

Base Case EBITDA, discounting that value back to October 1, 2005 at 13%, and adding cash as of October 1, 2005. The resulting range of value based on 2006 estimated Base Case revenue was $7.03 to $9.59 per share, and the resulting range based on 2006 estimated Base Case EBITDA was $7.14 to $8.88 per share, each as compared to the cash consideration of $10.00 per share.

Comparable Companies Analysis.    Merrill Lynch reviewed certain financial information of publicly traded companies that they deemed comparable to Neoforma. Like Neoforma, the companies included in the analysis are providers of healthcare information technology and services to hospitals and other healthcare entities. The comparable companies were Emdeon Corporation (formerly WedMD Corp.), Cerner Corporation, Eclipsys Corporation, Allscripts Healthcare Solutions, Inc., Per-Se Technologies, Inc., The TriZetto Group, Inc., Omnicell, Inc. and ProxyMed Incorporated.

No company used in the comparable companies analysis possessed characteristics identical to those of Neoforma, particularly our reliance on the revenue derived from the outsourcing agreement. Accordingly, an analysis of the results of the comparable companies analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies and Neoforma. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data. Merrill Lynch based its analysis in part on projections and estimates provided by our management. Merrill Lynch performed this analysis to understand the range of multiples of estimated revenue and estimated EBITDA of these comparable companies based upon market prices. Merrill Lynch calculated certain financial ratios of these comparable companies based on the most recent publicly available information, including multiples of:

•	enterprise value (calculated as equity value, plus debt less cash and cash equivalents) to the comparable company’s estimated revenues for the calendar years 2005 and 2006; and

•	enterprise value to estimated EBITDA for the calendar years 2005 and 2006.

Merrill Lynch observed the following multiples of enterprise value to revenue and enterprise value to EBITDA for the year 2006 for the comparable companies:

	Enterprise Value / Revenue	Enterprise Value / EBITDA
Mean	1.9x	12.1x
Median	1.9x	11.0x

Based in part on the multiples described above, Merrill Lynch derived indications of the aggregate value of Neoforma by applying multiples ranging from 1.75x to 2.25x to Neoforma’s estimated 2006 revenue and 10.0x to 12.0x to Neoforma’s estimated 2006 EBITDA. Merrill Lynch utilized these selected multiples after considering the current market conditions and the size and diversification of operations of the comparable companies. The resulting indicated range of value was $7.13 to $8.62 based on estimated 2006 revenue and $6.98 to $8.00 based on estimated 2006 EBITDA, each as compared to the cash consideration of $10.00 per share.

Discounted Cash Flow Analysis.    Merrill Lynch performed a discounted cash flow analysis of Neoforma based upon each of the Base Case, the Upside Case, the Downside Case and the “Win” Benchmarking Case.

Utilizing projections provided by our management, Merrill Lynch estimated Neoforma’s annual unlevered cash flows for the years 2006 to 2010. Based in part on current public market valuations of the comparable companies described above , Merrill Lynch assumed a range of terminal value multiples of 2010 EBITDA from 10.0x to 12.0x to calculate the value of Neoforma’s cash flows. Merrill Lynch calculated the estimated present value of the terminal value cash flow using a range of discount rates from 12.0% to 14.0% based on estimates of Neoforma’s weighted average cost of capital (“WACC”). In determining the appropriate range of discount rates, Merrill Lynch relied on its extensive industry knowledge and performed a WACC analysis on the comparable companies discussed above. This analysis yielded a WACC range that supported Merrill Lynch’s discount rate assumption of 12.0%—14.0%.

Based on this analysis, Merrill Lynch derived a range of implied values per share of our common stock of $5.68 to $6.53 for the Base Case, $9.42 to $11.32 for the Upside Case, $3.05 to $3.32 for the Downside Case and $5.87 to $6.24 for the “Win” Benchmarking Case. These values compare to the cash consideration price per share of $10.00.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of Neoforma’s present or future value or results.

Miscellaneous.    Under the terms of its engagement, we agreed to pay Merrill Lynch (i) a fee of $250,000, payable upon the rendering of its fairness opinion and (ii) a transaction fee upon consummation of the merger equal to $2,750,000, less the opinion fee if already paid. We have also agreed to reimburse Merrill Lynch for expenses reasonably incurred in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Merrill Lynch and certain related persons for various liabilities related to or arising out of its engagement, including liabilities arising under the federal securities laws. During the past two years, Merrill Lynch has not provided financial advisory or financing services to us or our affiliates. In the ordinary course of its business, Merrill Lynch may actively trade securities of Neoforma for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

We selected Merrill Lynch as financial advisor in connection with the merger because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in similar transactions. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic alliances, competitive bids and private placements.

Position of VHA and UHC as to Fairness

VHA and UHC have interests in the merger different from, and in addition to, our other stockholders. These interests are described under “Special Factors—Interests of VHA and UHC in the Merger.”

Neither VHA nor UHC engaged a financial advisor for purposes of undertaking a formal evaluation of the fairness of the merger to our stockholders other than VHA and UHC and their affiliates. Each of VHA and UHC believes that the merger agreement and the merger are substantively and procedurally fair to our stockholders (other than VHA, UHC and their respective affiliates) and has concurred with and adopted the analyses and conclusions of our board of directors and the special committee of the board based upon the reasonableness of those analyses and conclusions and their knowledge of Neoforma, as well as the factors considered by, and the findings of, our board of directors and the special committee of the board with respect to the fairness of the merger to the stockholders (other than VHA, UHC and their respective affiliates) (see “Special Factors—Reasons for the Merger” and “Special Factors—Recommendation of Our Board of Directors”). Primarily due to the establishment of the special committee and the authorization of the special committee to negotiate and evaluate, and seek independent legal and financial advice with respect to, the merger agreement and the merger, the independent and extensive process conducted by Neoforma through the special committee and the fact that the merger agreement included, as a condition to each party’s obligations to complete the merger, a requirement that the merger agreement be adopted by a majority of the voting power of the shares of our common stock voting at the stockholders’ meeting that are not beneficially owned by VHA, UHC and their respective affiliates and associates, giving our stockholders other than VHA and UHC the right to disapprove of the merger, VHA and UHC believe the merger agreement and the merger are procedurally fair to unaffiliated stockholders.

The foregoing discussion of the information and factors considered and given weight by VHA and UHC in connection with their respective determinations of the fairness of the merger agreement and the merger is not intended to be exhaustive but addresses all factors considered by VHA and UHC to be material. Each of VHA and UHC did not find it practical to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its position as to the fairness of the merger agreement and the merger. Each of VHA and UHC believes that these factors provide a reasonable basis for its belief that the merger is fair to our stockholders (other than VHA, UHC and their respective affiliates).

Position of GHX as to Fairness

GHX believes that the merger is substantively and procedurally fair to the unaffiliated Neoforma stockholders on the basis of the factors described below.

GHX did not engage a financial advisor to undertake an evaluation of the fairness of the merger to our stockholders. GHX did not participate in the deliberations of the special committee or our board of directors regarding, or receive advice from the special committee’s or our legal or financial advisors as to, the substantive and procedural fairness of the merger to our stockholders. Based on GHX’s knowledge and analysis of available information regarding Neoforma, as well as discussions with members of our management regarding the factors considered by, and the findings of, the special committee and our board of directors discussed under “Special Factors—Recommendation of Our Board of Directors,” GHX informed us that it believes that the merger is substantively and procedurally fair to the unaffiliated Neoforma stockholders. In particular, GHX considered the following factors that it considered positive:

•	The current and historical financial condition and results of operations of Neoforma.

•	The current financial projections of Neoforma, including the risks related to the achievement of such projections in light of our prior history of achieving our projections and current market conditions.

•	The fact that Novation would likely seek to lower its fees through the benchmarking process provided for in the current outsourcing agreement as described above in “Special Factors—Reasons for the Merger—Novation’s intention to significantly reduce the fees they pay under the outsourcing agreement if we remained an independent company.”

•	The fact that the special committee and our board of directors received the opinion of Merrill Lynch, dated October 10, 2005, that, as of such date, the $10.00 per share cash merger consideration was fair, from a financial point of view, to our stockholders (other than VHA, UHC and their respective affiliates).

•	The relationship of the $10.00 per share cash merger consideration to the historical trading prices for our common stock, including the fact that the $10.00 per share cash merger consideration represents a premium of approximately 20.5% over the average closing price of our common stock for the one month prior to the October 11, 2005 announcement of the proposed merger and a 43.5% premium to the closing price of our common stock on January 11, 2005, the trading day on which we announced our intention to evaluate our strategic alternatives (after the close of trading).

•	The fact that the merger consideration to be received by the unaffiliated stockholders of Neoforma in the merger will consist entirely of cash, which will provide liquidity and certainty of value to our unaffiliated stockholders.

•	The fact that we had publicly disclosed numerous times since January 2005 our willingness to consider strategic alternatives and no unsolicited offers to acquire Neoforma had been made by any financial or strategic buyers.

•	The fact that Merrill Lynch conducted a solicitation process under the supervision of the special committee and only one party other than GHX submitted a bid and such other party’s bid was materially lower than GHX’s bid.

•	The fact that the merger agreement provides us with the ability to terminate the merger agreement in order to accept a “superior proposal,” subject to certain conditions and the payment of a termination fee and certain expenses.

•	The fact that the special committee and our board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, our stockholders.

•	The fact that Neoforma and its advisors conducted extensive negotiations with GHX.

In addition, GHX believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger to the unaffiliated Neoforma stockholders. These procedural safeguards include the following:

•	The fact that Neoforma’s board of directors established a special committee, the members of which are each independent directors under the rules of The Nasdaq Stock Market and are not employees of Neoforma.

•	The fact that the merger agreement must be adopted by a majority of the voting power of the shares of Neoforma’s common stock voting on the proposal at the special meeting of Neoforma’s stockholders that are not owned by VHA or UHC and their respective affiliates and associates.

•	The fact that Merrill Lynch and Wachtell, Lipton, Rosen & Katz were retained as financial and legal advisors to advise the special committee with respect to the merger.

•	The fact that the special committee provided instructions to its legal and financial advisors regarding the negotiation of the terms of the merger agreement, including the amount of the merger consideration.

•	The fact that the opinion of Merrill Lynch addresses the fairness, from a financial point of view, of the merger consideration to be received by the holders of Neoforma’s common stock other than VHA, UHC or their respective affiliates.

•	The fact that Neoforma developed with VHA, UHC and Novation a detailed set of procedures to govern the auction process that were designed to define and limit the involvement of VHA, UHC and Novation in the process, which procedures provided that Neoforma would not disclose any valuation, pricing and related information to VHA, UHC and Novation.

•	The fact that Neoforma’s board of directors and special committee have retained its right to change its recommendation of the merger.

•	The fact that Neoforma is permitted under certain circumstances to respond to inquiries regarding acquisition proposals and to terminate the merger agreement in order to complete a superior proposal upon payment of a $4.375 million termination fee.

•	The fact that under Delaware law, Neoforma’s stockholders have the right to demand appraisal of their shares.

GHX also considered the risks and potentially negative factors identified under “Special Factors—Reasons for the Merger.”

GHX does not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its opinion as to the fairness of the merger agreement and the merger. Although GHX did not perform a formal valuation of the going concern value of Neoforma, as noted above, it did consider the financial projections of Neoforma as well as the other factors regarding the business prospects of Neoforma noted above in the list of factors that GHX considered positive. GHX did not consider net book value in determining the fairness of the merger to the unaffiliated Neoforma stockholders because GHX believes that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for Neoforma common stock. In addition, in their consideration of the fairness of the merger to our unaffiliated stockholders, GHX did not find it practicable to, and did not, appraise the assets of Neoforma to determine a liquidation value for Neoforma.

GHX believes that the factors discussed above provide a reasonable basis for its belief that the merger is fair to the unaffiliated Neoforma stockholders. This belief should not, however, be construed as a recommendation to any Neoforma stockholder to vote to approve the merger agreement. GHX does not make any recommendation as to how our stockholders should vote their shares relating to the merger or any related transaction.

In addition, while GHX believes that the merger is fair to the unaffiliated Neoforma stockholders, GHX attempted to negotiate the terms of a transaction that would be most favorable to it, and not to our stockholders, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to our stockholders. GHX does not believe that it had or has any fiduciary duty to Neoforma or its stockholders, including with respect to the merger and its terms.

Information Provided by Financial Advisor to VHA and UHC

On September 29, 2005, Lazard made a presentation to the board of directors of VHA with respect to GHX’s proposal to acquire all of VHA’s shares of Neoforma common stock. On October 10, 2005, Lazard made a substantially similar presentation to the board of directors of UHC with respect to GHX’s proposal to acquire all of UHC’s shares of Neoforma common stock.

The following is a summary of the materials presented by Lazard to the respective boards of directors of VHA and UHC. This summary does not purport to be a complete description of the analyses performed by Lazard or of the materials presented to the respective boards of directors of VHA and UHC. Lazard did not render any opinion with respect to the fairness, from a financial point of view, of the merger consideration to VHA or UHC or to any other stockholder of Neoforma. Lazard also did not perform any independent valuation or appraisal of any of the assets or liabilities of Neoforma.

Summary.    In each presentation, Lazard provided an overview of the proposed transaction, including the consideration to be received by VHA and UHC for their equity interests in Neoforma and a financial overview of the proposed new outsourcing agreement. Lazard provided each board with a summary description of GHX’s business, a summary overview of GHX’s financial data and discounted cash flow analyses of GHX pro forma for the merger with Neoforma. Lazard provided historical market data on Neoforma, a summary overview of Neoforma’s financial data and discounted cash flow analyses of Neoforma.

Outsourcing Agreement.    VHA, UHC and Novation advised Lazard of their belief that, absent a transaction with GHX, revised pricing under the outsourcing agreement after a renegotiation with Neoforma would be at an average price of $39 million annually. Notwithstanding their view, VHA and UHC management provided estimates of revised pricing to Lazard to reflect the possible uncertainty in a renegotiation with Neoforma. Using a discount rate of 5% and the estimates provided by VHA and UHC management, Lazard calculated that the present value of the estimated stream of payments to be paid by Novation to Neoforma was $246 million. Using a discount rate of 5%, Lazard calculated that the present value of the stream of payments proposed by GHX to be paid by Novation to GHX was approximately $206 million and that the present value of the current payments under the outsourcing agreement to be paid by Novation to Neoforma was approximately $267 million.

Discounted Cash Flow Analyses of GHX.    Lazard performed a discounted cash flow analysis to determine a range for the value of VHA’s and UHC’s proposed 14.5% interest in GHX. Lazard used projections for the fiscal years ending 2006 to 2011 pro forma for the merger with Neoforma, which were provided by the management of GHX. Lazard derived the range of enterprise values by calculating the present value at December 31, 2005 of GHX’s estimated future free cash flow and adding to this amount the present value of the tax benefit of GHX’s net operating losses (NOLs) for the period 2006-2011. Lazard noted that all of GHX’s agreements with its members, pursuant to which contracted revenues are generated, expire by 2011 and that GHX’s management had indicated that GHX’s board had not made any decisions about how GHX would be operated after 2011 and management had not prepared projections beyond 2011. Accordingly, Lazard assigned no terminal value to the EBITDA generated after the projection period. The present values were determined using discount rates ranging from 2.0% to 8.0%. Net debt was subtracted from the range of enterprise values to determine the range of equity values. The results of this analysis indicated that the implied value of the 14.5% equity interest in GHX was between approximately $0.6 million and $3.6 million.

Lazard performed a second analysis, for illustrative purposes only, calculating the hypothetical pre-tax value of 14.5% of the free cash flow of GHX into perpetuity (which could presumably be paid in the form of a dividend). Lazard again noted that all of GHX’s agreements with its members, pursuant to which contracted revenues are generated, expire by 2011. Lazard further noted that this analysis was hypothetical because it reflected a case in which GHX continued to generate free cash flow beyond the end of the projection period in 2011, although GHX management had not prepared or provided such projections beyond 2011, had stated that it could not anticipate or provide assurances about the level of free cash flow, if any, after 2011 and had stated that GHX’s board had not made any decisions about how GHX would be operated after 2011. Lazard derived the range of illustrative enterprise values by calculating the present value at December 31, 2005 of GHX’s estimated future free cash flow for the projection period, using a discount rate of 5.0%, and adding to this amount, using a range of discount rates from 10.0% to 12.0%, the present value of the terminal value with perpetual growth rates of the free cash flow after the projection period ranging from 2.0% to 3.0% and the present value of the tax benefit of GHX’s NOLs for the period 2006-2011 and Neoforma’s NOLs thereafter. Net debt was subtracted from the range of enterprise values to determine the range of equity values. The results of this illustrative analysis, which was based on a hypothetical case in which GHX continued to generate free cash flow beyond the end of the projection period in 2011 and not on assumptions prepared or provided by GHX management, indicated that the implied hypothetical value of 14.5% of the free cash flow of GHX into perpetuity, on a pre-tax basis, was between approximately $19.5 million and $29.8 million. Lazard noted that performing the analysis using any period of time less than perpetuity would result in a lower hypothetical range.

Matrix of Possible Values of Various Scenarios Under Consideration.    In each presentation, Lazard noted that (1) the proposed consideration to VHA and UHC for their total equity interest in Neoforma was $25 million in cash and a 14.5% equity interest in GHX, (2) based on the projections provided by management of GHX for the period 2006-2011, the value of the 14.5% interest in GHX was de minimis, (3) for illustrative purposes, the hypothetical value of 14.5% of the free cash flow of GHX into perpetuity, on a pre-tax basis, was between approximately $20 and $30 million (based on hypothetical assumptions and not on assumptions prepared or provided by GHX management). Lazard also noted that both the “change of control” provision and the benchmarking provision in the outsourcing agreement were Novation’s contractual rights, and that VHA, UHC and Novation had advised Lazard of their belief that, absent a transaction with GHX, revised pricing under the outsourcing agreement after a renegotiation with Neoforma would be at an average price of $39 million. Accordingly, the value to VHA and UHC of the reduced stream of payments under GHX’s proposed outsourcing agreement was viewed to be zero.

Lazard presented a matrix of the possible values to VHA and UHC of (1) the proposed merger consideration consisting of a 14.5% equity interest in GHX and $25 million cash and (2) the possible savings on the outsourcing agreement. Lazard noted that the value of the aggregate merger consideration for VHA’s and UHC’s shares in Neoforma was $25 million, assuming a de minimis value of the 14.5% interest in GHX, or a range of approximately $45-$55 million, assuming an illustrative value of approximately $20-$30 million of the 14.5% interest in GHX. As noted above, although the value to VHA and UHC of the reduced stream of payments under GHX’s proposed outsourcing agreement was viewed as zero, Lazard noted that the mathematical difference, on a present value basis, between the amount to be paid by Novation to GHX and the amount to be paid by Novation to Neoforma assuming a renegotiation of the outsourcing agreement with Neoforma was approximately $40 million.

Discounted Cash Flow Analyses of Neoforma.    Lazard performed a discounted cash flow analysis to determine a range for the value of Neoforma common stock. Lazard used projections provided by Neoforma management for the fiscal years ending 2006 to 2008 as adjusted by VHA’s and UHC’s management. The projections as adjusted by VHA’s and UHC’s management took into account revised pricing under the outsourcing agreement, whereas Neoforma’s management did not include such assumptions in the projections provided to Lazard. Lazard derived the range of enterprise values by calculating the present value at December 31, 2005 of Neoforma’s estimated future free cash flow and adding to this amount the present value of the terminal value in 2008 and the present value of the tax benefit of Neoforma’s NOLs. Lazard calculated the terminal value using a range of terminal year revenue multiples of 0.5x to 1.5x, which Lazard selected to reflect that Neoforma continues to generate revenue beyond the 2008 projection period and that a portion of such revenue is contractual through March 30, 2010. In each case, present values were calculated using discount rates ranging from 5.0% to 8.0%, which Lazard viewed as the appropriate cost of capital of Neoforma taking into consideration the 10-year treasury bond yield and a range of premiums to reflect the risk inherent in Neoforma’s projected cash flows, including, among other things, the contractual nature of a portion of such projected cash flows. Net cash was added to the range of enterprise values to determine the range of equity values. The results of this analysis indicated that the implied equity value of Neoforma common stock was between $5.66 and $7.40 per share.

Lazard performed a discounted cash flow analysis, based on the assumptions set forth above. Lazard used the projections set forth above, as further adjusted by VHA’s and UHC’s management to reflect revised non-related party revenue. The results of this analysis indicated that the implied equity value of Neoforma’s common stock was between $4.95 and $6.20 per share.

Neoforma’s management has informed Lazard that the projections provided to Lazard were identical to the projections described as “Win” Benchmarking in “Special Factors—Opinion of Our Financial Advisor” above (except that management only provided Lazard such projections for the years 2005 through 2008), with the exception of certain differences with respect to the assumptions made regarding equity instruments. Lazard was not provided the projections that were provided to GHX in July 2005.

Miscellaneous.    Lazard acted as investment banker to VHA and UHC in connection with the merger and will receive upon the consummation of the merger an aggregate fee of $1.875 million, credited for a retainer fee and quarterly fees paid to date. VHA and UHC have also agreed to reimburse Lazard for expenses reasonably incurred in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Lazard and certain related persons for various liabilities related to or arising out of its engagement, including liabilities arising under federal securities laws. In the preceding two years, Lazard has not provided any additional financial advisory services to, or received any additional compensation from, VHA, UHC or Neoforma or any of its affiliates.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as investment banker to VHA and UHC because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions.

Purposes, Reasons and Plans for Neoforma after the Merger

The purpose of the merger for Neoforma is to enable our stockholders (other than VHA and UHC) to immediately realize the value of their investment in Neoforma through their receipt of the per share merger consideration of $10.00 in cash, representing a premium of approximately of 43.5% to our closing price on the day we announced our evaluation of strategic alternatives (which we announced after the close of trading) and 20.5% to our average closing price over the one month before we announced entry into the merger agreement with GHX. We and Merrill Lynch conducted an extensive process, under the direction of the special committee, which resulted in our receipt of two bids to acquire Neoforma; GHX’s offer of $10.00 per share in cash to our stockholders other than VHA and UHC was materially higher than the competing bid’s per share offer to those stockholders. In addition, the special committee and our board believes that the merger is more favorable to our stockholders than remaining an independent company because of, among other factors, (1) Novation’s plans to take action with the goal of significantly reducing the fees it pays under the outsourcing agreement, (2) declines in our operating results from fiscal 2003 to fiscal 2004 and during the first three quarters of fiscal 2005, (3) our continued challenges in generating new business and revenue from customers unaffiliated with VHA, UHC and Novation and (4) competitive pressures. For these reasons and the reasons discussed in “Special Factors—Reasons for the Merger,” the special committee and our board of directors have determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to and in the best interests of Neoforma and our stockholders.

For GHX and merger sub, the purpose of the merger is to position GHX as a leading supply chain service provider in the healthcare industry and to allow it to benefit from any future earnings and growth of Neoforma after realizing synergies and after its common stock ceases to be publicly traded. In the course of making its decision to enter into the transaction, GHX was influenced by a number of reasons and considered a number of factors, including the following:

•	Strategic rationale:

•	the positioning of GHX as a leading supply chain service provider in the healthcare industry;

•	the increased scale and scope of the combined operations of GHX and Neoforma, including the addition of new hospital and supplier customers;

•	the opportunities to achieve synergies and other cost savings as a result of the elimination of duplicative administrative and infrastructure costs and the fact that Neoforma will no longer be subject to SEC reporting requirements, which will allow it to eliminate the time and cost devoted to complying with such requirements;

•	the opportunities for GHX to diversify its operating and market risk; and

•	the combined operations of GHX and Neoforma, including the new outsourcing agreement, are expected to generate substantial cash flow and further strengthen the financial position of GHX.

•	Terms of the transaction:

•	the terms and conditions of the merger agreement, including provisions that allow Neoforma to pursue unsolicited superior proposals, the financing condition and related termination fees and the majority of the minority vote requirement;

•	the terms and conditions of the exchange agreements, including the provisions imposing restrictions on the operations of GHX prior to the effectiveness of the exchanges with VHA and UHC, and voting agreements with each of VHA and UHC and the voting agreements with the directors and certain officers of Neoforma;

•	the terms and conditions of the new outsourcing agreement; and

•	the terms and conditions of the debt commitment letter and the credit facility to be entered into by GHX pursuant to the terms of the debt commitment letter.

•	Other considerations:

•	the results of the due diligence review conducted by GHX’s management and GHX’s financial and legal advisors;

•	the regulatory approvals that would need to be obtained to consummate the merger, including the potential of a regulatory agency imposing restrictions on the operations of GHX;

•	the likelihood that the transaction would be completed given the conditions necessary to be satisfied in order to complete the transaction;

•	the ownership structure of GHX following the consummation of the exchanges with VHA and UHC and the terms of the amendments to the GHX formation agreement and limited liability company agreements; and

•	the experience of GHX’s management in successfully integrating acquisitions in the past.

GHX also considered, as an alternative to the transaction, continuing to operate its business as currently conducted.

In connection with its consideration of the factors described above, the board of directors of GHX reviewed certain market data compiled by William Blair. The board of directors of GHX did not request, and William Blair did not provide, any findings, recommendation or opinion to GHX as to the fairness of the $10.00 per share offer price, any valuation of Neoforma for the purpose of assessing the fairness of such offer price or any valuation of GHX for the purpose of assessing the value of its membership interests. Accordingly, William Blair did not undertake an analysis of the transaction or of the market data presented such as that it would undertake if it were providing an opinion or recommendation as to fairness or such as that performed by Merrill Lynch for Neoforma. The market data reviewed by GHX’s board of directors is included for informational purposes and to comply with applicable SEC disclosure requirements.

The board of directors of GHX reviewed the following market data relating to transactions announced since January 1, 2001 and prior to October 4, 2005 which had equity values between $100 million and $300 million and in which 100% of the target company was acquired:

Period Before Announcement of Transaction	Neoforma Price	Premium at Purchase Price (1)	Premiums Paid Data Percentile
			10th	20th	30th	40th	50th	60th	70th	80th	90th
One Day	$8.61	16.1%	1.7%	9.1%	15.8%	19.7%	24.3%	30.7%	39.3%	51.7%	68.5%
One Week	8.02	24.7%	3.8%	11.0%	17.7%	23.4%	28.3%	34.3%	42.7%	58.9%	77.8%
One Month	7.47	33.9%	2.7%	11.0%	19.6%	25.9%	31.0%	40.4%	50.7%	67.5%	93.5%

(1)	Assumes purchase price of $10.00 per share for all outstanding shares, including all shares of Neoforma common stock held by VHA and UHC, and transaction announcement on October 4, 2005.

The board of directors of GHX also reviewed financial data relating to certain relevant public companies identified by William Blair. The companies for which data was provided are Ariba, Inc., Cerner Corporation, Eclipsys Corporation, I-many, Inc., i2 Technologies, Inc., IMS Health Incorporated, Manugistics Group, Inc., Per-Se Technologies, Inc. and Emdeon Corporation, formerly WebMD Corp. For purposes of presenting the data, compiled enterprise value was calculated as market capitalization, preferred equity, total debt and minority interest less cash and cash equivalents. EBITDA is earnings before interest, taxes, depreciation and amortization.

	Neoforma Results (1)	Neoforma Implied Multiples (1)	Selected Public Company Multiples (2)
			Min	Mean	Median	Max
Enterprise Value/LTM Revenue	$72,758,000	2.21x	0.90x	2.11x	2.02x	3.69x
Enterprise Value/LTM EBITDA	$14,646,000	11.0x	8.7x	16.5x	13.9x	28.7x

(1)	Assumes purchase price of $10.00 per share for all outstanding shares, including all shares of Neoforma common stock held by VHA and UHC, and results for the twelve-month period ending as of December 31, 2005 projected as described under “Special Factors—Certain Projections.” The Neoforma results reflect the current annual fee from Novation under the outsourcing agreement of $61 million. The annual fee would likely be subject to renegotiation or adjustment through a benchmarking process if the proposed merger were not consummated, and the fees will be reduced under the new outsourcing agreement.

(2)	Enterprise value as of October 3, 2005 and results for the twelve months ended as of the most recent reported quarter.

Finally, the board of directors of GHX reviewed certain financial information relating to transactions for healthcare information technology and related companies with an enterprise value in excess of $50 million announced or completed in the past five years. Below is a list of the transactions for which William Blair compiled information:

Date Effective	Target	Acquiror
01/13/05	GWI AG	Agfa-Gevaert Group
01/03/05	VitalWorks (medical division)	Cerner Corporation
12/23/03	Torex plc	iSoft plc
10/07/03	PracticeWorks, Inc.	Eastman Kodak Company
07/08/02	ALI Technologies	McKesson Corporation
07/30/01	Sunquest Information Systems, Inc.	Misys PLC
08/13/01	Healthcare.com Corporation	Xcare.net, Inc.
07/03/00	Shared Medical Systems Corp.	Siemens Medical Engineering Group
09/12/00	Medical Manager Corp.	Healtheon/WebMD Corp.

The board of directors of GHX reviewed data relating to the transactions listed above comparing the enterprise value of the target company to its revenue for the twelve months ended as of the most recent reported quarter prior to the announcement of the transaction.

	Neoforma Results (1)	Neoforma Implied Multiples (1)	Selected Transaction Valuation Multiples
			Min	Mean	Median	Max
Enterprise Value/LTM Revenue	$72,758,000	2.21x	1.43x	3.31x	2.31x	9.60x
Enterprise Value/LTM EBITDA	$14,646,000	11.0x	10.7x	23.3x	13.8x	55.7x

(1)	Assumes purchase price of $10.00 per share for all outstanding shares, including all shares of Neoforma common stock held by VHA and UHC, and results for the twelve month period ending as of December 31, 2005 projected as described under “Special Factors—Certain Projections.” The Neoforma results reflect the current annual fee from Novation under the outsourcing agreement of $61 million. The annual fee would likely be subject to renegotiation or adjustment through a benchmarking process if the proposed merger were not consummated, and the fees will be reduced under the new outsourcing agreement.

GHX’s acquisition of Neoforma has been structured as a two-step transaction. Immediately prior to the completion of the merger, VHA and UHC will exchange pursuant to exchange agreements an aggregate of 8,241,519 of their combined 10,741,519 shares of our common stock for membership interests in GHX, representing approximately an 11.6% ownership interest in GHX for VHA and a 2.9% ownership interest in GHX for UHC. Immediately following these exchanges, the merger will be consummated whereby GHX will pay $10.00 per share in cash for all outstanding shares of our common stock, including the remaining 2,500,000 shares of our common stock held by VHA and UHC after completion of the exchange. The transaction was structured to require the two steps of an exchange and then a merger, rather than as a single-step merger, in order to provide VHA and UHC with these membership interests in GHX.

The transaction has been structured as a cash merger (immediately preceded by the share exchanges described above) in order to provide our stockholders (other than VHA and UHC) with cash for all of their shares, providing such stockholders certainty, immediate value and liquidity. GHX has structured the merger such that VHA and UHC will exchange the majority of their shares of our common stock for membership interests in GHX, despite VHA’s and UHC’s stated preference to receive the $10.00 per share cash consideration for all of their Neoforma shares, for two primary reasons. First, GHX wished to maintain its ownership model in which its owners consist of its most significant customers; GHX’s equity is primarily owned by health care providers (or group purchasing organizations representing health care providers) and health care suppliers (or their affiliates) transacting business with each other through the e-commerce exchange operated by GHX. Second, GHX wished to limit the amount of cash that it would be required to expend in the merger.

After the merger, Neoforma will be a wholly owned subsidiary of GHX. After the merger, VHA and UHC will have an indirect equity ownership interest in Neoforma as a result of the GHX membership interests that they receive pursuant to the exchange agreements. Following the merger, GHX intends to integrate the operations of GHX and Neoforma.

Following completion of the merger, for administrative and tax reasons, GHX may contribute the capital stock of Neoforma to Global Healthcare Exchange, Inc., a Delaware corporation and wholly owned subsidiary of GHX. GHX does not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving Neoforma’s corporate structure, business or assets. GHX does expect, however, that following the merger it will continuously evaluate and review its business and operations and may develop new plans or proposals that it considers appropriate to maximize the value of GHX. As a result, following the merger GHX expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments.

Certain Effects of the Merger

If the merger agreement is adopted by our stockholders, and certain other conditions to the closing of the merger are either satisfied or waived, including the receipt by GHX of the Financing, merger sub will be merged with and into Neoforma, with Neoforma being the surviving corporation. Following the merger, Neoforma will be a wholly owned subsidiary of GHX.

When the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than (1) the shares exchanged by VHA and UHC for membership interests of GHX, (2) shares owned by Neoforma, merger sub or GHX or any of their respective direct or indirect wholly owned subsidiaries or (3) shares held by stockholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $10.00 in cash without interest and less any applicable withholding tax.

The merger agreement provides that immediately prior to the effective time of the merger, all unvested options to purchase shares of our common stock outstanding prior to the effective time of the merger and all shares of restricted common stock will, to the extent not vested, have their vesting accelerate in full. Immediately prior to the effective time of the merger, each outstanding and unexercised option to purchase shares of our common stock with an exercise price below $10.00 per share, including the unvested options that have their vesting accelerated in full, will be converted into the right to receive an amount of cash equal to the difference between the $10.00 per share in cash to be paid by GHX in the merger and the exercise price per share of the option, multiplied by the number of shares subject to the option. Each outstanding and unexercised option to purchase shares of our common stock with an exercise price equal to or greater than $10.00 per share will be cancelled and no consideration with be paid for such options. All shares of restricted common stock will be transferred to GHX in consideration for the right to receive $10.00 per share in cash.

After the merger is completed, our stockholders will have the right to receive the merger consideration, but will no longer have any rights as Neoforma stockholders and (other than VHA and UHC) will have no rights as GHX members. Therefore, such stockholders will not participate in any future earnings or growth of Neoforma and will not benefit from any appreciation in value of Neoforma.

Our common stock is currently registered under the Exchange Act and is quoted on the Nasdaq National Market under the symbol “NEOF.” As a result of the merger, Neoforma will become a privately held corporation, our common stock will cease to be quoted on the Nasdaq National Market and there will be no public market for our common stock. In addition, registration of our common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to us. After the effective time of the merger, we will also no longer be required to file periodic reports with the SEC on account of our common stock.

At the effective time of the merger, the directors of merger sub will become the directors of the surviving corporation and the officers of merger sub will be the officers of the surviving corporation. As of the effective time of the merger, the certificate of incorporation of merger sub as in effect immediately before the effective time of the merger shall be the surviving corporation’s certificate of incorporation. In addition, the bylaws of merger sub as in effect immediately before the effective time of the merger will be the surviving corporation’s bylaws, other than with respect to the exculpation and indemnification provisions, which shall be as described below under “Proposal One—Adoption of the Merger Agreement—Indemnification and Insurance.”

The benefit of the merger to our stockholders is the right to receive $10.00 in cash per share for their shares of our common stock. The primary detriments are that our stockholders will cease to participate in our future earnings and growth, if any, and that the receipt of the payment for their shares generally will be a taxable transaction for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Benefits of the merger to GHX include the strategic reasons listed under the bullet “Strategic rationale” under “Special Factors—Purposes, Reasons and Plans for Neoforma after the Merger.” It is anticipated that the combined operations of GHX and Neoforma, following the merger, will generate cost savings of at least $35 million on an annualized basis in the first twelve months after the closing of the transaction as a result of synergies and other cost saving opportunities. An additional benefit of the merger to GHX is that Neoforma will be returned to private ownership and operated as a private company. As a privately held company, information concerning Neoforma and its operations, financial results and directors and officers will no longer be available to competitors. Future earnings and growth will be solely for the benefit of GHX and its members, including VHA and UHC, and not for the benefit of other current stockholders of Neoforma. The anticipated cost savings of at least $35 million in the first full fiscal year following Neoforma becoming a private company will benefit stockholders at that time and not the current unaffiliated Neoforma stockholders. Following the merger, Neoforma will no longer be subject to SEC reporting requirements, which will allow GHX to eliminate the significant time and general and administrative costs formerly devoted by Neoforma to complying with such requirements, including the time and costs associated with complying with the requirements of the Sarbanes-Oxley Act of 2002. Detriments of the merger to GHX include the risk that Neoforma will decrease in value following the merger, the incurrence of significant additional debt and the payment by Neoforma and GHX of an aggregate of approximately $10.65 million in transaction costs and estimated fees and expenses relating to the merger and financing transactions. See “Special Factors—Purposes, Reasons and Plans for Neoforma after the Merger,” “Special Factors—Financing” and “Special Factors—Fees and Expenses of the Merger.” Prior to the completion of the merger, GHX did not have an interest in Neoforma’s net book value or net earnings. Therefore, the merger did not have an effect on GHX’s interest in the net book value or net earnings of Neoforma. Following the merger, Neoforma will be a wholly owned subsidiary of GHX and, as a result, GHX will have a 100% interest, and each of VHA and UHC will have an interest to the extent of their membership interests in GHX, in the net book value and net earnings of Neoforma.

VHA and UHC will receive cash merger consideration in the amount of $20,041,900 and $4,958,100, respectively. In addition, each of VHA and UHC will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of Neoforma stockholders generally. These incremental benefits and obligations include the right and obligation of each of VHA and UHC under the exchange agreements to make agreed upon equity investments in GHX by exchanging 6,607,027 of VHA’s Neoforma shares and 1,634,492 of UHC’s Neoforma shares for approximately 11.6% and 2.9%, respectively, of the membership interests of GHX to be outstanding following such equity investments by VHA and UHC, and to become members of GHX subject to the rights and obligations set forth in its organizational documents. The detriments to VHA and UHC include the lack of liquidity of its membership interests in GHX following the merger, the fact that GHX has historically been run to reduce costs to its participants rather than to generate excess revenues and profits for distribution to its members, the minimal prospect that GHX will “go public” and the risk that GHX will decrease in value following the merger. The different forms of consideration to be received by VHA and UHC and by our other stockholders for their respective shares of Neoforma common stock in the share exchanges and the merger, as applicable, may be viewed to create a conflict of interest between (1) VHA and UHC and (2) the other Neoforma stockholders, however, GHX, VHA and UHC do not believe that such a conflict of interest exists because they view the aggregate value to be received on a per share basis by each of VHA and UHC in the share exchanges and the merger to be significantly less than the $10.00 per share to be received by our other stockholders in the merger.

Effects on Neoforma if the Merger Is Not Completed

In the event that the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be quoted and traded on the Nasdaq National Market. In addition, given the stated intent of VHA, UHC and Novation to take actions with the goal of reducing their fees under the outsourcing agreement, we expect that we will be required to either renegotiate the terms of the outsourcing agreement or prepare for a benchmarking process under the outsourcing agreement as described above in “Special Factors—Background of the Merger.” A renegotiation of the terms of the outsourcing agreement could result in a significant reduction in the annual fee through the end of the initial term of the agreement in March 2010. Benchmarking could also result in a reduction of this annual fee. We believe that it is highly likely that in such a benchmarking process, VHA and UHC would assert that the terms of the outsourcing agreement it negotiated on an arms’ length basis with GHX, including the $39 million average annual fees to be paid, are highly relevant to the determination of the fees that should be payable under the standard articulated by the benchmarking provisions of the current outsourcing agreement. Our fees under the outsourcing agreement represented more than 80% of the total amount of fees that we received from all of our customers in 2004 and the first nine months of 2005, and a significant reduction in these fees would have a material impact on our business and future prospects. In addition, even if the benchmarking process resulted in our fees remaining at or near current levels, we believe that, in such an event, it is unlikely that VHA, UHC and Novation would agree to extend the outsourcing agreement beyond its expiration in March 2010 on any terms. In the event of a renegotiation of the outsourcing agreement or benchmarking, we would seek to reduce our operating costs, which would likely result in significant reductions in our work force level and the departures of key management and board members. Furthermore, we believe that VHA, UHC and Novation are seeking to expand their service offerings as a means to improve their competitive position, which would likely increase the level of competition between our company and them if we were to remain an independent company. For example, VHA recently announced the formation of a supply chain analytics division to develop, among other things, their own spend intelligence capability, which will be directly competitive with our spend intelligence offering, our primary initiative for non-Novation revenue growth, and which we believe decreases the likelihood that VHA would seek to work with us in providing other services to its members. In addition to the risks that would be inherent in a renegotiation of the outsourcing agreement or benchmarking and increased competition with VHA, UHC, Novation and other companies in our markets, Neoforma stockholders will continue to be subject to many of the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. Our board of directors will continue to evaluate and review our business and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, we cannot assure you that any other transaction acceptable to us will be offered, or that our business, prospects or results of operations will not be adversely impacted.

A termination fee of $4,375,000 and/or the payment of certain expenses incurred by GHX in connection with the merger may be payable by us to GHX upon the termination of the merger agreement under several circumstances. In addition, a termination fee of $4,375,000 may be payable by GHX to us upon the termination of the merger agreement under certain circumstances. For a description of the circumstances triggering payment of a termination fee and/or the payment of certain expenses incurred by GHX in connection with the merger, see “Proposal One—Adoption of the Merger Agreement—Expenses and Termination Fees.”

Financing

The total amount of funds necessary to complete the merger and the related transaction is anticipated to be approximately $137.65 million, consisting of (1) approximately $127 million to pay our stockholders and option holders the amounts due to them under the merger agreement, assuming that no stockholder validly exercises and perfects its appraisal rights, and (2) approximately $10.65 million to pay related fees and expenses in connection with the merger and the financing arrangements. The expenditure for payment of the merger consideration estimated by Neoforma and GHX will be reduced by the amount of shares that seek appraisal rights under Delaware law.

In order to enable it to consummate the merger, GHX entered into a financing commitment letter with General Electric Capital Corporation, which we refer to as GECC, that sets forth the terms of a proposed senior secured credit facility pursuant to which a syndicate of financial institutions, including GEEC, will lend to GHX up to $110.0 million, which we refer to as the Financing.

GECC’s obligation to provide the Financing in accordance with the commitment letter will terminate if the Financing is not funded for any reason by April 30, 2006. The documentation governing the Financing has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement.

Conditions Precedent to Financing.

The commitment of GECC and the other financial institutions to provide the Financing is subject to customary conditions, including:

•	the consummation of the merger in substantially the manner described in this proxy statement;

•	GECC’s receipt of and satisfaction with, in its reasonable credit judgment, the bring-down of the information set forth in our June 30, 2005 financial statements and GHX’s December 31, 2004 financial statements;

•	GECC’s satisfaction with the results of its legal due diligence with respect to Neoforma and GHX and the merger generally;

•	the absence of any material adverse change in or affecting the business, conditions (financial or otherwise), operations or properties since June 30, 2005 with respect to Neoforma and since December 31, 2004 with respect to GHX; and

•	GHX having a ratio of total indebtedness (including the $85 million term loan and amounts outstanding under the revolving credit facility) to adjusted pro forma EBITDA of less than 3.50 to 1.00 as of the completion of the Financing.

GHX has agreed to use its reasonable best efforts to satisfy the conditions contained in the commitment letter and obtain the Financing on the terms and conditions described in the commitment letter and keep us promptly apprised of all developments that would materially affect or delay the completion of the Financing. GHX has also agreed to comply in all material respects with each of its obligations under the commitment letter.

Senior Secured Credit Facility.

General.    The senior secured facility will be comprised of (1) a $25.0 million revolving credit facility, which will include a letter of credit subfacility and a swingline subfacility provided by GECC, and (2) an $85.0 million term loan. GECC will serve as the administrative agent and GECC Capital Markets, Inc. will serve as the sole bookrunner and sole lead arranger of the Financing.

Interest Rate and Fees.    Interest will be payable on the daily outstanding principal balance of all loans initially at a floating annual rate equal to (1) the applicable index rate (a floating annual rate of interest equal to the higher of (a) the rate quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” and (b) the federal funds effective rate plus 0.5%) plus (2) an applicable margin (as set forth below). After the earlier of a period forty-five days after the closing of the merger or the closing of the primary syndication of the lenders under the credit facility, GHX may elect to have a portion or all of the outstanding principal balance bear interest at an annual rate equal to (1) LIBOR (London interbank offer rate) plus (2) an applicable margin (as set forth below). If, prior to the closing of the Financing, Moody’s Investors Service or Standard & Poor’s Ratings Group have issued ratings of at least B1 or B+, respectively, with respect to the debt of GHX, the applicable margin in respect of the loans under the senior secured credit facilities is expected to be:

Applicable Term Loan Index Margin:	1.25%
Applicable Term Loan LIBOR Margin:	2.50%

Notwithstanding the foregoing, until the earlier of the forty-sixth day after the closing of the merger or the closing of the primary syndication of the lenders under the credit facility, the applicable margin for all loans shall be 0.25%. In addition, in the event that an event of default occurs under the credit facility, GECC may, and upon direction of the other lenders shall, increase the applicable margins by up to 2.0% and/or suspend the GHX’s ability to pay interest based on LIBOR.

In addition, the borrower will pay customary commitment, letter of credit and agency fees under the senior secured credit facilities.

Prepayments.    GHX will be required to make an annual prepayment equal to a percentage of its excess cash flow based upon its total leverage ratio, as described below:

Total Leverage Ratio	Required Annual Prepayment
2.50x or greater	75% of GHX’s excess cash flow
Greater than 1.50x and less than or equal to 2.50x	50% of GHX’s excess cash flow
Greater than 1.00x and less than or equal to 1.50x	25% of GHX’s excess cash flow
1.00x or less	0% of GHX’s excess cash flow

GHX will be required to make prepayments with the proceeds it, or any of its subsidiaries that are guarantors, generate resulting from (1) the disposition of assets (subject to certain exceptions), (2) condemnation and insurance settlements from casualty losses (subject to reinvestment provisions) and (3) the sale of equity securities sales (subject to certain limitations). In addition, any funds that have not been paid to our stockholders in the merger must be used to repay the outstanding principal balance of the revolving credit facility or may otherwise be held in escrow at GECC’s discretion.

Except as stated otherwise, such prepayments shall be applied to the outstanding loans first, to the term loan in the inverse order of maturity of its scheduled installments and then to the outstanding principal balance of the revolving credit facility.

GHX will be permitted to make voluntary prepayments at any time provided that it pays a LIBOR breakage fee in connection with any prepayment made on a date other than the last day of an interest period.

Security.    The obligations of GHX under the senior secured credit facility will be secured by (1) a perfected first-priority security interest in all existing and after-acquired real and personal property of GHX and its subsidiaries and (2) a perfected lien and security interest in all outstanding equity interests of GHX and its subsidiaries.

Other Terms.    The senior secured facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things:

•	a minimum fixed charge coverage ratio;

•	minimum EBITDA;

•	maximum capital expenditures;

•	maximum total leverage ratio, with an initial covenant level of 3.80x after the completion of the Financing with stepdowns to be set forth in the final documentation relating to the Financing;

•	limitations on indebtedness, contingent obligations, liens, lease obligations, mergers and acquisitions, asset sales, dividends and distributions, redemption or repurchase of equity interests, subordinated debt payments and modifications, loans and investments, transactions with affiliated (with certain exceptions to be determined for each of the foregoing) and payment of consulting and management fees;

•	compliance with laws and regulations;

•	rights of inspection, access to management and auditors; and

•	financial reporting to include annual financial statements, quarterly financial statements and projections.

The Financing will also include customary events of default.

Alternative Financing.

If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the commitment letter, GHX will promptly notify us and use its reasonable best efforts to arrange to obtain alternative financing from alternative sources (on terms and conditions substantially the same as the terms and conditions as set forth in the commitment letter) in an amount sufficient to consummate the merger as promptly as practicable following the occurrence of such event.

The merger agreement provides that under certain circumstances, GHX will pay us a termination fee of $4,375,000 if the merger agreement is terminated by Neoforma or GHX because the merger is not consummated due to the failure of GHX to obtain the Financing. See “Proposal One—Adoption of the Merger Agreement—Termination of the Merger Agreement.”

Interests of Our Executive Officers and Directors in the Merger

When considering the recommendation of our board of directors, you should be aware that the members of our board of directors and our executive officers have interests in the merger in addition to their interests as Neoforma stockholders. These interests may be different from, or in addition to, your interests as Neoforma stockholders. The members of our special committee and board of directors were aware of these additional interests, and considered them, when they recommended the approval of, or approved, as applicable, the merger agreement, the merger and the other transactions contemplated by the merger agreement. The interests described below represent the aggregated interests of our board of directors and executive officers that arise as a result of the merger.

Accelerated Vesting of Stock Options and Restricted Stock.    All unvested options to purchase shares of our common stock outstanding prior to the effective time of the merger will have their vesting accelerate in full. Immediately prior to the effective time of the merger, each outstanding and unexercised option to purchase shares of our common stock with an exercise price below $10.00 per share, including the unvested options whose vesting was accelerated in full, will be converted into the right to receive an amount of cash equal to the difference between the $10.00 per share in cash to be paid by GHX in the merger and the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding tax. The following table sets forth:

•	the number of shares of our common stock subject to vested stock options held by each of our directors and executive officers;

•	the total payment to be received by each of our directors and executive officers for such vested options;

•	the number of shares of our common stock subject to stock options held by each of our directors and executive officers that will vest as a result of the merger;

•	the total payment to be received by each of our directors and executive officers for such options that will vest as a result of the merger;

•	the aggregate number of shares subject to vested options and options that will vest as a result of the merger for each of our directors and executive officers; and

•	the total payment to be received by each of our directors and executive officers for his options.

In each case above, the total payment to be received by our directors and executive officers is calculated by multiplying (1) the excess, if any, of the $10.00 per share cash merger consideration over the per share exercise price of the option by (2) the number of shares subject to the option, without interest and less any applicable withholding tax.

	Vested Options		Options that will vest as a result of the merger		Totals
Name	Shares	Payment	Shares	Payment	Total Shares	Total Payment
Robert J. Zollars	314,863	$328,200	97,837	$—	412,700	$328,200
Daniel A. Eckert	137,956	$112,586	43,544	$19,764	181,500	$132,350
Andrew L. Guggenhime	132,790	$186,674	37,411	$19,764	170,201	$206,438
Herbert C. Cross	25,475	$14,046	3,533	$392	29,008	$14,438
Edward A. Blechschmidt	51,943	$8,030	18,057	$40,170	70,000	$48,200
Jeffrey H. Hillebrand	93,332	$72,030	16,668	$40,170	110,000	$112,200
Wayne B. Lowell	37,220	$8,030	22,780	$40,170	60,000	$48,200
Michael J. Murray	93,332	$72,030	16,668	$40,170	110,000	$112,200
C. Thomas Smith	93,332	$72,030	16,668	$40,170	110,000	$112,200

In addition, all shares of restricted common stock issued under our option plans will, to the extent not vested, accelerate and become fully vested and our right of repurchase with respect to such restricted shares shall lapse in full. All such shares of restricted common stock will be transferred to GHX in consideration for the right to receive $10.00 per share in cash, without interest and less any applicable withholding tax. The following table sets forth:

•	the number of shares of restricted common stock held by each of our executive officers (none of our directors, other than Mr. Zollars, hold shares of restricted common stock) that will vest and become unrestricted as a result of the merger; and

•	the total payment to be received by each of our executive officers with respect to those shares, calculated by multiplying (1) the $10.00 per share cash merger consideration by (2) the number of shares of restricted stock that will vest and become unrestricted as a result of the merger, and without regard to deductions for income taxes and other withholding.

Name	Shares that will vest and become unrestricted as a result of the merger	Payment
Robert J. Zollars	97,950	$979,500
Daniel A. Eckert	24,150	$241,500
Andrew L. Guggenhime	20,450	$204,500
Herbert C. Cross	8,450	$84,500

Change of Control and Severance Arrangements.    We have entered into employment and change of control arrangements with several of our executive officers that may provide for certain vesting acceleration and severance benefits upon consummation of the merger.

Employment Agreement with Robert J. Zollars

Under an amended and restated employment agreement, dated December 16, 2004, as amended, between us and Robert J. Zollars, Mr. Zollars is entitled to receive the following severance benefits upon consummation of the merger and the occurrence of a material adverse effect (as defined below) on Mr. Zollars’ employment within one year following the consummation of the merger, if Mr. Zollars is terminated other than for disability or cause (as defined below) or if Mr. Zollars terminates his employment for good reason (as defined below):

•	a cash amount equal to 24 months of Mr. Zollars’ $500,000 base salary, or $1,000,000, payable in a lump sum within 30 calendar days of the termination of employment, less applicable withholdings and deductions;

•	a cash bonus amount equal to $1,000,000, less applicable withholdings and deductions;

•	24 months of continued medical, dental, vision and long-term disability benefits at active-employee rates; and

•	accelerated vesting of both stock options and restricted stock as if Mr. Zollars had been employed with us for an additional 24 months from the date of termination of employment.

Employment Agreement with Daniel Eckert

Under an amended and restated offer letter, dated December 16, 2004, as amended, between us and Daniel Eckert, Mr. Eckert is entitled to receive the following severance benefits upon a change of control (as defined below) and a material adverse effect on Mr. Eckert’s employment within one year subsequent to a change of control resulting in a termination of employment:

•	a cash amount equal to 18 months of Mr. Eckert’s $300,000 base salary, or $450,000, payable in a lump sum within 30 calendar days of the termination of employment, less applicable withholdings and deductions;

•	a cash bonus amount equal to $337,500, less applicable withholdings and deductions;

•	18 months of continued medical, dental, vision and long-term disability benefits at active-employee rates; and

•	accelerated vesting of both stock options and restricted stock as if Mr. Eckert had been employed with us for an additional 18 months from the date of termination of employment.

Employment Agreement with Andrew L. Guggenhime

Under an amended and restated offer letter, dated December 16, 2004, as amended, between us and Andrew L. Guggenhime, Mr. Guggenhime is entitled to receive the following severance benefits upon a change of control and a material adverse effect on Mr. Guggenhime’s employment within one year subsequent to a change of control resulting in a termination of employment:

•	a cash amount equal to 18 months of Mr. Guggenhime’s $240,000 base salary, or $360,000, payable in a lump sum within 30 calendar days of the termination of employment, less applicable withholdings and deductions;

•	a cash bonus amount equal to $180,000, less applicable withholdings and deductions;

•	18 months of continued medical, dental, vision and long-term disability benefits at active-employee rates; and

•	accelerated vesting of both stock options and restricted stock as if Mr. Guggenhime had been employed with us for an additional 18 months from the date of termination of employment.

Employment Agreement with Herb Cross

Under an amended and restated offer letter, dated December 16, 2004, as amended, between us and Herb Cross, Mr. Cross is entitled to receive the following severance benefits upon a change of control and a material adverse effect on Mr. Cross’ employment within one year subsequent to a change of control resulting in a termination of employment:

•	a cash amount equal to eight months of Mr. Cross’ $175,000 base salary, or $116,667, payable in a lump sum within 30 calendar days of the termination of employment, less applicable withholdings and deductions;

•	a cash bonus amount equal to $35,000, less applicable withholdings and deductions;

•	eight months of continued medical, dental, vision and long-term disability benefits at active-employee rates; and

•	accelerated vesting of both stock options and restricted stock as if Mr. Cross had been employed with us for an additional eight months from the date of termination of employment.

A “change of control” for purposes of all of the above executive officers’ employment agreements generally consists of any of the following:

•	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Neoforma representing 50% or more of the total voting power represented by our then outstanding voting securities who is not already such as of December 13, 2004;

•	individually, any of VHA, UHC, Novation or any of their affiliates becomes the beneficial owner of 10% of the securities of Neoforma not owned by them individually as of December 13, 2004;

•	the consummation of the sale or disposition by us of all or substantially all of our assets;

•	the consummation of a merger or consolidation of Neoforma with any other corporation, other than a merger or consolidation which would result in the voting securities of Neoforma outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Neoforma or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

•	a change in the composition of our board of directors, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (1) were our directors as of December 13, 2004 or (2) are elected, or nominated for election, to our board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in the bullet points above, or in connection with an actual or threatened proxy contest relating to the election of directors to our board.

A “material adverse effect” for purposes of all of the above executive officers’ employment agreements means either their termination without Cause, or, without the executive officer’s express written consent, a material reduction in the executive officer’s employment responsibilities, duties, position, or compensation in effect immediately prior to such reduction, or relocation to a facility or location more than 50 miles from our present location.

“Cause” for purposes of all of the above executive officers’ employment agreements generally means (1) fraud, misappropriation embezzlement or material misconduct on the part of the executive, (2) the executive’s failure to materially perform his duties for Neoforma when, and to the extent, requested by any of the executive’s supervisor, our board, or its lawfully designated representative, to do so and failure to correct the same within five business days after notice from the executive’s supervisor, our board or a lawfully designated representative of either requesting the executive to do so, or (3) the executive’s material breach of his employment agreement, or other agreements between the executive and Neoforma, and such breach continues for a period of five business days after notice from any of the executive’s supervisor, our board or a lawfully designated representative of either of such breach.

For purposes of Mr. Zollars’ employment agreement, “disability” means that Mr. Zollars has been unable to substantially perform his duties for a period of not less than six consecutive months as the result of his incapacity due to physical or mental illness.

For purposes of Mr. Zollars’ employment agreement, “good reason” means that Mr. Zollars resigns his employment within twelve months of a “change of control” of Neoforma in connection with a “material adverse effect” on Mr. Zollars’ employment with Neoforma or any successor corporation within one year following the change of control.

Indemnification and Insurance

The merger agreement provides that for six years after the effective time of the merger, each of GHX and the surviving corporation in the merger will, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of Neoforma or any of our subsidiaries, which we refer to as Indemnified Persons, for their acts and omissions as directors, officers or other fiduciaries of us and any of our subsidiaries (including acts and omissions with respect to the merger and the transactions contemplated thereby) occurring on or prior to the effective time of the merger to the extent such individual is indemnified by Neoforma pursuant to our certificate of incorporation and bylaws as in effect as of the date of the merger agreement, pursuant to existing indemnification agreements in effect as of the date of the merger agreement or pursuant to the provisions of the DGCL. GHX has agreed to assume, be liable for and cause the surviving corporation to honor these indemnification obligations.

The merger agreement further provides that the surviving corporation in the merger will (1) obtain a “tail” insurance policy with a claim period of at least six years from the effective time of the merger with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as our existing policies for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers of Neoforma occurring prior to the effective time of the merger or (2) maintain in effect for a period of six years following the effective time of the merger, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers of Neoforma occurring prior to the effective time of the merger, our existing policy of directors’ and officers’ liability insurance. However, if, during such six-year period, (1) such “tail” insurance policy expires, is terminated or cancelled, then the surviving corporation in the merger must obtain as much “tail” insurance coverage as may be obtained for the remainder of such period for an amount not in excess of 300% of the last annual premium paid prior to the date of the merger agreement or (2) our existing policy of directors’ and officers’ liability insurance expires, is terminated or cancelled or is at an annual premium in excess of 200% of the current premium for such policy, then the surviving corporation in the merger will only be required to provide such coverage as may be obtained for the remainder of such period for an amount not in excess of 200% (on an annualized basis) of the current premium.

GHX has agreed to pay all reasonable expenses, including reasonable attorneys’ fees that may be incurred by any Indemnified Person in enforcing the above indemnity obligations.

Interests of VHA and UHC in the Merger

In connection with the merger, each of VHA and UHC will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of Neoforma stockholders generally. These incremental benefits and obligations include the right and obligation of each of VHA and UHC under the exchange agreements to make agreed upon equity investments in GHX by exchanging

6,607,027 of VHA’s shares of our common stock and 1,634,492 of UHC’s shares of our common stock for approximately 11.6% and 2.9%, respectively, of the membership interests of GHX to be outstanding following such equity investments by VHA and UHC, and to become members of GHX subject to the rights and obligations set forth in its organizational documents. This equity will be illiquid, GHX has been historically run to reduce costs to its participants rather than to generate excess revenues and profits for distribution to its members and the prospects that GHX will “go public” are minimal. The different forms of consideration to be received by VHA and UHC and by our other stockholders for their respective shares of our common stock in the share exchanges and the merger, as applicable, may be viewed to create a conflict of interest between (1) VHA and UHC and (2) our other stockholders, however, GHX, VHA and UHC do not believe that such a conflict of interest exists because they view the aggregate value to be received on a per share basis by each of VHA and UHC in the share exchanges and the merger to be significantly less than the $10.00 per share to be received by our other stockholders in the merger.

Fees and Expenses of the Merger

The merger agreement provides that, subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement and the merger will be paid, or cause to be paid, by the party incurring such expenses, whether or not the merger is consummated; provided, however, that GHX and we will share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (1) the filing, printing and mailing of this proxy statement and any amendments or supplements to the proxy statement and (2) the filing by the parties of the pre-merger notification and report forms relating to the merger under the HSR Act.

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, HSR Act filing fees, fees and expenses of attorneys and accountants and other related charges, totaling approximately $4.4 million. This amount consists of the following estimated fees and expenses:

Description	Amount
Financial advisory fees and expenses	$2,825,000
Legal and accounting fees and expenses	$1,400,000
SEC filing fees	$14,926
Printing, proxy solicitation and mailing costs	$150,000
Miscellaneous	$50,000

GHX expects that it will incur approximately $6.25 million of financing costs and legal and other advisory fees. The fees will include reasonable and customary compensation to William Blair & Company, LLC for their advisory and placement services relating to the merger and the Financing. GHX also agreed to reimburse William Blair for expenses reasonably incurred in performing its services, including reasonable attorneys’ fees, and to indemnify William Blair and certain related persons for various liabilities related to or arising out of its engagement. GHX selected William Blair as financial advisor in connection with the merger and the exchange because of William Blair’s reputation and experience as an investment banking firm.

In addition, a termination fee of $4,375,000 and/or the payment of certain expenses incurred by GHX in connection with the merger may be payable by us to GHX upon the termination of the merger agreement under several circumstances. In addition, a termination fee of $4,375,000 or may be payable by GHX to us upon the termination of the merger agreement under certain circumstances.

Certain Projections

In connection with GHX’s review of Neoforma and in the course of the negotiations between Neoforma and GHX described in “Special Factors—Background of the Merger,” Neoforma provided GHX with management’s projections for the period January 1, 2005 through December 31, 2008 in July 2005 as well as updated projections for fiscal year 2005 in August 2005, which we refer to in this proxy statement as the projections. The projections do not give effect to the merger or the financing of the merger.

We did not make public projections for fiscal year 2005 (other than for revenue on a generally accepted accounting principles (GAAP) basis and on an adjusted basis for the first three quarters) or future years as to revenue, earnings, or other results. Our management has prepared the projected financial information set forth below for internal purposes only. The projected financial information is included in this proxy statement only because such information was provided to GHX, pursuant to their request thereof, in connection with its due diligence investigation of Neoforma. This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants, for preparation and presentation of prospective financial information, but, in the view of our management, was prepared on a reasonable basis and presents, to the best of management’s knowledge and belief and subject to critical qualifications described below and elsewhere in this proxy statement, our expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the projected financial information.

The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, our management. Neither PricewaterhouseCoopers LLP, nor any other independent accountant, has examined or compiled the accompanying prospective financial information and, accordingly, neither PricewaterhouseCoopers LLP, nor any other independent accountant, expresses an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report and the reports of other independent accountants incorporated in this proxy statement by reference relate to our historical financial information. Such reports do not extend to the prospective financial information and should not be read to do so.

Our fees under the outsourcing agreement with Novation, VHA, UHC and HPPI, which expires in March 2010, constituted more than 80% of the total fees that we received from all of our customers in 2004 and the first nine months of 2005. The projections assume we continue to receive the contractual maximum annual fee from Novation, which is currently $61 million. However, GHX understood that, as part of any merger, a new outsourcing agreement would be negotiated among GHX and Novation, VHA, UHC and HPPI such that the annual fees from a new outsourcing agreement would be materially lower than the current $61 million maximum annual fee. Furthermore, readers of this proxy statement are cautioned not to place reliance on the $61 million annual fee because there is significant uncertainty as to whether this fee level would be maintained in the absence of the proposed merger. Investors should read “Special Factors—Background of the Merger,” “Special Factors—Reasons for the Merger” and “Special Factors—Effects on Neoforma if the Merger Is not Completed.” Given the stated intent of VHA, UHC and Novation to take actions with the goal of significantly reducing their fees under the outsourcing agreement, if the proposed merger is not completed, we expect that we will be required to either renegotiate the terms of the outsourcing agreement or prepare for a benchmarking process under the outsourcing agreement. A renegotiation of the terms of the outsourcing agreement would likely result in a significant reduction in the annual fee through the end of the initial term of the agreement in March 2010. Benchmarking could also result in a reduction of this annual fee. We believe that it is highly likely that in such a benchmarking process, VHA and UHC would assert that the terms of the new outsourcing agreement that they negotiated on an arms’ length basis with GHX, including the $39 million average annual fees to be paid under that agreement, which will become effective as of the consummation of the merger, are highly relevant to the determination of the fees that should be payable under the standard articulated by the benchmarking provisions of the current outsourcing agreement. Although the current outsourcing agreement with Neoforma is not identical to the new outsourcing agreement with GHX, and therefore, not totally comparable, the annual service fees to be paid by Novation to GHX (excluding a possible annual fee of $975,000 for certain additional related services) will be reduced from the annual service fees paid by Novation to us under our current outsourcing agreement by the following amounts: $13,000,000 for the first twelve months after the merger, $19,000,000 for the next twelve months and $27,000,000 for each subsequent twelve-month period thereafter until the scheduled termination of the current outsourcing agreement in March 2010. These fee level reductions contained in the new outsourcing agreement between GHX and Novation, VHA, UHC and HPPI represent the difference between our current maximum annual fees of $61 million and the $39 million annual average fees which GHX will receive as discussed above. A significant reduction in our fees under the outsourcing agreement would have a material impact on our business and future prospects. In addition, even if the benchmarking process resulted in our fees remaining at or near current levels, we believe that, in such an event, it is unlikely that VHA, UHC and Novation would agree to extend the outsourcing agreement beyond its expiration in March 2010 on any terms.

In addition to the uncertainty regarding the annual fees from Novation under the outsourcing agreement, there is also uncertainty regarding future revenue from other sources, which we refer to as non-related party revenue. Under the outsourcing agreement, we must obtain the consent from Novation to offer certain products or services to the members of VHA and UHC and, to a lesser extent, to other hospitals. We believe that this consent will be more difficult to obtain given the increasing competition between our company and them. In September 2005, VHA announced the formation of a supply chain analytics division to develop, among other things, its own spend intelligence capability, which we believe will be directly competitive with our spend intelligence offering, our primary initiative for non-Novation revenue growth. The increasing level of competition between our company and Novation, VHA and UHC reduces the value of these organizations and the member hospitals of VHA and UHC as a channel for our future growth.

In compiling the projections, our management took into account historical performance, combined with estimates regarding revenue and operating expenses. The projections were developed in a manner consistent with management’s historical development of such information and were not developed for public disclosure. Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. The disclosure in this section addresses the material assumptions and estimates made by our management in preparing these projections. Investors should read “Factors Which May Affect Future Operating Results” contained in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. Such factors include, but are not limited to, items such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and are beyond the control of our management, and that may cause actual results to vary from the projections or the assumptions underlying the projections. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility to, update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of subsequent events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

We caution readers that, while all projections are necessarily speculative and you should not place undue reliance upon them, including for the reasons noted in this section, we believe that the prospective financial information covering periods beyond three months carry increasingly higher levels of uncertainty and should be read in that context. The information presented for periods beyond 2005 was prepared in July 2005 and was based upon assumptions management believed to be reliable at that time. If this information were prepared by our management as of the date of this proxy statement, the financial information below likely would be different.

The projections included various revenue and expense alternatives that GHX could, at its discretion, choose to include or exclude, based on alternative assumptions. We have summarized key elements of the projections below. These projections did not include the impact of any potential acquisitions or divestitures. One alternative assumption presented to GHX that reflected the potential cost savings in 2006, 2007 and 2008 associated with being a privately-held company is not reflected in the projections below.

Basis of Preparation of 2005-2008 Projected Financial Information

Key material assumptions and estimates made in preparing the following projected financial information were as follows by line item:

Related Party Revenue. We assumed the continuation of the current maximum annual fee from Novation under the outsourcing agreement of $61 million. However, as discussed above, GHX understood that, as part of any merger, a new outsourcing agreement would be negotiated among GHX and Novation, VHA, UHC and HPPI such that the annual fees from a new outsourcing agreement would be materially lower than the current $61 million maximum annual fee. Furthermore, readers of this proxy statement are cautioned not to place reliance on the $61 million annual fee because there is significant uncertainty as to whether this fee level would be maintained in the absence of the proposed merger. Given the stated intent of VHA, UHC and Novation to take actions with the goal of significantly reducing their fees under the outsourcing agreement, if the proposed merger is not completed, we expect that we will be required to either renegotiate the terms of the outsourcing agreement or prepare for a benchmarking process under the outsourcing agreement. A renegotiation of the terms of the outsourcing agreement would likely result in a significant reduction in the annual fee through the end of the initial term of the agreement in March 2010. Benchmarking could also result in a reduction of this annual fee. We believe that it is highly likely that in such a benchmarking process, VHA and UHC would assert that the terms of the new outsourcing agreement that they negotiated on an arms’ length basis with GHX, including the $39 million average annual fees to be paid under that agreement, which will become effective as of the consummation of the merger, are highly relevant to the determination of the fees that should be payable under the standard articulated by the benchmarking provisions of the current outsourcing agreement.

Non-related Party Revenue. For non-related party revenue from providers and GPOs, we assumed continued growth in Neoforma DMS and, to a lesser degree, Neoforma OMS, principally as a result of new customer signings, as well as the introduction of our spend intelligence offering in 2006 and significant projected growth in this offering in 2007 and 2008. These assumptions resulted in annual revenue growth for non-related party revenue from providers and GPOs of 18%, 109%, 43% and 55% in fiscal years 2005, 2006, 2007 and 2008, respectively. By 2008, we expected our spend intelligence offering to represent more than 50% of all non-related party revenue from providers and GPOs. As discussed above, in September 2005, VHA announced the formation of a supply chain analytics division to develop, among other things, its own spend intelligence capability, which we believe will be directly competitive with our spend intelligence offering. The increasing level of competition between our company and Novation, VHA and UHC reduces the value of these organizations and the member hospitals of VHA and UHC as a channel for our future growth, which we believe creates greater uncertainty regarding future revenue from non-related party sources now as compared to earlier in 2005 when these projections were prepared.

For non-related party revenue from suppliers, despite a forecasted decline in revenue in 2005 as compared to 2004, we assumed growth in the subsequent years primarily as a result of increases in revenue from our HPIS Market Intelligence and Neoforma CMS for Contract and Rebate Management Service and Reporting offerings principally as a result of new customer signings. We assumed no change to the mix of our solutions sold to suppliers over the period covered by the projections. These assumptions resulted in a decrease in non-related party revenue from suppliers of 4% in 2005 as compared to 2004 followed by annual increases of 16%, 28% and 23% in 2006, 2007 and 2008, respectively. The projected decrease in 2005 was primarily due to the loss of a single large Neoforma Pharmaceutical Market Intelligence customer at the end of 2004.

Gross Adjusted Operating Expenses. In anticipation of a potential reduction in our fees from Novation under the current outsourcing agreement and to improve our level of competitiveness in the industry, we assumed significant reductions in our cost structure beginning in 2006 through (1) a significant reduction in the number of full-time employees, including members of our management team, (2) a significant increase in use of outsourcing and offshore resources in our product development and support organization and our customer service and support organization, and (3) a move of our corporate headquarters to a smaller, lower-cost facility. These initiatives resulted in a significant reduction in our projected gross operating expenses as compared to prior periods. For the remaining full-time employee base, we assumed annual increases in salary and bonus payments, healthcare benefits costs and other employee-related costs. The aggregate impact of these and other assumptions resulted in an annual increase in gross adjusted operating expenses of 4% in 2005, a decrease of 10% in 2006 and increases of 2% and 7% in 2007 and 2008, respectively.

Capitalized Software Development Costs. Our 2005 estimate for projected capitalized software development costs was based on a forecast created at the development project level and resulted in a projected 41% decrease as compared to actual capitalized software development costs in 2004. In 2006 and 2007, we assumed 42% and 20% growth, respectively, driven by projected increases in overall development spend and a resulting increase in the amounts capitalized. In 2007, our projected capitalized software development costs returned to a level consistent with 2004 capitalized costs. In 2008, we believed that our annual development cycle would have reached maturity and therefore did not project an increase in capitalized software development costs.

	Projected ($ millions)
	2005(1)	2006	2007	2008
Projections Provided to GHX in July 2005
Revenue
Related party(2)(3)	$61.5	$61.3	$61.2	$61.1
Non-related party	12.1	17.0	22.8	31.3

Total adjusted revenue(2)	73.6	78.3	84.0	92.4

Gross adjusted operating expenses	61.5	55.2	56.2	60.2
Capitalized software development costs	3.5	4.9	5.9	5.9

Adjusted operating expenses	58.0	50.3	50.3	54.3

EBITDA(4)	$15.6	$28.0	$33.7	$38.1

Updated 2005 Projections Provided to GHX in August 2005
Revenue
Related party(2)(3)	$61.5
Non-related party	12.1

Total adjusted revenue(2)	73.6

Gross adjusted operating expenses	60.0
Capitalized software development costs	3.5

Adjusted operating expenses	56.5

EBITDA(4)	$17.1

(1)	For the projections provided to GHX in July 2005, the projected results for 2005 were based on actual results for the first six months of the year and our estimates for the last six months of the year at that time. For the updated 2005 projections provided to GHX in August 2005, we revised our estimate for gross adjusted operating expenses for 2005 to reflect seven months of actual results and our updated estimates for the remainder of the year, resulting in a $1.5 million decrease in estimated gross adjusted operating expenses. This decrease was primarily due to a reduction in the number of estimated full-time employee hires in the second half of 2005 and the resultant reduction in total payroll and related costs.

(2)	Excludes impact of Emerging Issues Task Force Abstract No. 01-9 (EITF No. 01-9).

(3)	The model presented to GHX assumed the continuation of the current annual fee from Novation under the outsourcing agreement of $61 million. As discussed above, the annual fee would likely be subject to renegotiation or adjustment through a benchmarking process if the proposed merger were not consummated.

(4)	EBITDA, which is not in accordance with GAAP, is defined as earnings before interest, taxes, depreciation and amortization and specifically excludes the application of EITF No. 01-9 and depreciation and amortization of property and equipment, amortization of intangibles, amortization of deferred compensation, amortization of partnership costs and restructuring.

ACCOUNTING TREATMENT

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

MATERIAL UNITED STATES FEDERAL INCOME TAX

CONSEQUENCES OF THE MERGER

The following is a summary of the material United States federal income tax consequences of the merger to our stockholders. This summary is limited to stockholders who hold their shares of our common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, or the Code. This summary is based upon the provisions of the Code, treasury regulations promulgated thereunder, judicial decisions and administrative rulings currently in effect, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to our stockholders. This summary does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including: United States expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, stockholders who hold their shares of our common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or stockholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation. In the case of a stockholder that is a partnership, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding our common stock are encouraged to consult their tax advisors. Further, this discussion does not address any United States federal estate and gift tax consequences or any state, local or foreign tax consequences relating to the merger.

Consequences of the Merger to Stockholders other than VHA and UHC

The following describes the material tax consequences of the merger to our stockholders other than VHA and UHC whose shares are transferred to GHX in consideration for the right to receive cash in the merger:

Consequences of the Merger to U.S. Holders.    A “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) organized or created in the United States or under laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to federal income tax regardless of its source; or

•	a trust:

•	with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust; or

•	that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

The receipt of cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally, for United States federal income tax purposes, a stockholder will recognize capital gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of our common stock transferred to GHX in consideration for cash in the merger. The capital gain or loss will be long-term if the stockholder’s holding period for the shares of our common stock exceeds one year at the effective time of the merger. Capital gains recognized by an individual upon a disposition of a share of Neoforma that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of our common stock (i.e., shares acquired at the same cost in a single transaction) transferred to GHX in consideration for cash in the merger. Certain limitations apply to the deductibility of capital losses.

Backup Withholding.    A stockholder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) whose shares of our common stock are transferred to GHX in consideration for the merger consideration may be subject to backup withholding at the backup withholding rate of 28% unless the stockholder provides the stockholder’s taxpayer identification number and otherwise complies with the applicable backup withholding rules and certification requirements. Corporations are generally exempt from backup withholding. Each non-corporate stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to stockholders promptly following closing of the merger so as to provide the information and certification necessary to avoid backup withholding. In order for a foreign individual to qualify as an exempt recipient, he or she must submit a signed statement (such as a Certificate of Foreign Status on IRS Form W-8 BEN) attesting to his or her exempt status. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the United States federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a United States federal income tax return.

Consequences of the Merger to Non-U.S. Holders.    For purposes of this description, a “non-U.S. holder” is any person (other than a partnership) that is not a “U.S. holder” for U.S. federal income tax purposes.

Non-U.S. holders who are stockholders of Neoforma will generally not be subject to United States federal income tax on the receipt of cash as a result of the merger. This general rule, however, is subject to some exceptions. For example, the gain would be subject to United States federal income tax if:

•	the gain is effectively connected with the conduct by the non-U.S. holder of a United States trade or business, subject to an applicable treaty providing otherwise; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition, and certain other requirements are met;

A non-U.S. holder with gain effectively connected with the conduct of a trade or business in the United States is encouraged to consult his or her own tax advisor regarding the United States federal income tax consequences of the merger. An individual who is present in the United States for 183 days or more in the taxable year in which our common stock is disposed of in the merger is encouraged to consult his or her own tax advisor regarding the United States federal income tax consequences of the merger.

Appraisal Rights.    Under specified circumstances, stockholders may be entitled to appraisal rights in connection with the Merger. See “Appraisal Rights” below. If stockholder receives cash pursuant to the exercise of appraisal rights, such stockholder generally will recognize gain or loss, measured by the difference between the cash received and such holder’s tax basis in such stock. Interest, if any, awarded in an appraisal proceeding by a court would be included in such stockholder’s income as ordinary income for federal income tax purposes. Stockholders who exercise appraisal rights are urged to consult their own tax advisors.

THE SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Consequences of the Share Exchanges and Merger to VHA and UHC

The receipt of membership units of GHX by VHA and UHC in exchange for shares of our common stock pursuant to the exchange agreements should not be a taxable transaction for United States federal income tax purposes. The basis of these membership units received by VHA and UHC should be equal to the adjusted basis of our shares exchanged by VHA and UHC therefor. Similarly, the holding period of these membership units should include the holding period of our shares exchanged by VHA and UHC therefor.

The receipt of cash by VHA and UHC pursuant to the merger should be treated in the same manner for United States federal income tax purposes as the receipt of cash by stockholders other than VHA and UHC as described above.

Consequences of the Share Exchanges and Merger to GHX

In general, for United States federal income tax purposes, GHX will be treated as acquiring the shares of our common stock converted into cash in the merger through a cash purchase that is taxable to our stockholders and will have a tax basis in the shares so acquired equal to the cash paid. However, GHX will be treated as acquiring the shares of our common stock transferred by VHA and UHC in exchange for membership interests in GHX through a contribution that is tax free to VHA and UHC and will take a carryover tax basis in the shares so acquired.

REGULATORY MATTERS

Mergers and acquisitions that may have an impact in the United States are subject to review by the DOJ and the FTC to determine whether they comply with applicable antitrust laws. Under the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the merger, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the DOJ and the FTC.

GHX and we filed notification and report forms pursuant to the HSR Act with the Antitrust Division of the DOJ and the FTC on October 19, 2005. The initial 30-day waiting period expired on November 18, 2005. Even though the waiting period has terminated, the Antitrust Division of the DOJ, the FTC or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the closing of the merger, to rescind the merger or to conditionally approve the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Under the merger agreement, GHX has agreed that it will not acquire or agree to acquire all or substantially all of the assets of, any business or any business organization or division thereof if such transaction would be reasonably likely to (1) result in a material delay of the termination or expiration of any waiting period applicable to the merger under the HSR Act or (2) materially increase the likelihood of the institution of an injunction of the merger under any antitrust-related law. Also, both GHX and we agreed to use reasonable best efforts to prepare and file, as promptly as practicable after the date of the merger agreement, all necessary notices, reports and other documents required to be filed with any governmental body with respect to the merger, including all notifications required under the HSR Act or any other antitrust law and any inquiries or requests (including any “second request” for information) received from the FTC, the DOJ or any other governmental body for additional information or documentation.

LEGAL PROCEEDINGS REGARDING THE MERGER

On or about November 7, 2005, two substantially identical putative class action lawsuits were filed in the Court of Chancery of the State of Delaware in and for New Castle County against Neoforma, Neoforma’s directors, VHA and UHC. The cases were captioned Robert Carlson, individually and on behalf of all others similarly situated v. Neoforma et al., Civil Action No. 1766-N and Xiang J. Thao, individually and on behalf of all others similarly situated v. Neoforma et al., Civil Action No. 1767-N. On December 12, 2005, these two complaints were consolidated as In Re Neoforma Inc. Shareholders Litigation, Consolidated Civil Action No. 1766-N. On December 16, 2005, plaintiffs filed a putative consolidated shareholders class action complaint, which we refer to as the Complaint. The Complaint alleges that the per share consideration to be paid in the merger to the stockholders other than VHA and UHC is unfair and inadequate and constitutes unfair dealing because, among other things, the plaintiffs alleged that the intrinsic value of Neoforma common stock is materially in excess of the per share consideration to be paid in the merger. The Complaint also alleges that VHA and UHC are receiving different and greater consideration than other Neoforma stockholders and that the per share merger consideration is not the result of arm’s length negotiations but rather was fixed arbitrarily and capped in order to provide greater consideration and a more favorable outsourcing agreement for VHA and UHC. In addition, the Complaint alleges that Neoforma failed to provide in this proxy statement and its related publicly filed documents material information, or provided materially misleading information, concerning the consideration to be received by VHA and UHC and the relevance of the outsourcing agreement to the merger. The plaintiffs also allege that Merrill Lynch’s fairness opinion is flawed. The Complaint further alleges that VHA and UHC have conflicts of interest and are acting to better their own interests at the expense of Neoforma’s other stockholders and, with the Neoforma directors’ acquiescence, are engaging in self-dealing and are not acting in good faith toward plaintiffs and the other stockholders. Finally, the Complaint alleges that Neoforma’s directors failed to take the steps necessary to protect the interests of Neoforma’s stockholders other than VHA and UHC and breached their fiduciary duties of loyalty and due care. The Complaint seeks, among other things, an injunction against the transaction, a rescission of the transaction if it is consummated and unspecified damages, as well as fees and costs. We believe that the lawsuit is without merit for the reasons set forth under “Special Factors—Reasons for the Merger,” among others, and intend to defend it vigorously.

THE PARTIES TO THE MERGER AGREEMENT

Neoforma, Inc.

Neoforma, a Delaware corporation, is a leading provider of supply chain management solutions for the healthcare industry. Through a combination of technology, information and services, Neoforma’s supply chain management solutions are designed to enable efficient collaboration among hospitals and their suppliers, helping them to reduce operational inefficiencies, lower costs and improve their financial health. The healthcare supply chain has a number of characteristics, including its large size, high degree of fragmentation, reliance on disparate technologies and data sources, dependence on manual processes and highly complex pricing structures, which have led to major inefficiencies. These inefficiencies lead to slower, error-prone transactions and increased overhead and costs for hospitals and suppliers. In addition, the participants in the healthcare industry are under significant competitive and cost pressures and are seeking ways to increase efficiencies in their supply chain to improve their overall margins. Neoforma’s comprehensive solutions make it easier for the participants in the healthcare supply chain, principally hospitals, group purchasing organizations, or GPOs, and suppliers, to improve communication, receive comprehensive and accurate information, improve day-to-day operations, accelerate order and contract implementations, enhance strategic planning and gain organization-wide visibility into supply chain activities. Using Neoforma’s solutions, these organizations can improve efficiencies, reduce costs, increase revenue and improve capital allocation.

Neoforma’s corporate headquarters are located at 3061 Zanker Road, San Jose, California 95134 and its phone number at that location is (408) 468-4000.

Global Healthcare Exchange, LLC

GHX is a Delaware limited liability company that provides an open and neutral electronic trading exchange, along with complementary products and services, through which buyers and sellers can collaborate to improve efficiencies in the healthcare supply chain.

Leapfrog Merger Corporation

Leapfrog Merger Corporation, a Delaware corporation and wholly owned subsidiary of GHX, was organized solely for the purpose of entering into the merger agreement with Neoforma and completing the merger. Leapfrog Merger Corporation was incorporated on September 15, 2005 and has not conducted any business operations.

THE ANNUAL MEETING

The enclosed proxy is solicited on behalf of our board of directors for use at the annual meeting of stockholders or at any adjournment or postponement thereof.

Date, Time, Place

We will hold the annual meeting on                     ,                     , 2006, starting at          a.m., Pacific Standard Time, at our corporate offices at 3061 Zanker Road, San Jose, California 95134.

Purpose of the Annual Meeting

At the annual meeting, we will ask holders of shares of our common stock to consider and vote upon proposals to adopt the merger agreement, to approve the adjournment or postponement of the annual meeting, if necessary or appropriate, to solicit additional proxies and elect two Class III directors, each as more fully described in this proxy statement, and to transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of shares of our common stock at the close of business on                     , 2006, the record date, are entitled to notice of and to vote at the annual meeting. On the record date,              shares of our common stock were issued and outstanding and held by approximately              stockholders of record. Holders of record of shares of our common stock on the record date are entitled to one vote per share at the annual meeting on all matters to be considered at the annual meeting.

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum is present at the annual meeting if holders of a majority of shares of our common stock entitled to vote on the record date are present in person or represented by proxy. In the event that a quorum is not present at the annual meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and “broker non-votes” (where a broker or nominee cannot exercise discretionary authority and does not receive voting instructions from the beneficial owners to vote on a matter) will be counted as present, but will not be considered to have been voted in favor of any of the matters to be considered at the annual meeting.

Votes Required

The approval of the adoption of the merger agreement requires the affirmative vote of both (1) a majority of the voting power of the shares of our common stock outstanding on the record date for the annual meeting and (2) a majority of the voting power of the shares of our common stock voting on the proposal at the annual meeting that are not beneficially owned by VHA, UHC or their respective affiliates and associates. Approval of the merger agreement is a condition to the closing of the merger. The proposal to approve the adjournment or postponement of the annual meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting. If the annual meeting (including any postponement or adjournment thereof) has been held and completed, a final vote of the adoption of the merger agreement has been taken and the affirmative vote of our stockholders required for the approval of the merger agreement has not been obtained, each of GHX and Neoforma will have the right to terminate the merger agreement. See “Proposal One—Adoption of the Merger Agreement—Termination of the Merger Agreement.” Each Class III director will be elected by the votes of a plurality of the shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote at the annual meeting.

Voting by Our Directors and Executive Officers and their Affiliates; Voting Agreements

Directors, executive officers and their affiliates that owned and were entitled to vote                shares of our common stock as of the record date, which represented approximately         % of our shares of common stock outstanding on that date, and VHA, UHC and their respective affiliates collectively owning approximately 10,741,519 shares of our common stock as of the record date, which represented approximately         % of our shares of common stock outstanding on that date, have entered into voting agreements with GHX granting an irrevocable proxy to Mike Mahoney and Greg Nash of GHX to vote his or its shares of our common stock in favor of the adoption of the merger agreement. See “Proposal One—Related Agreements—Voting Agreements.”

Procedures for Voting; Proxies; Revocation

Stockholders can vote by either of the following methods:

•	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope; or

•	by appearing and voting in person at the annual meeting.

All shares represented by properly completed proxies received prior to the closing of the polls at the annual meeting will be voted at the annual meeting in the manner specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the adoption of the merger agreement, “FOR” the approval of the adjournment or postponement of the annual meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the election of the two Class III directors. In addition, while our board of directors does not know of any matter that is not referred to in this proxy statement to be presented for action at the annual meeting, the persons named as proxies by a stockholder are authorized to vote on such other business as may properly come before the annual meeting or any adjournments, postponements or continuations of the annual meeting, including to approve any adjournment of a meeting at which a quorum is present to a later time to permit further solicitation of proxies if necessary to obtain additional votes in favor of any of the above proposals.

For purposes of voting to adopt the merger agreement, brokers or banks who hold shares of our common stock in “street name” may not give a proxy to vote those shares in the absence of specific instructions from their customers who beneficially own those shares. As such, please carefully follow the instructions given to you by your broker or other nominee to assure that your shares are properly voted. If no instructions are given to the broker or bank holding shares, or if instructions are given to the broker or bank indicating that the broker or bank does not have authority to vote on the proposal to adopt the merger agreement, then the shares will be counted as present for purposes of determining whether a quorum exists, but will have the same effect as votes “AGAINST” the adoption of the merger agreement with respect to the majority of outstanding shares vote requirement, but will have no effect on the majority of the minority vote requirement. For purposes of voting on the other proposals, if a stockholder does not give a proxy to its broker with instructions as to how to vote the shares, the broker has authority to vote those shares on behalf of the stockholder. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the annual meeting.

You may change your vote or revoke your proxy in one of three ways. First, you can deliver to our Corporate Secretary a written notice bearing a date later than the proxy stating that you would like to revoke your proxy. Second, you can complete, execute and deliver to our Corporate Secretary a new, later-dated proxy card for the same shares, provided the new proxy is received before the polls close at the annual meeting. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. Any written notice of revocation should be delivered to our Corporate Secretary at or before the taking of the vote at the annual meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. You cannot vote shares held in “street name” by returning a proxy card directly to Neoforma or by voting in person at the annual meeting, unless you have obtained a proxy from your bank or broker.

We will treat abstentions and shares represented by proxies that reflect abstentions as shares that are present for the purpose of determining the presence of a quorum. For purposes of determining the outcome of each of the proposals, we will treat abstaining shares as not voting with respect to the matter indicated (even though abstaining shares are considered present for quorum purposes and may be voting on other matters) and, as a result, abstaining shares will have the same effect as being voted “AGAINST” the adoption of the merger agreement with respect to the majority of outstanding shares vote requirement, but will have no effect on the majority of the minority vote requirement. Abstentions will have no effect on the other two proposals.

Your vote is very important. Please take the time to submit your proxy card now, whether or not you plan to attend the annual meeting.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Neoforma. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the annual meeting at a cost of approximately $40,000 plus expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile, mail, electronic mail, posting of information on the Internet or other means of communication. No additional compensation will be paid for such services.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to Innisfree M&A Incorporated at 501 Madison Avenue, 20th Floor, New York, NY 10022 or toll-free at 888-750-5834 (banks and brokers may call collect at 212-750-5833).

Adjournment

If within half an hour from the time appointed for the annual meeting a quorum is not present, the annual meeting shall be adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the chairman may determine with the consent of the holders of a majority of the voting power represented at the annual meeting in person or by proxy and voting on the question of adjournment.

Other Matters

As of the date of this proxy statement, our board of directors does not know of any matter that will be presented for consideration at the annual meeting, other than as described in this proxy statement.

Recommendation of Our Board of Directors

After careful consideration, our board of directors unanimously recommends that you vote “FOR” the proposal to approve the adoption of the merger agreement, “FOR” the approval of the adjournment or postponement of the annual meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the election of the two Class III directors.

PROPOSAL ONE—ADOPTION OF THE MERGER AGREEMENT

The following description describes the material terms of the merger agreement. This description of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement which is attached as Annex A to this proxy statement and is incorporated herein by reference. The merger agreement has been included to provide you with information regarding its terms. We encourage you to read the entire merger agreement. The merger agreement is not intended to provide any other factual information about Neoforma or GHX. Additional information regarding us can be found elsewhere in this proxy statement and in the other public filings we make with the SEC. See “Where You Can Find More Information.”

The Merger

The merger agreement provides that at the effective time of the merger, merger sub will be merged with and into Neoforma. Upon the consummation of the merger, the separate existence of merger sub will cease and Neoforma will continue as the surviving corporation and will become a wholly owned subsidiary of GHX.

Merger Consideration

At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (other than (1) the shares exchanged by VHA and UHC for membership interests of GHX, (2) shares owned by Neoforma, merger sub or GHX or any of their respective direct or indirect wholly owned subsidiaries or (3) shares held by stockholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under Delaware law) will be transferred to GHX and be registered in the name of GHX in our stockholders register in consideration for the right to receive $10.00 in cash, which we refer to as the merger consideration, without interest and less any applicable withholding tax. This includes any outstanding shares of our common stock that are unvested or are subject to any repurchase right or other condition under any restricted stock purchase agreement or other contract, as such restricted shares of common stock will immediately prior to the effective time become fully vested and any repurchase right or other condition will lapse. This also includes any shares of our common stock acquired under our 1999 Employee Stock Purchase Plan prior to the effective time of the merger.

All unvested options to purchase shares of our common stock outstanding prior to the effective time of the merger will become fully vested immediately prior to the effective time of the merger. Immediately prior to the effective time of the merger, each outstanding and unexercised option to purchase shares of our common stock with an exercise price below $10.00 per share, including the unvested options that become accelerated in full, will be converted into the right to receive an amount of cash equal to the difference between the $10.00 per share in cash to be paid by GHX in the merger and the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding tax. Each outstanding and unexercised option to purchase shares of our common stock with an exercise price equal to or greater than $10.00 per share will be cancelled and no consideration will be paid for such options.

The merger consideration is subject to adjustment for stock splits, recapitalizations, reclassification or other similar changes occurring to outstanding shares of our common stock prior to the effective time of the merger. Shares of our common stock held by us, GHX, merger sub or any of our or GHX’s wholly owned subsidiaries will be canceled without consideration immediately prior to the effective time of the merger. The amount of the merger consideration was determined through arms’-length negotiations between GHX and us.

In addition, at the effective time of the merger, VHA and UHC, which respectively owned 8,611,217 and 2,130,302 shares of our common stock as of the record date, representing approximately         % and         % of our outstanding common stock as of such date, will respectively have 2,004,190 and 495,810 of their shares of our common stock converted into the right to receive $10.00 per share in cash in the merger. The remainder of the shares that they currently hold will be exchanged, immediately prior to the closing of the merger, for membership interests in GHX representing approximately an 11.6% ownership interest in GHX for VHA and a 2.9% ownership interest in GHX for UHC, pursuant to exchange agreements.

Effective Time of the Merger

The consummation of the merger will occur within two business days after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, including adoption of the merger agreement by our stockholders. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. We currently expect to complete the merger in the first quarter of 2006. However, because the consummation of the merger is subject to governmental and regulatory approvals and other conditions, we cannot predict the exact timing of the consummation of the merger.

Manner and Basis of Converting Shares and Stock Options; Lost, Stolen or Destroyed Certificates

On or prior to the effective date of the merger, GHX will select a reputable bank or trust company reasonably acceptable to Neoforma to act as the paying agent under the merger agreement and GHX will deposit with the paying agent cash in an amount equal to the aggregate cash consideration payable in the merger. As soon as practicable following the effective time of the merger, but in no event later than five days following the effective time, the paying agent for the merger will mail to each registered holder of shares of Neoforma common stock immediately prior to the effective time, a letter of transmittal and instructions for surrendering the registered holder’s Neoforma share certificates. Upon surrender of a share certificate to the paying agent, together with a duly signed letter of transmittal, and such other customary documents as the paying agent or GHX may reasonably require, holders of shares of our common stock will be entitled to receive $10.00 in cash per share represented by the share certificate. The share certificates so surrendered will be cancelled.

From and after the effective time of the merger, until it is surrendered, each certificate that previously evidenced shares of our common stock (other than certificates representing dissenting shares) will be deemed to represent only the right to receive $10.00 in cash per share represented by such certificate less any applicable withholding tax. No interest will be paid or accrue on any merger consideration payable upon the surrender of the share certificates representing shares of our common stock.

As soon as practicable following the effective time of the merger, but in no event later than five days following the effective time, the paying agent will mail to each holder of options to purchase shares of our common stock a letter confirming that the vesting of each such option has been accelerated and that the holder of such option is entitled to receive merger consideration to the extent that such option had an exercise price less than $10.00 per share and instructions for receiving any such merger consideration.

In the event of a transfer of ownership of our common stock which is not registered in our transfer records, payment of the merger consideration will be made to such transferee if the share certificate is presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

The paying agent will deliver to GHX any funds undistributed to Neoforma stockholders and option holders as of the first anniversary of the effective date of the merger. Any holders of Neoforma share certificates who have not surrendered such certificates or Neoforma option holders who have not received the merger consideration payable to such option holders, each in compliance with the above-described procedures, may thereafter look only to GHX for payment of the merger consideration to which they are entitled. Any merger consideration unclaimed within five years from the effective time of the merger will be forfeited to GHX.

As of the effective time, all shares of our common stock outstanding immediately prior to the effective time shall automatically be canceled and retired and shall cease to exist (in exchange for the right to receive merger consideration, without interest and less any applicable withholding tax) and all holders of certificates representing shares of our common stock that were outstanding immediately prior to the effective time will cease to have any rights as stockholders of Neoforma other than the right to receive merger consideration in exchange for such holders’ shares of our common stock. In addition, no transfer of shares of our common stock after the effective time of the merger (or such earlier date as is immediately prior to the time that such merger consideration would otherwise escheat or become property of any governmental body by law) will be registered on our stockholder register.

If any Neoforma share certificate has been lost, stolen or destroyed, upon the making of an affidavit by the owner of such certificate claiming such certificate has been lost, stolen or destroyed and, if reasonably requested by GHX, the posting of a bond by such owner of the lost, stolen or destroyed certificate in such reasonable amount as GHX may direct as indemnity against any claim that may be made with respect to that certificate against GHX, the paying agent will deliver to such owner of the lost, stolen or destroyed certificate the merger consideration, without interest and less any applicable withholding tax, with respect to the shares formerly represented by such lost, stolen or destroyed certificate.

Share certificates should not be surrendered by our stockholders before the effective time of the merger and should be sent only pursuant to instructions set forth in the letters of transmittal to be mailed to our stockholders promptly following the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

The merger consideration paid to you upon exchange of your shares of our common stock or in-the-money Neoforma stock options will be paid in full satisfaction of all rights relating to the shares of our common stock or Neoforma stock options.

Certificate of Incorporation and Bylaws

As of the effective time of the merger, the certificate of incorporation of merger sub as in effect immediately before the effective time of the merger shall be the surviving corporation’s certificate of incorporation. In addition, the bylaws of merger sub as in effect immediately before the effective time of the merger will be the surviving corporation’s bylaws, other than with respect to the exculpation and indemnification provisions, which shall be as described below under “Proposal One—Adoption of the Merger Agreement—Indemnification and Insurance.”

Directors and Officers

Until successors are elected or appointed, the directors of merger sub at the effective time of the merger will be the directors of the surviving corporation, and the officers of merger sub at the effective time of the merger will be the officers of the surviving corporation.

Representations and Warranties

The merger agreement contains customary representations and warranties that Neoforma and GHX made to, and solely for the benefit of, each other. The representations and warranties expire at the effective time of the merger. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that we delivered to GHX in connection with signing the merger agreement. Accordingly, you should not rely on the representations and warranties as unqualified characterizations of the actual state of facts. These disclosure schedules contain information that has been included in our general prior public disclosures, as well as additional non-public information.

Covenants; Conduct of Business Prior to the Merger

Affirmative Covenants of Neoforma.    We have agreed that until the earlier of the effective time or the termination of the merger agreement, we will:

•	provide, and cause our subsidiaries to provide, GHX and its representatives with reasonable access during normal business hours, upon reasonable prior notice to us, to us and our subsidiaries’ personnel, assets, books, records, tax returns, work papers and other documents and information;

•	provide or make available to GHX and its representatives copies of the existing books, records, tax returns, work papers and other documents relating to us and our subsidiaries as GHX may reasonably request;

•	in all material respects, conduct our business and operations in the ordinary course and in accordance with past practices, use our commercially reasonable efforts to preserve substantially intact our and our subsidiaries’ current business organizations, and maintain our existing relationships with material customers, suppliers, distributors, creditors, lessors, lessees, employees and business associates;

•	promptly notify GHX of the receipt of any comments with respect to the proxy statement from the SEC (or of notice of the SEC’s intent to review the proxy statement) and of any request by the SEC or any other government officials for amendments or supplements to the proxy statement or any other filing or for additional/supplemental information, and promptly supply GHX with copies of all correspondence between us and the SEC or any other government officials with respect to the proxy statement or any other filing. We have agreed to cooperate with GHX in the preparation of any written response and to provide GHX with reasonable opportunity to review and comment on any written response;

•	promptly inform GHX of the occurrence of any event that is required to be set forth in an amendment or supplement to the proxy statement or any other filing, cooperate with GHX in the preparation of any such amendment or supplement, provide GHX with reasonable opportunity to review and comment on any such amendment or supplement, and cooperate in filing with the SEC or any other government body, and/or, to the extent required, mailing to our stockholders, such amendment or supplement;

•	as promptly as practicable after the proxy statement is cleared by the SEC for mailing to our stockholders, take all action necessary to duly call, give notice of and hold the annual meeting to vote on the adoption of the merger agreement;

•	at the request of GHX made at least five business days prior to the closing of the merger, take such action so as to cause the termination of our 401(k) plan effective no less than one day prior to the effective date of the merger;

•	use our reasonable best efforts to ensure that any Delaware state or any similar anti-takeover statute or regulation will not become applicable to the merger and, if any such statute or regulation does become applicable to the merger, use our reasonable best efforts to ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement to minimize the effect of such statute or regulation on the merger;

•	provide to GHX and merger sub, cause our subsidiaries to, and use our reasonable best efforts to cause our respective financial, legal and other representatives to, provide to GHX and merger sub all cooperation reasonably requested by GHX that is necessary in connection with GHX obtaining the Financing; and

•	deliver to GHX at or prior to the closing of the merger evidence reasonably satisfactory to GHX of the resignations of all of our directors, effect as of the closing of the merger.

Negative Covenants of Neoforma.    We have agreed that until the effective time of the merger, except as otherwise agreed to in writing by GHX, which agreement may not be unreasonably withheld, we will not, and will not permit any of our subsidiaries to, or agree or commit to:

•

declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (other than dividends of wholly owned subsidiaries), or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to our right to repurchase restricted shares of our common stock held by one of our employees upon termination of such employee’s employment;

•	subject to limited exceptions, sell, issue, grant, pledge or otherwise encumber or authorize the sale, issuance, grant, pledge or encumbrance of: (1) any capital stock or other security; (2) any option, call, warrant or right to acquire any capital stock or other security; or (3) any instrument convertible into or exercisable or exchangeable for any capital stock or other security;

•	amend or waive any of our rights under, or, except as allowed under the terms of the merger agreement, accelerate the vesting under, any provision of our option plans or any agreement evidencing any outstanding stock option or restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security;

•	amend or permit the adoption of any amendment to our certificate of incorporation or bylaws or the certificate of incorporation or bylaws of any of our subsidiaries;

•	adjust, split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock;

•	authorize or make any commitment with respect to any capital expenditures other than commitments with respect to any capital expenditures that, in the aggregate, do not exceed $200,000 prior to December 31, 2005 or $200,000 in any fiscal quarter thereafter;

•	other than in the ordinary course of business and consistent with past practices, amend, terminate (other than expiration in accordance with its terms) or waive any material right or remedy under, any significant contract;

•	other than the renewal or extension of any such contract on substantially similar terms, enter into (1) any contract relating to a partnership or joint venture involving a sharing of profits, losses, costs or liabilities or (2) any contract involving payments of royalties or other amounts calculated based upon the revenues, income or similar measures of our results or the results of any of our subsidiaries or based upon income, revenues, unit sales or similar measures of results related to any product or service of us or any of our subsidiaries which is reasonably likely to involve payments of more than $50,000 during the 12-month period following the signing of the merger agreement;

•	acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person, other than assets that are acquired, leased, licensed or disposed of by us in the ordinary course of business consistent with past practices and not in an aggregate amount of more than $50,000 or that are not material to our business;

•	acquire (including by merger, consolidation, acquisition of stock or assets or any other business combination) any business or any corporation, partnership, association or other business organization or division that is material to us;

•	make any pledge of any of our material assets or permit any of our material assets to become subject to any encumbrances;

•	subject to limited exceptions, lend any money to any person, or incur, guarantee, assume or otherwise become responsible for any indebtedness in excess of $100,000 in the aggregate;

•	subject to limited exceptions, establish, adopt, enter into or amend any employee plan or employee agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of our directors or any of our officers or other employees;

•	hire any employee with an annual base salary in excess of $100,000 or at the level of executive vice president or above;

•	change any of our methods of accounting or accounting practices in any material respect, other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations;

•	make or change any material tax election, enter into any settlement or compromise of any material tax liability or surrender any right to claim a material tax refund;

•	prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

•	subject to limited exceptions, settle or compromise any pending or threatened legal proceeding;

•	enter into any material contract that requires the consent or approval of any person to consummate the merger; or

•	enter into a new, or amend in any material respect any existing transaction, agreement, arrangement or understanding between us or any of our subsidiaries on the one hand and any of our affiliates on the other hand.

Affirmative Covenants of GHX.    GHX has agreed that until the earlier of the effective time or the termination of the merger agreement, it will:

•	use its reasonable best efforts to satisfy the conditions contained in the financing commitment letter with GECC and obtain the Financing on the terms and conditions described in the commitment letter and keep us promptly apprised of all developments that would materially affect or delay the consummation of the Financing. GHX will comply in all material respects with each of its obligations under the commitment letter. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the commitment letter, GHX will promptly notify us and use its reasonable best efforts to arrange to obtain alternative financing from alternative sources (on terms and conditions substantially the same as the terms and conditions as set forth in the commitment letter) in an amount sufficient to consummate the merger as promptly as practicable following the occurrence of such event; and

•	adopt the merger agreement and approve the merger and cause merger sub to perform each of its obligations under the merger agreement.

Negative Covenants of GHX.    GHX has agreed that it will not:

•	acquire or agree to acquire all or substantially all of the assets of, any business or any business organization or division thereof if such transaction would be reasonably likely to (1) result in a material delay of the termination or expiration of any waiting period applicable to the merger under the HSR Act or (2) materially increase the likelihood of the institution of an injunction of the merger under any antitrust-related law.

Affirmative Covenants of Neoforma and GHX.    Both GHX and Neoforma have agreed that:

•	each party will promptly notify the other in writing after learning of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to closing for the other party impossible or unlikely or that would reasonably be expected to have a material adverse effect on the notifying party, including any material legal proceeding or material claim threatened in writing, commenced or asserted against or with respect to such party;

•

subject to applicable antitrust laws, each party is required to promptly provide the other with copies of any notice, report or other document filed with or sent to any governmental body in connection with the merger. However, we are not required to permit any inspection, or to disclose any information, that in our reasonable judgment could reasonably be expected to result in (1) the disclosure of any trade secrets of third parties or the violation of any of our obligations with respect to confidentiality if we used reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (2) the waiver of any applicable attorney-client privilege so long as we have taken reasonable steps to permit inspection of or to disclose information on a basis that does not compromise our privilege or (3) the violation of any applicable legal requirement;

•	each party will use reasonable best efforts to prepare and file, as promptly as practicable after the date of the merger agreement, all necessary notices, reports and other documents required to be filed with any governmental body with respect to the merger, including all notifications required under the HSR Act or any other antitrust law and to respond as promptly as practicable to any inquiries or requests (including any “second request” for information) received from the FTC, the DOJ or any other governmental body for additional information or documentation;

•	each party will promptly supply the other with any information that may be required in order to effectuate any required antitrust related filings or applications. Each party must consult with the other party prior to taking a position with respect to any such filing, permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any governmental body in connection with any investigations or proceedings in connection with the merger, coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any governmental body in connection with the merger;

•	each party will notify the other promptly upon the receipt of any comments from any officials of any governmental body in connection with any filings made pursuant to the merger agreement and any request by any officials of any governmental body for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable legal requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any required antitrust related filing, each party will promptly inform the other of such occurrence and cooperate in filing with the applicable governmental body such amendment or supplement;

•	each party will use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the merger and the stockholder voting agreements, including (1) preparing and making all filings and giving all notices required to be made and given in connection with the merger and (2) using reasonable best efforts to obtain each consent required to be obtained in connection with the merger, including (A) entering into negotiations with any applicable governmental body; (B) providing information required by law or governmental regulation; and (C) substantially complying with any “second request” for information pursuant to antitrust laws. However, GHX will not have any obligation to take certain specified actions, including selling any of its or our assets or agreeing to any changes or restriction in the operations of any such assets or businesses that would have a material adverse effect on the business of GHX and its subsidiaries, taken as a whole;

•	each party will use its reasonable best efforts to, and GHX will cause merger sub to use its reasonable best efforts to, contest, resist or resolve any administrative or judicial action or proceeding instituted (or threatened to be instituted) challenging the merger as violative of any antitrust law and to have vacated, lifted, reversed or overturned any injunction resulting from such proceeding or action; and

•	each party will consult with each other before issuing any press release or making any public statement regarding the merger, except as may be required by applicable law.

Neoforma Stock Options and Restricted Stock

The compensation committee of our board of directors will take all necessary actions such that at the effective time of the merger, all outstanding options to purchase shares of our common stock and all shares of restricted common stock issued under our equity compensation plans will, to the extent not then vested, accelerate and become fully vested and, in the case of options, exercisable. Immediately prior to the effective time of the merger, each outstanding and unexercised option to purchase shares of our common stock with an exercise price below $10.00 per share, including the unvested options whose vesting will accelerate in full, will be converted into the right to receive an amount of cash equal to the difference between the $10.00 per share in cash to be paid by GHX in the merger and the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding tax. Each outstanding and unexercised option to purchase shares of our common stock with an exercise price equal to or greater than $10.00 per share will be cancelled and no consideration will be paid for such options. All shares of restricted common stock will be transferred to GHX in consideration for the right to receive $10.00 per share in cash, less any applicable withholding tax. For more information as it relates to the accelerated vesting of stock options and shares of restricted common stock held by Neoforma’s directors and executive officers, please see “Special Factors—Interests of Our Executive Officers and Directors in the Merger.”

Neoforma Employee Stock Purchase Plan

The merger agreement provides that we will terminate our 1999 Employee Stock Purchase Plan immediately prior to the effective time of the merger. The merger agreement also provides that, prior to the effective time, we will take all actions reasonably necessary to:

•	cause any outstanding offering period under our 1999 Employee Stock Purchase Plan to be terminated effective as of the last business day before the effective date of the merger;

•	make any pro-rata adjustments that may be necessary to reflect the shortened offering period (but the offering period will otherwise be treated as a fully effective and completed offering period);

•	cause the exercise, as of the last business day before the effective date of the merger, of each purchase right under our 1999 Employee Stock Purchase Plan; and

•	provide that no further offering periods or purchase periods will commence after termination of our 1999 Employee Stock Purchase Plan.

On the last business day before the effective date of the merger, we will apply each participant’s accumulated payroll deductions towards the purchase of whole shares of our common stock in accordance with the terms of our 1999 Employee Stock Purchase Plan. The termination of our 1999 Employee Stock Purchase Plan and the foregoing are conditioned upon the consummation of the merger.

Employee Benefits Matters

The merger agreement provides that all of our employees (or our subsidiaries) who continue employment with GHX (or any of its subsidiaries) after the effective time of the merger, who we refer to as continuing employees, will be eligible to participate in: (1) GHX’s employee benefit plans and programs, including, if applicable, any profit sharing plan, severance plan, medical plan, dental plan, life insurance plan, time-off programs and disability plan, in each case to substantially the same extent as similarly situated employees of GHX; and (2) such Neoforma employee benefit plans and programs, if any, as are continued by GHX or any of its subsidiaries following the consummation of the merger, or are assumed by GHX. Each continuing employee will receive full credit for purposes of eligibility, vesting, level of benefits and benefit accrual under each GHX employee benefit plan and program in which such continuing employee participates for his or her years of continuous service with Neoforma or its subsidiaries prior to the effective time of the merger, except to the extent such credit would result in the duplication of benefits for such continuing employee. In addition, with respect to any welfare benefit plans maintained by GHX for the benefit of continuing employees located in the United States, GHX will, subject to any applicable plan provisions, contractual requirements or legal requirements, waive eligibility requirements and/or pre-existing condition limitations and, to the extent permitted by the terms of the applicable plans and only to the extent taken into account under the applicable Neoforma employee benefit plan, give effect to amounts previously paid by such continuing employees with respect to substantially similar plans maintained by us or our subsidiaries in determining any deductible maximum out-of-pocket limitations.

Nothing provided for in the merger agreement creates a right in any Neoforma employee to employment with GHX, the surviving corporation or any other subsidiary of GHX. In addition, no Neoforma employee or employee who continues employment with GHX will be deemed to be a third party beneficiary of the merger agreement, except for our officers and directors to the extent of their respective rights to with respect to indemnification and directors’ and officers’ insurance. Please see “Proposal One—Adoption of the Merger Agreement—Indemnification and Insurance.”

Indemnification and Insurance

The merger agreement provides that for six years after the effective time of the merger, each of GHX and the surviving corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of Neoforma or any of our subsidiaries (which we refer to as Indemnified Persons) for their acts and omissions as directors, officers or other fiduciaries of us and any of our subsidiaries occurring prior to the effective time of the merger to the extent such individual is indemnified by us in our certificate of incorporation and bylaws as in effect as of the date of the merger agreement, in existing indemnification agreements in effect as of the date of the merger agreement or the provisions of the DGCL. GHX has agreed to assume, be liable for and cause the surviving corporation to observe these indemnification obligations.

The merger agreement further provides that the surviving corporation will (1) obtain a “tail” insurance policy with a claim period of at least six years from the effective time of the merger with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as our existing policies for the benefit of the Indemnified Persons with respect to their acts and omissions as our directors and officers occurring prior to the effective time of the merger or (2) maintain in effect for a period of six years following the effective time of the merger, for the benefit of the Indemnified Persons with respect to their acts and omissions as our directors and officers occurring prior to the effective time of the merger, our existing policy of directors’ and officers’ liability insurance. However, if, during such six-year period, (1) such “tail” insurance policy expires, is terminated or cancelled, then the surviving corporation in the merger must obtain as much “tail” insurance coverage as may be obtained for the remainder of such period for an amount not in excess of 300% of the last annual premium paid prior to the date of the merger agreement or (2) our existing policy of directors’ and officers’ liability insurance expires, is terminated or cancelled or is at an annual premium in excess of 200% of the current premium for such policy, then the surviving corporation in the merger will only be required to provide such coverage as may be obtained for the remainder of such period for an amount not in excess of 200% (on an annualized basis) of the current premium.

GHX has agreed to pay all reasonable expenses, including reasonable attorneys’ fees that may be incurred by any Indemnified Person in enforcing the above indemnity obligations.

Holding a Meeting of Stockholders; Obligations of Our Board of Directors with Respect to Its Recommendation

We have agreed to take all action necessary to duly call, give notice of and hold a meeting of stockholders to vote upon the adoption of the merger agreement as promptly as practicable after the date on which the staff of the SEC communicates its final clearance of the mailing of this proxy statement.

We have agreed that, except in certain limited circumstances described below, we would include a statement in this proxy statement to the effect that, our board of directors, based in part upon the recommendation of the special committee, recommends that our stockholders vote to adopt the merger agreement at the meeting of stockholders.

The merger agreement provides that our board of directors shall not withdraw or modify its recommendation that our stockholders vote to adopt the merger agreement in a manner adverse to GHX, and that the board of directors or the special committee may not adopt a resolution to withdraw or modify the board’s recommendation in a manner adverse to GHX. However, at any time prior to the adoption of the merger agreement by our stockholders, our board’s recommendation may be withdrawn or modified in a manner adverse to GHX if our board or the special committee determines in good faith, after consulting with outside legal counsel, that the failure to withdraw or modify the board of directors’ recommendation would be inconsistent with its fiduciary obligations to our stockholders under applicable law. If the recommendation of our board of directors or the special committee is so withdrawn, GHX may terminate the merger agreement and we will be required to pay a termination fee of $4,375,000. See “Proposal One—Adoption of the Merger Agreement—Termination of the Merger Agreement” and “Proposal One—Adoption of the Merger Agreement—Expenses and Termination Fees.” We have agreed to notify GHX promptly (within 24 hours after such withdrawal or modification) of any withdrawal or modification of the recommendation of our board of directors.

Limitation on Soliciting, Discussing or Negotiating Other Acquisition Proposals

The merger agreement contains detailed provisions prohibiting us from seeking an alternative transaction to the merger. Under these “no solicitation” and related provisions, subject to specific exceptions described below, we have agreed that we and our subsidiaries will not (and that we will use our reasonable best efforts to cause our directors, officers, agents, attorneys, accountants, advisors and representatives and those of our subsidiaries to not), directly or indirectly:

•	solicit, initiate or knowingly encourage, induce or facilitate the making, submission or announcement of any acquisition proposal;

•	furnish any information (including non-public information) regarding us to any person in connection with or in response to an acquisition proposal;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal; or

•	enter into any contract contemplating or providing for any acquisition transaction.

However, prior to the meeting of our stockholders called for purposes of voting on the merger, we are permitted to furnish information (including non-public information) regarding us to, and enter into discussions and negotiations with, any person in response to an acquisition proposal made after the date of the merger agreement that constitutes, or has a reasonable likelihood of resulting in, a superior offer if:

•	neither we nor any of our directors, officers, agents, attorneys, accountants, advisors and other representatives have breached any of the “no solicitation” provisions contained in the merger agreement;

•	the special committee concludes in good faith, after having consulted with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; and

•	prior to furnishing any information regarding us to any person, such person has entered into a confidentiality agreement with us on terms with respect to confidentiality and any standstill obligations that are substantially similar to and no more favorable to such person than those contained in the non-disclosure agreement in place between us and GHX.

At least two business days prior to furnishing any information to, or entering into discussions or negotiations with, any person, we must (1) give GHX written notice of the identity of such person and of our intention to furnish information to, or enter into discussions or negotiations with, such person and (2) furnish such information to GHX. Neither we nor our subsidiaries may enter into any confidentiality agreement with any person following the date of the merger agreement that would prohibit us from providing such information to GHX.

Under the merger agreement, an “acquisition proposal” is any offer or proposal (other than those made or submitted by GHX) contemplating or otherwise relating to any acquisition transaction.

Under the merger agreement, an “acquisition transaction” is any transaction or series of related transactions (other than the merger or any transaction in furtherance of the merger consented to by GHX) involving:

•	any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or similar transaction in which (1) we are a constituent corporation, (2) a third party or group directly or indirectly acquires or would acquire more than 20% of our outstanding voting securities or of any new series or class of capital stock that would be entitled to a class or series vote with respect to the merger or (3) in which we issue securities representing more than 20% of our outstanding voting securities or of any new series or class of capital stock that would be entitled to a class or series vote with respect to the merger;

•	any sale, lease, exchange, transfer, license, acquisition or disposition of any businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of Neoforma and its subsidiaries; or

•	any liquidation or dissolution of Neoforma.

For purposes of the merger agreement, the term “superior offer” means an unsolicited bona fide written acquisition proposal (with all percentages in the definition of acquisition proposal increased to 50%) by a third party that is on terms that our board of directors and the special committee determines, by resolution duly adopted, in its good faith judgment, after obtaining and taking into account the advice of an independent financial advisor of nationally recognized reputation, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to our stockholders than the merger.

Under the merger agreement, we agreed to cease any existing discussions as of the date of the merger agreement with any third parties that relate to any acquisition proposal or acquisition inquiry.

We have agreed to notify GHX, orally and in writing, within 24 hours upon receipt of any acquisition proposal or inquiry that that would reasonably be expected to lead to the making of any acquisition proposal, including the identity of the person making the acquisition proposal and the material terms of the acquisition proposal. We must keep GHX reasonably informed on a prompt basis of the status of the acquisition proposal and any material modification to the acquisition proposal.

We have agreed to promptly request that each person that previously executed a confidentiality agreement in connection with its consideration of acquiring Neoforma to return or destroy all confidential information furnished to such person by or on behalf of it. We have also agreed to not to terminate, amend, modify or waive any provision of any confidentiality, standstill or similar agreement to which we or any of our subsidiaries are a party and to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including using commercially reasonable efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions of such agreements in any court having jurisdiction.

We are permitted to make public disclosure of any material facts, including the fact that an acquisition proposal has been submitted to us, if our board of directors or the special committee determines in good faith, after taking into account the advice of our outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties or is required by any legal requirement.

Material Adverse Effect

Several of our representations and warranties and closing conditions contained in the merger agreement are qualified by reference to whether the item in question has had or could reasonably be expected to have a “material adverse effect” on us. The merger agreement provides that a “material adverse effect” means, when used in connection with us, any adverse event, condition, effect, change, event, development or circumstance (each, an “effect”) that, individually or when considered together with all other effects, would reasonably be expected to have a material adverse effect on:

•	the business, condition (financial or otherwise) or results of operations of Neoforma and our subsidiaries taken as a whole; or

•	our ability to consummate the merger in a timely manner.

However, none of the following, alone or in combination, will be deemed to constitute a material adverse effect and none of the following will be taken into account in determining whether there has occurred a material adverse effect on or with respect to us:

•	effects resulting from conditions generally affecting the industries in which we or our customers participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on us and our subsidiaries taken as a whole;

•	changes in the trading price or trading volume of our common stock;

•	effects resulting from the announcement (or pre-announcement disclosure), or pendency of the merger and the related transactions (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in distributor, reseller, supplier, partner or similar relationships or any loss of employees);

•	any failure by us to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (for which revenues or earnings are released) on or after the date of the merger agreement, in and of itself (however, any effect giving rise or contributing to the failure to meet such projections, forecasts or predictions may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect);

•	effects resulting from stockholder class action or derivative litigation, or similar claims or actions, arising from allegations of breach of fiduciary duty relating to us entering into the merger agreement or disclosure violations in the securities filings made in connection with the merger;

•	effects resulting from compliance with the terms of, or the taking of any action required by, the merger agreement including actions required in connection with antitrust law compliance;

•	changes in applicable legal requirements or U.S. GAAP; or

•	effects resulting from certain contemplated changes to our business following the date of the merger agreement.

Conditions to the Merger

Conditions to the Obligations of GHX and Merger Sub.    The merger agreement provides that the obligation of GHX and merger sub to consummate the merger is subject to the satisfaction of the following conditions:

•	the representations and warranties made by us in the merger agreement relating to our capitalization, our authorization to enter into the merger agreement, our stockholder vote requirement and our use of brokers, finders or investment bankers must be accurate in all material respects, except to the extent such representations and warranties are qualified by material adverse effect or other materiality standard, in which case such matters shall be accurate in all respects;

•	the remaining representations and warranties made by us in the merger agreement must be accurate, provided that inaccuracies in such representations and warranties will be disregarded so long as the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on us;

•	we must have performed in all material respects all of our covenants and obligations under the merger agreement;

•	the merger agreement shall have been approved by both (1) a majority of the voting power of the shares of our common stock outstanding on the record date for the meeting called for purposes of voting on approval and adoption of the merger agreement and (2) a majority of the voting power of the shares of our common stock voting on the proposal at the meeting called for purposes of voting on approval and adoption of the merger agreement that are not beneficially owned by VHA, UHC or their respective affiliates and associates;

•	our chief executive officer and chief financial officer shall have delivered to GHX a certificate confirming that the conditions above have been satisfied;

•	the waiting period applicable to the consummation of the merger agreement under the HSR Act shall have expired or been terminated (such waiting period expired on November 18, 2005);

•	any other required government authorization or consent shall have been obtained;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction or other governmental body and remain in effect and there shall be no legal requirement that makes the consummation of the merger illegal;

•	the share exchanges between GHX and each of VHA and UHC shall have been consummated in accordance with the terms of the exchange agreements;

•	Neoforma, GHX or merger sub shall have received the proceeds of the Financing on the terms set forth in the commitment letter with GECC, or shall have otherwise obtained the financing required in order for GHX and merger sub to fulfill their obligations under the merger agreement;

•	VHA, UHC, Novation, HPPI and GHX shall have entered into a new outsourcing agreement, which we refer to herein as the new outsourcing agreement and describe in “Proposal One—Related Agreements—New Outsourcing Agreement,” and which shall be in full force and effect; and

•	since the date of the merger agreement, there shall not have occurred any effect that, individually or in combination with all other effect, has had or would reasonably be expected to have a material adverse effect on us.

Conditions to the Obligations of Neoforma.    The merger agreement provides that the obligation of Neoforma to consummate the merger is subject to the satisfaction of the following conditions:

•	the representations and warranties made by GHX and merger sub in the merger agreement must be accurate, provided that inaccuracies in such representations and warranties will be disregarded so long as the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on GHX;

•	GHX and merger sub must have performed in all material respects their respective covenants and obligations under the merger agreement;

•	an executive officer of GHX shall have delivered to us a certificate confirming that the above conditions have been satisfied;

•

the merger agreement shall have been approved by both (1) a majority of the voting power of the shares of our common stock outstanding on the record date for the meeting called for purposes of voting on approval and adoption of the merger agreement and (2) a majority of the voting power of the shares of our common stock voting on the proposal at the meeting called for purposes of voting on approval and adoption of the merger agreement that are not beneficially owned by VHA, UHC or their respective affiliates and associates;

•	the waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been terminated (such waiting period expired on November 18, 2005);

•	any other required government authorization or consent shall have been obtained;

•	there shall be no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger issued by any court of competent jurisdiction or other governmental body and remain in effect and there shall be no legal requirement that makes the consummation of the merger illegal; and

•	the new outsourcing agreement shall be in full force and effect.

Termination of the Merger Agreement

The merger agreement provides that, at any time prior to the consummation of the merger, either before or after the requisite approval of our stockholders has been obtained, either GHX or Neoforma can terminate the merger agreement:

•	if GHX and Neoforma agree by mutual written consent to terminate the merger agreement;

•	if the merger shall not have been consummated by February 28, 2006. However, if the merger shall not have been consummated by February 28, 2006, but on such date, all of the conditions to closing (other than the conditions relating to antitrust and other governmental approvals, the share exchanges and the Financing) have been satisfied or waived in writing, then neither party shall be permitted to terminate the Agreement for the other party’s failure to satisfy its closing conditions until April 30, 2006. In addition, in the event that a “second request” for information pursuant to antitrust laws shall have been issued by the FTC or DOJ with respect to the merger: (1) a party may terminate the merger agreement on any date that is both after February 28, 2006 and 90 days following the date on which such party shall have certified to the FTC or DOJ its “substantial compliance” with such second request, and the FTC or DOJ shall not have, within 30 days following the date of such certification, disputed such party’s certification of substantial compliance, even if such date is before April 30, 2006; and (2) a party shall not be permitted to terminate the merger agreement until the date that is both after February 28, 2006 and 90 days following the date on which such party shall have certified to FTC or DOJ its “substantial compliance” with such second request, and the FTC or DOJ shall not have, within 30 days following the date of such certification, disputed such party’s certification of substantial compliance, even if such date is after April 30, 2006. Finally, a party will not be permitted to terminate the merger agreement if the failure to consummate the merger before February 28, 2006 is principally caused by the failure to perform any covenant or obligation of the party seeking to terminate the merger agreement;

•	if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger; or

•	if the meeting of our stockholders called for purposes of voting on approval and adoption of the merger agreement (including any postponement or adjournment thereof) shall have been held and completed, a final vote on the adoption of the merger agreement shall have been taken and the affirmative vote of our stockholders required for the adoption of the merger agreement shall not have been obtained.

The merger agreement provides that GHX may terminate the merger agreement if:

•	at any time prior to the approval of the merger agreement by our stockholders, any of the following events shall have occurred (we sometimes refer to these events as the Triggering Events):

•	our board of directors or the special committee shall have withdrawn or modified its recommendation in a manner adverse to GHX;

•	we shall have failed to include in this proxy statement our board of directors’ recommendation in favor of our stockholders’ adoption of the merger agreement;

•	our board of directors or the special committee shall have approved or publicly endorsed or recommended any acquisition proposal;

•	we shall have entered into any letter of intent, acquisition agreement or similar agreement accepting an acquisition proposal; or

•	a tender or exchange offer relating to our securities shall have been commenced by a party unaffiliated with GHX and we shall not have sent to our stockholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that we recommend rejection of the tender or exchange offer; and

•	we have breached any representation, warranty, covenant or agreement such that, if such breach were occurring or continuing on the closing date, the closing conditions regarding the accuracy of the representations and warranties made by us and the performance by us in all material respects of our obligations under the merger agreement would not be satisfied and which breach cannot be or has not been cured prior to the earlier to occur of (1) 30 days following written notice to us or (2) February 28, 2006 or, if applicable, April 30, 2006.

The merger agreement provides that we may terminate the merger agreement if:

•	GHX or merger sub has breached any representation, warranty, covenant or agreement such that, if such breach were occurring or continuing on the closing date, the closing conditions regarding the accuracy of the representations and warranties made by GHX and merger sub and the performance by GHX and merger sub in all material respects of its obligations under the merger agreement would not be satisfied and which breach cannot be or has not been cured prior to the earlier to occur of (1) 30 days following written notice to GHX and Merger Sub or (2) February 28, 2006 or, if applicable, April 30, 2006; or

•	we accept a superior offer and enter into a definitive agreement providing for the consummation of the transaction contemplated by the superior offer; provided, also, that:

•	the board of directors of Neoforma or the special committee, after complying with its obligations to GHX in considering and accepting the superior offer, shall have authorized us to enter into a binding definitive acquisition agreement providing for the consummation of the transaction that constitutes a superior offer and we shall have delivered to GHX a written notice that we intend to enter such acquisition agreement, attaching the most current version of such agreement (or a description of all material terms and conditions of such agreement);

•	GHX does not make, within three days of receipt of our written notification of our intention to enter into such definitive acquisition agreement for such superior offer, an offer that, upon recommendation of the special committee, our board of directors determines, in good faith after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to our stockholders as such superior offer; and

•	we have paid to GHX a termination fee of $4,375,000.

In all instances above, we may only terminate the merger agreement if the special committee, along with our full board of directors, approves such termination of the merger agreement.

Expenses and Termination Fees

The merger agreement provides that, subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement and the merger will be paid, or caused to be paid, by the party incurring such expenses, whether or not the merger is consummated; provided, however, that GHX and we will share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (1) the filing, printing and mailing of this proxy statement and any amendments or supplements to this proxy statement and (2) the filing by the parties of the pre-merger notification and report forms relating to the merger under the HSR Act.

The merger agreement provides that we will pay GHX a termination fee of $4,375,000 or, as specified in the third bullet point below, certain expenses if any of the following events occurs:

•	the merger agreement is terminated by GHX upon the occurrence of any of the Triggering Events;

•	the merger agreement is terminated by us in order to accept a superior offer; or

•	the merger agreement is terminated by Neoforma or GHX because either (1) the merger is not consummated by February 28, 2006 or, if applicable, April 30, 2006 due to the failure by our stockholders to adopt the merger agreement or (2) we have breached a covenant or agreement set forth in the merger agreement that cannot be or has not been cured prior to the earlier to occur of (A) 30 days following written notice to GHX and merger sub or (B) February 28, 2006 or, if applicable, April 30, 2006, and prior to such termination, a person or group shall have made or publicly announced an intention to make a bona fide acquisition proposal. In such case, we shall pay expenses up to an aggregate amount of $500,000 on the date of such termination and, if prior to or within 12 months after such termination, we shall enter into a definitive agreement providing for an acquisition proposal or an acquisition proposal shall be consummated, we shall pay an amount equal to $4,375,000 minus the amount of any expenses previously paid.

The merger agreement provides that GHX will pay us a termination fee of $4,375,000 if the merger agreement is terminated by Neoforma or GHX because the merger is not consummated by February 28, 2006 or, if applicable, April 30, 2006 due to the failure of GHX to either (1) consummate the share exchanges or (2) obtain the Financing, provided that certain conditions to the closing of the share exchanges have been satisfied.

Effect of Termination

In the event the merger agreement is terminated, it will be of no further force or effect and there shall be no liability or obligation on the part of us, GHX or Leapfrog Merger Corporation or our respective officers or directors; provided, however, that the merger agreement’s provisions relating to termination, expenses, termination fees certain other miscellaneous provisions and the confidentiality provisions of the non-disclosure agreement between us and GHX shall survive termination and the termination of the merger agreement shall not relieve any party from any liability for any willful or intentional breach of any covenant, obligation, representation or warranty contained in the merger agreement.

Extension, Waiver and Amendment of the Merger Agreement

Neoforma (with the approval of the special committee of its board of directors) and GHX may amend the merger agreement at any time prior to the closing of the merger. However, after stockholder adoption of the merger agreement has been obtained, no amendment can be made that by law requires further approval by our stockholders without the further approval of such stockholders.

Subject to limited exceptions, prior to the effective time of the merger, either Neoforma (with the approval of the special committee of its board of directors) or GHX and merger sub may extend the time for performance of any of the obligations or other acts of the other parties under the merger agreement, waive any inaccuracies in or breach of any of the other party’s representations, warranties, covenants or obligations and waive compliance with any of the covenants, obligations or conditions contained in the merger agreement, and waive any compliance with any covenant, obligation or condition for the benefit of such party contained in the merger agreement.

RELATED AGREEMENTS

Voting Agreements

The following description summarizes the material provisions of the voting agreements entered into by VHA and UHC, and by certain of our executive officers and directors, each referred to individually as the stockholder, and is qualified by reference to the complete text of the forms of voting agreements, which are attached as Annexes B-1 and B-2 to this proxy statement, respectively, and are incorporated herein by reference. This summary may not contain all of the information about the stockholder voting agreements that is important to you. We encourage you to read the stockholder voting agreements carefully and in their entirety.

As a condition of, and an inducement to, GHX and merger sub to enter into the merger agreement, on October 10, 2005, certain of our executive officers and directors who hold and are entitled to vote an aggregate of                      approximately         %, of our outstanding shares of common stock as of the record date, along with VHA and UHC, which hold and are entitled to vote an aggregate of 10,741,519, or approximately         %, of our outstanding shares of common stock, each entered into a voting agreement with GHX.

Pursuant to each voting agreement, the stockholder shall vote the common stock he or it beneficially owns at the annual meeting in favor of the approval of the merger and the approval and adoption of the merger agreement.

The voting agreements also provide that at any meeting of our stockholders or any adjournment thereof or in any other circumstances upon which the stockholder’s approval is sought, the stockholder shall vote his or its shares of our common stock against any merger agreement or merger (other than the merger agreement with GHX and merger sub and the merger with merger sub), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Neoforma or any of its subsidiaries or any other proposals by third parties to acquire assets or securities of Neoforma as described in the merger agreement, or acquisition proposals, and against any amendment of our certificate of incorporation or bylaws or other proposal or transaction involving Neoforma which would in any manner impede or prevent the merger agreement or any of the transactions contemplated thereby or change in any manner the voting rights of any class of our capital stock.

Pursuant to each voting agreement, the stockholder appointed Mike Mahoney and Greg Nash as his or its proxy and attorney-in-fact, with full power of substitution and resubstitution, solely to vote or act by written consent prior to the termination of his or its voting agreement with respect to the shares of our common stock beneficially owned by the stockholder in accordance with his or its obligations under the voting agreement. The stockholder also agreed to not, and not enter into any arrangement to, transfer or otherwise dispose of, any of his or its shares of our common stock or grant any proxy that is inconsistent with his or its obligations under his or its voting agreement.

Each of VHA and UHC agreed in its respective voting agreement to not solicit any acquisition proposals or furnish any information, engage in discussions or negotiations or enter into any contracts in connection with an acquisition proposal. However, VHA and UHC may, in accordance with the applicable provisions of the merger agreement, furnish information and enter into discussions or negotiations with any person at such time as we are engaging in such activities under circumstances permitted under the merger agreement.

Under each voting agreement, the stockholder also waived, to the extent permitted by applicable law, any rights of appraisal or rights to dissent from the merger that he or it may have under applicable law.

Each voting agreement, and the stockholder’s obligations thereunder, shall terminate upon the earlier to occur of the consummation of the merger, the termination of the merger agreement and any amendment to any pricing term of the merger agreement that is adverse to the stockholder or any amendment to or waiver of any other term of the merger agreement in a manner materially adverse to the stockholder.

Exchange Agreements

As a condition of, and an inducement to, GHX and merger sub entering into the merger agreement, GHX entered into separate exchange agreements, dated as of October 10, 2005, with each of VHA and UHC. Pursuant to the exchange agreements, effective immediately prior to the merger:

•	VHA will transfer 6,607,027 shares of our common stock beneficially owned by VHA to GHX and, in exchange therefor, GHX will issue to VHA 42,585,609 membership units of GHX; and

•	UHC will transfer 1,634,492 shares of our common stock beneficially owned by UHC to GHX and, in exchange therefor, GHX will issue to UHC 10,535,116 membership units of GHX.

Following these issuances, VHA and UHC will hold approximately 11.6% and 2.9%, respectively, of the outstanding membership interests of GHX.

The exchange agreements contain representations and warranties from each of VHA and UHC regarding, among other things, their ownership of shares of our common stock to be exchanged and their investment intent. In addition, the exchange agreements contain representations and warranties from GHX regarding, among other things, its capitalization, business, assets and liabilities.

The exchange agreements also contain covenants that obligate GHX to provide VHA and UHC with access during the pre-closing period to GHX’s personnel and books and records and to provide notice of certain events. In addition, GHX is obligated to conduct its business in all material respects in the ordinary course and in accordance with past practices and to not take certain actions specified in the exchange agreements, including changes to its capitalization, its accounting methods or tax elections. Finally, each party to an exchange agreement is obligated to consult and coordinate with the other party to the exchange agreement with respect to regulatory filings under the merger agreement and GHX is required to provide notice to VHA and UHC of any comments or requests from governmental officials in connection with regulatory filings under the merger agreement.

The consummation of the transactions contemplated by the exchange agreements is subject to the satisfaction or waiver of a number of conditions, including the satisfaction of the conditions to the consummation of the merger described in “Proposal One—Adoption of the Merger Agreement—Conditions to the Merger” (other than the condition to the consummation of the merger relating to the consummation of the exchanges between GHX and each of VHA and UHC).

Waiver regarding VHA and UHC Voting Agreements and Exchange Agreements

On October 10, 2005, Neoforma, VHA and UHC entered into an agreement providing for the waiver by Neoforma of (1) certain specified provisions containing voting and/or transfer restrictions applicable to our common stock owned by VHA and UHC pursuant to each of the amended and restated common stock and warrant agreement, dated as of May 24, 2000, between VHA and Neoforma (as amended pursuant to the amendment to amended and restated common stock and warrant agreement, dated as of October 18, 2000, between VHA and Neoforma), the common stock purchase agreement, dated as of January 25, 2001, between VHA and Neoforma (as amended pursuant to the first amendment to common stock purchase agreement, dated as of April 11, 2003, between VHA and Neoforma), the amended and restated common stock and warrant agreement, dated as of May 24, 2000, between UHC and Neoforma (as amended pursuant to the amendment to amended and restated common stock and warrant agreement, dated as of January 25, 2001, between UHC and Neoforma) and the common stock purchase agreement, dated as of January 25, 2001, between UHC and Neoforma (as amended pursuant to the first amendment to common stock purchase agreement, dated as of April 14, 2003, between UHC and Neoforma) and (2) any other obligations that VHA, UHC and their respective affiliates have with respect to Neoforma or its affiliates, solely to the extent that such other obligations would otherwise be violated or breached by VHA and UHC entering into, or performing their obligations under, the exchange agreements or their voting agreements. Such waivers by Neoforma are effective for the period commencing on October 10, 2005 and ending on the earlier of the date the merger is consummated or the date the merger agreement is terminated by Neoforma or GHX pursuant to its terms.

New Outsourcing Agreement

The current outsourcing agreement will be terminated upon the consummation of the merger. On October 10, 2005, GHX, VHA, UHC, Novation and HPPI entered into the new outsourcing agreement in a separate transaction that will become effective as of the consummation of the merger. Pursuant to the new outsourcing agreement, effective as of the consummation of the merger, GHX will provide to such other parties Internet e-commerce services facilitating the sale, rental, lease and license of new and used equipment, products, supplies, services, information and other content related to the healthcare industry, by allowing electronic orders to be placed and received for the foregoing and by providing online information and analytic capabilities regarding the foregoing. The initial term of the new outsourcing agreement will expire December 31, 2011. Pursuant to the new outsourcing agreement, effective as of the consummation of the merger, Novation will make the following monthly payments to GHX for the services described above: $4,000,000 per month for the first twelve months (equal to an annual rate of $48,000,000); $3,500,000 per month for the next twelve months (equal to an annual rate of $42,000,000); and $2,833,333 per month thereafter (equal to an annual rate of $34,000,000). Novation shall also make a yearly payment to GHX of $975,000 for the provision of certain additional related services unless and until Novation elects, with at least six months advance notice to GHX, to no longer receive such additional services. Pursuant to the current outsourcing agreement, Novation is currently paying Neoforma the maximum annual payment of $61,000,000. Although the current outsourcing agreement with Neoforma is not identical to the new outsourcing agreement with GHX, and therefore, not totally comparable, the annual service fees to be paid by Novation to GHX for such Internet e-commerce services (excluding a possible annual fee of $975,000 for certain additional related services) will be reduced from the annual service fees paid by Novation to Neoforma by the following amounts: $13,000,000 for the first twelve months after the merger, $19,000,000 for the next twelve months and $27,000,000 for each subsequent twelve-month period thereafter until the scheduled termination of the current outsourcing agreement in March 2010. VHA and UHC believe that, had the merger not been negotiated, the annual service fees payable by Novation to Neoforma would have been reduced in a similar manner as a result of the benchmarking process provided for in the current outsourcing agreement with Neoforma.

Neoforma Waiver Permitting VHA and UHC to Work Together

On January 7, 2005, Neoforma, VHA and UHC entered into an agreement pursuant to which we granted VHA and UHC a limited waiver of certain provisions of Delaware law applicable to business combinations and a limited waiver of standstill agreements VHA and UHC had each entered into with us in 2000, in each case solely to permit VHA and UHC to work together in the evaluation of their strategic alternatives with respect to Neoforma. The term of such limited waiver agreement was originally set to expire on April 7, 2005; however such term was subsequently extended on several occasions, ultimately to January 7, 2006. Each of the officers and senior level employees who had received change in control arrangements also executed waivers to clarify that a change of control would not be triggered by VHA and UHC working together to evaluate their strategic alternatives with respect to Neoforma. On December 22, 2004, each of these officers and senior level employees signed such waiver agreements.

MARKET PRICE AND DIVIDEND DATA

Our shares of common stock are quoted on the Nasdaq National Market under the symbol “NEOF.” This table shows, for the periods indicated, the high and low closing per share sales prices of our shares of common stock as reported on the Nasdaq National Market.

	High	Low
FISCAL YEAR ENDED DECEMBER 31, 2004
First quarter	$12.90	$10.24
Second quarter	$14.25	$10.50
Third quarter	$12.27	$8.91
Fourth quarter	$9.59	$4.76

	High	Low
FISCAL YEAR ENDING DECEMBER 31, 2005
First quarter	$9.94	$6.79
Second quarter	$8.26	$5.59
Third quarter	$8.86	$6.45
Fourth quarter	$9.95	$8.40

	High	Low
FISCAL YEAR ENDING DECEMBER 31, 2006
First quarter (through January , 2006)

The following table sets forth the closing per share sales price of our shares of common stock, as reported on the Nasdaq National Market on October 10, 2005, the last full trading day before the public announcement of the merger, and on                     , 2006, the latest practicable trading day before the printing of this proxy statement:

Date	Closing Price
October 10, 2005	$8.96
, 2006

Following the merger, there will be no further market for shares of our common stock and our shares of common stock will be delisted from the Nasdaq National Market and deregistered under the Exchange Act.

We have never declared or paid cash dividends on shares of our common stock and do not anticipate paying cash dividends in the foreseeable future.

SELECTED FINANCIAL INFORMATION

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003
	(In thousands, except per share data)
Statement of Operations Data:
Total revenue	$18,143	$9,222	$12,659	$11,053
Total operating expenses	55,453	55,622	74,256	76,512
Loss from operations	(37,310)	(46,400)	(61,597)	(65,459)
Net loss	(36,617)	(46,166)	(61,230)	(66,387)
Net loss per share—basic and diluted	$(1.85)	$(2.40)	$(3.17)	$(3.66)
Balance Sheet Data (at period end):
Cash and cash equivalents	$25,529	$13,128	$13,277	$9,981
Short-term investments	13,798	12,498	12,593	6,638
Current assets	45,092	31,832	37,001	23,626
Non-current assets	17,075	74,395	57,448	119,588
Total assets	62,167	106,227	94,449	143,214
Current liabilities	12,521	10,329	12,371	12,760
Non-current liabilities	383	800	713	1,211
Total liabilities	12,904	11,129	13,084	13,971
Stockholders’ equity	49,263	95,098	81,365	129,243

Our net book value per share as of September 30, 2005 was $2.38, which is substantially below the $10.00 per share cash merger consideration.

RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003
	(dollars in thousands)
Loss from operations	$(37,310)	$(46,400)	$(61,597)	$(65,459)
Interest expense	(6)	(5)	(11)	(1,039)
Portion of rental cost deemed to be interest	—	—	—	—

	$(37,316)	$(46,405)	$(61,608)	$(66,498)

Fixed charges:
Interest expense	$6	$5	$11	$1,039
Portion of rental cost deemed to be interest	—	—	—	—

Total fixed charges	$6	$5	$11	$1,039

Ratio of earnings to fixed charges	*	*	*	*
Deficiency of earnings available to cover fixed charges	$(37,310)	$(46,400)	$(61,597)	$(65,459)

*	—not meaningful when expressed as a percentage

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net loss from operations plus fixed charges. Fixed charges consist of: (1) interest expense and (2) the estimate of the interest within rental expense.

APPRAISAL RIGHTS

The following discussion is not a complete statement of appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, which explains the procedures and requirements for exercising statutory appraisal rights and which is attached as Annex D to this proxy statement and incorporated herein by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted. Stockholders intending to exercise appraisal rights should carefully review Annex D. This proxy statement constitutes notice to our stockholders concerning the availability of appraisal rights under Section 262 of the DGCL.

A stockholder who wishes to exercise appraisal rights should carefully review the following discussion and Annex D to this proxy statement, because failure to timely and fully comply with the procedures required by Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, our stockholders who do not wish to accept $10.00 per share in cash in the merger have the right, subject to compliance with the requirements summarized below, to dissent and demand an appraisal by the Delaware Court of Chancery of the “fair value” of their shares our common stock and to be paid in cash such amount in lieu of the merger consideration that they would otherwise be entitled to receive if the merger is consummated. For this purpose, the fair value of our shares of common stock will be their fair value, excluding any element of value arising from the consummation or expectation of consummation of the merger, and including a fair rate of interest, if any, as determined by that court.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262 of the DGCL, including:

•	Written Demand for Appraisal Prior to the Vote at the Annual Meeting. A stockholder must deliver to us a written demand for appraisal, meeting the requirements of Section 262 of the DGCL, before the taking of the stockholders’ vote on the adoption of the merger agreement at the annual meeting. Voting against the adoption of the merger agreement, failing to return a proxy or returning a proxy voting against the merger will not constitute the making of a written demand for appraisal. The written demand for appraisal must be separate from any proxy, abstention from the vote on the merger or vote against the merger. The written demand must reasonably inform us of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares. Failure to timely deliver a written demand for appraisal will cause a stockholder to lose his, her or its appraisal rights.

•	Refrain from Voting in Favor of Adoption of the Merger Agreement. In addition to making a written demand for appraisal, a stockholder must not vote his, her or its shares of our common stock in favor of the adoption of the merger agreement. A submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted in favor of the proposal to adopt the merger agreement and will result in the waiver of appraisal rights. A stockholder that has not submitted a proxy will not waive his, her or its appraisal rights solely by abstaining if the stockholder satisfies all other provisions of Section 262 of the DGCL.

•	Continuous Ownership of Neoforma Shares. A stockholder must also continuously hold his, her or its shares of our common stock from the date the stockholder makes the written demand for appraisal through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective time will lose any right to appraisal with respect to such shares.

•

Petition with the Chancery Court.    Within 120 days after the effective date of the merger (but not thereafter), either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL, which are briefly summarized above, must file a petition in the Delaware Court of Chancery demanding a judicial determination of the value of the shares of our common stock held by all stockholders who are entitled to appraisal rights. This petition in effect initiates a court proceeding in Delaware. Neither we nor GHX has any intention at this time to file such a petition if a demand for appraisal is made and stockholders seeking to exercise appraisal rights should not assume that we will file such a petition or that we will initiate any negotiations with respect to the fair value of such shares. Accordingly, because we and GHX have no obligation to file such a petition, if no stockholder files such a petition with the Delaware Court of Chancery within 120 days after the effective date of the merger, appraisal rights will be lost, even if a stockholder has fulfilled all other requirements to exercise appraisal rights. If such a petition is filed, the Delaware Court of Chancery could determine that the fair value of shares of our common stock is more than, the same as, or less than the merger consideration.

A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our principal executive offices at Neoforma, Inc., 3061 Zanker Road, San Jose, California 95134, Attention: Corporate Secretary. The written demand for appraisal should state the stockholder’s name and mailing address, the number of shares of our common stock owned by the stockholder and must reasonably inform us that the stockholder intends thereby to demand appraisal of his, her or its shares of our common stock. Within 10 days after the effective date of the merger, we will provide notice of the effective date of the merger to all of our stockholders who have complied with Section 262 of the DGCL and have not voted for the merger.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of our common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of our common stock outstanding in the name of such record owner.

Within 120 days after the effective date of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 of the DGCL may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder within ten days after the stockholders’ request is received by us or within ten days after the latest date for delivery of a demand for appraisal under Section 262 of the DGCL, whichever is later.

Upon the filing of a petition in the Court of Chancery of the State of Delaware within 120 days after the effective date of the merger as set forth above, by a stockholder demanding a determination of the fair value of our common stock, service of a copy of the petition must be made upon us. We must then, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached with us. If we file a petition, the petition must be accompanied by the duly verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice also will be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of

Wilmington, Delaware, or such publication as the court deems advisable. The court must approve the forms of the notices by mail and by publication, and we must bear the costs of the notices.

At the hearing on the petition, the Court of Chancery of the State of Delaware will determine which stockholders have become entitled to appraisal rights. The court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Court of Chancery of the State of Delaware may dismiss the proceedings as to any stockholder that fails to comply with such direction.

After determining which stockholders are entitled to appraisal rights, the court will appraise the shares owned by these stockholders, determining the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 of the DGCL could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a stockholder who has perfected appraisal rights, the court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

If a stockholder demands appraisal rights in compliance with the requirements of Section 262 of the DGCL, then, after the effective time of the merger, such stockholder will not be entitled to: (1) vote such stockholder’s shares of our common stock for any purpose; (2) receive payment of dividends or other distributions on such stockholder’s shares that are payable to stockholders of record at a date after the effective time of the merger; or (3) receive payment of any consideration provided for in the merger agreement.

A stockholder may withdraw his, her or its demand for appraisal rights by a writing withdrawing his, her or its demand for appraisal and accepting the merger consideration at any time within 60 days after the effective time of the merger, or at any time thereafter with GHX’s written approval. If any stockholder withdraws his, her or its demand for appraisal rights, then his, her or its shares of our common stock will be automatically converted into the right to receive $10.00 per share in cash pursuant to the merger agreement.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights.

PROPOSAL TWO—ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING

If there are insufficient votes at the time of the annual meeting to adopt the merger agreement, we may propose to adjourn or postpone the annual meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment or postponement at the annual meeting if there are sufficient votes to adopt the merger agreement. If approval of the proposal to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and voting on the matter.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adjourn or postpone the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

PROPOSAL THREE—ELECTION OF CLASS III DIRECTORS

Our bylaws currently provide for the number of directors to be set by our board. Our board has set the number of members of the board at six. Our certificate of incorporation and bylaws provide that our board shall be divided into three classes, each serving staggered three-year terms: Class I, Class II and Class III. One class of directors is elected by our stockholders at each annual meeting, with each director to serve a three-year term or (1) until that director’s earlier resignation, death or removal, (2) until that director’s successor is duly elected or appointed and qualified or (3) until the merger is completed, in which case all directors of Neoforma would cease to be directors of the surviving corporation. This classification of our board could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, control of us.

At the annual meeting, the stockholders will elect two Class III directors, who will each serve a three-year term until the annual meeting of stockholders to be held in 2008 or until a successor is elected or appointed and qualified or until such director’s earlier resignation, death or removal. If any nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by our board. Our board has no reason to believe that the persons named below will be unable or unwilling to serve as nominees or as directors if elected. Proxies received will be voted “FOR” the election of all nominees unless otherwise directed. Pursuant to applicable Delaware corporation law, assuming the presence of a quorum, two directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast by stockholders entitled to vote at the meeting who are present in person or by proxy.

Our board of directors unanimously recommends that you vote “FOR” the election of the nominees named below, and your proxy will be so voted unless you specify otherwise.

Information Concerning Nominees and Incumbent Directors

Directors/Nominees

The names of the nominees for election as Class III directors at our annual meeting and of the incumbent Class I and Class II directors, and information about them, including their service on public company boards and boards of charitable organizations, are included below.

Nominees for Election as Class III Directors for a Term Expiring in 2008:

Name	Age	Principal Occupation
C. Thomas Smith	67	Retired
Robert J. Zollars	48	Chairman and Chief Executive Officer of Neoforma

C. Thomas Smith has served as one of our directors since January 2001. Prior to his retirement in April 2003, Mr. Smith served as Chief Executive Officer and President of VHA since 1991. From 1977 to 1991, Mr. Smith was President of Yale-New Haven Hospital and President of Yale-New Haven Health Services Corp. From 1971 to 1976, he was Vice President and Executive Director of Hospitals and Clinics and a member of the board of trustees for Henry Ford Hospital in Detroit. From 1967 to 1971, Mr. Smith was Associate Director of Hospitals and Director of Medical Center Planning for the University of Minnesota Health Sciences Center. Prior to that, he held administrative positions at Baptist Memorial Hospital, Memphis, TN. from 1961 to 1967, following an administrative residency. In 1991, Mr. Smith was the Chairman of the American Hospital Association Board of Trustees. From January 1987 until April 2003, Mr. Smith was a member of the VHA board. He also served on the boards of Novation and the Healthcare Leadership Council. Mr. Smith is a past Chairman of the Council of Teaching Hospitals and a former member of the boards of the Association of American Medical Colleges, the International Hospital Federation, the Hospital Research and Educational Trust, the National Committee on Quality Healthcare, the Jackson Hole Group and Genentech, Inc. Mr. Smith currently serves on the boards of directors of Renal Care Group, Inc., Kinetic Concepts, Inc. and Horizon Healthcare.

Robert J. Zollars has served as our Chairman and Chief Executive Officer since July 1999, and also served as our President from July 1999 to January 2001. From January 1997 to July 1999, he served as Executive Vice President and Group President of Cardinal Health, Inc., a healthcare products and services company, where he was responsible for five of its wholly-owned subsidiaries: Pyxis Corporation, Owen Healthcare, Inc., Medicine Shoppe International, Cardinal Information Corporation and Cardinal-International. From January 1992 to December 1996, he served as President of Hospital Supply, Scientific Products and U.S. Distribution of Baxter Healthcare Corporation, which in October 1996 was spun off as Allegiance Corporation, a healthcare products and services company.

Incumbent Class I Directors with Terms Expiring in 2006:

Name	Age	Principal Occupation
Edward A. Blechschmidt	53	Private Investor/Consultant
Michael J. Murray	61	Retired

Edward A. Blechschmidt has served as one of our directors since March 2003. Mr. Blechschmidt is a private investor and consultant. Mr. Blechschmidt served as Chairman and Chief Executive Officer of Gentiva Health Services, Inc. from March 2000 until July 2002. Prior to joining Gentiva, Mr. Blechschmidt served as Chief Executive Officer and as a member of the board of Olsten Corporation from February 1999 until March 2000. He also served as President of Olsten from October 1998 until March 2000. From August 1996 until October 1998, Mr. Blechschmidt served as President and Chief Executive Officer of Siemens Nixdorf Americas and Siemens Pyramid Technology. In that time, Mr. Blechschmidt also served as Executive Vice President and as a board member of Siemens Nixdorf Informationssysteme AG of Munich, Germany. Prior to Siemens, Mr. Blechschmidt served more than 20 years with Unisys Corporation where he served in various line and staff positions, including Chief Financial Officer. Mr. Blechschmidt also serves on the board of directors of Columbia Laboratories, Inc., Healthsouth Corporation and Lionbridge Technologies, Inc.

Michael J. Murray has served as one of our directors since December 2000. Until July 2000 when he retired, Mr. Murray served as President of Global Corporate and Investment Banking at Bank of America Corporation and was a member of its policy committee. From March 1997 until September 1998, Mr. Murray headed BankAmerica Corporation’s Global Wholesale Bank. From September 1995 to March 1997, he served as BankAmerica Vice Chairman and head of the U.S. and International Groups. Mr. Murray was responsible for BankAmerica’s U.S. Corporate Group from September 1994, after BankAmerica’s merger with Continental Bank Corporation, until September 1995. Prior to the merger, he was Vice Chairman and Head of Corporate Banking for Continental Bank, which he joined in 1969. Mr. Murray serves as a director on the boards of CNF, Inc. and eLoyalty Corporation. He is also a past Chairman of the board of the Bay Area United Way, serves on the board of the California Academy of Sciences and is a member of the Advisory Council for the School of Business at the University of Notre Dame.

Incumbent Class II Directors with Terms Expiring in 2007:

Name	Age	Principal Occupation
Jeffrey H. Hillebrand	51	Chief Operating Officer of Evanston Northwestern Healthcare
Wayne B. Lowell	50	President, Jonchra Associates, LLC

Jeffrey H. Hillebrand has served as one of our directors since December 2000. Since 1998, he has served as Chief Operating Officer of Evanston Northwestern Healthcare, where he has worked since 1979. Mr. Hillebrand is a Fellow of the American College of Healthcare Executives and has served as one of its regents. He is a member of the World Presidents Organization and a non-resident lecturer for the School of Public Health at the University of Michigan. He has also served as a trustee of the village of Kenilworth, Illinois. He is a past President of the Northeast Illinois Council of Boy Scouts of America, and has served as Vice Chairman of the American Heart Association of Metropolitan Chicago.

Wayne B. Lowell, a certified public accountant, has served as one of our directors since September 2003. In 1998, Mr. Lowell established Jonchra Associates, LLC, which provides strategic and operating advice to senior management of venture capital-funded, privately-funded and publicly held entities. From 1986 to 1998, Mr. Lowell held several senior management roles at PacifiCare Health System, Inc., a managed healthcare company, including serving as its Chief Financial Officer during that period.

COMMITTEES OF THE BOARD/OTHER BOARD MATTERS

Board Meetings

Our board met eight times, including telephonic meetings during fiscal 2004, and twice acted by unanimous written consent. No director attended fewer than 75% of the total number of meetings of the board and the total number of meetings held by all committees of the board on which the director served during the time he served.

Executive Sessions

Executive sessions of directors who have been deemed independent pursuant to the rules of The Nasdaq Stock Market are held at least four times a year. Any independent director can request that an additional executive session be scheduled.

Board Committees

Our board has an audit committee, a compensation committee, a governance committee and a special committee.

Name of Director	Audit		Compensation		Governance		Special
Non-Employee Directors:
Edward A. Blechschmidt	X	*					X
Jeffrey H. Hillebrand			X	*	X
Wayne B. Lowell	X		X				X
Michael J. Murray	X						X	*
C. Thomas Smith					X	*

Employee Director
Robert J. Zollars					X
Number of Meetings in Fiscal 2004	7		8		2		3	†

X =	Committee member
* =	Chair
† =	Please see “Special Factors—Background of the Merger” for details regarding meetings of the special committee in 2005.

Audit Committee.    The audit committee consists of Michael J. Murray, acting as Chair, Edward A. Blechschmidt and Wayne B. Lowell. The board has determined that Mr. Blechschmidt and Mr. Lowell are audit committee financial experts. The audit committee assists the board in fulfilling its responsibility for our accounting and financial reporting practices and provides a channel of communication between the board and our independent auditor. The audit committee also reviews with our independent auditor the scope of the auditor’s annual and interim reviews and examines the effectiveness of our accounting and internal control functions through discussions with our independent auditor and our appropriate officers. In addition to its meetings, the audit committee once acted by written consent during fiscal 2004. All members are independent under the rules of The Nasdaq Stock Market.

Our audit committee charter can be found at: www.neoforma.com/investors/corporate_governance/committee_composition/audit_committee.asp.

Compensation Committee.    The compensation committee consists of Jeffrey H. Hillebrand, acting as Chair, and Wayne B. Lowell. The compensation committee determines compensation for directors and officers and makes recommendations to the board concerning compensation for the Chief Executive Officer. It also exercises the authority of the board relating to our employee benefit plans. In addition to its meetings, the compensation committee once acted by written consent during fiscal 2004. All members are independent under the rules of The Nasdaq Stock Market.

Our compensation committee charter can be found at: www.neoforma.com/investors/corporate_governance/committee_composition/compensation_committee.asp.

Governance Committee.    The governance committee consists of C. Thomas Smith, acting as Chair, Jeffrey H. Hillebrand and Robert J. Zollars. The governance committee enforces the adoption of proper corporate governance policies and monitors our corporate governance initiatives. Until February 2004, the governance committee also had the responsibility of controlling our director nomination process, and was called the “Nominating and Governance Committee.” It was constituted with the same members as the current governance committee. In addition to its meetings, the governance committee once acted by written consent during fiscal 2004.

Special Committee.    The special committee was formed on October 20, 2004 and consists of Michael J. Murray, acting as Chair, Edward A. Blechschmidt and Wayne B. Lowell. Jeffrey H. Hillebrand was a member of the special committee until April 24, 2005. The special committee was formed to actively manage the process by which we would evaluate our strategic alternatives to maximize stockholder value, which ultimately resulted in the proposed merger with GHX. All members are independent under the rules of The Nasdaq Stock Market. In addition to its meetings, the special committee once acted by written consent during fiscal 2004.

Code of Ethics

We have adopted a code of ethics that applies to all our employees, as well as each member of our board of directors. The code of ethics is available at our website at: www.neoforma.com/investors/corporate_governance/conduct.asp

Nominations to the Board

In February 2004, the board decided that its independent members, acting as a group but not as a separate committee of the board, would be in the best position to identify qualified individuals to become directors and determine the composition of the board and its committees. This group also considers nominees proposed by stockholders. The independent members of the board believe that stockholder nominees should be viewed in substantially the same manner as other nominees. The consideration of any candidate for director will be based on our board’s independent members’ assessment of the candidate’s background, skills and abilities, and whether such characteristics qualify the individual to fulfill the needs of the board at that time. To recommend a prospective nominee for consideration, stockholders should follow the procedures set forth in “Stockholder Proposals” at the end of this proxy statement and submit the candidate’s name and qualifications to our Corporate Secretary in writing at the following address: 3061 Zanker Road, San Jose, California 95134.

All members of the board who consider board nominations are independent under the rules of The Nasdaq Stock Market.

Director Compensation

Directors who are also our employees currently receive no additional compensation for their services as directors. Each non-employee director receives $10,000 annually for being a member of our board. Additionally, each non-chairperson, non-employee member of each of the committees of the board receives $2,500 annually. The chairs of the audit, special, compensation and governance committees annually receive $15,000, $15,000, $10,000 and $10,000, respectively. All cash compensation to non-employee directors is paid in four quarterly installments throughout the year. Directors who are not our employees receive $500 for each meeting that they attend that lasts less than two hours and $1,000 for each meeting that they attend that lasts two hours or more, and they are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with the attendance of meetings.

Our 1999 Equity Incentive Plan, as amended, provides that each eligible director who is not our employee is automatically granted an option to purchase 10,000 shares of our common stock upon becoming a member of our board, unless that director has previously received an option grant. Immediately following each annual meeting of stockholders, each non-employee director will automatically be granted an option to purchase 10,000 shares of our common stock under our 1999 Equity Incentive Plan, as amended, provided that the director is a member of our board on that date and has served continuously as a member of our board for a period of at least one year since the date of the director’s initial grant. In addition, each non-employee director who is a member of at least one committee of the board will receive an additional option to purchase 10,000 shares of our common stock following each annual meeting of stockholders, provided that the director is a member of a committee on that date and has served continuously as a member of the same committee for a period of at least one year since the date of the director’s initial grant. All options will have an exercise price equal to the fair market value of our common stock on the date of grant. The options have 10-year terms and terminate three months following the date the director ceases to be one of our directors or consultants or 12 months after any termination due to death or disability. Options granted under the plan generally vest over four years. Any unvested shares subject to these options will become immediately vested and exercisable upon a transaction which results in a change in control of Neoforma.

Because we did not have an annual meeting in the second quarter of fiscal 2005 as has been our historical practice, in August 2005, the compensation committee of our board of directors recommended and our board of directors approved the granting of options to purchase an aggregate of 20,000 shares of our common stock to each of Messrs. Blechschmidt, Hillebrand, Lowell, Murray and Smith at an exercise price of $7.59 per share, which represents the stock option grants that each of these directors would have automatically received had we held our annual meeting. Each of these directors has waived his right to receive an additional stock option grant in connection with this annual meeting.

Independence of Directors

With the exception of Mr. Zollars, who is also our Chief Executive Officer, each of our other five directors meet the independence criteria set forth by the SEC. Except for Mr. Zollars and Mr. Smith, who until April 2003 was the Chief Executive Officer and President of VHA, our directors meet the independence criteria set forth by The Nasdaq Stock Market.

Communications with the Board

Any matter intended for the board, or for any individual member or members of the board, should be directed to our Corporate Secretary at 3061 Zanker Road, San Jose, California 95134, with a request to forward the same to the intended recipient. In general, all stockholder communication delivered to our Corporate Secretary for forwarding to the board or specified board members will be forwarded in accordance with the stockholder’s instructions. However, our Corporate Secretary reserves the right to not forward to board members any abusive, threatening or otherwise inappropriate materials.

Directors’ Attendance at Annual Stockholder Meetings

With the exception of Mr. Zollars, who is our Chairman and Chief Executive Officer, our directors did not attend our 2004 annual meeting of stockholders. Our directors will be encouraged to attend the upcoming annual meeting.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended December 31, 2004. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate such information by reference in such filing.

The audit committee of the board is comprised of three members: Messrs. Blechschmidt, Murray and Lowell. All of the members are independent directors under the rules of The Nasdaq Stock Market. The audit committee operates under a written charter which can be found on our website at www.neoforma.com/investors/corporate_governance/committee_composition/audit_committee.asp.

The responsibilities of the audit committee include assisting the board in fulfilling its oversight responsibility by reviewing the financial information that will be provided to stockholders and others, appointing the independent auditor, reviewing the services performed by our independent auditors and finance department, evaluating our accounting policies and our system of internal controls that management and the board have established, and reviewing significant financial transactions. The audit committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of our financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by our independent auditors, the audit committee carefully reviews the policies and procedures for the engagement of the independent auditor, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit related services. The audit committee considered the independent auditors’ provision of non-audit services in 2004 and determined that the provision of those services is compatible with and does not impair the auditors’ independence.

Pursuant to its charter, the audit committee has adopted a policy that prohibits our independent auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This auditor policy mandates that the audit and non-audit services and related budget be approved by the audit committee in advance. This policy also mandates that no auditor engagements for non-audit services may be entered into without the express approval of the audit committee.

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2004 with management and our independent auditors, PricewaterhouseCoopers LLP. The audit committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The audit committee has also received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Members of the Audit Committee

Edward A. Blechschmidt (Chairman)	Michael J. Murray	Wayne B. Lowell

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the compensation committee are Jeffrey H. Hillebrand and Wayne B. Lowell, each of whom is an “independent director” under the published listing requirements of The Nasdaq Stock Market, an “outside director” as defined in the United States Internal Revenue Code and a non-employee director as defined in Rule 16b-3 of the Securities Exchange Act of 1934. Since January 1, 2002 through the end of our last completed fiscal year, neither of the members of our compensation committee has been an officer or employee of Neoforma. None of our executive officers currently serves, or in the past has served, as a member of our board of directors or compensation committee of any entity that has one or more of its executive officers serving on our board of directors. Our board appoints the compensation committee members. The compensation committee meets at scheduled times during the year and holds additional meetings from time to time to review and discuss executive compensation issues.

REPORT OF THE COMPENSATION COMMITTEE

The following report of the compensation committee of the board of directors shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filing.

The compensation committee operates under a written charter, which is available in the “Corporate Governance” section of our website at www.neoforma.com, or by calling our Investor Relations Department at (408) 654-5700, or by writing to us at Neoforma, Inc., 3061 Zanker Road, San Jose, California 95134, Attn: Investor Relations or by emailing us at investor_relations@neoforma.com. As set forth in its charter, the primary responsibilities of the compensation committee are, among other things set forth in the charter, (1) to determine and approve the form and amount of compensation to be paid or awarded to all of our employees, which power may be delegated except with respect to our Chief Executive Officer, (2) to determine the form and amount of compensation to be paid or awarded to our board of directors, (3) to annually review and approve corporate goals and objectives relevant to the compensation of our executive officers and to evaluate the performance of our Chief Executive Officer, (4) to annually review and make recommendations to the board with respect to adoption, approval or amendments to cash-based and equity-based incentive compensation plans and arrangements and (5) to approve grants of equity compensation awards and to interpret the terms and conditions of our equity compensation programs.

The committee uses market compensation information obtained through surveys of technology companies and customized surveys through the help of an independent consulting firm. This information is used to evaluate relative market position and to assist in designing programs. The three major components of our compensation program are: base salary, cash bonus and long-term compensation in the form of stock options and/or restricted stock awards.

General Compensation Philosophy

Our compensation philosophy for executive officers is to relate compensation to corporate performance and to align it with long-term stockholder value, while providing a total compensation package that is competitive and enables us to attract, motivate, reward and retain capable executives and employees. Accordingly, each executive officer’s compensation package may, in one or more years, be comprised of the following three elements:

•	base salary that is designed primarily to be competitive with base salary levels in effect at high technology and healthcare companies in labor markets where we compete that are of comparable scope with us and with which we might compete for executive personnel;

•	incentive performance awards, such as bonuses, payable in cash or deferred compensation and tied to the achievement of performance goals, financial or otherwise; and

•	long-term stock-based incentive awards, typically stock options and/or restricted stock, which strengthen the mutuality of interests between the executive officers and our stockholders.

Executive Compensation

Base Salary.    Salaries for executive officers for 2004 were determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

Incentive Awards.    Target bonuses for executive officers are generally established based on a percentage of base salary and become payable upon the achievement of specified goals and individual/team objectives. After a year’s financial results are established, performance is assessed and the level of bonus payable, if any, is determined. In 2004, based on our financial performance, our company-wide bonus pool funded at a level of 50% of base targets. Our executive officers had their bonuses funded at a level of 25% of base targets with the exception of Herb Cross, whose bonus was funded at the company-wide level of 50% of base targets.

Long-Term Incentive Awards.    Stock options and grants of restricted stock are an important element of our executive compensation package. The compensation committee believes that equity-based compensation in the form of stock options and restricted stock links the interests of management with the long-term interests of our stockholders. Stock options, however, generally have retention value only if the price of our stock increases above the fair market value on the grant date.

We grant stock options and restricted stock in accordance with our 1999 Equity Incentive Plan, as amended. Stock options typically are granted to executive officers when the executive first joins us. The compensation committee may, however, grant additional stock options or restricted stock to executive officers in connection with a change in responsibilities, to achieve equity within a peer group or as a retention device. The number of shares subject to each stock option granted or grant of restricted stock is within the discretion of the compensation committee and is based on anticipated future contribution and ability to impact our results, past performance or consistency within the executive officer’s peer group. At the discretion of the compensation committee, executive officers may also be granted stock options or restricted stock to provide greater incentives to continue their employment with us and to strive to increase the value of our common stock. Stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of our common stock on the date of grant. There is no typical vesting period for grants of restricted stock, although generally they have been subject to a two-year vesting period.

Other Compensation.    Our executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, including our Employee Stock Purchase Plan.

Chief Executive Officer Compensation

Mr. Zollars’ base salary, target bonus, and severance benefits are set forth in the amended and restated employment agreement entered into by Mr. Zollars with us in December 2004. See “Proposal Three—Election of Class III Directors—Current Employment Agreements and Change of Control Arrangements with Executive Officers.” The compensation committee reviews Mr. Zollars’ compensation annually in a manner consistent with the factors described above for all executive officers.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits the tax deduction to $1.0 million for compensation paid to our Chief Executive Officer and the next four most highly compensated executive officers. Having considered the requirements of Section 162(m), the compensation committee believes that grants made pursuant to our 1999 Equity Incentive Plan meet the requirements that such grants be “performance based” and are, therefore, exempt from the limitations on deductibility. The compensation committee’s present intention is to comply with Section 162(m) unless the compensation committee feels that compliance with these requirements would not be in the best interests of Neoforma or our stockholders.

Members of the Compensation Committee

Jeffrey H. Hillebrand (Chairman)	Wayne B. Lowell

EXECUTIVE OFFICER INFORMATION

The following table sets forth information regarding our executive officers as of October 31, 2005:

Name	Age	Position
Robert J. Zollars	48	Chairman and Chief Executive Officer
Daniel A. Eckert	41	President and Chief Operating Officer
Andrew L. Guggenhime	37	Chief Financial Officer and Corporate Secretary
Herbert C. Cross	34	Vice President of Finance

Robert J. Zollars has served as our Chairman and Chief Executive Officer since July 1999, and also served as our President from July 1999 to January 2001. From January 1997 to July 1999, he served as Executive Vice President and Group President of Cardinal Health, Inc., a healthcare products and services company, where he was responsible for five of its wholly-owned subsidiaries: Pyxis Corporation, Owen Healthcare, Inc., Medicine Shoppe International, Cardinal Information Corporation and Cardinal-International. From January 1992 to December 1996, he served as President of Hospital Supply, Scientific Products and U.S. Distribution of Baxter Healthcare Corporation, which in October 1996 was spun off as Allegiance Corporation, a healthcare products and services company.

Daniel A. Eckert has served as our President and Chief Operating Officer since December 2000. Mr. Eckert previously had served in several executive capacities since joining us in August 1999, including Executive Vice President of Sales, President of Neoforma Shop and Executive Vice President of Marketplaces. From April 1998 to August 1999, Mr. Eckert was President and Chief Operating Officer of Fisher Healthcare, a distributor of medical products and a division of Fisher Scientific International Inc. From September 1992 to April 1998, Mr. Eckert held several positions at McKesson, a supplier of medical products, including Senior Vice President of Corporate Sales for the Health Systems Group, Senior Vice President of Sales and Marketing for McKesson/General Medical Corporation and Vice President of Acute Care.

Andrew L. Guggenhime has served as our Chief Financial Officer since October 2000, and as our Corporate Secretary since June 2002. From January 2000 until October 2000, he was our Vice President of Corporate Development. From August 1996 until January 2000, Mr. Guggenhime was in the Healthcare Investment Banking group of Merrill Lynch & Co., most recently as Vice President. From July 1990 to August 1994, he served in a number of capacities at Wells Fargo & Company, most recently as Assistant Vice President in Wells Fargo’s Debt Capital Markets group.

Herbert C. Cross has served as our Vice President of Finance since February 2001. Mr. Cross previously had served in several capacities since joining us in November 1999, including Director of Finance and Manager of Financial Planning and Analysis. From August 1994 to November 1999, Mr. Cross was employed by Arthur Andersen LLP, an independent public accounting firm, most recently in a capacity as a Manager in the Assurance and Business Advisory Services group, during which time Mr. Cross managed the audits of both public and private corporations in the software, technology, retail and manufacturing industries. Mr. Cross was not a member of the audit engagement team that audited our financial statements while he was employed by Arthur Andersen LLP.

EXECUTIVE COMPENSATION

The following table shows all compensation awarded to, earned by or paid for services rendered to us in all capacities during 2002, 2003 and 2004 by our Chief Executive Officer and our three other most highly compensated executive officers who were serving as executive officers at the end of 2004, as well as one other individual who served as an executive officer during 2004, but was not serving in such capacity at the end of 2004.

Summary Compensation Table

	Annual Compensation						Grant Date Fair Value of Long-Term Compensation Awards/ Restricted Common Stock(1)		Long-Term Compensation Awards/ Securities Underlying Options(2)
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation
Robert J. Zollars Chairman and Chief Executive Officer	2004 2003 2002	$500,000 500,000 500,000	$125,000 189,500 825,000	$	— 571,467 1,516,447	(4) (5)	$574,980 — 124,995	(3) (6)	112,000 40,000 60,000

Daniel A. Eckert President and Chief Operating Officer	2004 2003 2002	300,000 300,000 300,000	56,250 79,590 297,000		— — —		269,730 — 74,994	(7) (8)	52,500 15,000 35,000

Andrew L. Guggenhime Chief Financial Officer and Corporate Secretary	2004 2003 2002	240,000 240,000 237,196	30,000 36,384 158,400		— — —		231,990 — 59,998	(9) (10)	45,200 10,000 35,000

Steven J. Wigginton(11) Former Executive Vice President of Neoforma Solutions	2004 2003 2002	240,000 240,000 233,904	30,000 36,384 158,400		— — —		231,990 — 59,998	(12) (13)	45,200 10,000 35,000

Herbert C. Cross Vice President of Finance	2004 2003 2002	175,000 154,134 132,600	24,500 19,898 85,000		— — —		72,150 — —	(14)	— 4,500 10,500

(1)	As of December 31, 2004, the aggregate number of shares of unvested restricted stock held by each of our executive officers and the value of such unvested restricted stock based upon the $7.69 closing price of our common stock on the Nasdaq National Market as of such date was (a) Mr. Zollars: 66,004 shares with a value of $507,571, (b) Mr. Eckert: 32,822 shares with a value of $252,401, (c) Mr. Guggenhime: 27,718 shares with a value of $213,151, (d) Mr. Wigginton: 27,718 shares with a value of $213,151 and (e) Mr. Cross: 6,500 shares with a value of $49,985. All outstanding shares of our restricted stock, including the shares listed in the table above held by our executive officers, will accelerate in full and all restrictions with respect to such shares will lapse upon completion of the merger. See “Special Factors—Interests of Our Executive Officers and Directors in the Merger.”
(2)	All unvested options to purchase shares of our common stock outstanding prior to the effective time of the merger, including the options listed in the table above held by our executive officers, will, to the extent not vested, accelerate in full. See “Special Factors—Interests of Our Executive Officers and Directors in the Merger.”
(3)	Represents the grant date fair value of a restricted stock grant to Mr. Zollars of 51,800 shares as part of a company-wide restricted stock grant which contains vesting provisions that stipulate that he needed to remain employed by us continuously through February 20, 2005 to earn the first 50% of the shares, which Mr. Zollars has done, and that he must remain employed by us continuously through February 20, 2006 to earn the remaining 50% of the shares. As discussed above, all of the restrictions on these shares will lapse in full upon the completion of the merger.
(4)	Represents forgiveness by us of $571,467 of a 1999 relocation loan per the terms of the loan agreement.
(5)	Represents a reimbursement for relocation expenses in the amount of $336,515 paid to Mr. Zollars, as well as forgiveness by us of $1,179,932 of a 1999 relocation loan per the terms of the loan agreement.

(6)	Represents the grant date fair value of a restricted stock grant to Mr. Zollars of 14,204 shares as part of his 2002 bonus which contains vesting provisions on 100% of the shares that stipulate that he needed to remain employed by us continuously through February 1, 2005 to earn those shares. Mr. Zollars has earned these shares and the shares are no longer subject to restriction.
(7)	Represents the grant date fair value of a restricted stock grant to Mr. Eckert of 24,300 shares as part of a company-wide restricted stock grant which contains vesting provisions that stipulate that he needed to remain employed by us continuously through February 20, 2005 to earn the first 50% of the shares, which Mr. Eckert has done, and that he must remain employed by us continuously through February 20, 2006 to earn the remaining 50% of the shares. As discussed above, all of the restrictions on these shares will lapse in full upon the completion of the merger.
(8)	Represents the grant date fair value of a restricted stock grant to Mr. Eckert of 8,522 shares as part of his 2002 bonus which contains vesting provisions on 100% of the shares that stipulate that he needed to remain employed by us continuously through February 1, 2005 to earn those shares. Mr. Eckert has earned these shares and the shares are no longer subject to restriction.
(9)	Represents the grant date fair value of a restricted stock grant to Mr. Guggenhime of 20,900 shares as part of a company-wide restricted stock grant which contains vesting provisions that stipulate that he needed to remain employed by us continuously through February 20, 2005 to earn the first 50% of the shares, which Mr. Guggenhime has done, and that he must remain employed by us continuously through February 20, 2006 to earn the remaining 50% of the shares. As discussed above, all of the restrictions on these shares will lapse in full upon the completion of the merger.
(10)	Represents the grant date fair value of a restricted stock grant to Mr. Guggenhime of 6,818 shares as part of his 2002 bonus which contains vesting provisions on 100% of the shares that stipulate that he needed to remain employed by us continuously through February 1, 2005 to earn those shares. Mr. Guggenhime has earned these shares and the shares are no longer subject to restriction.
(11)	As of October 4, 2004, Mr. Wigginton was no longer acting as one of our executive officers.
(12)	Represents the grant date fair value of a restricted stock grant to Mr. Wigginton of 20,900 shares as part of a company-wide restricted stock grant which contains vesting provisions that stipulate that he needed to remain employed by us continuously through February 20, 2005 to earn the first 50% of the shares, which Mr. Wigginton has done, and that he must remain employed by us continuously through February 20, 2006 to earn the remaining 50% of the shares. As discussed above, all of the restrictions on these shares will lapse in full upon the completion of the merger.
(13)	Represents the grant date fair value of a restricted stock grant to Mr. Wigginton of 6,818 shares as part of his 2002 bonus which contains vesting provisions on 100% of the shares that stipulate that he needed to remain employed by us continuously through February 1, 2005 to earn those shares. Mr. Wigginton has earned these shares and the shares are no longer subject to restriction.
(14)	Represents the grant date fair value of a restricted stock grant to Mr. Cross of 6,500 shares as part of a company-wide restricted stock grant which contains vesting provisions that stipulate that he needed to remain employed by us continuously through February 20, 2005 to earn the first 50% of the shares, which Mr. Cross has done, and that he must remain employed by us continuously through February 20, 2006 to earn the remaining 50% of the shares. As discussed above, all of the restrictions on these shares will lapse in full upon the completion of the merger.

Since January 1, 2005, we have granted 19,000 shares of restricted to stock to Mr. Zollars, 10,000 shares of restricted stock to Mr. Guggenhime, 12,000 shares of restricted stock to Mr. Eckert and 5,200 shares of restricted stock to Mr. Cross. Each grant includes vesting provisions that stipulate that the stockholder needs to remain employed by us continuously through March 23, 2006 to earn the first 50% of the shares, and that the stockholder must remain employed by us continuously through March 23, 2007 to earn the remaining 50% of the shares. As discussed above, all of the restrictions on these shares will lapse in full upon the completion of the merger.

Option Grants in the Fiscal Year Ended December 31, 2004

During 2004, we granted options to purchase a total of 461,900 shares of our common stock to our employees, all of which were granted under our 1999 Equity Incentive Plan, as amended. Options granted under our 1999 Equity Incentive Plan were either incentive stock options or nonqualified stock options, and such options were exercisable only to the extent they were vested. In 2004, we granted to our executive officers each of the options listed in the table below at an exercise price equal to the fair market value of our common stock, as determined by the closing price of our common stock on The Nasdaq National Market on the date of grant. The options vest as to  1/48th of the underlying shares per month over a 48-month period. The options have a term of 10 years from the date of grant or three months after termination of employment.

In the table below, potential realizable values were computed by (1) multiplying the number of shares of common stock subject to a given option by the exercise price of the option on the date of grant (which was the fair value on the date of grant), (2) compounding the total aggregate stock value derived from the foregoing calculation at an annual rate of 5% and 10% over the 10-year term of the option and (3) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of compounded stock price appreciation are based on SEC requirements and do not represent our estimates or projections of future common stock prices.

Individual Grants

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise Price Per Share ($)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms
					5%	10%
Robert J. Zollars	112,000	24.2	11.10	2/20/2014	$781,842	$1,981,341
Daniel A. Eckert	52,500	11.4	11.10	2/20/2014	366,488	928,753
Andrew L. Guggenhime	45,200	9.8	11.10	2/20/2014	315,529	799,612
Steven J. Wigginton	45,200	9.8	11.10	2/20/2014	315,529	799,612
Herbert C. Cross	—	—	—	—	—	—

Aggregate Option Exercises in 2004 and Year-End Option Values

The following table sets forth for each of our executive officers named in the Summary Compensation Table, the number of shares and the value realized on option exercises in the year ended December 31, 2004, the number of shares of common stock underlying both exercisable and unexercisable stock options as of December 31, 2004 and the value of shares of our common stock subject to unexercised “in-the-money” stock options held as of December 31, 2004. Value at fiscal year end of unexercised in-the-money options means the difference between the exercise price and $7.69, which represents the closing price of our common stock on the Nasdaq National Market on December 31, 2004. None of the executive officers named in the Summary Compensation Table exercised any options during 2004.

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End
Name	Exercisable	Unexercisable(1)	Exercisable ($)	Unexercisable(1) ($)
Robert J. Zollars	270,699	142,001	—	—
Daniel A. Eckert	116,603	64,897	8,166	5,834
Andrew L. Guggenhime	113,999	56,202	8,166	5,834
Steven J. Wigginton	92,998	56,202	8,166	5,834
Herbert C. Cross	20,672	8,336	1,356	872

(1)	All unvested options to purchase shares of our common stock outstanding prior to the effective time of the merger, including the options listed in the table above held by our executive officers, will, to the extent not vested, accelerate in full. As a result, to the extent that these options have an exercise price of $10.00 per share or less, they will be exchanged for merger consideration. See “Special Factors—Interests of Our Executive Officers and Directors in the Merger—Accelerated Vesting of Stock Options and Restricted Stock.”

Current Employment Agreements and Change of Control Arrangements with Executive Officers

Mr. Zollars.    On December 16, 2004, we entered into an amended and restated employment agreement with Mr. Zollars. Under this agreement, Mr. Zollars is entitled to remain as our Chairman and Chief Executive Officer and to receive a salary of $500,000 per year, subject to increase at the review of our board of directors. Mr. Zollars is eligible to receive an annual cash bonus payment of at least $500,000, based upon achievement of company financial targets and/or other organizational milestones to be specified by our board. In some years, such as 2002, Mr. Zollars has exceeded that target bonus payment, and in other years, such as 2003 and 2004, Mr. Zollars’ annual bonus payment was below the target level.

Mr. Zollars’ employment agreement includes a provision such that, if any severance and other benefits provided to him under his employment agreement would constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986 and would be subject to the excise tax imposed by Section 4999 of the Code, then Mr. Zollars’ severance and other benefits will be payable, at his election, either in full or in such lesser amount as would result after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, in his receipt on an after-tax basis of the greatest amount of severance and other benefits.

Mr. Eckert.    On December 16, 2004, we entered into an amended and restated employment agreement with Mr. Eckert. Under this agreement, Mr. Eckert is entitled to remain as our President and Chief Operating Officer and to receive a salary of $300,000 per year. Mr. Eckert is eligible to receive an annual cash bonus payment equal to 75% of his salary, subject to achievement of company financial targets and/or other organizational milestones to be specified by our board. In some years, such as 2002, Mr. Eckert has exceeded that percentage bonus payment, and in other years, such as 2003 and 2004, Mr. Eckert’s annual bonus payment was below the target level.

Mr. Guggenhime.    On December 16, 2004, we entered into an amended and restated employment agreement with Mr. Guggenhime. Under this agreement, Mr. Guggenhime is entitled to remain as our Chief Financial Officer and to receive a salary of $240,000 per year. Mr. Guggenhime is eligible to receive an annual cash bonus payment equal to 50% of his salary, subject to achievement of company financial targets and/or other organizational milestones to be specified by our board. In some years, such as 2002, Mr. Guggenhime has exceeded that percentage bonus payment, and in other years, such as 2003 and 2004, Mr. Guggenhime’s annual bonus payment was below the target level.

Mr. Cross.    On December 16, 2004, we entered into an amended and restated employment agreement with Mr. Cross. Under this agreement, Mr. Cross is entitled to remain as our Vice President, Finance and to receive a salary of $175,000 per year. Mr. Cross is eligible to receive an annual cash bonus payment equal to 30% of his salary, subject to achievement of company financial targets and/or other organizational milestones to be specified by our board. In some years, such as 2002, Mr. Cross has exceeded that percentage bonus payment, and in other years, such as 2003 and 2004, Mr. Cross’ annual bonus payment was below the target level.

In addition to the terms described above, each of the employment agreements of Messrs. Zollars, Eckert, Guggenhime and Cross provide for the receipt of severance benefits upon certain circumstances in connection with a termination of the executive’s employments within one year following a change in control transaction. See “Special Factors—Interests of Our Executive Officers and Directors in the Merger—Change of Control and Severance Arrangements.”

Relationships Among Directors or Executive Officers

There are no family relationships among any of our directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated in the footnotes following the table, the following table presents information with respect to the beneficial ownership of our common stock as of October 31, 2005 by:

•	each person who is known by us to own beneficially more than 5% of our common stock;

•	each of our directors;

•	our Chief Executive Officer and the other executive officers named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

The number and percentage of our common stock beneficially owned are based on 20,723,423 shares of common stock outstanding at October 31, 2005. Shares of our common stock that are subject to options currently exercisable or exercisable within 60 days of October 31, 2005, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the address for each listed stockholder is c/o Neoforma, Inc., 3061 Zanker Road, San Jose, California 95134. To our knowledge, except as indicated in the footnotes to this table and under applicable community property laws, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner	Shares Beneficially Owned
	Number	Percentage
EXECUTIVE OFFICERS AND DIRECTORS:
Robert J. Zollars(1)	907,790	4.3%
Daniel A. Eckert(2)	231,078	1.1
Andrew L. Guggenhime(3)	202,887	*
Steven J. Wigginton(4)	153,687	*
Herbert C. Cross(5)	38,107	*
Edward A. Blechschmidt(6)	65,832	*
Jeffrey H. Hillebrand(7)	98,916	*
Wayne B. Lowell(8)	43,166	*
Michael J. Murray(9)	186,131	*
C. Thomas Smith(10)	100,166	*
All nine current directors and executive officers as a group(11)	1,874,073	8.6

5% STOCKHOLDERS:
VHA Inc.(12)	8,611,217	41.6
University HealthSystem Consortium (UHC)(13)	2,130,302	10.3
QVT Financial LP(14)	1,216,499	5.9

*	Represents less than 1%.
(1)	Includes 323,698 shares of common stock issuable under options that are exercisable within 60 days of October 31, 2005. Also includes 44,900 shares of common stock granted to Mr. Zollars, which are subject to certain vesting provisions, the restrictions for which will lapse in the event Mr. Zollars is continuously employed with us through the vesting date of April 18, 2007. A total of 501,852 of these shares are held indirectly by Mr. Zollars through Zoco LP, a limited partnership of which Mr. Zollars and his spouse are the sole general and limited partners.
(2)	Includes 142,228 shares of common stock issuable under options that are exercisable within 60 days of October 31, 2005. Also includes 24,150 shares of common stock granted to Mr. Eckert, which are subject to certain vesting provisions, the restrictions for which will lapse in the event Mr. Eckert is continuously employed with Neoforma through the vesting date of March 23, 2007. A total of 57,072 of these shares are held indirectly by Mr. Eckert through the Eckert 1999 Trust for which Mr. Eckert and his spouse are the sole beneficiaries.

(3)	Includes 136,549 shares subject to options that are exercisable within 60 days of October 31, 2005. Also includes 20,450 shares of common stock granted to Mr. Guggenhime, which are subject to certain vesting provisions, the restrictions for which will lapse in the event Mr. Guggenhime is continuously employed with Neoforma through the vesting date of March 23, 2007.
(4)	The beneficial ownership information provided for Mr. Wigginton is as of October 4, 2004, which was the date as of which Mr. Wigginton was no longer an officer of Neoforma. Includes 91,118 shares subject to options that were exercisable within 60 days of October 4, 2004. Also includes 27,718 shares of common stock granted to Mr. Wigginton, which were subject to certain vesting provisions, the restrictions for which would have lapsed in the event Mr. Wigginton was continuously employed with Neoforma through the vesting date of February 20, 2006. Mr. Wigginton’s employment with Neoforma terminated on April 15, 2005.
(5)	Includes 26,121 shares subject to options that are exercisable within 60 days of October 31, 2005. Also includes 8,450 shares of common stock granted to Mr. Cross, which are subject to certain vesting provisions, the restrictions for which will lapse in the event Mr. Cross is continuously employed with Neoforma through the vesting date of March 23, 2007.
(6)	Includes 55,832 shares of common stock subject to options held by Mr. Blechschmidt that are exercisable within 60 days of October 31, 2005.
(7)	Includes 96,666 shares of common stock subject to options held by Mr. Hillebrand that are exercisable within 60 days of October 31, 2005.
(8)	Includes 41,666 shares of common stock subject to options held by Mr. Lowell that are exercisable within 60 days of October 31, 2005.
(9)	Includes 96,666 shares of common stock subject to options held by Mr. Murray that are exercisable within 60 days of October 31, 2005.
(10)	Includes 96,666 shares of common stock subject to options held by Mr. Smith that are exercisable within 60 days of October 31, 2005.
(11)	Includes 1,016,092 shares of common stock issuable under options held by directors and executive officers that are exercisable within 60 days of October 31, 2005. Also includes 97,950 shares of common stock granted to our executive officers, which are subject to certain vesting provisions under which all of the shares held by an executive officer will be forfeited in the event such executive officer is not continuously employed with Neoforma through April 18, 2007.
(12)	Does not include 2,130,302 shares held by UHC, which may be deemed to be beneficially owned by VHA due to VHA’s and UHC’s joint participation in evaluating strategic alternatives with respect to Neoforma. VHA’s corporate headquarters are located at 220 E. Las Colinas Blvd., Irving, TX 75039.
(13)	Does not include 8,611,217 shares held by VHA, which may be deemed to be beneficially owned by UHC due to VHA’s and UHC’s joint participation in evaluating strategic alternatives with respect to Neoforma. UHC’s corporate headquarters are located at 2001 Spring Rd., Suite 700, Oak Brook, IL 60523.
(14)	QVT Financial LP is the investment manager for QVT Fund LP, which beneficially owns 1,005,158 of the shares, and is also the investment manager for a separate discretionary account managed for Deutsche Bank AG, which beneficially owns the remaining 211,341 shares. QVT Financial LP shares voting and dispositive power over these shares with QVT Financial GP LLC, its general partner. Daniel Gold, Lars Bader, Nicholas Brumm and Tracy Fu are the managing members of QVT Financial GP LLC. Each of QVT Financial LP and QVT Financial GP LLC disclaim beneficial ownership of the shares held by QVT Fund LP and Deutsche Bank AG. QVT Financial LP’s address is 527 Madison Avenue, 8th Floor, New York, NY 10022. All information included herein with regard to QVT Financial LP and its beneficial ownership in Neoforma, Inc. is derived from the Schedule 13D filed with the SEC on December 30, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation agreements and other arrangements, which are described above in the sections entitled “Special Factors—Interests of Our Executive Officers and Directors in the Merger—Change of Control and Severance Arrangements” and “Proposal Three—Election of Class III Directors—Executive Compensation and Other Information,” and the transactions described below, since January 1, 2004, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeded or will exceed $60,000; and

•	in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Loans

In January 2000, we assumed a loan made to Mr. Wigginton by Pharos Technologies, in connection with his exercise of stock options granted to him under the terms of his employment agreement. The loan is evidenced by a secured full recourse promissory note in the principal amount of $174,000, with interest compounded annually on the unpaid balance at a rate of 6.00% per year. The largest amount outstanding under this loan in 2004 was $218,906. The loan was repaid in May 2004.

Commercial Transactions

Under the current version of the outsourcing agreement, we and Novation have agreed to a fee level that is based on the percentage of marketplace volume, including supply chain data captured for Marketplace@Novation member purchases but not facilitated by our connectivity solution. This fee level is determined based on a tiered fee structure under which the incremental fee per dollar of marketplace volume decreases as the marketplace volume increases. The payments Novation is required to make under the fee level provision are subject to quarterly maximums. During 2004 and the first three quarters of 2005, we generated sufficient marketplace volume to earn the quarterly maximum payments, which totaled $61.0 million for the year ended December 31, 2004 and $45.8 million for the nine months ended September 30, 2005.

We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions between us and our officers, directors and principal stockholders and their affiliates will be approved by our audit committee, and will be on terms no less favorable to us than we believe could be obtained from unaffiliated third parties.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on the Nasdaq National Market—U.S. Index and the Nasdaq Computer & Data Processing Services Index. The period shown commences on January 24, 2000, the date that our common stock was first traded in a public market, and ends on September 30, 2005, the last day of our fiscal third quarter. The graph assumes an investment of $100 on January 24, 2000, and the reinvestment of any dividends.

The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of our common stock.

FEES PAID TO OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our financial statements for the year ending December 31, 2004. The following table sets forth the fees billed by PricewaterhouseCoopers LLP, who we retained as of July 2003, during fiscal years 2003 and 2004.

Audit and Non-Audit Fees

	2003	2004
Audit Fees(1)	$502,160	$817,435
Audit-Related Fees(2)	$—	$11,500
Tax Fees(3)	$110,090	$12,620
All Other Fees	$2,240	$540

Total	$614,490	$842,095

(1)	Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Forms 10-Q, and audit services provided in connection with other statutory and regulatory filings.
(2)	Audit-related fees include professional services related to the audit of our financial statements, consultation on accounting standards or transactions, and audits of employee benefit plans.
(3)	Tax fees include $100,000 and $3,800 for 2003 and 2004 respectively, for professional services rendered in connection with tax compliance and preparation relating to our tax audits and tax compliance; and $10,090 $8,820 for 2003 and 2004 respectively, for tax consulting and planning services relating to shareholder notes and acquisition related issues. We do not engage PricewaterhouseCoopers LLP to perform personal tax services for our executive officers.

The following table sets forth the fees billed by our former independent auditor, Deloitte & Touche LLP, who resigned as of May 2003, during fiscal years 2003 and 2004.

Audit and Non-Audit Fees

	2003	2004
Audit Fees(1)	$92,532	$13,500
Audit-Related Fees(2)	$26,700	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

Total	$119,232	$13,500

(1)	Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Forms 10-Q, and audit services provided in connection with other statutory and regulatory filings.
(2)	Audit-related fees include professional services related to the audit of our financial statements, consultation on accounting standards or transactions, and audits of employee benefit plans.

The audit committee has determined that the provision of non-audit services by PricewaterhouseCoopers LLP in 2004, was compatible with and, did not impair its independence as our independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the SEC and The Nasdaq Stock Market. Copies of these reports are also required to be delivered to Neoforma.

Based solely on our review of the copies of reports received or written representations from our directors, executive officers and persons who own more than 10% of our common stock, we believe that during the fiscal year ended December 31, 2004, all such persons filed timely reports.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting other than as described in this proxy statement. In their discretion, the persons named as proxies are authorized to vote on such other matters as may properly come before the annual meeting or any adjournments, postponements or continuations of the annual meeting, including, to approve any adjournment of a meeting at which a quorum is present to a later time to permit further solicitation of proxies if necessary to obtain additional votes in favor of any of the proposals presented at the annual meeting.

It is important that your shares be represented at the annual meeting, regardless of the number of shares which you hold. Therefore, we urge you to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public stockholders of Neoforma and no public participation in any future meetings of our stockholders. However, if the merger is not completed, we will hold a 2006 annual meeting of stockholders. In that event, stockholder proposals intended to be included in our proxy materials for our 2006 annual meeting of stockholders must be received by us at our principal executive offices no later than                     , 2006. Such proposals may be included in the 2006 annual meeting of stockholders materials if they comply with certain rules and regulations promulgated by the SEC. Proposals received after that date will be considered untimely and are not required to be included in our proxy materials for that meeting.

Our bylaws establish an advance notice procedure for stockholder proposals not included in our proxy statement to be brought before an annual meeting of stockholders. The only business that will be conducted at an annual meeting of stockholders is business that is brought before the meeting by or at the direction of the chairman of the meeting or by any stockholder entitled to vote who has delivered timely written notice to our Corporate Secretary at least 60 days but no more than 90 days prior to the first anniversary of our annual meeting. Accordingly, such written notice must be delivered to our Corporate Secretary no later than                     , 2006 and no earlier than                     , 2006. In the event that the date of the our next annual meeting is more than 30 days before or more than 60 days after that anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the close of business on the tenth day following the day on which public announcement of the date of that meeting is first made by us. The stockholder’s notice must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder proposing those matters. In the event that the number of directors to be elected to our board is increased and there is no public announcement by our naming all of the nominees for director or specifying the size of the increased board at least 70 days prior to the first anniversary of the preceding year’s annual meeting, or, if the annual meeting is held more than 30 days before or 60 days after such anniversary date, at least 70 days prior to such annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to our Corporate Secretary not later than the close of business on the tenth day following the day on which such public announcement is first made by us.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our Corporate Secretary. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to our Corporate Secretary at our principal executive offices.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, because the merger may be considered a “going private” transaction, Neoforma, GHX, VHA and UHC have filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and these reports, proxy statements and other information contain additional information about us and will be made available for inspection and copying at our executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning us may also be inspected at the offices of The NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the SEC, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

We incorporate by reference into this proxy statement the documents listed below:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2004;

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2005;

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2005;

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2005; and

•	Our Current Reports on Form 8-K filed on January 13, 2005, April 19, 2005, October 12, 2005 and November 21, 2005.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Neoforma, Inc., 3061 Zanker Road, San Jose, California 95134, Attention: Corporate Secretary. If you would like to request documents, please do so by                     , 2006, in order to receive them before the annual meeting. In addition, these documents may also be obtained through our website located at www.neoforma.com.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated                     , 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

The safe harbor protections afforded to forward-looking statements pursuant to Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933 do not apply to forward-looking statements made in connection with a going private transaction. We thus disclaim for purposes of this going private transaction any references to Sections 21E and 27A contained in the documents incorporated by reference into this proxy statement.

Annex A

AGREEMENT AND PLAN OF MERGER

among:

GLOBAL HEALTHCARE EXCHANGE, LLC,

a Delaware limited liability company;

LEAPFROG MERGER CORPORATION,

a Delaware corporation; and

NEOFORMA, INC.,

a Delaware corporation

Dated as of October 10, 2005

SECTION 1.	DESCRIPTION OF TRANSACTION	A-2

1.1	Merger of Merger Sub into the Company	A-2

1.2	Effects of the Merger	A-2

1.3	Closing; Effective Time	A-2

1.4	Certificate of Incorporation and Bylaws; Directors and Officers	A-2

1.5	Conversion of Shares	A-2

1.6	Payment Fund	A-4

1.7	Payment Procedures	A-4

1.8	Termination of Payment Fund	A-5

1.9	Closing of the Company’s Transfer Books	A-5

1.10	Lost Certificates	A-5

1.11	No Liability	A-5

1.12	Withholding Rights	A-5

1.13	Further Action	A-6

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-6

2.1	Subsidiaries; Due Organization	A-6

2.2	Capitalization, Etc	A-6

2.3	SEC Filings; Financial Statements	A-7

2.4	Absence of Changes	A-8

2.5	Title to Assets	A-9

2.6	Real Property; Leasehold	A-9

2.7	Intellectual Property	A-10

2.8	Contracts	A-11

2.9	Compliance with Legal Requirements	A-12

2.10	Certain Business Practices	A-13

2.11	Governmental Authorizations	A-13

2.12	Tax Matters	A-14

2.13	Employee and Labor Matters; Benefit Plans	A-15

2.14	Transactions with Affiliates	A-17

2.15	Legal Proceedings; Orders	A-17

2.16	Authority	A-18

2.17	Non-Contravention; Consents	A-18

2.18	Information Supplied	A-18

2.19	Fairness Opinion	A-19

2.20	Financial Advisor	A-19

A-i

2.21	Environmental Laws	A-19

2.22	Insurance	A-19

2.23	State Takeover Statutes	A-20

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	A-20

3.1	Due Organization	A-20

3.2	Absence of Changes	A-20

3.3	Compliance with Legal Requirements	A-20

3.4	Legal Proceedings	A-20

3.5	Authority	A-20

3.6	Ownership of Company Common Stock	A-21

3.7	Non-Contravention; Consents	A-21

3.8	Information Supplied	A-21

3.9	Financial Advisor	A-22

3.10	No Prior Merger Sub Operations	A-22

3.11	Financing	A-22

3.12	Investigation	A-22

SECTION 4.	CERTAIN COVENANTS OF THE PARTIES	A-22

4.1	Access and Investigation	A-22

4.2	Operations Prior to Closing	A-23

4.3	No Solicitation	A-26

SECTION 5.	ADDITIONAL COVENANTS OF THE PARTIES	A-27

5.1	Company Proxy Statement	A-27

5.2	Company Stockholders’ Meeting	A-27

5.3	Stock Options and Company ESPP	A-28

5.4	Employee Benefits	A-28

5.5	Indemnification of Officers and Directors	A-29

5.6	Regulatory Approvals and Related Matters	A-30

5.7	Confidentiality; Disclosure	A-32

5.8	Section 16 Matters	A-32

5.9	Takeover Statutes	A-32

5.10	Financing	A-33

5.11	Performance of Obligations by Parent and Merger Sub	A-33

SECTION 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	A-33

6.1	Accuracy of Company Representations	A-33

6.2	Performance of Covenants	A-33

A-ii

6.3	Company Stockholder Approval	A-33

6.4	Company Officers’ Certificate	A-33

6.5	HSR Waiting Period	A-34

6.6	Other Governmental Approvals	A-34

6.7	No Restraints	A-34

6.8	Share Exchanges	A-34

6.9	Financing	A-34

6.10	Exercise Conversion or Cancellation of Certain Securities	A-34

SECTION 7.	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	A-34

7.1	Accuracy of Parent and Merger Sub Representations	A-34

7.2	Performance of Covenants	A-34

7.3	Company Stockholder Approval	A-34

7.4	Parent Officer’s Certificate	A-34

7.5	HSR Waiting Period	A-34

7.6	Other Governmental Approvals	A-34

7.7	No Restraints	A-35

SECTION 8.	TERMINATION	A-35

8.1	Termination	A-35

8.2	Effect of Termination	A-36

8.3	Expenses	A-36

8.4	Termination Fee	A-36

SECTION 9.	MISCELLANEOUS PROVISIONS	A-37

9.1	Amendment	A-37

9.2	Extension; Waiver	A-37

9.3	No Survival of Representations and Warranties	A-38

9.4	Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	A-38

9.5	Applicable Law; Jurisdiction; Waiver of Jury Trial	A-38

9.6	Disclosure Schedules	A-38

9.7	Attorneys’ Fees	A-38

9.8	Assignability; No Third Party Rights	A-39

9.9	Notices	A-39

9.10	Severability	A-40

9.11	Specific Performance	A-40

9.12	Construction	A-40

A-iii

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of October 10, 2005, by and among: GLOBAL HEALTHCARE EXCHANGE, LLC, a Delaware limited liability company (“Parent”); LEAPFROG MERGER CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and NEOFORMA, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. The respective boards of directors of Merger Sub and the Company have approved this Agreement and the Merger and have deemed the Merger to be advisable and fair to, and in the best interests of their respective corporations and stockholders.

C. The board of directors of Parent has approved this Agreement and the Merger and have deemed the Merger to be advisable and in the best interests of Parent.

D. The board of directors of the Company has established a special committee of independent directors (the “Special Committee”) to, among other things, consider and evaluate the fairness to the Company and its stockholders (other than VHA, UHC and their respective Affiliates and Associates) of the Merger and to report its recommendation concerning the Merger to the full board of directors of the Company.

E. The Special Committee has received the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) that the Cash Consideration (as defined in Section 1.5(iii)) per share paid in the Merger to the Company stockholders (other than VHA and UHC) is fair, from a financial point of view to such stockholders, and has unanimously recommended that the board of directors of the Company approve and authorize this Agreement and the transactions contemplated hereby.

F. The board of directors of the Company, based in part upon the recommendation of the Special Committee, has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company’s stockholders other than VHA, UHC and their respective Affiliates and Associates.

G. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, VHA and UHC are executing, concurrently with the execution of this Agreement, (i) voting agreements in favor of Parent, each substantially in the form attached hereto as Exhibit B (the “Significant Stockholder Voting Agreements”) and (ii) exchange agreements, each substantially in the form attached hereto as Exhibit C (the “Exchange Agreements”) pursuant to which each of VHA and UHC shall exchange (the “Share Exchanges”), immediately prior to the Effective Time, such shares of Company Common Stock as specified therein for that number of membership interests of Parent specified therein.

H. The directors of the Company and the executive officers listed on Exhibit D are executing, concurrently with the execution of this Agreement, voting agreements in favor of Parent, each substantially in the form attached hereto as Exhibit E (the “Management Stockholder Voting Agreements” and, together with the Significant Stockholder Voting Agreements, the “Company Stockholder Voting Agreements”).

I. Concurrently with the execution of this Agreement, Parent, VHA, UHC, Novation, LLC and Healthcare Purchasing Partners International, LLC are entering into an Outsourcing Agreement (the “New Outsourcing Agreement”), such agreement subject to and to become effective upon the closing of the Merger.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Fenwick & West LLP, 275 Battery Street, San Francisco, California, on a date to be mutually agreed upon by Parent and the Company, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than conditions that by their terms are to be satisfied on the Closing Date). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger that satisfies the applicable requirements of the DGCL shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing shall be filed on the Closing Date with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be agreed by Parent and the Company and specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) except as provided in Section 5.5(a), the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Legal Requirements (as hereinafter defined);

(b) except as provided in Section 5.5(a), the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time;

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Section 1.5(b), each share of Company Common Stock outstanding immediately prior to the Effective Time (including any shares of Company Common Stock issued upon exercise of Company Options or acquired under the Company ESPP before the Effective Time but excluding any Dissenting Shares) shall be converted into the right to receive $10.00 in cash, without interest (the “Cash Consideration”);

(iv) each outstanding and unexercised Company Option (including each unvested Company Option that is accelerated in full as contemplated by Section 5.3(a) of this Agreement) will be converted into the right to receive an amount in cash equal to the difference, if any, between (A) the Per Share Merger Consideration (as defined below) multiplied by the number of shares of Company Common Stock underlying such Company Option, and (B) the aggregate exercise price with respect to such Company Option (the “Option Cash Consideration”) and all rights outstanding under the Company ESPP shall be treated as set forth in Section 5.3(b) of this Agreement;

(v) each share of the common stock, $.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation; and

(vi) each security (other than Company Options, which shall be treated in accordance with Section 1.5(a)(iv)) convertible into or exercisable or exchangeable for shares of Company Common Stock shall be, to the fullest extent permitted by applicable law, canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

The amount of Per Share Merger Consideration or Option Cash Consideration each holder of shares of Company Common Stock or Company Options, as applicable, is entitled to receive for the shares of Company Common Stock or Company Options, as applicable, held by such holder shall be rounded down to the nearest cent and computed after aggregating the cash amounts payable for all shares of Company Common Stock or Company Options, as applicable, held by such holder. The per share Cash Consideration specified in Section 1.5(a)(iii) (as such per share Cash Consideration may be adjusted in accordance with Section 1.5(b)) is referred to as the “Per Share Merger Consideration.”

(b) If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the Per Share Merger Consideration shall be adjusted to the extent appropriate.

(c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are restricted, not fully vested or are subject to a repurchase option under any applicable restricted stock purchase agreement or other Contract with the Company or under which the Company has any rights (“Unvested Company Shares”), then such repurchase option shall lapse in full as of the Effective Time and all Unvested Company Shares will become fully vested and unrestricted.

(d) Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the cash amount provided for in Section 1.5(a), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the provisions of Section 262 of the DGCL. Each holder of Dissenting Shares who, pursuant to the provisions of Section 262 of the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Section 262 of the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall waive, withdraw or lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the cash payable pursuant to Section 1.5(a) in respect of such shares as if such shares never had been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, as promptly as reasonably practicable following the satisfaction of the applicable conditions set forth in Section 1.7, the amount of Per Share Merger Consideration to which such holder would be entitled in respect thereof under Section 1.5(a) as if such shares never had been Dissenting Shares (and all such cash shall be deemed for all purposes of this Agreement to have become deliverable to such holder pursuant to Section 1.5(a)). The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the applicable provisions of the DGCL and received by the Company, and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the applicable provisions of the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld) or as otherwise required under the applicable provisions of the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.

1.6 Payment Fund. On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company (the “Paying Agent”) to act as paying agent hereunder for the purpose of distributing the Per Share Merger Consideration and the Option Cash Consideration. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, in trust for the benefit of the holders of shares of Company Common Stock and Company Options outstanding immediately prior to the Effective Time, cash in an aggregate amount equal to (i) the product of the Per Share Merger Consideration and the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time plus (ii) the aggregate Option Cash Consideration (the “Payment Fund”). The Payment Fund will be invested by the Paying Agent in direct obligations of the United States government having maturities of 90 days or less, money market funds that invest solely in direct obligations of the United States government, the Paying Agent’s FDIC insured money market account or similar investments (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be remitted to Parent).

1.7 Payment Procedures.

(a) As soon as practicable after the Effective Time (but in no event later than five (5) days following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (including Unvested Company Shares) (the “Certificates”): (i) a letter of transmittal as reasonably agreed by the parties prior to Closing which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and have such other provisions as Parent and the Company shall reasonably agree prior to the Effective Time, and (ii) instructions for effecting the surrender of such Certificates in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate to the Paying Agent (or receipt of an “agent’s message by the Paying Agent (or any other evidence of transfer that the Paying Agent may reasonably request) in the case of the transfer of Company Common Stock held in book-entry form) together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Per Share Merger Consideration, without interest, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 1.7, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, equal to the Per Share Merger Consideration.

(b) As soon as reasonably practicable after the Effective Time (but in no event later than five (5) days following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of Company Options: (i) a letter confirming that the vesting of each such Company Option has been accelerated and that the holder thereof is entitled to receive the Option Cash Consideration, and (ii) instructions for countersigning such letter and for receiving the Option Cash Consideration.

(c) No interest will be paid or will accrue on any Per Share Merger Consideration or Option Cash Consideration. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the applicable Per Share Merger Consideration shall be payable to such transferee if the Certificate representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

1.8 Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of shares of Company Common Stock or Company Options on the first anniversary of the Effective Time shall be delivered to Parent, and any holders of shares of Company Common Stock or Company Options who have not theretofore been paid the Per Share Merger Consideration or Option Cash Consideration payable to such holder under this Section 1 shall thereafter look only to Parent for the Per Share Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby or the Option Cash Consideration, as applicable, to which such holders are entitled pursuant to this Section 1 and Parent shall, upon the request of any such former stockholder or former holder of Company Options, promptly pay to such former stockholder of the Company or former holder of Company Options the Per Share Merger Consideration or Option Cash Consideration, as applicable, to which he, she or it is entitled. Any such portion of the Payment Fund remaining unclaimed by holders of shares of Company Common Stock or Company Options on the date that is five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body pursuant to applicable Legal Requirements) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

1.9 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist (in exchange for the right to receive the Per Share Merger Consideration, without interest), and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time.

1.10 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in a reasonable amount and for a reasonable period of time as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration, without interest, with respect to the shares of Company Common Stock formerly represented thereby.

1.11 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any Per Share Merger Consideration or Option Cash Consideration from the Payment Fund delivered to a public official pursuant to and in full compliance with any applicable abandoned property, escheat or similar Legal Requirement.

1.12 Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the Per Share Merger Consideration otherwise payable pursuant to this

Agreement to any holder of shares of Company Common Stock and the Option Cash Consideration payable pursuant to this Agreement to any holder of Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, as amended (the “Code”), the rules and regulations promulgated thereunder or any applicable Legal Requirement. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the Company Options in respect to which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

1.13 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows, subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures cross-referenced to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure qualifies such other representation or warranty:

2.1 Subsidiaries; Due Organization.

(a) Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. No Subsidiary of the Company constitutes a “significant subsidiary” as such term is defined in Rule 1-02(w) of Regulation S-X. Neither the Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. The Company has not agreed and is not obligated to make, nor or is it bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company, free and clear of all Encumbrances.

(b) The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its assets in the manner in which its assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound that are material to the Company and its Subsidiaries taken as a whole. The Company has made available to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company and each of its Subsidiaries.

(c) The Company (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of such jurisdictions where the nature of its business requires such qualification, except as would not reasonably be expected to have a Company Material Adverse Effect.

2.2 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 300,000,000 shares of Company Common Stock, of which 20,713,395 shares were issued and outstanding as of October 7, 2005; and

(ii) 5,000,000 shares of Company Preferred Stock, of which no shares are issued or outstanding. As of October 7, 2005, (A) 2,750,664 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options issued pursuant to the Company Option Plans and (B) 71,236 shares of Company Common Stock were reserved for issuance in accordance with the Company ESPP. The Company does not hold any shares of its capital stock in its treasury. There are no outstanding stock appreciation rights, equity equivalents or phantom stock with respect to the capital stock of the Company.

(b) Part 2.2(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option and warrant exercisable for capital stock of the Company outstanding as of the date of this Agreement: (i) the name of the optionee or warrantholder; (ii) the particular plan or agreement pursuant to which such Company Option or warrant exercisable for capital stock of the Company was granted; (iii) the number of shares of Company Common Stock subject to such Company Option or such warrant; and (iv) the exercise price of such Company Option or such warrant.

(c) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. Except as set forth in Part 2.2(c) of the Company Disclosure Schedule, there is no Company Contract currently in effect relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. Except as set forth in Part 2.2(c) of the Company Disclosure Schedule, the Company is not under any obligation, nor is it bound by any Contract to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, except for the Company’s right to recover restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment. Each share of Company Common Stock that may be issued pursuant to any Company Option Plan, when issued, upon the receipt of the consideration set forth in such Company Option Plan and related agreements, if applicable, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for options and shares granted pursuant to the Company Option Plans and the Company ESPP and as set forth in Parts 2.2(b) or 2.2(c) of the Company Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting or equity securities or interests of the Company or of any Subsidiary or obligating the Company or any Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or relating to the voting of capital stock or equity securities or interests of the Company or any Subsidiary.

2.3 SEC Filings; Financial Statements.

(a) As of the time it was filed with or furnished to the SEC: (i) each registration statement, proxy statement, report, schedule, form, certification and other document filed by the Company with, or furnished by the Company with or to, the SEC since January 1, 2004, including all amendments thereto (collectively, the “Company SEC Documents”), complied as to form, and all documents filed by the Company with, or furnished by the Company with or to, the SEC between the date of this Agreement and the date of Closing (the “Interim SEC Documents”) will comply as to form, in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained or, in the case of the Interim SEC Documents, will contain any untrue statement of a material fact or omitted or, in the case of the Interim SEC Documents, will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Company SEC Document; and (B) in the case of Interim SEC Documents that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Interim SEC Document. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion in any Interim SEC Document. All statements, reports, schedules, forms, certifications and other documents required to have been filed or furnished by the Company with or to the SEC since January 1, 2004 have been so filed or furnished.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby.

(c) Except for those liabilities that are reflected or reserved against on the Company Unaudited Balance Sheet (as defined in Section 2.5 of this Agreement) (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2005, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that has had or is reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect.

2.4 Absence of Changes. Except as set forth on Part 2.4 of the Company Disclosure Schedule, since June 30, 2005, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, and, without limiting the generality of the foregoing:

(a) there has not been any Company Material Adverse Effect;

(b) neither the Company nor any of its Subsidiaries has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, other than (A) distributions of Company Common Stock issued upon the exercise of Company Options, (B) pursuant to the Company ESPP and (C) dividends by a wholly-owned Subsidiary of the Company; or (ii) repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities, other than pursuant to the Company’s right to repurchase restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment;

(c) there has been no amendment to the certificate of incorporation or bylaws of the Company or any Subsidiary of the Company;

(d) neither the Company nor any of its Subsidiaries has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(e) neither the Company nor any of its Subsidiaries has made any pledge of any of its material assets or permitted any of its material assets to become subject to any Encumbrances

(f) neither the Company nor any of its Subsidiaries has lent money to any Person in excess of $10,000 in the aggregate (other than (1) routine travel and business expense advances and sales commissions draws made to Company Employees in the ordinary course of business and (2) routine deferred collections of withholding taxes from Company Employees who are not executive officers of the Company (as defined in Rule 3b-7 under the Exchange Act) in connection with the vesting of restricted shares issued under the Company Option Plans) or incurred, guaranteed, assumed or otherwise became responsible for any indebtedness in excess of $100,000 in the aggregate;

(g) neither the Company nor any of its Subsidiaries has changed any of its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP or SEC rules and regulations;

(h) neither the Company nor any of its Subsidiaries has (i) made or changed any material Tax election, (ii) entered into any settlement or compromise of any material Tax liability or (iii) surrendered any right to claim a material Tax refund;

(i) neither the Company nor any of its Subsidiaries has prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(j) neither the Company nor any of its Subsidiaries has settled or compromised any pending or threatened suit, action, claim, arbitration, mediation, inquiry, Legal Proceeding or investigation of or against the Company or any Subsidiary of the Company, unless in connection with such settlements or compromises (A) there was no finding or admission of any violation of any Legal Requirement or the rights of any Person and (B) the sole relief provided was monetary damages not in excess of $100,000 in the aggregate; and

(k) neither the Company nor any of its Subsidiaries has agreed or committed to take any of the actions referred to in clauses “(b)” through “(j)” above.

2.5 Title to Assets. The Company owns, and has good and valid title to, all material assets purported to be owned by it, including all material assets reflected on the balance sheet of the Company as of June 30, 2005 contained in the Company SEC Documents (the “Company Unaudited Balance Sheet”) (except for assets sold or otherwise disposed of since the date of the Company Unaudited Balance Sheet). All of said assets are owned by the Company free and clear of any Encumbrances, except for liens described in Part 2.5 of the Company Disclosure Schedule. The Company or its Subsidiaries are the lessees of, and hold valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected as leased on the Company Unaudited Balance Sheet (it being understood that the representations and warranties contained in this Section 2.5 do not apply to ownership of, or Encumbrances with respect to, Intellectual Property Rights, which matters are addressed solely in the representations and warranties set forth in Section 2.7). Except as would not be material to the Company and the Subsidiaries as a whole, the assets owned or leased by the Company or its Subsidiaries constitute all the assets used in the business of the Company and its Subsidiaries (including all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear and immaterial impairments of value and damage) and are generally suitable for the uses for which they are used in the operation of the business of the Company and its Subsidiaries.

2.6 Real Property; Leasehold.

(a) Neither the Company nor any of its Subsidiaries own any real property.

(b) Part 2.6(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any real property is being leased to the Company or any of its Subsidiaries. (All real property leased to the Company or any of its Subsidiaries is referred to as the “Leased Real Property”).

(c) Part 2.6(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts: granting to any Person (other than the Company or any of its Subsidiaries) a right of use or occupancy of any of the Leased Real Property.

(d) Except as would not be material to the Company, the Company has the right to quiet enjoyment of all the real property described in the Company Disclosure Schedule of which it is the lessee for the full term of each such lease or similar agreement (and any related renewal option) relating thereto. The leasehold or other interest of the Company in such real property is not subject or subordinate to any Encumbrance.

2.7 Intellectual Property.

(a) The Company owns and has sole and exclusive right to use each material item of Company Owned IP free and clear of any Encumbrances, except: (i) non-exclusive licenses granted by the Company in connection with the sale or license of Company Products in the ordinary course of business; and (ii) as would not reasonably be expected to materially interfere with the use of such Company Owned IP as used in the ordinary course of business. Without limiting the generality of the foregoing:

(i) except as would not be material to the Company and its Subsidiaries taken as a whole, the Company has secured from each Company Associate or natural person who is or was an independent contractor or consultant of the Company, in each case who is or was involved in the creation or development of any Company Owned IP, an agreement containing: (A) an assignment of Intellectual Property Rights to the Company and (B) confidentiality provisions protecting the Company Owned IP that is maintained as confidential information of the Company and Subsidiaries;

(ii) to the knowledge of the Company, no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company Owned IP;

(iii) the Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all material Know-How owned by it or any of its Subsidiaries, or purported to be owned by any of the Company or any of its Subsidiaries, as a trade secret; and

(iv) to the knowledge of the Company, the Company owns or otherwise has, and immediately after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Company and its Subsidiaries as presently conducted.

(b) All Company Registered IP (except where the Company has elected not to maintain or continue the prosecution of any Company Registered IP) is subsisting and, to the knowledge of the Company, is valid and enforceable. Without limiting the generality of the foregoing (except where the Company has elected not to maintain or continue the prosecution of any Company Registered IP), to the knowledge of the Company, all filings, payments and other actions required to be made or taken by the Company or any of its Subsidiaries prior to and for ninety (90) days after the date of this Agreement to maintain each item of Company Registered IP have been made and taken.

(c) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions would reasonably be expected to, with or without notice or the lapse of time, and as a result of any Company Contract, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

(d) To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Company Owned IP except as would not be material to the Company.

(e) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated in any material respect any Intellectual Property Right of any other Person, except as would not be material to the Company and the Subsidiaries as a whole.

(f) Except as disclosed on Part 2.7(f) of the Company Disclosure Schedule, no Company Source Code has been licensed or made available by the Company to any escrow agent or other Person (other than Company Associates, independent contractors or consultants of the Company).

(g) Part 2.7(g) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Registered IP.

2.8 Contracts.

(a) Subsections (i) through (xiii) of Part 2.8 of the Company Disclosure Schedule identifies each Company Contract that constitutes a Company Significant Contract as of the date of this Agreement. For purposes of this Agreement, each of the following shall be deemed to constitute a “Company Significant Contract”:

(i) any Contract constituting a Company Employment Agreement pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination, bonus or similar payment in excess of $50,000 to any Company Associate (except as may be required by applicable Legal Requirements and other than payments constituting base salary or commissions paid in the ordinary course of business);

(ii) except as set forth in Part 2.8 of the Company Disclosure Schedule, any Contract pursuant to which the Company is licensee or licensor (or sublicensee or sublicensor) of any material Company IP or any software license agreement (other than software license agreements for any third-party non-customized software that is generally available to the public at a cost of less than $50,000 or non-disclosure agreements entered into by the Company in the ordinary course of business);

(iii) any Contract relating to a partnership, joint venture or other similar arrangement or agreement involving a sharing of profits, losses, costs or liabilities;

(iv) any Contract with any vendor, distributor or other reseller or sales representative that explicitly provides exclusive rights to such third party;

(v) any Contract involving the payment of royalties or other amounts calculated based upon the revenues, income or similar measures of results of the Company or any of its Subsidiaries or based upon income, revenues, unit sales or similar measures of results related to any product or service of the Company or any of its Subsidiaries which, in any case, is reasonably likely to involve payments of more than $50,000 during the 12-month period commencing on the date of this Agreement;

(vi) any Contract that provides for: (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Associate;

(vii) any Contract granting to any Person a right of first refusal or right of first offer on the sale of any part of the business of the Company or any of its Subsidiaries or imposing any restriction on the right or ability of the Company or any Affiliate to: (A) engage in any type or line of business or compete with any other Person; (B) acquire any product or other asset or any services from any other Person; (C) develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; or (D) transact business with any other Person;

(viii) any material Contract imposing any restriction on the right or ability of the Company or any Affiliate to: (A) solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor or (B) perform services for any other Person;

(ix) any Contract in effect as of the date hereof evidencing indebtedness of the Company or any of its Subsidiaries or guaranteeing the obligations of other Persons in excess of $50,000;

(x) any Contract relating to any currency hedging;

(xi) any Contract relating to the lease or sublease of Leased Real Property, other than leases or subleases that do not involve aggregate payments in excess of $100,000 over either the 12-month period commencing on the date of this Agreement or the 12-month period ending on the date of this Agreement;

(xii) any Contract constituting or relating to a Government Contract or Government Bid that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $25,000 in the aggregate;

(xiii) any Contract (except for Company employment agreements or consulting agreements) that involves the payment or delivery of cash or other consideration from the Company or any of its Subsidiaries in an amount or having a value in excess of $50,000 in the fiscal year beginning January 1, 2005 or any fiscal year thereafter which is not terminable without penalty by the Company on less than 90 days’ notice; and

(xiv) any Contract that involves the payment or delivery of cash or other consideration to the Company or any of its Subsidiaries in an amount or having a value (A) in excess of $100,000 in the four fiscal quarters ending June 30, 2005 or (B) reasonably expected to be in excess of $100,000 in the four fiscal quarters commencing July 1, 2005.

The Company has delivered or made available to Parent an accurate and complete copy of each Company Contract that constitutes a Company Significant Contract.

(b) Each Company Significant Contract is (1) to the knowledge of the Company, a valid and binding obligation of the other parties thereto and (2) in full force and effect in all material respects.

(c) Except as set forth in Part 2.8(c) of the Company Disclosure Schedule: (i) the Company has not materially violated or materially breached, or committed any default under, any Company Significant Contract; (ii) to the knowledge of the Company, no other Person has materially violated or materially breached, or committed any default under, any Company Significant Contract; (iii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a material violation or material breach of any Company Significant Contract; (B) give any Person the right to declare a default under any Company Significant Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or any additional material rights under any Company Significant Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Significant Contract; or (E) give any Person the right to cancel, terminate or modify in any material respect any Company Significant Contract; and (iv) since January 1, 2004, the Company has not received any written notice regarding any actual or possible material violation or material breach of, or default under, any Company Significant Contract.

2.9 Compliance with Legal Requirements.

(a) The Company is in compliance in all material respects with all applicable Legal Requirements. Since January 1, 2004, the Company has not received any written notice from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

(b) The Company has been and is in compliance in all material respects (i) since January 1, 2004, with the applicable listing and corporate governance rules and regulations of The NASDAQ Stock Market and (ii) since the enactment of the Sarbanes-Oxley Act, with the applicable provisions of the Sarbanes-Oxley Act at the time that such provisions became effective.

(c) The Company has designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to provide reasonable assurance that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

(d) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the board of directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) To the knowledge of the Company, since January 1, 2004, the Company has not received any complaint, allegation, assertion or claim, in each case, in writing regarding any deficiency or irregularity in the accounting practices, procedures, methodologies or methods of the Company or its internal accounting controls other than ordinary course correspondence from the Company’s independent auditors in connection with its annual audit or quarterly review of the Company’s financial statements.

(f) To the knowledge of the Company, since the filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 through the date hereof, the Company has not identified any material weaknesses in the design or operation of internal control over financial reporting.

(g) There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company in material violation of the Sarbanes-Oxley Act.

2.10 Certain Business Practices. Neither the Company nor, to the knowledge of the Company, any Representative of the Company with respect to any matter relating to the Company or its Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations promulgated thereunder.

2.11 Governmental Authorizations.

(a) The Company holds all material Governmental Authorizations necessary to enable the Company to conduct its business substantially in the manner in which its business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect, except as would not be materially adverse to the Company and its Subsidiaries taken as a whole. Since January 1, 2004, the Company has not received any written notice from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. To the knowledge of the Company, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Authorization that would affect in any material respect the ability of the Company to conduct business as currently conducted.

(b) The Company is in compliance in all material respects with all of the terms and requirements of each grant, incentive or subsidy provided or made available to or for the benefit of the Company by any U.S. federal, state or local Governmental Body or any foreign Governmental Body or otherwise. Neither the execution or delivery of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, with or without notice or lapse of time, gives any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any such grant, incentive or subsidy, the effect of which would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

2.12 Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of the Company or any Subsidiary of the Company with any Governmental Body: (i) has been filed on or before the applicable due date (including any extensions of such due date); (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements and (iii) when filed, was complete and accurate and disclosed all Taxes required to be paid by the Company or any Subsidiary of the Company for the periods covered thereby. Each of the Tax Returns required to be filed by or on behalf of the Company or any Subsidiary of the Company with the United States or the States of California or Pennsylvania, to the extent related to income Taxes, has been examined by the appropriate Governmental Body or the period for assessment of the Taxes in respect of which each such Tax Return was required to be filed (taking into account all applicable extensions and waivers) has expired. All material Taxes (whether or not shown on any Tax Return) owed by the Company or any Subsidiary of the Company have been timely paid.

(b) The Company Unaudited Balance Sheet accrues all liabilities for all material Taxes of the Company or any Subsidiary of the Company with respect to all periods through the date thereof in accordance with GAAP, and no liabilities for material Taxes have been incurred since the date of the Company Unaudited Balance Sheet other than in the operation of the business of the Company or such Subsidiary in the ordinary course of business. The Company has established, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all material Taxes of the Company or any Subsidiary of the Company since the date of the Company Unaudited Balance Sheet.

(c) To the knowledge of the Company, no material Tax Return of the Company or any Subsidiary of the Company is currently subject to an audit by any Governmental Body. No extension or waiver of the limitation period applicable to any material Tax Return of the Company or any Subsidiary of the Company has been granted by the Company or any Subsidiary of the Company, and no such extension or waiver has been requested from the Company or any subsidiary of the Company.

(d) No claim or Legal Proceeding is pending or, to the knowledge of the Company, proposed or threatened with respect to the Company or any Subsidiary of the Company in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by the Company or any Subsidiary of the Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which reserves for payment have been established on the Company Unaudited Balance Sheet). There are no liens for material Taxes upon any of the assets of the Company or any Subsidiary of the Company except liens for current Taxes not yet due and payable.

(e) There are no Contracts relating to allocating or sharing of Taxes to which the Company or any Subsidiary of the Company is a party. Neither the Company nor any Subsidiary of the Company (i) is liable for Taxes of any other Person (under Treas. Reg. §1.1502-6, as successor, as transferee or otherwise), (ii) is currently under any contractual obligation to indemnify any Person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) or (iii) is a party to any Contract providing for payments by the Company or any Subsidiary of the Company with respect to any amount of Taxes of any other Person.

(f) Neither the Company nor any Subsidiary of the Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the past two years.

(g) Neither the Company nor any Subsidiary of the Company has been a member of any Company Group, other than a Company Group of which the Company is the common parent.

(h) All material Taxes which the Company or any Subsidiary of the Company are required by law to withhold or to collect for payment have been duly withheld and collected and have either been paid or accrued, reserved against and entered on the books of the Company.

(i) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

(j) As a direct or indirect result of the transactions contemplated by this Agreement, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder.

(k) Neither the Company nor any Subsidiary of the Company has participated in any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has identified (by notice, regulation, other form of published guidance or otherwise) as a “listed transaction” pursuant to Treasury Regulation § 1.6011-4(b)(2).

(l) No material item of income or gain of the Company or any Subsidiary of the Company has been deferred pursuant to Treasury Regulation §§ 1.1502-13 or -14, or any similar or predecessor Treasury Regulation, whether proposed, temporary or final.

(m) Neither the Company nor any Subsidiary of the Company is or has been required to pay Taxes to, or file Tax Returns in, a jurisdiction outside the United States and no written claim has ever been made by a Governmental Body in a jurisdiction outside the United States where the Company or any Subsidiary of the Company has never paid Taxes or filed Tax Returns asserting that the Company or such Subsidiary is or may be subject to Taxes assessed by such jurisdiction.

2.13 Employee and Labor Matters; Benefit Plans.

(a) To the knowledge of the Company, no Company Employee is a party to or is bound by any noncompetition agreement or other Contract (with any Person) that may have a material effect on the business or operations of the Company.

(b) As of the date of this Agreement, the Company is not a party to, nor does it have a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Company Employee, and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any Company Employee. There is not now pending, and, to the knowledge of the Company, no Person has threatened in writing to commence, any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity. There is no material claim or grievance pending or, to the knowledge of the Company, threatened in writing relating to any employment Contract, wages and hours, plant closing notification, labor dispute, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c) None of the current or former independent contractors of the Company or any of its Subsidiaries could reasonably be reclassified as an employee, except as would not have and would not reasonably be expected to have a Company Material Adverse Effect.

(d) As of the date of the Agreement, Part 2.13(d) of the Company Disclosure Schedule sets forth an accurate and complete list of each Company Employee Plan and each Company Employee Agreement: (i) involving obligations in excess of $100,000 per annum or (ii) that constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC). Except as provided in this Agreement, the Company does not intend, nor has it committed, to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except (A) to the extent such new Company Employee Plan or Company Employee Agreement, or modification thereof would not (i) involve obligations in excess of $100,000 per annum or (ii) constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) or (B) to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements).

(e) The Company has delivered or made available to Parent accurate and complete copies of, as of the date of this Agreement: (i) documents setting forth the material terms of each Company Employee Plan, including all amendments thereto and all related trust documents; (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets, if any; (iv) the most recent summary plan description required under ERISA with respect to each Company Employee Plan; (v) all administrative service agreements and group insurance contracts; (vi) all material correspondence since January 1, 2004 to or from any Governmental Body relating to any Company Employee Plan; (vii) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the most recent plan year; and (viii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(f) Each of the Company and Company Affiliates has performed all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with ERISA and, where applicable, the Code, except as would not reasonably be expected to result in a Company Material Adverse Effect. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and to the knowledge of the Company, no circumstance has occurred or exists which might cause such plan to cease being so qualified. To the knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent, the Company or any Company Affiliate (other than any liability for ordinary administration expenses). There are no audits or inquiries pending or, to the knowledge of the Company, threatened in writing by the IRS, the DOL or any other Governmental Body with respect to any Company Employee Plan. There is no pending or, to the knowledge of the Company, threatened claim in respect of any of the Company Employee Plans other than claims for benefits in the ordinary course of business. Neither the Company nor any Company Affiliate has ever incurred any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(g) Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset. There are no material liabilities of the Company with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.

(h) Neither the Company nor any Company Affiliate maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured. No Company Employee Plan provides (except at no cost to the Company or any Company Affiliate), or reflects or represents any liability of the Company or any Company Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Each of the Company and the Company Affiliates has complied with the health care continuation requirements of Part 6 of Title I of ERISA, except as would not reasonably be expected to result in a Company Material Adverse Effect.

(i) Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or would reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(j) Each of the Company and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case as would not reasonably be expected to result in any liability that is material to the Company and its Subsidiaries taken as a whole.

(k) Except as set forth in Part 2.13(k) of the Company Disclosure Schedule, as of the date of this Agreement, there is no agreement, plan, arrangement or other Contract covering any Company Employee, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). The Company is not a party and does not have any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

(l) The Company ESPP permits the Company to take the actions set forth in Section 5.3(b) without the approval or consent of any participant in the Company ESPP.

(m) The Company is in compliance in all material respects with the Workers Adjustment and Retraining Notification Act (“WARN”) and any similar state statute and has no liabilities pursuant to WARN or any similar state statute.

2.14 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, as of the date of this Agreement, there are no transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any Affiliate of the Company or Company Associate (other than any of its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

2.15 Legal Proceedings; Orders.

(a) Except as set forth in the Company SEC Documents filed prior to the date hereof, there is no pending Legal Proceeding to which the Company or its Subsidiaries is a party or, to the knowledge of the Company, to which any other Person is a party, and (ii) to the knowledge of the Company, no Governmental Body or other Person has threatened in writing to commence any Legal Proceeding to which the Company or its Subsidiaries is a party or was so threatened to become a party or, to the knowledge of the Company, to which any other Person is a party or was so threatened to become a party, in each case (1) that would reasonably be expected to have a Company Material Adverse Effect or (2) that challenges, or that seeks to prevent, delay, make illegal or otherwise materially interfere with, the Merger.

(b) There is no Order to which the Company, or any of the material assets owned or used by any the Company, is subject, except as would not reasonably be expected to have a Company Material Adverse Effect.

2.16 Authority. The Company has the corporate right, power and authority to enter into and to perform and, subject to obtaining the affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting, consummate its obligations under this Agreement. The board of directors of the Company, based on the recommendation of the Special Committee (at a meeting duly called and held or acting by unanimous written consent), as of the date of this Agreement has: (a) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders other than VHA, UHC and their respective Affiliates and Associates; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger; and (c) recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting, which recommendation, as of the date hereof, has not been rescinded, modified or withdrawn in any way.

2.17 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Securities Act, the Exchange Act, the DGCL, state securities or “blue sky” laws, the HSR Act, any other Antitrust Laws (either foreign or domestic) and the rules and regulations of The NASDAQ Stock Market, except as set forth in Part 2.17 of the Company Disclosure Schedule, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of the Company;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which the Company or any of its material assets is subject;

(c) contravene, conflict with or result in a material violation, a material breach or a default of, or forfeiture of any rights under, any of the terms or requirements of any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company as currently conducted;

(d) contravene, conflict with or result in a violation or breach of in any material respect, or result in a default under, any provision of any Company Significant Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Significant Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Significant Contract; (iii) accelerate the maturity or performance of any such Company Significant Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Company Significant Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company,

except, in the case of clauses “(b),” “(c)” and “(e)” of this sentence, as would not reasonably be expected to have a Company Material Adverse Effect. Except: (A) as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act, any foreign Antitrust Law and the rules and regulations of The NASDAQ Stock Market; and (B) as would not reasonably be expected to have a Company Material Adverse Effect, the Company was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (1) the execution, delivery or performance of this Agreement; or (2) the consummation of the Merger or any of the other Contemplated Transactions.

2.18 Information Supplied. The preliminary and definitive proxy statements to be filed by the Company with the SEC (including information incorporated by reference therein) (collectively, the “Proxy

Statement”) shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, and any other filings, schedules or materials required under the Exchange Act to be filed with the SEC in connection with obtaining the Required Company Stockholder Vote (as defined in Section 6.3) (each such filing, a “Required Filing”) shall not, as of the date thereof, the date of any amendment or supplement thereto and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or, in the case of the Proxy Statement, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. The Proxy Statement and any Required Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement or an amendment or supplement to any Required Filing, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion in the Proxy Statement or any Required Filing.

2.19 Fairness Opinion. Prior to the execution of this Agreement, the Company received an opinion from Merrill Lynch, financial advisor to the Company, to the effect that, as of October 10, 2005 and based upon and subject to the matters set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the stockholders of the Company, other than VHA and UHC. The Company shall deliver an executed copy of such opinion to Parent promptly following execution of this Agreement.

2.20 Financial Advisor. Except for Merrill Lynch, the fees and expenses of which will be paid by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.21 Environmental Laws. To the knowledge of the Company, there are no, and there have not been any, Materials of Environmental Concern at any property currently or formerly owned or leased by the Company or a Subsidiary under circumstances that have resulted in or are reasonably likely to result in material liability of the Company or a Subsidiary under any applicable Environmental Laws. Neither the Company nor any Subsidiary has received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar foreign, state or local law, concerning, any release or threatened release of Materials of Environmental Concern at any location except, (i) with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate Governmental Body or (ii) as would not reasonably be expected to have a Company Material Adverse Effect.

2.22 Insurance. Part 2.22 of the Company Disclosure Schedule sets forth a list of all policies of insurance currently in effect. Each of such policies is in full force and effect, and the Company shall cause each of such policies or comparable policies to be kept in full force and effect through the Effective Time. Each policy relating to director and officer liability, business continuity or interruption or worker’s compensation will not in any way be affected by or terminate or lapse by reason of the Contemplated Transactions. The Company has complied in all material respects with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. Except as disclosed in Part 2.22 of the Company Disclosure Schedule, the full policy limits (subject to deductibles provided in such policies) are available and unimpaired under each such policy and, to the knowledge of the Company, no insurer under any of such policies has a basis to void such policy on grounds of non-disclosure on the part of the policyholder or the insured thereunder. The Company has not received any notice of termination or cancellation or denial of coverage with respect to a material claim under any insurance policy.

2.23 State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the transactions contemplated by this Agreement. The action of the board of directors of the Company in approving the Merger, this Agreement and the transactions contemplated hereby is sufficient to render the restrictions on “business combinations” set forth in Section 203 of the DGCL inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows, subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; (b) any exceptions or disclosures cross-referenced to another part or subpart of the Parent Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure qualifies such other representation or warranty:

3.1 Due Organization.

(a) Parent is a limited liability company and Merger Sub is a corporation, in each case, duly organized, validly existing and in good standing under the laws of the State of Delaware and have all necessary power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own or lease and use their assets in the manner in which their assets are currently owned or leased and used; and (iii) to perform their obligations under all Contracts by which they are bound that are material to Parent and its Subsidiaries taken as a whole.

(b) Each of Parent and Merger Sub (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of such jurisdictions where the nature of its business requires such qualification, except as would not reasonably be expected to have a Parent Material Adverse Effect.

3.2 Absence of Changes. Since December 31, 2004, there has not been any Parent Material Adverse Effect;

3.3 Compliance with Legal Requirements. Each of Parent and Merger Sub are in compliance with all applicable Legal Requirements, except as would not reasonably be expected to affect its ability to consummate the Merger or any of the other transactions contemplated by this Agreement. Neither Parent nor Merger Sub has received any written notice from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.

3.4 Legal Proceedings. There is no pending Legal Proceeding against Parent or any of its Subsidiaries and, to the knowledge of Parent, no Governmental Body or other Person has threatened in writing to commence any Legal Proceeding against Parent or any of its Subsidiaries, that challenges, or that seeks to prevent, delay, make illegal or otherwise interfere with, the Merger.

3.5 Authority. Parent has the limited liability company right, power and authority to enter into and to perform and consummate its obligations under this Agreement. Merger Sub has the corporate right, power and authority to enter into and to perform and consummate its obligations under this Agreement. The board of directors of Parent (at a meeting duly called and held or acting by unanimous written consent) as of the date of this Agreement has: (a) determined that the Merger is advisable and in the best interests of Parent; and (b) authorized and approved the execution, delivery and performance of this Agreement by Parent and approved the Merger. The board of directors of Merger Sub (by unanimous written consent) has: (i) determined that the Merger is advisable and fair to, and in the best interests of, Merger Sub and its stockholder; (ii) authorized and approved the execution, delivery and performance of this Agreement by Merger Sub and approved the Merger; and (iii) recommended the adoption of this Agreement by the stockholder of Merger Sub and directed that this Agreement and the Merger be submitted for consideration by the stockholder of Merger Sub. Parent, as sole stockholder or Merger Sub, has adopted this Agreement. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary limited liability company or corporate, as applicable, action on the part of each of Parent and Merger Sub. Parent has the limited liability company right, power and authority to enter into and to perform and consummate its obligations under the New Outsourcing Agreement. The board of directors of Parent (at a meeting duly called and held or acting by unanimous written consent) as of the date of this Agreement has authorized and approved the execution, delivery and performance of the New Outsourcing Agreement by Parent.

3.6 Ownership of Company Common Stock. As of the date hereof, neither Parent nor any Subsidiary of Parent, either individually or collectively with such other Persons, owns more than 15% of the outstanding voting stock of the Company within the meaning of Section 203 of the DGCL.

3.7 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Securities Act, the Exchange Act, the DGCL, state securities or “blue sky” laws, the HSR Act and any other Antitrust Law (either foreign or domestic), neither (1) the execution and delivery of this Agreement by Parent and Merger Sub, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of Merger Sub or the limited liability company agreement or certificate of formation of Parent;

(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Parent or Merger Sub, or any of their material assets, is subject; or

(c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract of Parent, or give any Person the right to: (i) declare a default or exercise any remedy under any such Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Contract; (iii) accelerate the maturity or performance of any such Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Contract;

except, in the case of clauses “(b)” and “(c)” of this sentence, as would not reasonably be expected to have a Parent Material Adverse Effect. Except: (A) as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act and any foreign Antitrust Law; and (B) as would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor Merger Sub was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (1) the execution, delivery or performance of this Agreement; or (2) the consummation of the Merger or any of the other Contemplated Transactions.

3.8 Information Supplied. The information supplied by Parent for inclusion in the Proxy Statement and any Required Filing shall not (i) in the case of the Proxy Statement, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, or (ii) in the case of any Required Filing, as of the date thereof, the date of any amendment or supplement thereto and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement or an amendment or supplement to any Required Filing. Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in the Proxy Statement or any Required Filing.

3.9 Financial Advisor. Except for William Blair & Company, L.L.C., the fees and expenses of which will be paid by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent.

3.10 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

3.11 Financing. Parent has delivered to the Company a true and complete copy of an executed commitment letter (the “Commitment Letter”) from General Electric Capital Corporation (“GECC”) to provide debt financing in connection with the Merger and the other Contemplated Transactions in an aggregate amount set forth therein (the “Financing”). As of the date hereof, the Commitment Letter has not been amended or modified and the respective commitments contained in such letter have not been withdrawn or rescinded in any respect. Parent, and to Parent’s knowledge, GECC, have the corporate right, power and authority to enter into and to perform and consummate their obligations under the Commitment Letter. The Commitment Letter has been duly and validly executed and delivered by Parent and, to Parent’s knowledge, by GECC and constitutes a legal, valid and binding obligation of Parent and, to Parent’s knowledge, of GECC, enforceable against each in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles. As of the date hereof, the Commitment Letter is in full force and effect and, except as set forth on Section 3.11 of the Parent Disclosure Letter, there are no conditions precedent related to the funding of the full amount of the Financing, other than as set forth in the Commitment Letter. Parent has complied in all material respects with its obligations set forth in the Commitment Letter.

3.12 Investigation. Parent has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Company and acknowledges that the Company has provided Parent with access to the personnel, properties, premises and records of the Company for this purpose. In entering into this Agreement, Parent has relied solely upon its own investigation and analysis, and Parent acknowledges that, except for the specific representations and warranties of the Company contained in this Agreement, neither the Company nor any of its Affiliates, Associates, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or otherwise made available to Parent or any of its Affiliates, Associates, agents or representatives.

Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the termination of this Agreement (the “Pre-Closing Period”), the Company shall (and shall cause its Subsidiaries to): (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours, upon reasonable notice to the Company, to the Company’s and its Subsidiaries’ personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company or its Subsidiaries; and (b) provide or make available to Parent and Parent’s Representatives such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company or its Subsidiaries as Parent may reasonably request. Without limiting the generality of any of the foregoing, during the Pre-Closing Period and subject to applicable Antitrust Laws, the Company and Parent shall promptly provide the other party with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of the Company, Parent or Merger Sub, as applicable, in connection with the Merger or any of the other Contemplated Transactions. The foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company could reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or the violation of any obligations of the Company with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) the waiver of any applicable attorney-client privilege so long as the Company has taken reasonable steps to permit inspection of or to disclose information described in this clause (ii) on a basis that does not compromise the Company’s privilege with respect thereto or (iii) the violation of any applicable Legal Requirement. The parties shall seek in good faith appropriate substitute disclosure arrangements under circumstances in which the immediately preceding sentence applies. No investigation by Parent shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

4.2 Operations Prior to Closing.

(a) Except as set forth in Part 4.2(a) of the Company Disclosure Schedule or as expressly contemplated or permitted by this Agreement, during the Pre-Closing Period, the Company shall, in all material respects, conduct its business and operations in the ordinary course and in accordance with past practices and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries and maintain its existing relationships and goodwill with material customers, suppliers, distributors, creditors, lessors, lessees, employees and business associates.

(b) Without limiting the generality of the foregoing clause (a), except as set forth in Part 4.2(b) of the Company Disclosure Schedule or as expressly contemplated or permitted by this Agreement, during the Pre-Closing Period, the Company shall not, and shall not permit any Subsidiary to (without the prior written consent of Parent, which consent shall not be unreasonably withheld):

(i) (A) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, except for dividends by a wholly-owned Subsidiary of the Company, or (B) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to the Company’s right to repurchase restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment;

(ii) sell, issue, grant, pledge or otherwise encumber or authorize the sale, issuance, grant, pledge or encumbrance of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exercisable or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock: (aa) upon the valid exercise of Company Options outstanding as of the date of this Agreement and (bb) upon the valid exercise of purchase rights under the Company ESPP);

(iii) amend or waive any of its rights under, or, except as contemplated pursuant to Section 5.3(a) of this Agreement, accelerate the vesting under, any provision of any of the Company Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security, except as required by applicable Legal Requirements;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws of the Company or any Subsidiary of the Company;

(v) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(vi) authorize or make any commitment with respect to any capital expenditure (except that the Company may authorize or make a commitment with respect to any capital expenditures that, in the aggregate, do not exceed $200,000 between the date hereof and December 31, 2005 or $200,000 in any fiscal quarter thereafter);

(vii) other than in the ordinary course of business and consistent with past practices, amend, terminate (other than expiration in accordance with its terms) or waive any material right or remedy under, any Company Significant Contract;

(viii) other than the renewal or extension of any such contract on substantially similar terms, enter into any contract that would have been a Company Significant Contract pursuant to Section 2.8(a)(iii) or (v) had it been in effect as of the date hereof;

(ix) acquire, lease or license any right or other asset from any other Person (except as permitted under clause (vi) above) or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for any right or asset: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices and not in an aggregate amount of more than $50,000; or (B) that is not material to the business of the Company);

(x) acquire (including by merger, consolidation, acquisition of stock or assets or any other business combination) any business or any corporation, partnership, association or other business organization or division thereof that is material to the Company;

(xi) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances;

(xii) lend money to any Person (other than (1) routine travel and business expense advances and sales commissions draws made to Company Employees in the ordinary course of business and (2) routine deferred collections of withholding taxes from employees who are not executive officers of the Company (as defined in Rule 3b-7 under the Exchange Act) in connection with the vesting of restricted shares issued under the Company Option Plans), or incur, guarantee assume or otherwise become responsible for any indebtedness in excess of $100,000 in the aggregate;

(xiii) except as expressly contemplated by Section 4.2(b)(xiv), establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any Company Employees (except that the Company: (A) may provide routine, reasonable salary increases to Company Employees who are not executive officers of the Company (as defined in Rule 3b-7 under the Exchange Act) in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; (B) may amend the Company Employee Plans to the extent required by applicable Legal Requirements; (C) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement and (D) may make stay bonus payments to any employee not listed on Part 4.2(b)(xiii) of the Company Disclosure Schedule so long as such payments are not in excess of $25,000 to any individual employee or $250,000 in the aggregate (it being understood that such $250,000 aggregate total shall be increased by an amount, if any, equal to one-half of the sum of (1) the aggregate amount of Option Cash Consideration payable in respect of any options that are outstanding as of the date hereof that expire or are terminated after date hereof and prior to the Closing plus (2) the amount equal to the product of (aa) the number of any Unvested Company Shares outstanding as of the date hereof that expire or are terminated after the date hereof and prior to the Closing and (bb) the Per Share Merger Consideration);

(xiv) hire any employee (A) with an annual base salary in excess of $100,000 or (B) at the level of executive vice president or above;

(xv) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

(xvi) (A) make or change any material Tax election, (B) enter into any settlement or compromise of any material Tax liability or (C) surrender any right to claim a material Tax refund;

(xvii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(xviii) settle or compromise any pending or threatened suit, action, claim, arbitration, mediation, inquiry, Legal Proceeding or investigation of or against the Company or any Subsidiary of the Company, unless in connection with such settlements or compromises (A) there is no finding or admission of any violation of any Legal Requirement or the rights of any Person and (B) the sole relief provided is monetary damages not in excess of $100,000 in the aggregate;

(xix) enter into any material Contract that requires the consent or approval of any Person to consummate the Contemplated Transactions;

(xx) enter into a new, or amend in any material respect any existing, transaction, agreement, arrangement or understanding between (A) the Company or any Subsidiary of the Company, on the one hand, and (B) any Affiliate or Associate of the Company (other than any Subsidiary of the Company), on the other hand; or

(xxi) agree or commit to take any of the actions described in clauses “(i)” through “(xx)” of this Section 4.2(b). If the Company desires to take an action that requires the prior written consent of Parent pursuant to this Section 4.2(b), which consent shall not be unreasonably withheld, the Company shall deliver to Parent a written request for such written consent. Parent shall use commercially reasonable efforts to approve or deny the Company’s request as soon as reasonably practicable, and in any event within two business days after Parent has received the Company’s request. If the Company receives no such consent or denial within two business days after Parent has received the Company’s request, Parent shall be deemed to have granted its consent to the action set forth in such request.

(c) During the Pre-Closing Period, neither Parent nor any of its Subsidiaries shall (without the prior written consent of the Company, which consent shall not be unreasonably withheld) acquire or agree to acquire by merging or consolidating with, or by purchasing any controlling equity interest in, or all or substantially all of the assets of, any business or any corporation, partnership, association or other business organization or division thereof (any such transaction, a “Business Acquisition”) if such Business Acquisition would be reasonably likely to (i) result in a material delay of the termination or expiration of any waiting period applicable to the Merger under the HSR Act or (ii) materially increase the likelihood of the institution of an injunction of the Merger under any Antitrust Law.

(d) During the Pre-Closing Period, the Company shall promptly notify Parent in writing after learning of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that would reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any material Legal Proceeding or material claim threatened in writing, commenced or asserted against or with respect to the Company. No notification given to Parent pursuant to this Section 4.2(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(e) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely or that would reasonably be expected to have a Parent Material Adverse Effect. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any material Legal Proceeding or material claim threatened in writing, commenced or asserted against or with respect to Parent relating to the Merger or the other Contemplated Transactions. No notification given to the Company pursuant to this Section 4.2(e) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

4.3 No Solicitation.

(a) During the Pre-Closing Period, the Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly:

(i) solicit, initiate or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal;

(ii) furnish any information (including non-public information) regarding the Company to any Person in connection with or in response to an Acquisition Proposal;

(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; or

(iv) enter into any Contract contemplating or providing for any Acquisition Transaction;

provided, however, that prior to the Company Stockholders’ Meeting, this Section 4.3(a) shall not prohibit the Company from furnishing information (including non-public information) regarding the Company to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal made after the date hereof that constitutes, or has a reasonable likelihood of resulting in, a Superior Offer if: (A) neither the Company nor any Representative of the Company shall have breached any of the other provisions set forth in this Section 4.3; (B) the Special Committee concludes in good faith, after having consulted with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; and (C) prior to furnishing any information regarding the Company to any such Person, such Person has entered into a confidentiality agreement with the Company on terms with respect to confidentiality and any standstill obligations that are substantially similar to and no more favorable to such Person than those contained in the Parent Non-Disclosure Agreement (which standstill obligations may expire when the standstill obligations in the Parent Non-Disclosure Agreement expire). At least two business days prior to furnishing any such information to, or entering into discussions or negotiations with, such Person, the Company shall (A) give Parent written notice of the identity of such Person and of the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person and (B) furnish such information to Parent (to the extent such information has not been previously furnished by the Company to Parent). The Company agrees that neither it nor its Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date hereof that prohibits the Company from providing such information to Parent.

(b) The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal) advise (orally and in writing) Parent of any Acquisition Proposal or inquiry that would reasonably be expected to lead to the making of an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent reasonably informed on a prompt basis with respect to: (i) the status of any such Acquisition Proposal; and (ii) the status and terms of any material modification thereto.

(c) The Company shall immediately cease and cause to be terminated any discussions ongoing as of the date of this Agreement with any Person that relate to any Acquisition Proposal.

(d) The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries. The Company shall not terminate, amend, modify or waive (except, in the case of amendments or modifications, as permitted by the proviso to Section 4.3(a)) any provision of any confidentiality or standstill or similar agreement to which the Company or any of its Subsidiaries is a party. The Company shall enforce, to the fullest extent permitted under applicable Legal Requirements, the provisions of any such agreements, including using commercially reasonable efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

Section 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Company Proxy Statement; Required Filing.

(a) Promptly after the date of this Agreement, the Company shall prepare (with the assistance of Parent) and cause to be filed with the SEC (i) preliminary proxy materials to obtain the Required Company Stockholder Vote and (ii) any Required Filings. Promptly following the later of (i) receipt and resolution of SEC comments on the preliminary proxy materials and any Required Filing or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. Parent and the Company will cooperate with each other in the preparation of the Proxy Statement and any Required Filing and, prior to filing the Proxy Statement or any Required Filing, the Company shall provide Parent with reasonable opportunity to review and comment on each such filing in advance.

(b) The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement or any Required Filing) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any Required Filing or any other filing or for additional/supplemental information, and will promptly supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, any Required Filing or other filing. Parent and the Company will cooperate with each other in the preparation of any written response and the Company shall provide Parent with reasonable opportunity to review and comment on any written response in advance. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, any Required Filing or any other filing, the Company shall promptly inform Parent of such occurrence, cooperate with Parent in the preparation of any such amendment or supplement, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, and shall cooperate in filing with the SEC or its staff or any other government officials, and/or, to the extent required, mailing to the stockholders of the Company, such amendment or supplement.

5.2 Company Stockholders’ Meeting.

(a) As promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, the Company shall take all action necessary under all applicable Legal Requirements to duly call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement by the Required Company Stockholder Vote (the “Company Stockholders’ Meeting”), which meeting shall also be the annual meeting of the holders of Company Common Stock. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company, based in part upon the recommendation of the Special Committee, recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the recommendation of the Company’s board of directors, based in part upon the recommendation of the Special Committee, that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); and (ii) the

Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or the Special Committee to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted. Notwithstanding anything to the contrary herein: (A) nothing in this Agreement shall preclude the Company from making any public disclosure of any material facts, including the fact that an Acquisition Proposal has been submitted to the Company, if: the Company’s board of directors or the Special Committee determines in good faith, after taking into account the advice of the Company’s outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties or is required by any Legal Requirement; and (B) nothing in this Agreement shall preclude the Company, the Company’s board of directors or the Special Committee from complying with Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act with regard to an Acquisition Proposal).

(c) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent, if the Company’s board of directors or the Special Committee determines in good faith, after consulting with outside legal counsel, that the failure to withdraw or modify the Company Board Recommendation would be inconsistent with its fiduciary duties under applicable Legal Requirements. The Company shall notify Parent promptly (but in no event later than 24 hours after such withdrawal or modification) of any withdrawal of or modification to the Company Board Recommendation.

(d) Prior to a termination of this Agreement pursuant to Section 8.1, the Company’s obligation to duly call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, making, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

5.3 Stock Options and Company ESPP.

(a) As permitted by the terms of the Company Option Plans, the compensation committee of the Company’s board of directors will take all necessary actions such that at the Effective Time, each Company Option and each restricted share issued under the Company Option Plans will, to the extent not vested, accelerate and become fully vested and exercisable.

(b) Prior to the Effective Time, the Company shall take all actions that may be reasonably necessary to: (i) cause any outstanding offering period under the Company ESPP to be terminated as of the last business day prior to the date on which the Merger becomes effective (the last business day prior to the date on which the Merger becomes effective being referred to as the “Designated Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP; (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Company ESPP; and (iv) provide that no further offering period or purchase period shall commence under the Company ESPP after the Designated Date; provided, however, that the actions described in clauses “(i)” through “(iv)” of this sentence shall be conditioned upon the consummation of the Merger. On the Designated Date, the Company shall apply the funds credited as of such date under the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP. Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the Company ESPP.

5.4 Employee Benefits.

(a) Parent agrees that all employees of the Company or its Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the

Effective Time (“Continuing Employees”) will be eligible to participate in: (i) Parent’s employee benefit plans and programs, including, if applicable, any profit sharing plan, severance plan, medical plan, dental plan, life insurance plan, time-off programs and disability plan, in each case to substantially the same extent as similarly situated employees of Parent; and (ii) such Company Employee Plans, if any, as are continued by the Company or any of its Subsidiaries following the Closing Date, or are assumed by Parent (for the purposes of this Section 5.4 only, the plans referred to in clauses “(i)” and “(ii)” of this sentence being referred to as “Specified Parent Benefit Plans”). Each Continuing Employee shall, to the extent permitted by applicable Legal Requirements, receive full credit for purposes of eligibility, vesting, level of benefits and benefit accrual under the Specified Parent Benefit Plans in which such Continuing Employee participates for the years of continuous service by such Continuing Employee recognized by the Company or its Subsidiaries prior to the Effective Time, except to the extent such credit would result in the duplication of benefits for such Continuing Employee. With respect to any welfare benefit plans maintained by Parent for the benefit of Continuing Employees located in the United States, subject to any applicable plan provisions, contractual requirements or Legal Requirements, Parent shall: (A) cause to be waived any eligibility requirements or pre-existing condition limitations; and (B) to the extent permitted by the terms of the applicable plans and only to the extent taken into account under the applicable Company Employee Plan, give effect, in determining any deductible maximum out-of-pocket limitations, to amounts paid by such Continuing Employees with respect to substantially similar plans maintained by the Company or its Subsidiaries during the plan year in which the Effective Time occurs.

(b) Nothing in this Section 5.4 or elsewhere in this Agreement shall be construed to create a right in any Company Employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Persons (as defined in Section 5.5(a)) to the extent of their respective rights pursuant to Section 5.5, no Company Employee, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement.

(c) If requested by Parent at least five business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions pursuant to resolutions of the Company’s board of directors necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld).

5.5 Indemnification of Officers and Directors.

(a) After the Effective Time for a period of six years from the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of the Company or any of its subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Person”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to occur on or prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement to the extent that any such Indemnified Person is indemnified by the Company pursuant to the Company’s certificate of incorporation and bylaws as in effect on the date hereof, any other indemnification arrangement as in effect on the date hereof or the DGCL. Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms each of the covenants contained in this Section 5.5.

(b) The Surviving Corporation shall (i) cause to be obtained a “tail” insurance policy with a claim period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time or (ii) maintain in effect for a period of six years following the Effective Time, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the Company’s existing policy of directors’ and officers’ liability insurance (in the form delivered or made available by the Company to Parent prior to the date of this Agreement) (the “Existing D&O Policy”); provided, however, that if, during such six-year period, (1) such “tail” insurance policy expires, is terminated or cancelled, then the Surviving Corporation shall cause to be obtained as much “tail” insurance coverage as may be obtained for the remainder of such period for an amount not in excess of 300% of the last annual premium paid prior to the date hereof (the “Current Premium”) or (2) the Existing D&O Policy expires, is terminated or cancelled or is at an annual premium in excess of 200% of the Current Premium, then the Surviving Corporation shall provide only such coverage as may be obtained for the remainder of such period for an amount not in excess of 200% (on an annualized basis) of the Current Premium.

(c) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.5.

(d) This Section 5.5 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Persons, their heirs and personal representatives and shall be binding on Parent, the Surviving Corporation and its respective successors and assigns, and may not be amended, altered or repealed in a manner that could reasonably be expected to be adverse to the Indemnified Persons after the Effective Time without the prior written consent of the affected Indemnified Person (provided that such amendment, alteration or repeal prior to the Effective Time shall be governed by Section 9.1). In the event that Parent, the Surviving Corporation or any of its respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.5.

5.6 Regulatory Approvals and Related Matters.

(a) In addition to and without limitation on the other provisions of this Section 5.6, each party shall use reasonable best efforts to prepare and file, as promptly as practicable after the date of this Agreement, all necessary notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions. Without limiting the generality of the foregoing, the Company and Parent shall, as promptly as practicable after the date of this Agreement, prepare and file the notifications required under the HSR Act and under any other Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) in connection with the Merger. The Company and Parent shall use reasonable best efforts to respond as promptly as practicable to: (i) any inquiries or requests (including any “second request” for information) received from the Federal Trade Commission or the U.S. Department of Justice (“FTC/DOJ”) for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters.

(b) Parent, Merger Sub and the Company each shall promptly supply the other party with any information that may be required in order to effectuate any filings or applications pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Non-Disclosure Agreements, each of the Company and Parent shall consult with the other party prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the Contemplated Transactions, coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Body in connection with this Agreement or the Contemplated Transactions; provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or, in case of oral presentations, a summary) to the extent that any Legal Requirement applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or to the extent required by any existing confidentiality or non-disclosure agreement.

(c) Each party will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Body in connection with any filings made pursuant hereto, and (ii) any request by any officials of any Governmental Body for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement.

(d) Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the Merger and the Company Stockholder Voting Agreements and, without limiting the generality of the foregoing, each party to this Agreement: (i) shall prepare and make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; and (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions, including, but not limited to, (A) entering into negotiations with any applicable Governmental Body; (B) providing information required by law or governmental regulation; and (C) substantially complying with any “second request” for information pursuant to Antitrust Law; provided, however, that nothing in this Agreement shall require, or be construed to require, Parent to (1) proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or (2) agree to any changes or restriction in the operations of any such assets or businesses that, in the case of clause (2), would have a Parent Material Adverse Effect as defined in subsection (a) of the term “Parent Material Adverse Effect.”

(e) Notwithstanding anything to the contrary contained in this Section 5.6 or elsewhere in this Agreement, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, Parent, Merger Sub and the Company shall use their reasonable best efforts to: (i) contest, resist or resolve any such proceeding or action; and (ii) to have vacated, lifted, reversed or overturned any injunction resulting from such proceeding or action.

5.7 Confidentiality; Disclosure.

(a) The parties hereto acknowledge that Parent and the Company have previously entered into the Non-Disclosure Agreements, each of which shall continue in full force and effect in accordance with its terms.

(b) The initial press release issued by Parent and the Company concerning this Agreement and the Contemplated Transactions shall be a joint press release and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement regarding the Merger or the Contemplated Transactions, except as may be required by applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Section 5.7, the obligations of Parent and the Company set forth in this Section 5.7 shall not apply with respect to any public statement pursuant to Section 5.2(b) or relating to the withdrawal or modification of the Company Board Recommendation pursuant to Section 5.2(c).

5.8 Takeover Statutes. The Company and the board of directors of the Company shall (i) use reasonable best efforts to ensure that Section 203 of the DGCL and any similar statute or regulation will not become applicable to this Agreement and the Contemplated Transactions and (ii) if Section 203 of the DGCL or any similar statute or regulation becomes applicable to this Agreement or any transactions contemplated hereby, use reasonable best efforts to ensure that the Merger and the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

5.9 Financing.

(a) Parent shall use its reasonable best efforts to satisfy the conditions contained in the Commitment Letter relating to Parent and obtain the Financing on the terms and conditions described in the Commitment Letter (provided that Parent and Merger Sub may replace or amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that had not executed the Commitment Letter as of the date hereof, or otherwise so long as the terms would not adversely impact the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby) and shall keep the Company promptly apprised of all developments that would materially affect or delay the consummation of the Financing. Parent will comply in all material respects with each of its obligations under the Commitment Letter. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall promptly notify the Company and use its reasonable best efforts to arrange to obtain alternative financing from alternative sources (on terms and conditions substantially the same as the terms and conditions as set forth in the Commitment Letter) in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event.

(b) Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary in connection with the Financing, including using reasonable best efforts to (i) participate in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iii) upon the Effective Date, execute and deliver any definitive financing documents or other customary certificates, legal opinions or documents as may be reasonably requested by Parent (including consents of accountants for use of their reports in any materials relating to the Financing), (iv) subject to the terms and limitations of Section 4.1, furnish Parent and Merger Sub and their financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act, to consummate the offerings of any debt securities contemplated by the Commitment Letter and (v) obtain accountants’ comfort letters and legal opinions as reasonably requested by Parent; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. Parent shall reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation.

5.10 Performance of Obligations by Parent and Merger Sub. Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger and Parent shall cause Merger Sub to perform each of its obligations under this Agreement.

5.11 Resignations. The Company shall prepare and deliver to Parent at or prior to the Closing evidence reasonably satisfactory to Parent of the resignations of all directors of the Company effective as of the Closing.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Company Representations. The representations and warranties of the Company contained in Section 2.2(a) (Capitalization, Etc.), 2.16 (Authority) and 2.20 (Financial Advisor) shall be true and correct with respect to those matters that are qualified by Company Material Adverse Effect or other materiality standard and shall be true and correct in all material respects with respect to those matters that are not so qualified, in each case on the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct or true and correct in all material respects, as applicable, as of such earlier date). The representations and warranties of the Company set forth in Section 2 of this Agreement other than those listed in the immediately preceding sentence shall be true and correct, without giving effect to any Company Material Adverse Effect or other materiality qualifier within such representations and warranties, on the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

6.2 Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Company Stockholder Approval. This Agreement shall have been duly adopted by the holders of (a) a majority of the voting power of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting and (b) a majority of the voting power of the shares of Company Common Stock voting at the Company Stockholders’ Meeting that are not beneficially owned by VHA, UHC or their respective Affiliates and Associates (the votes required in clauses “(a)” and “(b)” being referred to herein as the “Required Company Stockholder Vote”).

6.4 Company Officers’ Certificate. Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company, in their capacities as such, confirming that the conditions set forth in Sections 6.1 (Accuracy of Company Representations), 6.2 (Performance of Covenants) and 6.3 (Company Stockholder Approval) have been satisfied.

6.5 HSR Waiting Period. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

6.6 Other Governmental Approvals. Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under any material Antitrust Law set forth on Part 6.6 of the Company Disclosure Schedule shall have been obtained and shall remain in full force and effect.

6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.8 Share Exchanges. The Share Exchanges with VHA and UHC shall have been consummated in accordance with the terms of the Exchange Agreements.

6.9 Financing. The Company, Parent or Merger Sub shall have received the proceeds of the Financing on the terms set forth in the Commitment Letter, or shall have otherwise obtained the financing required in order for Parent and Merger Sub to fulfill its obligations under this Agreement.

6.10 New Outsourcing Agreement. The New Outsourcing Agreement shall be in full force and effect.

6.11 No Company Material Adverse Effect. Since the date of this Agreement, no Effect shall have occurred that, individually or when together with all other Effects, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Parent and Merger Sub Representations. The representations and warranties of Parent and Merger Sub set forth in Section 3 of this Agreement shall be true and correct, without giving effect to any Parent Material Adverse Effect or other materiality qualifier within such representations and warranties, on the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

7.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Company Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.4 Parent Officer’s Certificate. The Company shall have received a certificate executed by an executive officer of Parent, in his or her capacity as such, confirming that the conditions set forth in Sections 7.1 (Accuracy of Parent and Merger Sub Representations) and 7.2 (Performance of Covenants) have been satisfied.

7.5 HSR Waiting Period. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

7.6 Other Governmental Approvals. Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under any material Antitrust Law set forth on Part 7.6 of the Company Disclosure Schedule shall have been obtained and shall remain in full force and effect.

7.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order against the Company preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.8 New Outsourcing Agreement. The New Outsourcing Agreement shall be in full force and effect.

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of Parent and the Company, duly authorized by the board of directors of Parent and the Company’s board of directors (with the approval of the Special Committee);

(b) by either Parent or the Company (with the approval of the Special Committee) if the Merger shall not have been consummated by February 28, 2006 or any other date that Parent and the Company may agree upon in writing (the “Initial End Date”); provided, however, that if the Merger shall not have been consummated by the Initial End Date, but on such date, all of the conditions to Closing set forth in Sections 6 and 7 (other than conditions that by their nature are only satisfied as of the Closing) other than the conditions set forth in Sections 6.5, 6.6, 6.8 (provided that the Exchange Agreement shall still be in full force and effect), 6.9, 7.5 and 7.6 have been satisfied or waived in writing, then neither party shall be permitted to terminate the Agreement pursuant to this Section 8.1(b) until April 30, 2006 (the “Extended End Date”); provided, further, however, that in the event that a “second request” for information pursuant to the Antitrust Laws shall have been issued by the FTC/DOJ with respect to the Merger: (A) a party may terminate the Agreement pursuant to this Section 8.1(b) on any date that is both after the Initial End Date and 90 days following the date on which such party shall have certified to the FTC/DOJ its “substantial compliance” with such second request, and the FTC/DOJ shall not have, within 30 days following the date of such certification, disputed such party’s certification of substantial compliance, even if such date is before the Extended End Date; and (B) a party shall not be permitted to terminate the Agreement pursuant to this Section 8.1(b) until the date that is both after the Initial End Date and 90 days following the date on which such party shall have certified to FTC/DOJ its “substantial compliance” with such second request, and the FTC/DOJ shall not have, within 30 days following the date of such certification, disputed such party’s certification of substantial compliance, even if such date is after the Extended End Date; and, provided, further, however, in any event, a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the Initial End Date or the Extended End Date, as the case may be, is principally caused by the failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company (with the approval of the Special Committee) if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(d) by either Parent or the Company (with the approval of the Special Committee) if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote;

(e) by Parent if a Company Triggering Event shall have occurred;

(f) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that, if such breach were occurring or continuing on the Closing Date, the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied and which breach cannot be or has not been cured prior to the earlier to occur of (i) 30 days following written notice thereof to the breaching party or (ii) the Initial End Date or, if applicable, the Extended End Date;

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that, if such breach were occurring or continuing on the Closing Date, the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied and which breach cannot be or has not been cured prior to the earlier to occur of (i) 30 days following written notice thereof to the breaching party or (ii) the Initial End Date or, if applicable, the Extended End Date; or

(h) by the Company, if (i) the Company’s board of directors or the Special Committee authorizes the Company, subject to complying with the terms of Section 4.3, to enter into a binding definitive acquisition agreement concerning a transaction that constitutes a Superior Offer and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, (ii) Parent does not make, within three days of receipt of the Company’s written notification of its intention to enter into such definitive acquisition agreement for such Superior Offer, an offer that, upon recommendation of the Special Committee, the Company’s board of directors determines, in good faith after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the Company’s stockholders as such Superior Offer and (iii) concurrently with such termination the Company pays in immediately available funds any fees required to be paid pursuant to Section 8.4 (it being understood that the Company shall (A) not enter into any such binding definitive acquisition agreement during such three day period and (B) notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification).

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and there shall be no liability or obligation on the part of the Company, Parent or Merger Sub or their respective officers or directors; provided, however, that: (i) this Section 8.2, Section 8.3, Section 8.4 and Section 9 and the Non-Disclosure Agreements (other than Section 11 of the Parent Non-Disclosure Agreement, which shall be of no further force or effect upon a termination of this Agreement) shall survive the termination of this Agreement and shall remain in full force and effect and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful or intentional breach of any covenant, obligation, representation or warranty contained in this Agreement.

8.3 Expenses. Except as set forth in this Section 8.3 or Section 8.4, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid (or caused to be paid) by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with: (i) the filing, printing and mailing of the Proxy Statement and any amendments or supplements thereto; and (ii) the filing by the parties hereto of the pre-merger notification and report forms relating to the Merger under the HSR Act.

8.4 Termination Fee. (a) The Company shall pay, or cause to be paid, in same day funds to Parent (x) $4,375,000 (the “Termination Fee”) and/or (y) the Expenses under the circumstances and at the times set forth as follows:

(i) if Parent terminates this Agreement under Section 8.1(e), the Company shall pay the Termination Fee to Parent as promptly as reasonably practicable (and in any event within three Business Days following such termination);

(ii) if the Company terminates this Agreement under Section 8.1(h), the Company shall pay the Termination Fee to Parent on the date of, and as a pre-condition to the effectiveness of, such termination;

(iii) if the Company or Parent terminates this Agreement under Section 8.1(b) (but only as a result of the condition set forth in Section 6.3 having not been satisfied prior to such termination) or 8.1(f) (but only as a result of a breach of any covenant or agreement of the Company set forth in this Agreement) and prior to such termination any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have made a bona fide Acquisition Proposal to the Company or the stockholders of the Company or a bona fide Acquisition Proposal shall have otherwise become publicly known or any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, then (A) the Company shall pay the Expenses up to an aggregate amount of $500,000 on the date of such termination and (B) if prior to or within 12 months after such termination, the Company shall enter into a definitive agreement providing for an Acquisition Proposal or an Acquisition Proposal shall be consummated, the Company shall pay an amount equal to the Termination Fee minus the amount of Expenses paid pursuant to the immediately preceding clause (A) concurrently with the earlier of the entering into of such definitive agreement or the consummation of such Acquisition Proposal.

(b) If the Company or Parent terminates this Agreement pursuant to Section 8.1(b) (but only if (i) the conditions to Closing set forth in Section 6.8 and Section 6.9 are the sole conditions to Closing contained in Section 6 that have not been satisfied or waived prior to such termination and (ii) the conditions to the Exchange Closing (as defined in the Exchange Agreement) set forth in Sections 6(b)(i), (ii) and (iii) of the Exchange Agreement have been satisfied or waived prior to such termination), then Parent shall pay, or cause to be paid, in same day funds the Termination Fee to the Company as promptly as reasonably practicable (and in any event within three Business Days following such termination).

(c) The Company and Parent acknowledge that the agreements set forth in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, neither the Company nor Parent would enter into this Agreement; accordingly, if the Company or Parent fails to timely pay any amount due pursuant to this Section 8.4, and, in order to obtain the payment, the Company or Parent commences a suit which results in a judgment against the other party for the payment set forth in this Section 8.4, the Company or Parent, as the case may be, shall pay the prevailing party its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with this suit, together with interest on the amount due from each date for payment until the date of the payment at the prime rate in effect on the date the payment was required to be made.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended with the approval of the Company’s board of directors (with the approval of the Special Committee) and the board of directors of Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which pursuant to applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of the Company Required Stockholder Vote. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Extension; Waiver.

(a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, Parent and Merger Sub on the one hand and the Company (with the approval of the Special Committee) on the other hand may: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Merger Sub to such extension or waiver.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Non-Disclosure Agreements (other than Section 4 of each of the Parent Non-Disclosure Agreement and the Company Non-Disclosure Agreement, which section shall terminate and be of no further force or effect after the date hereof) shall not be superseded and shall remain in full force and effect in accordance with their terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Sections 2 and 4. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable and documented attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability; No Third Party Rights. Neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect, except that this Agreement and Parent’s and Merger Sub’s rights (but not its obligations) hereunder may be assigned by Parent or Merger Sub to an Affiliate, to a lender or financial institution as collateral for indebtedness or, after the Closing, Parent’s and Merger Sub’s rights and obligations hereunder may be assigned by Parent or Merger Sub in connection with a merger, consolidation or sale of all or substantially all of the assets of Parent or the Surviving Corporation and its Subsidiaries; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the immediately preceding sentence, this Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns. Except as specifically provided in Section 5.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Global Healthcare Exchange, LLC

Suite 400

11000 Westmoor Circle

Westminster, CO 80021

Attn: Chief Executive Officer and Chief Financial Officer

Facsimile: (720) 887-7233

with a copy (which shall not constitute notice) to:

Sidley Austin Brown & Wood LLP

Bank One Plaza

10 South Dearborn Street

Chicago, IL 60603

Attention: Frederick C. Lowinger

                 Carol M. Lind

Facsimile: (312) 853-7036

if to the Company:

Neoforma, Inc.

3061 Zanker Rd.

San Jose, CA 95134

Attn: Chief Executive Officer and Chief Financial Officer

         Special Committee

Fax: 408-468-4050

with copies (which shall not constitute notice) to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attention: Gordon K. Davidson

Facsimile: (650) 938-5200

and

Fenwick & West LLP

275 Battery Street

San Francisco, CA 94111

Attention: Douglas N. Cogen

                 David K. Michaels

                 Scott J. Leichtner

Facsimile: (415) 281-1350

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Adam D. Chinn

                 Benjamin D. Fackler

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or in equity.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) For purposes of Section 8, references to the failure of a party to perform its covenants or obligations in this Agreement shall, in the case of Parent, include the failure of Merger Sub to perform its covenants or obligations in this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

GLOBAL HEALTHCARE EXCHANGE, LLC

By:	/s/ MICHAEL MAHONEY
Name: Title:	Michael Mahoney Chief Executive Officer

LEAPFROG MERGER CORPORATION

By:	/s/ MICHAEL MAHONEY
Name: Title:	Michael Mahoney Chief Executive Officer

NEOFORMA, INC.

By:	/s/ ROBERT J. ZOLLARS
Name: Title:	Robert J. Zollars Chief Executive Officer

EXHIBITS

Exhibit A - Certain Definitions

Exhibit B - Significant Stockholder Voting Agreement

Exhibit C - Exchange Agreement

Exhibit D - Parties to Management Stockholder Voting Agreement

Exhibit E – Management Stockholder Voting Agreement

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of related transactions (other than: (1) the Contemplated Transactions and (2) any transaction in furtherance of the consummation of the Contemplated Transactions with the express consent of Parent) involving:

(a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which the Company is a constituent corporation; (ii) in which a Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons directly or indirectly acquires or would acquire beneficial or record ownership of securities representing more than 20% of the outstanding voting securities of the Company or of any new series or new class of capital stock that would be entitled to a class or series vote with respect to the Merger; or (iii) in which the Company issues securities representing more than 20% of the outstanding voting securities of the Company or of any new series or new class of capital stock that would be entitled to a class or series vote with respect to the Merger;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company and its Subsidiaries taken as a whole; or

(c) any liquidation or dissolution of the Company.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Affiliate. “Affiliate” shall have the meaning ascribed to such term under Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

Associate. “Associate” means, with respect to any specified Person, (1) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such Person, or any relative of such spouse.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Associate. “Company Associate” shall mean any current officer, director, or other employee, of the Company or any Company Affiliate.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract to which any of the Company or any of its Subsidiaries is a party or otherwise bound.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the Company Disclosure Schedule and exhibits thereto that has been delivered by the Company to Parent upon the execution of the Agreement.

Company Employee. “Company Employee” shall mean any current director, officer or employee of the Company or any of its Subsidiaries.

Company Employee Agreement. “Company Employee Agreement” shall mean any employment, severance, retention, transaction bonus, change in control, material consulting, or other similar Contract between: (a) the Company or any of its Subsidiaries or any Company Affiliate; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of the Company or any of its Subsidiaries or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by the Company or any of its Subsidiaries pursuant to the Company’s standard severance policies or under applicable foreign law.

Company Employee Plan. “Company Employee Plan” shall mean any material plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) that is maintained or contributed to, or required to be maintained or contributed to, by the Company or any Company Affiliate for the benefit of any Company Associate; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

Company ESPP. “Company ESPP” shall mean the Company’s 1999 Employee Stock Purchase Plan.

Company Group. “Company Group” shall mean any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any Subsidiary or any predecessor of or successor to the Company or any Subsidiary (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any Subsidiary or any predecessor of or successor to the Company or any Subsidiary (or another such predecessor or successor).

Company IP. “Company IP” shall mean: (a) all Intellectual Property Rights with respect to which the Company or any of its Subsidiaries has (or purports to have) an ownership interest, and all Intellectual Property Rights licensed or sublicensed to the Company or any of its Subsidiaries by any Person.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any adverse event, condition, effect, change, event, development or circumstance (each, an “Effect”) that, individually or when considered together with all other Effects, would reasonably be expected to have a material adverse effect on: (a) the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) Effects resulting from conditions generally affecting the industries in which the Company or its customers participate or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Company and its Subsidiaries taken as a whole; (ii) changes in the trading price or trading volume of Company Common Stock; (iii) Effects resulting from the announcement (or pre-announcement disclosure), or pendency of the Merger and the Contemplated Transactions (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in distributor, reseller, supplier, partner or similar relationships or any loss of employees); (iv) any failure by the Company to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this

Agreement, in and of themselves (it being understood that the Effects giving rise or contributing to the failure to meet such projections, forecasts or predictions may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (v) stockholder class action or derivative litigation, or similar claims or actions, arising from allegations of breach of fiduciary duty relating to the Company entering into this Agreement or disclosure violations in the securities filings made in connection with the Merger; (vi) Effects resulting from compliance with the terms of, or the taking of any action required by, this Agreement, including actions taken pursuant to Section 5.6; (vii) changes in applicable Legal Requirements or GAAP; or (viii) Effects resulting directly from the items set forth on Part A of the Company Disclosure Schedule or (b) the ability of the Company to consummate the Merger prior to the End Date or, if applicable, the Extended End Date.

Company Non-Disclosure Agreement. “Company Non-Disclosure Agreement” shall mean the Non-Disclosure Agreement, dated May 6, 2005, between the Company and Parent.

Company Option Plans. “Company Option Plans” shall mean: (a) the Company’s 1999 Equity Incentive Plan and (b) the Company’s 1997 Stock Plan.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).

Company Owned IP. “Company Owned IP” shall mean all Company IP with respect to which the Company or any of its Subsidiaries has (or purports to have) an ownership interest.

Company Pension Plan. “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.

Company Product. “Company Product” shall mean any product or service developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of the Company that is material to the business of the Company as currently conducted, and accounted for at least 5% of Company’s revenues for the fiscal year ending December 31, 2004.

Company Registered IP. “Company Registered IP” shall mean any Company Owned IP that is Registered IP.

Company Source Code. “Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, which is material to any Company Product.

Company Triggering Event. A “Company Triggering Event” shall be deemed to have occurred if: (a) at any time prior to the Company Stockholder Vote, the Company’s board of directors or the Special Committee shall have withdrawn or shall have modified in a manner adverse to Parent the Company Board Recommendation; (b) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (c) at any time prior to the Company Stockholder Vote, the Company’s board of directors or the Special Committee shall have approved or publicly endorsed or recommended any Acquisition Proposal; (d) at any time prior to the Company Stockholder Vote, the Company shall have entered into any letter of intent, acquisition agreement or similar agreement accepting an Acquisition Proposal; or (e) at any time prior to the Company Stockholder Vote, a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement, including the Company Stockholder Voting Agreements.

Contract. “Contract” shall mean any currently effective and legally binding written agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, commitment or undertaking.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

Dissenting Shares “Dissenting Shares” shall mean any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been properly perfected in accordance with the DGCL in connection with the Merger and shall not have been effectively withdrawn or otherwise lost.

DOL. “DOL” shall mean the United States Department of Labor.

Encumbrance. “Encumbrance” shall mean any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, adverse claim, interference or restriction on transfer (except for restrictions arising under applicable securities laws) except for: (i) liens or other imperfections of title that would not be reasonably likely to, individually or in the aggregate, materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company; (ii) liens and encumbrances for Taxes, assessments or other government charges not yet due or which are being contested in good faith; (iii) zoning, building or other similar government restrictions; (iv) easements, covenants, rights of way or other similar restrictions with respect to real property; (v) vendor’s liens not exceeding the unpaid purchase price of the encumbered asset; (vi) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vii) non-exclusive licenses entered into in the ordinary course of business and (viii) liens securing indebtedness that are reflected on the Company Unaudited Balance Sheet.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Laws. “Environmental Laws” shall mean all foreign, federal, state, or local statutes, common law, regulations, ordinances, codes, orders or decrees relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Expenses. “Expenses” shall mean documented and reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Company Stockholder Voting Agreements, the Exchange Agreements, the Commitment Letter and the Contemplated Transactions (including the Financing), including all documented and reasonable fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to Parent.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Governmental Authorization. “Governmental Authorization” shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including The NASDAQ Stock Market).

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world:

(a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights and the goodwill of the Company symbolized thereby; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above; and (g) all rights and remedies against infringement, misappropriation or other violation thereof.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Know-How. “Know-How” shall mean algorithms, apparatus, databases, data collections, diagrams, designs, formulae, inventions (whether or not patentable), know-how, methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Knowledge. “knowledge” shall mean, with respect to any party as to any particular matter, the actual knowledge, after reasonable investigation, of the executive officers of such party regarding such matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, code, edict, decree, rule or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD or The NASDAQ Stock Market).

Materials of Environmental Concern. “Materials of Environmental Concern” shall mean any hazardous, acutely hazardous or toxic substance or waste defined or regulated as such under Environmental Laws; petroleum, asbestos, lead, polychlorinated biphenyls, radon or toxic mold; and any other substance the exposure to which would reasonably be expected, because of hazardous or toxic qualities, to result in liability under applicable Environmental Laws.

Non-Disclosure Agreements. “Non-Disclosure Agreements” shall mean the Parent Non-Disclosure Agreement and the Company Non-Disclosure Agreement.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Disclosure Schedule. “Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been delivered by Parent to the Company on the date of the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that, individually or when considered together with all other Effects, is or would reasonably be expected to have a material adverse effect on: (a) the business, properties, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole or (b) the ability of Parent to timely consummate the Merger.

Parent Non-Disclosure Agreement. “Parent Non-Disclosure Agreement” shall mean the Non-Disclosure Agreement, dated February 1, 2005, between the Company and Parent.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean directors, officers, agents, attorneys, accountants, advisors, financing sources and representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person (a) directly or indirectly owns or purports to own, beneficially or of record: (i) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (ii) at least 50% of the outstanding equity, voting or financial interests in such Entity; or (b) is a general partner of the Entity.

Superior Offer. “Superior Offer” shall mean an unsolicited bona fide written Acquisition Proposal (with all percentages in such definition increased to 50% solely for the purposes of the definition of Acquisition Proposal as used in this definition of Superior Offer) by any Person that is on terms that the Company’s board of directors and the Special Committee determines, by resolution duly adopted, in its good faith judgment, after obtaining and taking into account the advice of an independent financial advisor of nationally recognized reputation, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company’s stockholders than the Merger.

Tax. “Tax” shall mean any federal, state, local, or foreign tax (including any income, franchise, capital gains, gross receipts, value-added, surtax, estimated, unemployment, national health insurance, excise, ad valorem, transfer, stamp, sales, use, property, custom duty, withholding or payroll tax), including any penalty, interest or addition thereto), imposed by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration or other document (including any schedule or attachment thereto, and including any amendment thereof) required to be filed with any Governmental Body with respect to Taxes.

UHC. “UHC” shall mean University HealthSystem Consortium, an Illinois corporation.

VHA. “VHA” shall mean VHA Inc., a Delaware corporation.

Annex B-1

VOTING AGREEMENT

VOTING AGREEMENT, dated as of October 10, 2005 (this “Agreement”), between Global Healthcare Exchange, LLC, a Delaware limited liability company (“Parent”), and [STOCKHOLDER], a [Delaware/Illinois] corporation (the “Stockholder”).

RECITALS

WHEREAS, Neoforma, Inc. is a corporation organized under the laws of the State of Delaware (the “Company”). The Stockholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) the number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) set forth opposite the Stockholder’s name on Exhibit A hereto (such shares of Common Stock, together with all other shares of capital stock of the Company acquired by the Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, pursuant to Section 6.1 of the Amended and Restated Common Stock and Warrant Agreement, dated as of May 24, 2000, between the Company and the Stockholder (as amended pursuant to the Amendment to Amended and Restated Common Stock and Warrant Agreement, dated as of [October 18, 2000/January 25, 2001], the “First Purchase Agreement”), the Stockholder is permitted to vote the Subject Shares with respect to the Merger and the Merger Agreement in its sole discretion; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Leapfrog Merger Corporation, a corporation organized under the laws of the State of Delaware (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as the same may from time to time be modified, supplemented or restated, the “Merger Agreement”) providing for the merger of Merger Sub with and into the Company, with the Company surviving the Merger (the “Merger”) upon the terms and subject to the conditions set forth therein; and

WHEREAS, as a condition to entering into the Merger Agreement, Parent has required that the Stockholder enter into this Agreement, and the Stockholder desires to enter into this Agreement to induce Parent to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.  Representations and Warranties of the Stockholder.    The Stockholder represents and warrants to Parent as follows:

(a)  Authority.    The Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has duly taken all corporate action necessary for the due authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

(b)  No Conflicts.    (i) No filing with any governmental body or authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Stockholder

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and the consummation by the Stockholder of the transactions contemplated hereby (except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended) and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of the Stockholder, (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its Subject Shares may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Stockholder or any of its Subject Shares, except for any of the foregoing as could not reasonably be expected to materially impair the Stockholder’s ability to perform its obligations under this Agreement.

(c)  The Subject Shares.    Exhibit A sets forth the Stockholder’s name and the number of Subject Shares over which the Stockholder has record and beneficial ownership as of the date hereof. As of the date hereof, the Stockholder is the record or beneficial owner of the Subject Shares denoted as being owned by the Stockholder on Exhibit A and has the sole power to vote (or cause to be voted) such Subject Shares with respect to the Merger and the Merger Agreement. Except as set forth on such Exhibit A, neither the Stockholder nor any affiliate of the Stockholder owns or holds any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect thereto.

(d)  Title.    The Stockholder has good and valid title to the Subject Shares denoted as being owned by the Stockholder on Exhibit A, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by the First Purchase Agreement, the Common Stock Purchase Agreement, dated as of January 25, 2001, between the Company and the Stockholder, as amended [April 11, 2003/April 14, 2003] (the “Second Purchase Agreement”), this Agreement or as could not reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Agreement.

(e)  Reliance by Parent.    The Stockholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(f)  Litigation.    To the knowledge of the Stockholder, there is no action, proceeding or investigation pending or threatened against the Stockholder that questions the validity of this Agreement or any action taken or to be taken by the Stockholder in connection with this Agreement.

Section 2.  Representations and Warranties of Parent.    Parent hereby represents and warrants to the Stockholder as follows:

(a)  Authority.    Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has duly taken all corporate action necessary for the due authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

(b)  No Conflicts.    (i) No filing with any governmental body or authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (A) conflict with or result in any breach of the

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organizational documents of Parent, (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parent, except for any of the foregoing as could not reasonably be expected to materially impair Parent’s ability to perform its obligations under this Agreement.

(c)  Reliance by the Stockholder.    Parent understands and acknowledges that the Stockholder is entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent.

(d)  Litigation.    To the knowledge of Parent, there is no action, proceeding or investigation pending or threatened against Parent that questions the validity of this Agreement or any action taken or to be taken by Parent in connection with this Agreement.

Section 3.  Covenants of the Stockholder.    Until the termination of this Agreement in accordance with Section 4, the Stockholder, in its capacity as such, agrees as follows:

(a)  At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought from the stockholders of the Company, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the approval of the Merger and the approval and adoption of the Merger Agreement. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The Stockholder agrees not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 3(a).

(b)  Except as the Stockholder is otherwise obligated under the First Purchase Agreement and the Second Purchase Agreement (subject to the Waiver, dated as of the date hereof, among the Stockholder, [UHC/VHA] and the Company), at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Acquisition Proposal or (ii) any amendment of the Company’s certificate of incorporation or bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

(c)  The Stockholder hereby appoints Mike Mahoney and Greg Nash, and each of them individually, as the Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, solely to vote or act by written consent prior to the termination of this Agreement with respect the Subject Shares in accordance with Section 3(a). This proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. The Stockholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. The proxy and power of attorney granted pursuant to this Section 3(c) by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder inconsistent with the proxy hereby granted. The power of attorney granted by the Stockholder herein is a durable power of

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attorney and shall survive the dissolution or bankruptcy of the Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement. The Stockholder represents that any proxies heretofore given in respect of the Stockholder’s Subject Shares are not irrevocable and that any such proxies are hereby revoked.

(d)  Except as provided in Sections 3(a) and 3(c), the Stockholder agrees not to, directly or indirectly, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”) or enter into any agreement, option or other arrangement with respect to, or consent to, a Transfer of, any or all of the Subject Shares to any person, that is inconsistent with its obligations under this Agreement, or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of the Subject Shares, in each case that is inconsistent with this Agreement.

(e)  The Stockholder hereby represents that it is not now engaged in discussions or negotiations with any party other than Parent with respect to any Acquisition Proposal. The Stockholder shall not, nor shall the Stockholder authorize any investment banker, consultant, attorney or other advisor or representative of the Stockholder to, directly or indirectly (i) solicit, initiate or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal, (ii) furnish any information (including non-public information) regarding the Company to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or (iv) enter into any Contract contemplating or providing for any Acquisition Transaction; provided, however, that this Section 3(e) shall not prohibit Stockholder from furnishing any information (including non-public information) regarding the Company to, or entering into discussions or negotiations with, any Person at any such time as the Company is engaging in such activities with such Person in compliance with the terms and conditions of the Merger Agreement. Any such furnishing of information, discussions or negotiations shall be conducted in accordance with Section 4.3 of the Merger Agreement.

(f)  At the request of Parent, the Stockholder shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things reasonably necessary, proper or advisable to carry out the intent and purposes of this Agreement.

Section 4.  Termination.    This Agreement shall terminate (i) upon the earlier of (A) the Effective Time, (B) the date of the termination of the Merger Agreement and (C) the effective date of any amendment to any pricing term of the Merger Agreement in a manner adverse to the Stockholder or any amendment to or waiver of any other term or condition of the Merger Agreement in a manner materially adverse to the Stockholder, in each case without the prior written consent of the Stockholder or (ii) at any time upon notice by Parent to the Stockholder. All representations, warranties, covenants and agreements set forth herein shall terminate and have no further effect as of the termination of this Agreement pursuant to this Section 4. Notwithstanding the foregoing, Sections 7 through 19, inclusive, of this Agreement shall survive the termination of this Agreement and no party shall be relieved from any liability, by reason of any such termination, for a breach by such party of this Agreement prior to such termination.

Section 5.  Appraisal Rights.    To the extent permitted by applicable law, the Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

Section 6.  Publication.    The Stockholder hereby authorizes Parent and the Company to publish and disclose in the press release announcing the Merger and in the Proxy Statement (including any and all documents and schedules filed with the Securities and Exchange Commission relating thereto) its identity and ownership of shares of Common Stock as each are set forth on Exhibit A attached hereto and the nature of the Stockholder’s commitments, arrangements and understandings pursuant to this Agreement. Parent and/or the Company will allow the Stockholder a reasonable opportunity to review and comment on any language in the press release announcing the Merger and in the Proxy Statement (including any and all documents and schedules filed with the Securities and Exchange Commission relating thereto) that refers to the Stockholder.

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Section 7.  Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any principles or rules of conflicts of laws thereof.

Section 8.  Jurisdiction; Waiver of Jury Trial.

(a)    Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the courts of the State of Delaware or the United States District Court for the District of Delaware (each, a “Delaware Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any Delaware Court, and any claim that any such action or proceeding brought in any Delaware Court has been brought in an inconvenient forum, and (iii) submits to the non-exclusive jurisdiction of Delaware Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in a Delaware Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

(b)    EACH OF THE PARTIES AGREES AND ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.

Section 9.  Specific Performance.    The Stockholder acknowledges and agrees that (i) the covenants, obligations and agreements of the Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) Parent is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of such covenants, obligations or agreements may cause Parent irreparable injury for which adequate remedies are not available at law. Therefore, the Stockholder agrees that Parent, in addition to any other remedies at law or in equity it may have, shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Stockholder from committing any violation of such covenants, obligations or agreements.

Section 10.  Amendment, Waivers, etc.    Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Parent and the Stockholder. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

Section 11.  Assignment; No Third Party Beneficiaries.    This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other party, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon the respective successors and permitted assigns or transferees of the parties hereto. Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their successors and permitted assigns or transferees, any right, remedy or claim under or in respect of this Agreement or any provision hereof. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.  Notices.    All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or by telecopy (so long as for notices or other

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communications sent by telecopy, the transmitting telecopy machine records electronic conformation of the due transmission of the notice), at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

If to Parent, to:

Global Healthcare Exchange, LLC

Suite 400

11000 Westmoor Circle

Westminster, CO 80021

Attn: Chief Executive Officer and Chief Financial Officer

Facsimile: (720) 887-7233

with copies to:

Sidley Austin Brown & Wood LLP

Bank One Plaza

10 South Dearborn Street

Chicago, IL 60603

Attention: Frederick C. Lowinger

   Carol M. Lind

Facsimile: (312) 853-7036

If to the Stockholder, to:

[                    ]

[                    ]

Attention: [                    ]

Telephone No.: [                    ]

Facsimile No.: [                        ]

with copies to:

[                    ]

[                    ]

Attention: [                    ]

Telephone No.: [                    ]

Facsimile No.: [                    ]

Section 13.  Severability.    If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 14.  Integration.    This Agreement (together with the Merger Agreement solely to the extent referenced herein), including Exhibit A hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings or agreements relating to the subject matter of this Agreement.

Section 15.  Mutual Drafting.    Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 16.  Section Headings.    The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

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Section 17.  Counterparts.    This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be an original and all of which shall constitute one and the same instrument.

Section 18.  Capitalized Terms.    For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

Section 19.  Definitions.    References in this Agreement to “affiliate” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in the Agreement to “person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a governmental body or authority.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

GLOBAL HEALTHCARE EXCHANGE, LLC

By:
Name:
Title:

[STOCKHOLDER]

By:
Name:
Title:

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Exhibit A

STOCKHOLDER

Name	Number of Subject Shares
[STOCKHOLDER]	[	]

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Annex B-2

VOTING AGREEMENT

VOTING AGREEMENT, dated as of October 10, 2005 (this “Agreement”), between Global Healthcare Exchange, LLC, a Delaware limited liability company (“Parent”), and [STOCKHOLDER] (the “Stockholder”).

RECITALS

WHEREAS, Neoforma, Inc. is a corporation organized under the laws of the State of Delaware (the “Company”). The Stockholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) the number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) set forth opposite the Stockholder’s name on Exhibit A hereto (such shares of Common Stock, together with all other shares of capital stock of the Company acquired by the Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Leapfrog Merger Corporation, a corporation organized under the laws of the State of Delaware (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as the same may from time to time be modified, supplemented or restated, the “Merger Agreement”) providing for the merger of Merger Sub with and into the Company, with the Company surviving the Merger (the “Merger”) upon the terms and subject to the conditions set forth therein; and

WHEREAS, as a condition to entering into the Merger Agreement, Parent has required that the Stockholder enter into this Agreement, and the Stockholder desires to enter into this Agreement to induce Parent to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.  Representations and Warranties of the Stockholder.    The Stockholder represents and warrants to Parent as follows:

(a)  Authority.    This Agreement has been duly authorized, executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

(b)  No Conflicts.    (i) No filing with any governmental body or authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby (except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended) and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its Subject Shares may be bound, or (B) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Stockholder or any of its Subject Shares, except for any of the foregoing as could not reasonably be expected to materially impair the Stockholder’s ability to perform its obligations under this Agreement.

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(c)  The Subject Shares.    Exhibit A sets forth the Stockholder’s name and the number of Subject Shares over which the Stockholder has record and beneficial ownership as of the date hereof. As of the date hereof, the Stockholder is the record or beneficial owner of the Subject Shares denoted as being owned by the Stockholder on Exhibit A and has the sole power to vote (or cause to be voted) such Subject Shares with respect to the Merger and the Merger Agreement. Except as set forth on such Exhibit A, neither the Stockholder nor any affiliate of the Stockholder owns or holds any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect thereto.

(d)  Title.    The Stockholder has good and valid title to the Subject Shares denoted as being owned by the Stockholder on Exhibit A, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement or as could not reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Agreement.

(e)  Reliance by Parent.    The Stockholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(f)  Litigation.    To the knowledge of the Stockholder, there is no action, proceeding or investigation pending or threatened against the Stockholder that questions the validity of this Agreement or any action taken or to be taken by the Stockholder in connection with this Agreement.

Section 2.  Representations and Warranties of Parent.    Parent hereby represents and warrants to the Stockholder as follows:

(a)  Authority.    Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has duly taken all corporate action necessary for the due authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

(b)  No Conflicts.    (i) No filing with any governmental body or authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of Parent, (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parent, except for any of the foregoing as could not reasonably be expected to materially impair Parent’s ability to perform its obligations under this Agreement.

(c)  Reliance by the Stockholder.    Parent understands and acknowledges that the Stockholder is entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent.

(d)  Litigation.    To the knowledge of Parent, there is no action, proceeding or investigation pending or threatened against Parent that questions the validity of this Agreement or any action taken or to be taken by Parent in connection with this Agreement.

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Section 3.  Covenants of the Stockholder.    Until the termination of this Agreement in accordance with Section 4, the Stockholder, in its capacity as such, agrees as follows:

(a)  At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought from the stockholders of the Company, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the approval of the Merger and the approval and adoption of the Merger Agreement. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The Stockholder agrees not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 3(a).

(b)  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Acquisition Proposal or (ii) any amendment of the Company’s certificate of incorporation or bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

(c)  The Stockholder hereby appoints Mike Mahoney and Greg Nash, and each of them individually, as the Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, solely to vote or act by written consent prior to the termination of this Agreement with respect the Subject Shares in accordance with Section 3(a). This proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. The Stockholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. The proxy and power of attorney granted pursuant to this Section 3(c) by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder inconsistent with the proxy hereby granted. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the dissolution or bankruptcy of the Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement. The Stockholder represents that any proxies heretofore given in respect of the Stockholder’s Subject Shares are not irrevocable and that any such proxies are hereby revoked.

(d)  Except as provided in Sections 3(a) and 3(c), the Stockholder agrees not to, directly or indirectly, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”) or enter into any agreement, option or other arrangement with respect to, or consent to, a Transfer of, any or all of the Subject Shares to any person, that is inconsistent with its obligations under this Agreement, or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of the Subject Shares, in each case that is inconsistent with this Agreement.

(e)  At the request of Parent, the Stockholder shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things reasonably necessary, proper or advisable to carry out the intent and purposes of this Agreement.

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Section 4.  Termination.    This Agreement shall terminate (i) upon the earlier of (A) the Effective Time, (B) the date of the termination of the Merger Agreement and (C) the effective date of any amendment to any pricing term of the Merger Agreement in a manner adverse to the Stockholder or any amendment to or waiver of any other term or condition of the Merger Agreement in a manner materially adverse to the Stockholder, in each case without the prior written consent of the Stockholder or (ii) at any time upon notice by Parent to the Stockholder. All representations, warranties, covenants and agreements set forth herein shall terminate and have no further effect as of the termination of this Agreement pursuant to this Section 4. Notwithstanding the foregoing, Sections 7 through 19, inclusive, of this Agreement shall survive the termination of this Agreement and no party shall be relieved from any liability, by reason of any such termination, for a breach by such party of this Agreement prior to such termination.

Section 5.  Appraisal Rights.    To the extent permitted by applicable law, the Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

Section 6.  Publication.    The Stockholder hereby authorizes Parent and the Company to publish and disclose in the press release announcing the Merger and in the Proxy Statement (including any and all documents and schedules filed with the Securities and Exchange Commission relating thereto) its identity and ownership of shares of Common Stock as each are set forth on Exhibit A attached hereto and the nature of the Stockholder’s commitments, arrangements and understandings pursuant to this Agreement. Parent and/or the Company will allow the Stockholder a reasonable opportunity to review and comment on any language in the press release announcing the Merger and in the Proxy Statement (including any and all documents and schedules filed with the Securities and Exchange Commission relating thereto) that refers to the Stockholder.

Section 7.  Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any principles or rules of conflicts of laws thereof.

Section 8.  Jurisdiction; Waiver of Jury Trial.

(a)  Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the courts of the State of Delaware or the United States District Court for the District of Delaware (each, a “Delaware Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any Delaware Court, and any claim that any such action or proceeding brought in any Delaware Court has been brought in an inconvenient forum, and (iii) submits to the non-exclusive jurisdiction of Delaware Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in a Delaware Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

(b)  EACH OF THE PARTIES AGREES AND ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.

Section 9.  Specific Performance.    The Stockholder acknowledges and agrees that (i) the covenants, obligations and agreements of the Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) Parent is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of such covenants, obligations or agreements may cause Parent irreparable injury for which adequate remedies are not available at law. Therefore, the Stockholder agrees that Parent, in addition to any other remedies at law or in equity it may have, shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Stockholder from committing any violation of such covenants, obligations or agreements.

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Section 10.  Amendment, Waivers, etc.    Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Parent and the Stockholder. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

Section 11.  Assignment; No Third Party Beneficiaries.    This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other party, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon the respective successors and permitted assigns or transferees of the parties hereto. Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their successors and permitted assigns or transferees, any right, remedy or claim under or in respect of this Agreement or any provision hereof. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.  Notices.    All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or by telecopy (so long as for notices or other communications sent by telecopy, the transmitting telecopy machine records electronic conformation of the due transmission of the notice), at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

If to Parent, to:

Global Healthcare Exchange, LLC

Suite 400

11000 Westmoor Circle

Westminster, CO 80021

Attn: Chief Executive Officer and Chief Financial Officer

Facsimile: (720) 887-7233

with copies to:

Sidley Austin Brown & Wood LLP

Bank One Plaza

10 South Dearborn Street

Chicago, IL 60603

Attention: Frederick C. Lowinger Carol M. Lind

Facsimile: (312) 853-7036

If to the Stockholder, to:

[                                ]

[                                ]

Attention: [                                ]

Telephone No.: [                                ]

Facsimile No.: [                                ]

with copies to:

[                                ]

[                                ]

Attention: [                                ]

Telephone No.: [                                ]

Facsimile No.: [                                ]

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Section 13.  Severability.    If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 14.  Integration.    This Agreement (together with the Merger Agreement solely to the extent referenced herein), including Exhibit A hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings or agreements relating to the subject matter of this Agreement.

Section 15.  Mutual Drafting.    Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 16.  Section Headings.    The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 17.  Counterparts.    This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be an original and all of which shall constitute one and the same instrument.

Section 18.  Capitalized Terms.    For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

Section 19.  Definitions.    References in this Agreement to “affiliate” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person or any spouse, lineal descendant, sibling or parent. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in the Agreement to “person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a governmental body or authority.

Section 20.  [No limitation on Actions of Stockholder as Director.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder’s fiduciary duties as a director of the Company.]1

[SIGNATURE PAGE FOLLOWS]

[1]	To be included for Stockholders who are also directors of the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

GLOBAL HEALTHCARE EXCHANGE, LLC

By:
Name:
Title:

[STOCKHOLDER]

By:
Name:
Title:

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Exhibit A

STOCKHOLDER

Name	Number of Subject Shares
[STOCKHOLDER]	[ ]

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Annex C

October 10, 2005

Special Committee of the Board of Directors

Neoforma, Inc.

3061 Zanker Road

San Jose, CA 95134

Members of the Special Committee of the Board of Directors:

Global Healthcare Exchange, LLC (“GHX”), Leapfrog Merger Corporation, a wholly owned subsidiary of GHX (“Merger Sub” together with GHX, the “Acquiror”) and Neoforma, Inc. (the “Company”) propose to enter into an Agreement and Plan of Merger, dated as of October 10, 2005 (the “Agreement”), pursuant to which and subject to the terms and conditions set forth in the Agreement, Merger Sub will be merged with and into the Company (the “Merger”), and the Company shall continue as the surviving corporation. The date and time at which the Merger becomes effective is referred to herein as the “Effective Time”. Pursuant to the Merger, each share of common stock, par value $.001 of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $10.00 in cash (the “Cash Consideration”), other than the shares of Common Stock exchanged pursuant to the Exchange Agreements (as defined below). Immediately prior to the Effective Time and pursuant to the exchange agreements (the “Exchange Agreements”) to be entered into by and between GHX and each of VHA, Inc. (“VHA”) and University HealthSystems Consortium (“UHC”), and subject to the terms and conditions set forth in the Exchange Agreements and the Agreement, VHA and UHC will transfer to GHX an aggregate of 8,241,519 shares of Common Stock of the Company in exchange for an aggregate of 53,120,725 Class P Membership Units of GHX (the “GHX Equity Consideration”).

You have asked us whether, in our opinion, the Cash Consideration to be received by the holders of the Company’s Common Stock (other than VHA and UHC and their respective affiliates) pursuant to the Merger is fair from a financial point of view to such holders.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3)	Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

(4)	Reviewed the market prices and valuation multiples for the Common Stock of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7)	Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

(8)	Reviewed a draft of the Agreement, dated October 8, 2005, including all schedules and exhibits thereto (including drafts of the voting agreements, dated October 8, 2005, drafts of the Exchange Agreements, dated October 8, 2005, a draft of the new outsourcing agreement between GHX and Novation LLC and the other parties named therein, dated October 6, 2005 (the “New Outsourcing Agreement”), and certain other documents related to the financing of the Merger); and

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(9)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best then currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company, including, without limitation, any information related to payments from any of the Company’s customers. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

We are acting as financial advisor to the Special Committee of the Board of Directors in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger or similar transaction involving the Company. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently and have, in the past, provided financial advisory and financing services to the Company and its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Special Committee of the Board of Directors and the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger, the merits of the New Outsourcing Agreement, the merits of the Merger as compared to other alternatives potentially available to the Company (including other indications of interest to acquire the Company) or the relative effects of any alternative transaction in which the Company might engage, nor does it constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company’s Common Stock (other than VHA and UHC and their respective affiliates). This opinion does not in any manner constitute an opinion regarding the consideration received by VHA and UHC and their respective affiliates, including the Cash Consideration received by VHA and UHC and their respective affiliates and the GHX Equity Consideration, or the New Outsourcing Agreement.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Cash Consideration to be received by the holders of Common Stock of the Company (other than VHA and UHC and their respective affiliates) pursuant to the Merger is fair from a financial point of view to the holders of such shares.

Very truly yours,

/S/ MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

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Annex D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Sec. 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY CARD

NEOFORMA, INC.

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert J. Zollars and Andrew L. Guggenhime as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock, $0.001 par value, of Neoforma, Inc. held of record by the undersigned on                     , at the 2005 annual meeting of stockholders to be held on                     , and at any continuations, postponements or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF IN THE MANNER DESCRIBED HEREIN. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED FOR THE ADOPTION OF THE MERGER AGREEMENT, FOR THE ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES AND FOR THE BOARD OF DIRECTOR NOMINEES, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE

[DATE]

Please Detach and Mail in the Envelope Provided

                                PLEASE MARK YOUR

A             ☒            VOTES AS IN THIS

                                EXAMPLE.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU

VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT, FOR THE

PROPOSAL TO ADJOURN OR POSTPONE THE ANNUAL MEETING, IF

NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES,

AND FOR THE BOARD OF DIRECTOR NOMINEES.

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of October 10, 2005, by and among Global Healthcare Exchange, LLC, Leapfrog Merger Corporation and Neoforma, Inc.		FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Proposal to adjourn or postpone the annual meeting, if necessary or appropriate, to solicit additional proxies		FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Election of Class III directors.	FOR all nominees listed to the right except as marked		WITHHOLD AUTHORITY to vote for all nominees	NOMINEES: C. Thomas Smith Robert J. Zollars

		☐		☐

To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.

In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the annual meeting of stockholders or any adjournment thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

Date:

Signature

Signature

Title(s)

NOTE: This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.